As filed with the Securities and Exchange Commission on September 2, 2003.
Registration No. 333-107741

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

AMENDMENT NO. 1

TO
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NII Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1671412
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600

Reston, Virginia 20191
(703) 390-5100
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Robert J. Gilker, Esq.

Vice President and General Counsel
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Robert E. Spicer, Jr., Esq. Williams Mullen A Professional Corporation 1021 East Cary Street Richmond, Virginia 23219 (804) 643-1991	Andrew R. Schleider, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000

      Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and MacKay may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor MacKay is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued September 2, 2003

3,000,000 Shares

COMMON STOCK

NII Holdings, Inc. is offering 2,000,000 shares of common stock and MacKay Shields LLC, an investment advisor that is offering shares of our common stock solely on behalf of certain client accounts under its control, which we refer to collectively as MacKay, is offering 1,000,000 shares of our common stock. We will not receive any of the proceeds from the shares of common stock sold by MacKay.

Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.” On August 29, 2003, the reported last sale price of our common stock on the Nasdaq National Market was $62.52 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

PRICE $          A SHARE

Underwriting
	Price to	Discounts and	Proceeds to	Proceeds to
	Public	Commissions	NII Holdings, Inc.	MacKay

Per Share	$	$	$	$
Total	$	$	$	$

The underwriters have an option to purchase a maximum of 450,000 additional shares of our common stock to cover over-allotments. MacKay will sell all of the shares, if any, sold pursuant to the over-allotment option.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on September   , 2003.

MORGAN STANLEY

BANC OF AMERICA SECURITIES LLC

CREDIT SUISSE FIRST BOSTON

UBS INVESTMENT BANK

THOMAS WEISEL PARTNERS LLC	SANDERS MORRIS HARRIS

ABOUT THIS PROSPECTUS

      We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information.

      We have not taken any action to permit a public offering of the shares of common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and its distribution of this prospectus outside of the United States.

      In this prospectus, we frequently use the terms “NII Holdings,” “we,” “us,” “our” and “our company” collectively to refer to NII Holdings, Inc. and our operating companies. In addition, we use the term “MacKay” to refer collectively to MacKay Shields LLC, an investment advisor, and to certain client accounts under its control, on behalf of which it is offering shares of our common stock. To understand this offering fully and for a more complete description of this offering, you should read this entire document carefully.

      “Nextel,” “Nextel Direct Connect,” “Nextel Online” and “Nextel Worldwide” are trademarks or service marks of Nextel Communications, Inc. “Motorola,” “iDEN,” “i2000,” and “i2000plus” are trademarks or service marks of Motorola, Inc. This prospectus also contains trademarks, service marks and trade names that are the property of their respective owners.

ii

PROSPECTUS SUMMARY

      This summary highlights information about NII Holdings and the common stock we and MacKay are offering. Because this section is a summary, it may not contain all of the information you should consider before investing in shares of our common stock. You should carefully read this entire prospectus, including the “Risk Factors” section, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering. In particular, we incorporate important business and financial information in this prospectus by reference. Unless otherwise noted, information presented in this prospectus assumes that the underwriters will not exercise their over-allotment option.

NII HOLDINGS, INC.

Overview

      We provide digital wireless communication services targeted at meeting the needs of business customers located in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile.

      We use a transmission technology called integrated digital enhanced network, or iDEN, technology developed by Motorola, Inc. to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers anywhere on our network in the same country to talk to each other instantly, on a “push-to-talk” basis, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced Java™ enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide.”

      Our operating companies have licenses in markets that cover over 136 million people. Our licenses are concentrated in the areas of the highest population and business activity in the countries in which we operate. We currently provide integrated digital mobile services in the three largest cities in each of Mexico, Brazil and Argentina, in the largest city in Peru and in other cities in each country. As of June 30, 2003, our operating companies had a total of about 1.33 million digital handsets in commercial service.

      The table below provides an overview of our total digital handsets in commercial service in the countries indicated as of June 30, 2003. System type indicates whether the local wireless communications system is based on an analog specialized mobile radio system or a digital enhanced specialized mobile radio system.

				Start Date of
		Population		Initial Commercial
		Covered by	Digital Handsets in	Digital Mobile
Country	System Type	Licenses	Commercial Service	Services

		(in millions)	(in thousands)
Mexico	Analog/digital	36	581	September 1998
Brazil	Analog/digital	51	369	May 1998
Peru	Analog/digital	15	140	June 1999
Argentina	Digital	19	238	June 1998
Chile	Analog	15	—	—

Total		136	1,328

      We were organized in 1995 as a holding company for the operations of Nextel Communications, Inc. in selected international markets. In December 2001, we changed our name from Nextel International, Inc. to

NII Holdings, Inc. On May 24, 2002, we and NII Holdings (Delaware), Inc., our wholly-owned subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our international operating companies filed for Chapter 11 reorganization. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11 proceedings.

Business Strategy

      Our principal objective is to grow our business in selected markets in Latin America by providing differentiated, high value wireless communications services to business customers, while improving profitability and net income. We intend to continue growing our business in a measured fashion, with a primary focus on generating earnings growth and free cash flow and maintaining strict controls on capital expenditures. We will seek to add subscribers at rates which do not negatively impact our operating metrics. Based on the low wireless penetration in our markets and our current market share in our target customer segment, we believe that we can continue our current subscriber and revenue growth trends while improving our profitability. We believe we will be successful in meeting our objective by:

      Focusing on Major Business Centers in Key Latin American Markets. We operate primarily in large urban markets in Latin America that have a concentration of high usage business customers. We target these markets because we believe they offer favorable long-term growth prospects for our wireless communications services. The cities in which we operate account for a high proportion of total economic activity in each of their respective countries and provide us with a large potential market without the need to build out nationwide wireless coverage. We believe that there are significant opportunities for growth in these markets due to relatively low overall wireless penetration rates and the large number of target business customers.

      Targeting High Value Business Customers. We focus on high end, post-paid customers, targeting primarily businesses because they value our multi-function handsets and our high level of customer service. Our typical customers have between 3 and 30 handsets, while some of our largest customers have over 500 handsets under contract. We believe that our focus on these business customers is a key reason why we have a significantly higher monthly average revenue per unit, or ARPU, than reported by our competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information regarding our use of ARPU as a non-GAAP financial measure.

      Providing Differentiated Services. We are the only wireless service provider in Mexico, Peru and Brazil that offers digital mobile telephone service and “push-to-talk” digital radio communication in, among and throughout our service areas in each of these countries, fully integrated in a single wireless device. Our unique Direct Connect push-to-talk service provides significant value to our customers by eliminating the long-distance and domestic roaming fees charged by other wireless service providers, while also providing added functionality due to the near-instantaneous nature of the communication and the ability to communicate on a one-to-many basis. We add further value by customizing data applications that enhance the productivity of our business customers, such as vehicle and delivery tracking, order entry processing and workforce monitoring applications.

      Delivering Superior Customer Service. In addition to our unique service offerings, we seek to further differentiate ourselves by providing a higher level of customer service generally than our competitors. We work proactively with our customers to match them with service plans offering greater perceived value. After analyzing customer usage and expense data, we strive to minimize a customer’s per minute costs while increasing his overall usage of our array of services, thereby providing higher value to our customers while increasing our monthly revenues. This goal is also furthered by our efforts during and after the sales process to educate customers about our services, multi-function handsets and rate plans. In addition, we have implemented proactive customer retention and “customer for life” programs to increase customer satisfaction and retention. We believe that many of our competitors, who have primarily lower-ARPU prepaid customer bases, do not generally offer the same level of service to customers.

      Selectively Expanding our Service Areas. We believe that we have significant opportunities to grow through selective expansion of our service into additional areas within the countries in which we currently operate. Such expansion may involve building out certain areas in which we already have spectrum, obtaining additional 800 MHZ spectrum in new areas which would enable us to expand our network service areas, and further developing our business in key urban areas along the U.S.-Mexico border. We expect to initiate commercial service in Tijuana, Mexico (bordering San Diego, California) this year. In addition, we may consider selectively expanding into other Latin American countries where we do not currently operate, although we do not currently have any plans to do so.

Recent Developments

Motorola Transaction

      On July 29, 2003, we entered into agreements to substantially reduce our indebtedness to Motorola Credit Corporation. Under the two agreements:

•	We will pay $86.0 million to Motorola Credit Corporation by September 26, 2003 to satisfy in full all of the $107.2 million in outstanding principal and accrued and unpaid interest under our Brazil equipment financing facility, which we refer to in this prospectus as the Brazil equipment facility.

•	We will prepay $100.0 million of the $225.0 million in outstanding principal under our international Motorola equipment financing facility, which we refer to in this prospectus as the international equipment facility, by December 31, 2003. This prepayment is a condition to our right to retire the Brazil equipment facility at a discount, as described above.

•	Motorola Credit Corporation will grant us increased flexibility under the loan covenants in the international equipment facility.

      We intend to use the net proceeds of this offering and our concurrent private offering of convertible notes described below to pay $86.0 million to satisfy in full all amounts outstanding under our Brazil equipment facility, to fund the $100.0 million prepayment on our international equipment facility and for general corporate purposes. In the event that we do not complete the concurrent private offering of convertible notes, or if the aggregate proceeds from this offering of common stock and the convertible note offering are insufficient to fund the $86.0 million repayment of the Brazil equipment facility and the $100.0 million prepayment of the international equipment facility, we will make the remainder of such payments from cash on hand. See “Motorola Transaction” for more information regarding our agreements with Motorola Credit Corporation.

Concurrent Offering

      Concurrently with this offering, we intend to offer $100.0 million aggregate principal amount of convertible notes due 2033 (or $120.0 million if the initial purchasers exercise their option to purchase additional convertible notes in full). The interest rate, conversion rate and offering price of the convertible notes that we intend to sell may vary, and the size of the offering may increase, based on market conditions. The convertible notes are being offered separately in a private placement to qualified institutional buyers. The offering of common stock pursuant to this prospectus is not dependent upon the completion of our concurrent private offering of the convertible notes. If we do not complete the offering of common stock, however, we will not complete the convertible note offering.

* * * * *

      Our corporate headquarters are located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, and our telephone number is (703) 390-5100. Our Internet address is www.nii.com. The information contained on our web site is not part of this prospectus.

THE OFFERING

Common stock offered by us	2,000,000 shares

Common stock offered by MacKay	1,000,000 shares

Common stock estimated to be outstanding after this offering	22,531,239 shares

Over-allotment option	450,000 shares

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $117.7 million, assuming an offering price of $62.52 per share, which was the reported last sale price of our common stock on the Nasdaq National Market on August 29, 2003. We intend to use the net proceeds of this offering and our concurrent private offering of convertible notes to pay $86.0 million to satisfy in full all amounts outstanding under our Brazil equipment facility, to fund the $100.0 million prepayment on our international equipment facility and for general corporate purposes. In the event that we do not complete the concurrent private offering of convertible notes, or if the aggregate proceeds from this offering of common stock and the convertible note offering are insufficient to fund the $86.0 million repayment of the Brazil equipment facility and the $100.0 million prepayment of the international equipment facility, we will make the remainder of such payments from cash on hand. We will not receive any of the proceeds from the sale of shares of common stock sold in this offering by MacKay. See “Use of Proceeds.”

Dividend policy	We have not declared or paid any dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business.

Risk factors	See “Risk Factors” beginning on page 9 and other information included and incorporated by reference in this prospectus for a discussion of factors that you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq National Market symbol	NIHD

      Unless we indicate otherwise, all information in this prospectus assumes that the underwriters’ over-allotment option is not exercised. The figures above are based on 20,531,239 shares of common stock outstanding as of July 31, 2003 and assume no exercise of outstanding options since that date. The number of shares of common stock estimated to be outstanding after this offering excludes shares of common stock reserved for issuance under our management incentive plan, of which 1,687,860 shares were subject to outstanding options at a weighted average exercise price of $3.31 per share as of July 31, 2003 and the shares of common stock issuable upon conversion of any of the convertible notes that may be issued in the concurrent private offering.

SUMMARY FINANCIAL DATA

      We have provided in the tables below our summary historical financial and operating data. The financial information presented below for the years ended December 31, 2000 and 2001, for the ten months ended October 31, 2002 and for the two months ended December 31, 2002 has been derived from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 2000 and 2001, for the ten months ended October 31, 2002 and as of and for the two months ended December 31, 2002 have been audited by Deloitte & Touche LLP, our former independent auditors.

      The financial information for the six months ended June 30, 2002 and 2003 has been derived from our unaudited consolidated interim financial statements. The interim information was prepared on a basis consistent with that used in preparing our audited financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003.

      Our financial results for the six months ended June 30, 2002 reflect separate operating results prior to our emergence from Chapter 11 reorganization, which we refer to as the “Predecessor Company.” Our financial results for the years ended December 31, 2000 and 2001 and for the combined period ended December 31, 2002 include separate operating results for the Predecessor Company and operating results after our emergence from Chapter 11 reorganization, which we refer to as the “Successor Company,” reflecting the application of fresh-start accounting that resulted from our Chapter 11 reorganization. Although we emerged from Chapter 11 on November 12, 2002, because the plan was confirmed by the Bankruptcy Court on October 28, 2002, a date in close proximity to month-end, we accounted for the consummation of the plan as of October 31, 2002 for financial reporting purposes. Accordingly, due to the resultant change in capital structure and revaluation of assets and liabilities in fresh-start accounting, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations for periods prior to our reorganization reflected in our historical financial statements included elsewhere in this prospectus or in the summary financial information set forth below.

      You should read the following financial information in conjunction with our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and the “Selected Financial Data” incorporated by reference in this prospectus from our 2002 Annual Report on Form 10-K.

					(unaudited)

					Predecessor	Successor
	Predecessor Company				Company	Company
					Six Months	Six Months
				Successor	Ended	Ended
			Ten	Company
			Months	Two Months
	Year Ended December 31,		Ended	Ended	June 30,
			October 31,	December 31,
	2000	2001	2002	2002	2002	2003

	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues(1)
Service and other revenues	$303,328	$634,736	$610,341	$137,623	$369,187	$409,431
Digital handset and accessory revenues	21,000	27,710	26,754	5,655	15,750	19,913

	324,328	662,446	637,095	143,278	384,937	429,344

Cost of revenues(1)
Cost of service (exclusive of depreciation included below)	78,817	173,000	164,995	29,929	103,137	100,343
Cost of digital handset and accessory sales	99,826	150,536	87,582	19,569	52,089	58,785

	178,643	323,536	252,577	49,498	155,226	159,128
Selling, general and administrative	275,361	426,679	262,344	46,483	166,928	150,455
Impairment, restructuring and other charges(2)	—	1,581,164	15,808	—	14,721	—
Depreciation(3)	113,648	162,083	55,758	4,695	31,833	19,135
Amortization(3)	39,394	56,479	9,219	6,380	6,055	18,750

Operating (loss) income	(282,718)	(1,887,495)	41,389	36,222	10,174	81,876
Interest expense(4)	(237,743)	(297,228)	(151,579)	(10,469)	(137,189)	(30,923)
Interest income	22,116	13,247	3,928	1,797	2,623	5,228
Reorganization items, net(5)	—	—	2,180,223	—	(124,861)	—
Gain on extinguishment of debt, net(6)	—	—	101,598	—	—	—
Foreign currency transaction (losses) gains, net(7)	(10,671)	(61,282)	(183,136)	1,357	(139,508)	14,966
Realized gains (losses) on investments, net(8)	239,467	(151,291)	—	—	—	—
Equity in (losses) gains of unconsolidated affiliates(9)	(33,328)	9,640	—	—	—	—
Minority interest in losses of subsidiaries(10)	6,504	—	—	—	—	—
Other income (expense), net	6,251	(4,181)	(8,918)	(1,557)	(3,931)	(7,046)

(Loss) income from continuing operations before income tax (provision) benefit	(290,122)	(2,378,590)	1,983,505	27,350	(392,692)	64,101
Income tax (provision) benefit	(67,660)	68,750	(26,185)	(4,449)	(8,892)	(13,045)

(Loss) income from continuing operations	(357,782)	(2,309,840)	1,957,320	22,901	(401,584)	51,056
(Loss) income from discontinued operations of Nextel Philippines(11)	(59,973)	(170,335)	(2,025)	19,665	11,008	—
Income tax benefit (provision) from discontinued operations of Nextel Philippines(11)	549	(17,146)	(252)	—	(590)	—

Net (loss) income	(417,206)	(2,497,321)	1,955,043	42,566	(391,166)	51,056
Accretion of series A redeemable preferred stock to value of liquidation preference	(61,334)	—	—	—	—	—

(Loss) income attributable to common stockholders	$(478,540)	$(2,497,321)	$1,955,043	$42,566	$(391,166)	$51,056

Net (loss) income from continuing operations per common share, basic	$(1.69)	$(8.53)	$7.24	$1.15	$(1.49)	$2.52
Net (loss) income from discontinued operations per common share, basic	(0.24)	(0.69)	(0.01)	0.98	0.04	—

Net (loss) income per common share, basic	$(1.93)	$(9.22)	$7.23	$2.13	$(1.45)	$2.52

Net (loss) income from continuing operations per common share, diluted	$(1.69)	$(8.53)	$7.24	$1.08	$(1.49)	$2.39
Net (loss) income from discontinued operations per common share, diluted	(0.24)	(0.69)	(0.01)	0.93	0.04	—

Net (loss) income per common share, diluted	$(1.93)	$(9.22)	$7.23	$2.01	$(1.45)	$2.39

Weighted average number of common shares outstanding, basic	248,453	270,750	270,382	20,000	270,382	20,272

Weighted average number of common shares outstanding, diluted	248,453	270,750	270,382	21,143	270,382	21,406

			Successor Company

	Predecessor Company			(unaudited)

	As of December 31,
				As of June 30,
	2000	2001	2002	2003

	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$473,707	$250,250	$231,161	$306,564
Restricted cash	145	84,041	—	7,839
Property, plant and equipment, net	1,070,127	350,001	230,208	327,022
Intangible assets, net	936,880	192,649	200,098	179,743
Total assets	3,193,226	1,244,420	848,917	1,041,113
Long-term debt, including current portion	2,519,283	2,665,144	432,157	513,104
Stockholders’ equity (deficit)	81,604	(2,022,150)	91,414	117,247

(1)	Operating Revenues and Cost of Revenues. On January 1, 2000, we changed our revenue recognition policy in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000. For the years ended December 31, 2000 and 2001 and for the ten months ended October 31, 2002, we classified revenues from digital handset and accessory sales within operating revenues and the related costs of digital handset and accessory sales within cost of revenues. We previously classified these amounts within selling, general and administrative expenses. In connection with our adoption of fresh-start accounting in accordance with the American Institute of Certified Public Accountants’ Statement of Position, or SOP, 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” we implemented Emerging Issues Task Force, or EITF, Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” As a result of our implementation of EITF Issue 00-21, on November 1, 2002, we began recognizing all revenue from sales and related cost of sales of handsets when title and risk of loss pass to the customer. Therefore, for the two months ended December 31, 2002 and for the six months ended June 30, 2003, we recognized 100% of the revenue from handset sales upon delivery of the handset and transfer of risk of loss to the customer. Additional information regarding these accounting changes can be found in Note 2 to the audited consolidated financial statements included elsewhere in this prospectus.

(2)	Impairment, Restructuring and Other Charges. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding to Nextel Philippines. As a result, we performed an assessment of the carrying values of the long-lived assets related to Nextel Philippines in accordance with Statement of Financial Accounting Standards, or SFAS, No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” As a result, during the third quarter of 2001, we wrote down the carrying values of our long-lived assets related to Nextel Philippines to their estimated fair market values and recorded a $147.1 million pre-tax impairment charge, which is classified in discontinued operations. Additional information regarding this charge can be found in Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

In view of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. In connection with the implementation of this plan, during the fourth quarter of 2001, we recorded non-cash pre-tax impairment charges and pre-tax restructuring and other charges of about $1.6 billion. Additional information regarding these charges can be found in Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

During 2002, some of our markets further restructured their operations, which included workforce reductions. During the ten months ended October 31, 2002, we recorded $3.1 million in restructuring charges related to these actions and a $7.9 million impairment charge to write down the carrying values of Nextel Argentina’s long-lived assets to their estimated fair values as a result of the continued economic decline in Argentina. In addition, through May 24, 2002, we incurred $4.8 million in other charges for legal and advisory costs incurred related to our debt restructuring activities. Beginning May 24, 2002, we recognized these costs in reorganization items, net, in accordance with SOP 90-7. Additional information regarding these charges can be found in Note 3 to the audited consolidated financial statements included elsewhere in this prospectus.

(3)	Depreciation and Amortization. During 2001, we wrote down substantially all of the long-lived assets held by our operating companies, including property, plant and equipment and intangible assets, to their estimated fair values in accordance with SFAS No. 121. We did not make any adjustments to depreciation or amortization expense recorded during the year ended December 31, 2001. The net book value of the impaired assets became the new cost basis as of December 31, 2001. As a result of the lower cost bases, depreciation and amortization decreased significantly during the ten months ended October 31, 2002. On October 31, 2002, as a result of our reorganization and in accordance with fresh-start accounting requirements under SOP 90-7, we further adjusted the carrying values of our property, plant and equipment and intangible assets based on their estimated relative fair values, which we determined in consultation with external valuation specialists. As a result of additional write-downs to fixed assets, depreciation decreased further during the two months ended December 31, 2002 and the six months ended June 30, 2003. Amortization increased during these periods primarily as a result of the recognition of customer base assets that have comparatively shorter useful lives. Additional information regarding these adjustments can be found in Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

(4)	Interest Expense. We reported interest expense incurred subsequent to our Chapter 11 filing only to the extent that it would be paid during the reorganization or if it was probable that it would be an allowed claim. Principal and interest payments could not be made on pre-petition debt subject to compromise without approval from the bankruptcy court or until the plan of reorganization defining the repayment terms was confirmed. Further, the Bankruptcy Code generally disallowed the payment of post-petition interest that accrued with respect to unsecured or under secured claims. As a result, we did not accrue interest that we believed was not probable of being treated as an allowed claim. During the ten months ended October 31, 2002, we did not accrue interest aggregating $134.6 million on our senior redeemable notes because payment of this interest was not probable. In connection with the confirmation of our plan of reorganization, our senior redeemable notes were extinguished and we repurchased the outstanding balance of Nextel Argentina’s credit facilities from its creditors. As a result, interest expense for the two months ended December 31, 2002 and for the six months ended June 30, 2003 decreased significantly compared to prior years.

(5)	Reorganization Items, Net. In accordance with SOP 90-7, we classified in reorganization items all items of income, expense, gain or loss that were realized or incurred because we were in reorganization. We expensed as incurred professional fees associated with and incurred during our reorganization and reported them as reorganization items. In addition, during the second quarter of 2002, we adjusted the carrying value of our senior redeemable notes to their face values by writing off the remaining unamortized discounts totaling $92.2 million. We also wrote off the entire remaining balance of our debt financing costs of $31.2 million. We also classified in reorganization items interest income earned by NII Holdings, Inc. or NII Holdings (Delaware), Inc. that would not have been earned but for our Chapter 11 filing. In addition, as a result of our reorganization and our application of fresh-start accounting, we recognized in reorganization items a $2.3 billion gain on the extinguishment of our old senior notes, partially offset by a $115.9 million charge related to the revaluation of our assets and liabilities. Additional information regarding these transactions can be found in Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

(6)	Gain on Extinguishment of Debt, Net. The $101.6 million net gain on extinguishment of debt represents a gain we recognized on the settlement of Nextel Argentina’s credit facilities in connection with the confirmation of our plan of reorganization.

(7)	Foreign Currency Transaction (Losses) Gains, Net. Our operations are subject to fluctuations in foreign currency exchange rates. We recognize gains and losses on U.S. dollar-denominated assets and liabilities in accordance with SFAS No. 52, “Foreign Currency Translation.” As a result, significant fluctuations in exchange rates can result in large foreign currency transaction gains and losses.

In January 2002, the Argentine government devalued the Argentine peso from its previous one-to-one peg with the U.S. dollar. Subsequently, the Argentine peso-to-dollar exchange rate significantly weakened in value. As a result, during the six months ended June 30, 2002 and the ten months ended October 31, 2002, Nextel Argentina recorded $134.4 million and $137.8 million, respectively, in foreign currency transaction losses primarily related to its former U.S. dollar-denominated credit facilities.

(8)	Realized Gains (Losses) on Investments, Net. In October 2000, TELUS Corporation, a publicly traded Canadian telecommunications company, acquired Clearnet Communications, Inc., a publicly traded Canadian company in which we owned an equity interest. In connection with this acquisition, we exchanged our 8.4 million shares of Clearnet stock for 13.7 million shares of TELUS stock, representing about 4.8% of the ownership interest in TELUS. We recorded a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. During the third quarter of 2001, in connection with our review of our investment portfolio, we recognized a $188.4 million reduction in fair value of our investment in TELUS, based on its stock price as of September 30, 2001. During the fourth quarter of 2001, we sold our investment in TELUS and recognized a $41.6 million pre-tax gain related to the sale. Additional information regarding these transactions can be found in Note 6 to the audited consolidated financial statements included elsewhere in this prospectus.

(9)	Equity in (Losses) Gains of Unconsolidated Affiliates. Prior to 2001, we recorded equity in (losses) gains of unconsolidated affiliates related to our equity method investments in Nextel Philippines and NEXNET. As a result of the consolidation of Nextel Philippines during the third quarter of 2000 and the sale of our entire minority interest investment in NEXNET, we no longer record equity in losses of unconsolidated affiliates. Equity in gains of unconsolidated affiliates for 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET.

(10)	Minority Interest in Losses of Subsidiaries. We acquired the remaining minority shareholders’ equity interests in Nextel Brazil and Nextel Peru in the second quarter of 2000.

(11)	(Loss) Income from Discontinued Operations. In the fourth quarter of 2002, we sold our remaining direct and indirect ownership in Nextel Philippines. As a result of this sale and in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we presented the financial results of Nextel Philippines as discontinued operations for all periods presented.

RISK FACTORS

      Before you invest in shares of our common stock, you should be aware of various risks, including the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking and Cautionary Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks faced by us described below and included elsewhere or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risk Factors Relating to Our Company

          We have a short history of profitable operations, which may make it difficult for you to evaluate our business and the risks of investing in our common stock.

      Prior to giving effect to our reorganization and the application of fresh start accounting to our financial statements as of October 31, 2002, we had never been profitable. Because of this limited profitable history and the incomparability of our financial condition and results of operations prior to October 31, 2002 and after October 31, 2002, it may be difficult for you to evaluate our business. Our prospects, therefore, must be considered in light of the risks and uncertainties related to operating a company that has recently emerged from Chapter 11 proceedings.

          If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate.

Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. If we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

      Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will continue to face market pressure to reduce the prices charged for their products and services because of increased competition in our markets.

Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.

      In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.

      These companies may also continue to enjoy the legacy of their pre-privatization /pre-liberalization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.

Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have networks with substantially more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital phone is compatible with both iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital markets until:

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	phones that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      We do not expect any significant expansion of the network coverage area of our digital mobile systems to occur over the next few years, except for certain market areas targeted for expansion in Mexico.

If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      The wireless telecommunications industry is experiencing significant technological change. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola, the sole supplier of iDEN technology, is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, competition among the differing wireless technologies could:

•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our systems.

If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:

•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.

Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult for us to attract customers. In addition, the higher cost of our handsets requires us to absorb part of the cost of offering handsets to new and existing customers. These increased costs may reduce our growth and profitability.

If competitors provide two-way radio dispatch services, we will lose a competitive advantage.

      We differentiate ourselves by providing two-way radio dispatch “push-to-talk” services that are currently not available through traditional cellular or personal communication services providers. A number of operators of CDMA and GSM networks in the United States and other countries are currently testing systems that would allow them to provide a form of “push-to-talk” service. If either personal communication services or cellular operators provide two-way radio dispatch or comparable services in the future, our competitive advantage may be impaired.

          We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

We face political and economic risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

      The countries in which we operate are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. Negative developments or unstable conditions in the countries in which we operate or in other emerging market countries could have a material adverse effect on our financial condition and results of operations. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur. Similar outbreaks of terrorism or political violence have occurred in Mexico and other countries in which we operate. In addition, in 2001, after prolonged periods of recession followed by political instability, the Argentine government announced it would not service its public debt. In order to address the worsening economic and social crisis, the Argentine government abandoned its decade old fixed Argentine peso-U.S. dollar exchange rate, allowing the currency to float to market levels.

      We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn may adversely affect the economies in the countries in which we operate and our business operations and prospects in these countries.

Due to our significant operations in Argentina and Brazil, our business is particularly exposed to risks associated with adverse economic and political conditions in those countries.

      In recent years, both Argentina and Brazil have been negatively affected by volatile economic and political conditions. These volatile conditions pose risks for our business. In particular, the volatility of the Argentine peso and the Brazilian real has affected our recent financial results. The depreciation of the currencies in Argentina and Brazil in 2002 had a material negative impact on our financial results.

      Argentina. After a prolonged period of recession, followed by political instability, Argentina announced in December 2001 that it would impose tight restrictions on bank accounts and would not service its public sector debt, and suspended foreign currency trading. In January 2002, the Argentine government abandoned its decade-old fixed Argentine peso-U.S. dollar exchange rate. The resulting depreciation of the Argentine peso against the U.S. dollar during the 2002 calendar year was 66%. A depreciation of the Argentine peso generally affects our consolidated financial statements by generating a foreign currency transaction loss on U.S. dollar-denominated debt. Until October 31, 2002, the liabilities of our Argentine operating company included U.S. dollar-denominated secured debt, for which we recognized foreign currency transaction losses of $137.5 million for the ten months ended October 31, 2002. A depreciation of the Argentine peso also affects our consolidated financial statements by reducing the translation rate of all Argentine peso-denominated balances. To the extent net income is generated by our Argentine operating company, the amount would be reduced by a depreciation of the Argentine peso. From January 1, 2003 to July 31, 2003, the Argentine peso appreciated 15% against the U.S. dollar.

      In addition, based on 2002 inflation rates in Argentina, it is possible that Argentina will be classified as a highly inflationary economy for the purposes of U.S. GAAP. If this occurs, we will be required to change the functional currency of our Argentine operating company from the Argentine peso to the U.S. dollar in accordance with U.S. GAAP. It is uncertain if or when Argentina might be classified as a highly inflationary economy. Because of this uncertainty, we are unable to determine what effect a change in the functional currency of our Argentine operating company to the U.S. dollar would have on our financial position, results of operations or cash flows.

      Brazil. The Brazilian economy has been characterized by frequent and occasionally drastic intervention by the Brazilian government and by volatile economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. In early 1999, the Brazilian government allowed the Brazilian real to float freely, resulting in a 32% devaluation against the U.S. dollar that year. In 2002, the Brazilian real depreciated against the U.S. dollar by 18%. For the combined period ended December 31, 2002, we recognized foreign currency transaction losses of $26.2 million, primarily related to U.S. dollar-denominated liabilities of our Brazilian operating company. From January 1, 2003 to July 31, 2003, the Brazilian real has appreciated 19% against the U.S. dollar.

      Brazilian presidential elections occurred in October 2002, and Luiz Inácio Lula da Silva was elected president for a term of four years. The volatility of the Brazilian real and the Brazilian capital markets during 2002 was due, in part, to uncertainties surrounding the election and the policies the new government would implement. We cannot assure you that the new government will not implement policy changes that could adversely affect our Brazilian operations. Change in policy, including tariffs, exchange controls or other factors, could adversely affect our business and financial results, as could inflation, further currency devaluation and other developments, and the Brazilian government’s response to them.

      In addition, economic and market conditions in Argentina and other emerging markets in South America can influence conditions in Brazil and perception of Brazil’s economic and political situation.

Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

      As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      Nearly all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the 1999 and 2002 currency devaluations in Brazil resulted in significant charges against our earnings in 1999 and in 2002 and negative adjustments to the carrying value of our assets in Brazil. The economic upheaval in Argentina in 2002 led to the unpegging of the Argentine peso to the U.S. dollar exchange rate and the subsequent significant devaluation of the Argentine peso. In addition, the restrictive limitations placed on financial transactions by the Argentine government may further contribute to the future decrease in value of the Argentine peso.

      Any depreciation of local currencies in the countries in which our operating companies conduct business may result in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates. If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. The recent economic and political uncertainty in Argentina may have significant consequences to the internal banking and financial infrastructure of the country and could affect the economies of its trading partners, particularly Brazil. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. For instance, as a result of its recent economic turmoil, Argentina has been subject to significant inflationary pressures, which are expected to continue. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For instance, in 2001, Brazil adopted a new tax on financial transactions, and certain provinces in Argentina adopted higher tax rates on telecommunications services. In addition, in 2002 Mexico adopted a new tax on telecommunications services. In addition, the provisions of the new tax laws may prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

      Our Brazilian operating company has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Our Brazilian operating company has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases our petitions have been denied and we are currently appealing those decisions. Additionally, our Brazilian operating company has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates.

We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

          Because we rely on one supplier to implement our digital mobile networks, any failure of that supplier to perform could adversely affect our operations.

      Motorola is currently our sole source for most of the digital network equipment and all of the handsets used throughout our markets. In addition, iDEN technology is a proprietary technology of Motorola, meaning that there are no other suppliers of this technology, and it is the only widespread, commercially available digital technology that operates on non-contiguous spectrum. We have some non-contiguous spectrum in each of the markets we serve. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. Nextel Communications is the largest customer of Motorola with respect to iDEN technology and provides significant support with respect to new product development. Any decrease by Nextel Communications in its use of iDEN technology could significantly increase our costs for equipment and new developments and could impact Motorola’s decision to continue to support iDEN technology. In the event Motorola determines not to continue manufacturing, supporting or enhancing our iDEN based infrastructure and handsets, because Nextel Communications decreases its use of iDEN technology or otherwise, we may be materially adversely affected. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

          Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, some of our competitors have challenged and are currently challenging the validity of some of our licenses or the scope of services we provide under those licenses, in administrative or judicial proceedings, particularly in Chile. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. See the “Regulatory and Legal Overview” discussion for each operating company under “Business — Operating Companies.”

          If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

          Our high level of debt limits our flexibility and increases our risk of default.

      We have a high level of debt, which could have important consequences to you, such as:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements;

•	requiring the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, which will reduce the availability of cash flow to fund working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

•	placing us at a competitive disadvantage compared to competitors who are less leveraged and have greater financial and other resources.

      As of June 30, 2003, the book value of our long-term debt was $513.1 million, including $115.9 million of our senior secured discount notes (with $180.8 million due at maturity), $328.2 million of indebtedness outstanding under our Brazil equipment facility and our international equipment facility and $69.0 million in obligations associated with a sale and leaseback of communication towers, and our stockholders’ equity was $117.2 million.

      As of June 30, 2003, on a pro forma basis, after giving effect to this offering, the concurrent private offering of convertible notes and the use of proceeds from those offerings, we would have had $409.9 million of long-term debt, including $115.9 million of our senior secured discount notes with $180.8 million due at maturity, $125.0 million of indebtedness outstanding under our international equipment facility and $69.0 million in obligations associated with our sale and leaseback of communication towers, and our stockholders’ equity would have been $255.4 million.

      Our ability to meet our debt obligations and to reduce our indebtedness will depend on our future performance. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us can be sustained in the future.

      If our business plans change, including as a result of changes in technology, or if general economic, financial or political conditions in any of our markets or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to raise additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, the volatility and demand of the capital and lending markets and the future market prices of our securities. We cannot assure you that we will be able to raise additional capital on satisfactory terms or at all.

      If we are unable to generate cash flow from operations in the future to service our debt, we may try to refinance all or a portion of our debt. We cannot assure you that sufficient future borrowings will be available to pay or refinance our debt. Our ability to refinance all or a portion of our debt or to obtain additional financing is substantially limited under the terms of our outstanding indebtedness.

          Our existing financing agreements contain covenants that limit how we conduct our business, which may affect our ability to grow as planned.

      As a result of restrictions contained in certain of our agreements, including our international equipment facility and the indenture governing our senior secured discount notes, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. Our financing agreements contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets;

•	engage in transactions with affiliates; and

•	transfer funds to our operating companies in Brazil and Argentina.

          We have significant intangible assets that are not likely to generate adequate value to satisfy our obligations in the event of liquidation.

      If we were liquidated, the value of our assets likely would not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses. We had a net tangible book value deficit of about $62.5 million as of June 30, 2003.

          Our significant stockholders are able to influence our business and affairs.

      After giving effect to the sale of all of the shares in this offering, including the shares to be sold by MacKay in this offering, Nextel Communications will beneficially own about 31.59% of our outstanding common stock and will continue to be our single largest stockholder while MacKay will beneficially own or control about 5.73% of our common stock. Because of their stock ownership and their representation on our board of directors as a result of our reorganization, Nextel Communications and MacKay may be able to exert significant influence over our business and affairs. Nextel Communications is also a party to a standstill agreement with us and certain other parties which prohibits it from exercising voting control over more than 49.9% of our outstanding common stock.

          Any modification or termination of our license or roaming agreements with Nextel Communications could increase our costs.

      Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a royalty-free basis in Latin America. Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls, a change in control of NII Holdings, or certain other material defaults under the New Spectrum Use and Build-Out Agreement) and fail to cure the default within the 60 day period. If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. We depend upon our roaming agreements with Nextel

Communications for access to its iDEN network in the United States. The loss of the use of the “Nextel” tradename could have a material adverse effect on our operations.

          Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies that would displace our existing iDEN digital mobile networks. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

          We may not be able to finance a change of control offer.

      Upon the occurrence of certain kinds of change of control events, we will be required to offer to repurchase all of our outstanding senior secured discount notes at 101% of their accreted value and all of the outstanding convertible notes intended to be issued in the concurrent offering at 100% of their principal amount. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of these senior secured discount notes and convertible notes, or restrictions contained in the Motorola financing agreements may prevent us from being able to do so.

      Moreover, our international equipment facility provides, and we anticipate any future credit facility to similarly provide, that the occurrence of a change of control could also constitute a default under those facilities giving Motorola Credit Corporation (and any other lenders under future credit facilities) the right to accelerate the maturity of all or portions of our borrowings. We cannot assure you that under these circumstances we would be able to obtain necessary consents from Motorola Credit Corporation and any other lenders under the international equipment facility and/or any future credit facility to permit us to repurchase the senior secured discount notes and convertible notes pursuant to a change of control or to repay or refinance all of our indebtedness under the international equipment facility and/or any future credit facility prior to repurchasing any senior secured discount notes and convertible notes upon a change of control.

          Historical financial information may not be comparable to results reported in the future.

      As a result of the November 2002 consummation of our Revised Third Amended Joint Plan of Reorganization and the transactions contemplated thereby, we are operating our existing business under a new capital structure. In addition, we were subject to fresh-start accounting rules. Accordingly, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations reflected in our financial statements for periods prior to our reorganization included elsewhere in this prospectus.

          Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.

Risk Factors Relating to the Common Stock

          The market price of our common stock may be volatile, which could cause the value of your investment in us to decline.

      Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	legislative and regulatory developments;

•	conditions and trends in the telecommunications industry; and

•	conditions in the local markets or regions in which we operate.

      In addition, many of the risks described elsewhere in this “Risks Factors” section could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Many companies have experienced wide stock price fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

          Sales of large amounts of our common stock, or the perception that sales could occur, may depress our stock price.

      Even if our business is doing well, the market price of our common stock could drop if our existing stockholders decide to sell their shares. After the offering and sale of common stock by us and MacKay under this prospectus, Nextel Communications and MacKay will own about 31.59% and 5.73%, respectively, of the outstanding shares of our common stock. The market price could drop significantly if the holders of these shares sell them or other investors perceive sales to be imminent. Further, a substantial number of our shares issuable under our option plans will be freely tradeable. Sales of substantial amounts of these shares could also cause the market price to drop significantly. See “Shares Eligible for Future Sale.”

          We have not paid dividends on our common stock.

      We have never paid a cash dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. As a holding company, our ability to pay dividends depends on a number of factors, including the earnings of, and cash flow available from, our operating companies. Our operating companies are subject to legal and contractual restrictions on the payment of dividends to us. Some of our financing documents prohibit, and are expected to continue to prohibit, us from paying dividends. In addition, some of the collateral security mechanisms and related provisions associated with our financing agreements limit the amount of cash available to make dividends, loans and cash distributions to us from our operating companies and provide that, in the event we default under those financing agreements, any dividends must be paid to the collateral agent.

      We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments on our debt in accordance with our business plan. Any future determination as to the payment of dividends on our common stock will be at the discretion of our board of directors and will depend upon our operating results, financial condition and capital requirements, contractual restrictions, general business conditions and other factors as our board of directors deems relevant. We cannot assure you that we will pay dividends on our common stock at any time in the future.

          Some provisions of our restated certificate of incorporation and Delaware law could make it more difficult for a third party to acquire us even if doing so would be in your interest.

      Even if an offer to acquire our company included a premium on the common stock or presented long-term benefits or would otherwise be in your interest, a third party could find it difficult to make such an acquisition. Provisions of our restated certificate of incorporation and of Delaware law that could make it more difficult to acquire us include:

•	the ability of our board of directors to issue shares of preferred stock on terms that can be set by our board of directors in its sole discretion; and

•	provisions of Delaware law that impose restrictions on mergers and business combinations between us and a holder of 15% or more of our common stock, other than Nextel Communications or a subsidiary of Nextel Communications.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

      We caution you that this prospectus and the documents incorporated by reference in this prospectus include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Among other things, these statements relate to our financial condition, results of operations and business. When used in this prospectus and in the documents incorporated by reference in this prospectus, these forward-looking statements are generally identified by the words or phrases “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.

      While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control. It is routine for our internal projections and expectations to change, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by these forward-looking statements for a variety of reasons.

      We have included risk factors and uncertainties that might cause differences between anticipated and actual future results in the “Risk Factors” section of this prospectus. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties, including, but not limited to:

•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in Latin America and in the market segments that we are targeting for our digital mobile services;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency devaluations in countries in which our operating companies conduct business;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or Internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings, including Nextel Worldwide and Nextel Online;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs; and

•	other risks and uncertainties described from time to time in our reports filed with the Securities and Exchange Commission, including our 2002 Annual Report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which we have incorporated by reference in this prospectus.

MOTOROLA TRANSACTION

      On July 29, 2003, we entered into agreements to substantially reduce our indebtedness to Motorola Credit Corporation. Under the two agreements:

•	We will pay $86.0 million to Motorola Credit Corporation by September 26, 2003 to satisfy in full all of the $107.2 million in outstanding principal and accrued and unpaid interest under our Brazil equipment facility.

•	We will prepay $100.0 million of the $225.0 million in outstanding principal under our international equipment facility by December 31, 2003.

•	Motorola Credit Corporation will grant us increased flexibility under loan covenants governing the international equipment facility.

      We intend to use the net proceeds of this offering and our concurrent private offering of convertible notes to pay $86.0 million to satisfy in full all amounts outstanding under our Brazil equipment facility, to fund the $100.0 million prepayment on our international equipment facility and for general corporate purposes. In the event that we do not complete the concurrent private offering of convertible notes, or if the aggregate proceeds from this offering of common stock and the convertible note offering are insufficient to fund the $86.0 million repayment of the Brazil equipment facility and the $100.0 million prepayment of the international equipment facility, we will make the remainder of such payments from cash on hand. The agreements with Motorola Credit Corporation and the effects of our debt reduction are described in more detail below.

Agreement to Retire Brazil Equipment Facility

      Under the agreement to retire the Brazil equipment facility, Motorola Credit Corporation has agreed to accept a payment of $86.0 million in full satisfaction of all amounts payable under our Brazil equipment facility. Our right to repay the loan at a discount is conditioned upon:

•	our payment of the $86.0 million on or before September 26, 2003;

•	the absence of a default by us under the Brazil equipment facility; and

•	our prepayment of $100.0 million on the international equipment facility on or before December 31, 2003.

We also must pay any taxes and fees relating to the prepayment, other than income taxes.

Amendment to International Equipment Facility

      Under an amendment to the international equipment facility, certain modifications of the facility are currently in effect. These include:

•	the termination of a $56.7 million credit commitment under the international equipment facility;

•	amendments to financial covenants and mandatory prepayment provisions which will permit us, subject to certain terms and conditions, to refinance our senior secured discount notes; and

•	removal of the requirement that our Chilean subsidiary pledge collateral to secure the international equipment facility, provided that our investment in the subsidiary does not exceed $50.0 million.

      Other amendments to the international equipment facility will become effective when we have: (1) repaid the Brazil equipment facility in full, as described above, and (2) prepaid Motorola Credit

Corporation $100.0 million in principal amount under the international equipment facility on or before December 31, 2003. The amendments include:

•	expanding the amounts and types of indebtedness and related liens we may incur;

•	a modification to the amortization schedule under the international equipment facility to a semi-annual payment of $20.8 million, with the first amortization payment under this revised schedule not due until June 30, 2005;

•	increasing the amount we can raise through a sale of equity or the incurrence of additional indebtedness before we must apply the proceeds to prepay the international equipment facility;

•	reducing certain burdensome financial reporting requirements relating to our operating companies;

•	reducing restrictions on leverage; and

•	removing the requirement that certain of our operating companies maintain unencumbered cash.

Benefits of the Motorola Transaction

      We believe that our debt reduction transaction with Motorola Credit Corporation and the application of the net proceeds of this offering and the concurrent private offering of the convertible notes will yield significant benefits to us and our stockholders. These benefits include:

•	retiring $107.2 million of principal and accrued interest under our Brazil equipment facility at a cost of $86.0 million, representing a discount of approximately 20%;

•	improving our financial leverage by increasing our stockholders’ equity by the amount of net proceeds from the issuance of new shares and the discount associated with the repayment of the Brazil equipment facility;

•	extending our amortization obligations under the international equipment facility, with no amortization payments due until June 30, 2005; and

•	reducing our exposure to quarterly earnings fluctuations caused by changes in exchange rates through the elimination of a substantial amount of our debt denominated in U.S. dollars.

THE SELLING STOCKHOLDER

MacKay Shields LLC

      The selling stockholder is MacKay Shields LLC, an investment advisor that is offering shares of our common stock solely on behalf of certain client accounts under its control. We believe that MacKay Shields LLC has sole voting and investment power with respect to the shares of common stock it is offering. The common stock being offered by MacKay under this prospectus was issued on November 12, 2002 upon our emergence from Chapter 11 proceedings. In connection with that issuance, MacKay, along with others who are not participating in this offering, was granted registration rights under a registration rights agreement covering the shares of our common stock issued to MacKay.

      In addition to MacKay’s ownership of our common stock, described below, MacKay holds an aggregate principal amount of $46,319,991 of our senior secured discount notes issued in connection with our emergence from Chapter 11 proceedings. Also, two of the members of our board of directors, Neal P. Goldman and Donald E. Morgan, are affiliated with MacKay Shields LLC. See “Management.”

Share Ownership

      MacKay, on behalf of certain client accounts, currently owns 2,290,894 shares of our common stock, which represents approximately 11.16% of our issued and outstanding shares of common stock. Following MacKay’s sale of 1,000,000 shares of our common stock, MacKay will own 1,290,894 shares of our common stock. These shares of common stock would represent approximately 5.73% of our issued and outstanding shares of common stock after giving effect to our and MacKay’s sale of shares in this offering. MacKay has agreed to provide the shares to satisfy the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, MacKay will own 840,894 shares of common stock, or 3.73% of our issued and outstanding shares of common stock after giving effect to the sale of shares in this offering.

USE OF PROCEEDS

      We estimate that we will receive approximately $117.7 million in net proceeds from the sale of common stock in this offering, assuming an offering price of $62.52 per share, which was the reported last sale price of our common stock on the Nasdaq National Market on August 29, 2003, and after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us.

      Concurrently with this offering, we are offering to sell $100.0 million aggregate principal amount of convertible notes due 2033 (or $120.0 million if the initial purchasers exercise their option to purchase additional convertible notes in full). The net proceeds from our concurrent private offering of convertible notes will be approximately $96.5 million, or approximately $115.9 million if the initial purchasers exercise their option to purchase additional convertible notes in full. The size of our convertible note offering may increase based on market conditions.

      We intend to use the net proceeds of this offering and our concurrent private offering of convertible notes to pay $86.0 million to satisfy in full all amounts outstanding under our Brazil equipment facility, to fund the $100.0 million prepayment on our international equipment facility and for general corporate purposes. In the event that we do not complete the concurrent private offering of convertible notes, or if the aggregate proceeds from this offering of common stock and the convertible note offering are insufficient to fund the $86.0 million repayment of the Brazil equipment facility and the $100.0 million prepayment of the international equipment facility, we will make the remainder of such payments from cash on hand. See “Motorola Transaction.”

      The Brazil equipment facility matures on November 1, 2009 and the international equipment facility matures on December 31, 2007. Both the Brazil equipment facility and the international equipment facility bear interest at floating rates based on the six month LIBOR rate. As of June 30, 2003, the interest rate on the Brazil equipment facility was approximately 6.0% and the interest rate on the international equipment facility was approximately 6.4%. In February 2003, we entered into an interest rate swap to hedge our exposure to changes in interest rates on our international equipment facility. The interest rate swap effectively converts our variable rate international equipment facility to a fixed rate borrowing at 7.99%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Overview — Recent Developments.”

      MacKay is offering certain of its shares of our common stock in this offering and will receive all of the proceeds from their sale. We will not receive any of the proceeds from MacKay’s sale of shares of common stock in this offering.

CAPITALIZATION

      The following table sets forth our capitalization, as of June 30, 2003:

•	on an actual basis;

•	on an as adjusted basis to give effect to our sale of 2,000,000 shares of common stock in this offering, assuming an offering price of $62.52 per share, which was the reported last sale price of our common stock on the Nasdaq National Market on August 29, 2003, and the application of the net proceeds of this offering and cash on hand to pay $86.0 million to satisfy in full the total outstanding indebtedness under our Brazil equipment facility and to prepay $100.0 million in principal outstanding under our international equipment facility; and

•	on an as adjusted basis to give effect to our sale of 2,000,000 shares of common stock in this offering, assuming an offering price of $62.52 per share, which was the reported last sale price of our common stock on the Nasdaq National Market on August 29, 2003, our sale of $100.0 million principal amount of convertible notes in our concurrent private offering and the application of the aggregate net proceeds of this offering and the convertible note offering to pay $86.0 million to satisfy in full the total outstanding indebtedness under our Brazil equipment facility and to prepay $100.0 million in principal outstanding under our international equipment facility.

      You should read the information set forth in the table in conjunction with “Use of Proceeds” and our historical consolidated financial statements and notes thereto included elsewhere in this prospectus.

	June 30, 2003

			As Adjusted for this
		As Adjusted	Offering
		for this	and Our Convertible
	Actual	Offering	Note Offering

	(unaudited and in thousands)
Cash and cash equivalents, including restricted cash(1)	$314,403	$243,746	$340,206 (2)

Long-term debt:
13.0% senior secured discount notes due 2009, net of unamortized discount of $64,877	$115,944	$115,944	$115,944
International equipment facility	225,000	125,000	125,000
Brazil equipment facility	103,193	—	—
Convertible notes due 2033	—	—	100,000
Tower financing obligations	68,967	68,967	68,967

Total long-term debt	513,104	309,911	409,911

Stockholders’ equity:
Common stock, 20,531 shares issued and outstanding — actual, 22,531 shares issued and outstanding — as adjusted	21	23	23
Paid-in capital	50,505	168,206	168,206
Retained earnings(3)	93,622	111,739	111,739
Accumulated other comprehensive loss(4)	(26,901)	(24,541)	(24,541)

Total stockholders’ equity	117,247	255,427	255,427

Total capitalization	$630,351	$565,338	$665,338

(1)	The as adjusted cash and cash equivalents, including restricted cash, balance reflects the payment of $7.3 million in estimated offering expenses ($10.9 million if we complete the concurrent convertible note offering), including underwriters’ discounts and commissions, and the payment of an estimated $2.4 million to settle a portion of the interest rate swap related to the $100.0 million prepayment of the international equipment facility.

(2)	Based on market conditions, we may increase the size of our concurrent private offering of convertible notes, which would have the effect of increasing adjusted cash and cash equivalents, including restricted cash.

(3)	The as adjusted retained earnings balance reflects a gain of $20.8 million resulting from the settlement of the Brazil equipment facility, partially offset by a $0.3 million write-off of net deferred financing costs and an estimated $2.4 million realized loss resulting from the planned settlement of a portion of the interest rate swap related to the $100.0 million prepayment of the international equipment facility.

(4)	The as adjusted accumulated other comprehensive loss balance reflects the realization of an estimated loss of $2.4 million related to the planned settlement of a portion of the interest rate swap related to the $100.0 million prepayment of the international equipment facility.

PRICE RANGE OF COMMON STOCK

      Prior to November 12, 2002, the date that our former common stock and other equity interests were cancelled in connection with our emergence from Chapter 11 proceedings, there was no public trading market for our former common stock. Our new common stock issued on November 12, 2002 began trading on the Over-the-Counter (OTC) Bulletin Board effective November 20, 2002 under the trading symbol “NIHD.” On February 28, 2003, our new common stock began trading on the Nasdaq National Market under the trading symbol “NIHD.”

      The following table sets forth on a per share basis the reported high and low sales prices for our common stock, based on published financial sources, for the quarters indicated.

	Price Range of
	Common Stock

	High	Low

2002
Fourth Quarter (beginning November 20)	$14.30	$5.50
2003
First Quarter	$26.85	$11.60
Second Quarter	39.87	23.71
Third Quarter (through August 29)	63.10	37.50

      On August 29, 2003, the reported last sale price for our common stock on the Nasdaq National Market was $62.52 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our common stock.

      At July 31, 2003, there were 20,531,239 shares of our common stock outstanding, held by approximately seven stockholders of record. These stockholders included the Depository Trust Corporation, which acts as a clearinghouse for multiple brokerage and custodial accounts.

DIVIDEND POLICY

      We have not paid any dividends on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. In addition, some of our financing documents prohibit, and are expected to continue to prohibit, us from paying dividends. We anticipate that for the foreseeable future any cash flow generated from our operations will be used to develop and expand our business and operations and make contractual payments under our debt facilities in accordance with our business plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

      The accounts of our consolidated foreign operating companies are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results. As a result, the financial position and results of operations of each of our operating companies in Mexico, Brazil, Peru, Argentina and Chile are presented as of and for the six months ended May 31 and as of and for the twelve months ended November 30. In contrast, financial information relating to our U.S. subsidiaries and our non-operating non-U.S. subsidiaries is presented as of and for the six months ended June 30 and as of and for the years ended December 31.

Business Overview

      We provide digital wireless communication services targeted at meeting the needs of business customers through operating companies located in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile. Our markets are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.

      We use a transmission technology called integrated digital enhanced network, or iDEN, developed by Motorola, Inc., to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks support multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers in the same country to contact each other instantly, on a “push-to-talk” basis, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced Java™ enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide.”

      The table below provides an overview of our total digital handsets in commercial service as of June 30, 2003 and 2002 and as of December 31, 2002, 2001 and 2000 for all of our markets except for Chile, where we do not operate a digital mobile telephone network.

	Digital Handsets in Commercial Service

	June 30,	June 30,	December 31,	December 31,	December 31,
Country	2003	2002	2002	2001	2000

	(in thousands)
Mexico	581	452	517	400	218
Brazil	369	420	394	447	322
Argentina	238	184	207	205	134
Peru	140	121	130	110	68

Total	1,328	1,177	1,248	1,162	742

Recent Developments

      Communication Towers Sale-Leaseback. In December 2002, we announced the signing of a definitive agreement with American Tower Corporation for the sale and leaseback by certain of our subsidiaries of at least 535 communication towers in Mexico and Brazil for an aggregate purchase price of $100.0 million. Rental payments on such communication towers are made in local currency. The transaction will close in stages subject to customary closing conditions. American Tower has also agreed to acquire, build or co-locate up to 250 additional cell sites to our incremental network build-out, of which at least 100 cell sites must be co-locations on American Tower’s existing towers. The remaining 150 cell sites, if not co-located on American Tower’s existing towers, will be part of a build-to-suit program, which is expected to be completed over the next two to three years. In addition, American Tower has a right of first refusal, subject to certain conditions, to build, co-locate or buy up to an aggregate of 375 additional towers in Brazil and Mexico.

      In connection with this transaction, during the first quarter of 2003, our Mexican operating company sold a total of 223 towers for total proceeds of $41.6 million. In addition, our Brazilian operating company sold 64 towers for $8.6 million.

      During the second quarter of 2003, our Mexican operating company sold an additional 78 towers for $14.6 million in proceeds and our Brazilian operating company sold an additional 16 towers for $2.2 million in proceeds.

      Subsequent to the end of the second quarter of 2003, our Mexican operating company sold an additional 64 towers for $12.0 million in proceeds.

      As a result of provisions in the sale-leaseback agreement that provide for continuing involvement by us, we accounted for these tower sales as financing arrangements and therefore did not recognize gains from the sales. We have maintained the tower assets on our balance sheet and continued to depreciate them. We recognized the proceeds received as financing obligations that will be repaid through monthly rent payments over 15 years. Both the proceeds received and rent payments due are denominated in Mexican pesos for the Mexican transactions and Brazilian reais for the Brazilian transactions. Rent payments are subject to local inflation adjustments. To the extent that American Tower leases these communication towers to third parties, our base rent and ground rent related to the leased towers are reduced.

      Interest Rate Swap. In February 2003, we entered into an interest rate swap to hedge our exposure to changes in interest rates on our $225.0 million variable interest rate international equipment facility. The interest rate swap hedges the variability in future cash flows of the facility caused by movements in six-month LIBOR. Under the interest rate swap, we agreed to exchange the difference between six-month LIBOR and a fixed interest rate, multiplied by a notional principal amount of $225.0 million. The swap effectively converts our variable rate $225.0 million facility to a fixed rate borrowing at 7.99%.

      The interest rate swap qualifies as a cash flow hedge under SFAS No. 133 because the primary terms, including the principal and notional amount and the interest reset dates, of our international equipment facility and interest rate swap match. The unrealized gain or loss upon measuring the change in the swap at its fair value at each balance sheet date is recorded as a component of other comprehensive income (loss) within stockholders’ equity and either a derivative instrument asset or liability is recorded on the balance sheet. The amount recorded as a component of other comprehensive income (loss) will be reclassified into earnings as an adjustment to interest expense as the forecasted transactions (future interest payments) affect earnings. We recorded a cumulative unrealized loss of $5.3 million, representing the current fair value of the interest rate swap, as a component of other comprehensive income (loss) and a corresponding liability on our consolidated balance sheet as of June 30, 2003. In connection with the proposed offerings, we plan to unwind a portion of our interest rate swap to reflect a paydown of our international equipment facility. As a result, we expect to realize a portion of the cumulative unrealized loss on the interest rate swap in our consolidated statements of operations.

      Reorganization. In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc., our wholly owned subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign operating companies filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 operated as debtors-in-possession under the Bankruptcy Code, our foreign operating companies continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Joint Plan of Reorganization on June 27, 2002, our Second Amended Joint Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11 proceedings.

      The following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	we amended and restated our Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	we cancelled all shares of our preferred stock, common stock and other equity interests that existed prior to November 12, 2002;

•	we exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to our Chapter 11 filing for 3,920,000 shares of new common stock and canceled our then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated and refinanced in full our $225.0 million international equipment facility and our $100.0 million Brazil equipment facility plus $3.2 million in accrued interest, subject to deferrals of principal amortization and some structural modifications;

•	we repaid the outstanding principal balance, together with accrued interest, due under our $56.7 million international Motorola incremental equipment financing facility using restricted cash held in escrow. The principal amount repaid was available for re-borrowing upon the terms set forth in the international equipment facility until July 29, 2003, when the $56.7 million credit commitment was terminated by an amendment to the international equipment facility. See “Motorola Transaction.”

•	we raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of our new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of our then-existing senior redeemable notes, and some of our other creditors, the opportunity to purchase a pro rata share of our new common stock, as well as our new senior secured discount notes issued by NII Holdings (Cayman), one of our wholly-owned subsidiaries. Through the rights offering, Nextel Communications purchased $50.9 million of the new senior secured discount notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that we issued to Nextel Communications in connection with the cancellation of our senior redeemable notes and in satisfaction of claims by Nextel Communications under our 1997 tax sharing agreement. Nextel Communications owned about 35.6% of our issued and outstanding shares of new common stock as of November 12, 2002. MacKay Shields owned or controlled about 21.8% of our common stock as of November 12, 2002. The new senior secured discount notes are senior secured obligations that accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of approximately 13% per annum, compounded quarterly and payable in cash quarterly. The new senior secured discount notes mature on November 1, 2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by us and certain of our subsidiaries and affiliates; and

•	we entered into a new spectrum use and build-out agreement with Nextel Communications with respect to certain areas on the border between the United States and Mexico. Under the agreement, we received $25.0 million of a total payment of $50.0 million, with the remaining $25.0 million placed in escrow to be distributed as costs are incurred during the completion of the network build-out.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and

400,000 shares of our new common stock, or 2% of all shares of new common stock outstanding on November 12, 2002.

      Because our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes we used an effective date of October 31, 2002 and applied fresh-start accounting to our consolidated balance sheet as of that date in accordance with SOP 90-7. We adopted fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization plan approved by the Bankruptcy Court, was less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Total reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we adjusted the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting is applied. Accordingly, as of October 31, 2002, the reorganization value of our company of $475.8 million represents the total fair value that we allocated to the assets and liabilities of our consolidated reorganized company in conformity with Statement of Financial Accounting Standards, or SFAS, No. 141, “Business Combinations.”

      Our financial advisors advised us with respect to the total reorganization value of our company and the reorganization equity value of our company of $50.0 million as of October 31, 2002. Our financial advisors used two methodologies to derive the estimated total reorganization value: (a) the application of comparable public company multiples to our historical and projected financial results, and (b) a calculation of the present value of our free cash flows under our revised business plan using financial projections through 2007, including an assumption for a terminal value, discounted back at our estimated post-restructuring weighted average cost of capital. In deriving the total reorganization value our financial advisors considered our market share and position, competition and general economic considerations, projected revenue growth, potential profitability, working capital requirements and other relevant factors.

      As a result of our reorganization, during the ten months ended October 31, 2002, we recognized a one-time, non-recurring non-cash gain of about $2.4 billion on the extinguishment of our senior redeemable notes and related accrued interest. See Note 1 to our audited consolidated financial statements included elsewhere in this prospectus for a description of the fresh-start accounting adjustments that we recorded.

      Sale of Nextel Philippines. In November 2002, we sold all of our remaining direct and indirect ownership interests in Nextel Philippines. See Note 5 to our audited consolidated financial statements included elsewhere in this prospectus for further information. As a result of this sale, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we have presented the financial results of Nextel Philippines as discontinued operations in our consolidated statements of operations for all periods presented.

Critical Accounting Judgments

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates.

      The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding our results. For additional information see Note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

      Revenue Recognition. While our revenue recognition policy does not require the exercise of significant judgment or the use of significant estimates, we believe that our policy is significant as revenue is a key component of our results of operations.

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, revenues from calling party pays programs and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage and long distance and calling party pays revenue at contractual rates per minute as minutes are used.

      We bill excess usage to our customers in arrears. In order to recognize the revenues originated from excess usage, we estimate the unbilled portion based on the usage that the handset had during the part of the month already billed, and we use this actual usage to estimate the unbilled usage for the rest of the month taking into consideration working days and seasonality. Our estimates are based on our experience in each market. We periodically evaluate our estimation methodology and process by comparing our estimates to actual excess usage revenue billed the following month. As a result, actual usage could differ from our estimates.

      From January 1, 2000 through October 31, 2002, we recognized revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer took title. Effective November 1, 2002, in connection with our adoption of fresh-start accounting in accordance with SOP 90-7, we revised our revenue recognition policy in connection with our adoption of Emerging Issues Task Force, or EITF, Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” We believe that we meet the criteria contained in EITF No. 00-21 for separately accounting for sales of our handsets, namely, our handsets have value to the customer on a standalone basis; there is objective and reliable evidence of the fair value of the wireless service that we provide; and delivery of wireless service is probable and substantially in our control. As a result, we now recognize all revenue from sales and related cost of sales of handsets when title and risk of loss passes to the customer. This change did not impact our operating income for the two months ended December 31, 2002 or for the six months ended June 30, 2003 and will not change operating income in future periods.

      Allowance for Doubtful Accounts. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimated losses. Our methodology for determining our allowance for doubtful accounts receivable requires significant estimates. Since we have several hundred thousand accounts, it is impracticable to review the collectibility of all individual accounts when we determine the amount of our allowance for doubtful accounts receivable each period. Therefore, we consider a number of factors in establishing the allowance, including historical collection experience, current economic trends, estimates of forecasted write-offs, agings of the accounts receivable portfolio and other factors. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

      Valuation of Long-Lived Assets. We review long-lived assets such as property, plant and equipment and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. This review resulted in impairment charges for all of our long-lived assets in 2001. Additionally this review resulted in an impairment charge to our long-lived assets in Argentina in 2002. As a result of our application of fresh-start accounting upon our emergence from reorganization on November 12, 2002 we were required to estimate the fair values of our assets and liabilities, including long-lived assets.

      A review of our long-lived assets requires us to make estimates of our undiscounted cash flows over several years into the future in order to determine whether our long-lived assets were impaired. If the total of the expected undiscounted future cash flows is less than the carrying amount of the assets, we are required to make estimates of the fair value of our long-lived assets in order to calculate the loss, if any, equal to the difference between the fair value and carrying value of the assets. We make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as future cash flows, remaining useful lives, discount rates and growth rates. The resulting cash flows are computed over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. When known and available, we also use comparable values of similar businesses in lieu of or to corroborate the results from the discounted cash flows approach, although this is generally not entirely comparable since our network technology is proprietary, not widely adopted and relies on the efforts of primarily one vendor for infrastructure, handsets, development and maintenance activities. In conducting these valuations, we generally engage an independent third party valuation expert to review and validate our methodology and conclusions. While we believe that the estimates we used were reasonable, different assumptions regarding these future cash flows, discount rates and growth rates could materially affect our valuations.

      Depreciation of Property, Plant and Equipment. Our business is capital intensive because of our digital mobile networks. We record at cost our digital network assets and other improvements that in management’s opinion, extend the useful lives of the underlying assets, and depreciate the assets over their estimated useful lives. Our digital mobile networks are highly complex and, due to constant innovation and enhancements, certain components of the networks may lose their utility faster than anticipated. We periodically reassess the economic life of these components and make adjustments to their expected lives after considering historical experience and capacity requirements, consulting with the vendor and assessing new product and market demands and other factors. When these factors indicate network components may not be useful for as long as anticipated, we depreciate the remaining book value over the remaining useful lives. Further, the timing and deployment of any new technologies could affect the estimated remaining useful lives of our digital network assets, which could have a significant impact on our results of operations in the future.

      Amortization of Intangible Assets. We record our licenses at historical cost and amortize them using the straight-line method based on estimated useful lives of 20 years. Our licenses and the requirements to maintain the licenses are subject to renewal after the initial term, provided that we have complied with applicable rules and policies. We intend to comply and believe we have complied with these rules and policies in all material respects. However, because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed, which could have a significant impact on our estimated useful lives. This would affect our results of operations in the future.

      We amortize our customer bases over their respective estimated useful lives, generally two to three years. We amortize the “Nextel” tradename in each of the countries in which we operate over the estimated remaining useful lives of our licenses, generally 16 to 17 years.

      Foreign Currency. Results of operations for our non-U.S. subsidiaries and affiliates are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive (loss) income.

      Because average exchange rates are used to translate the operations of our non-U.S. subsidiaries, our operating companies’ trends may be impacted by the translation. For example, in-country U.S. dollar-based trends may be accentuated or attenuated by changes in translation rates.

      The effects of changes in exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are of a long-term investment nature are reported as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. We view the intercompany loans from our U.S. subsidiaries to Nextel Brazil as of a long-term investment nature. In contrast, the effects of exchange rates associated with U.S. dollar denominated intercompany loans to our foreign subsidiaries that are due, or for which repayment is anticipated, in the foreseeable future, are reported as foreign currency transaction (losses) gains, net in our consolidated statements of operations. As a result, our determination of whether intercompany loans are of a long-term investment nature can have a significant impact on the calculation of foreign currency transaction (losses) gains and the foreign currency translation adjustment.

      Loss Contingencies. We account for and disclose loss contingencies such as pending litigation and actual or possible claims and assessments in accordance with SFAS No. 5, “Accounting for Contingencies.” SFAS No. 5 requires us to make judgments regarding future events, including an assessment relating to the likelihood that a loss has occurred and an estimate of the amount of such loss. In assessing loss contingencies, we often seek the assistance of legal counsel. As a result of the significant judgment required in assessing and estimating loss contingencies, actual losses realized in future periods could differ significantly from our estimates.

      Reporting Under Chapter 11. Our consolidated financial statements for the two months ended December 31, 2002 and ten months ended October 31, 2002 included elsewhere in this prospectus reflect accounting and reporting policies required by SOP 90-7.

      These policies include the following:

      While we were in Chapter 11 reorganization, we segregated and classified as liabilities subject to compromise in our balance sheet those liabilities and obligations whose treatment and satisfaction were dependent on the outcome of our reorganization. If as of the date of our balance sheet there was uncertainty about whether a secured claim was under secured or impaired under our plan of reorganization, we included the entire amount of the claim in liabilities subject to compromise. Only those liabilities that were obligations of or guaranteed by NII Holdings or NII Holdings (Delaware), Inc. were included in liabilities subject to compromise. Amounts reported in liabilities subject to compromise during the year may vary significantly from the stated amounts of proofs of claim filed with the Bankruptcy Court.

      We classified in reorganization items in our accompanying consolidated statements of operations all items of income, expense, gain or loss that were realized or incurred because we were in reorganization. We expensed as incurred professional fees associated with and incurred during our reorganization and reported them as reorganization items. We classified in reorganization items interest income earned by NII Holdings or NII Holdings (Delaware), Inc. that would not have been earned but for our Chapter 11 filing.

      We reported interest expense incurred subsequent to our Chapter 11 filing only to the extent that it would be paid during the reorganization or that it was probable as of the date of such balance sheet that it would be an allowed claim. Principal and interest payments could not be made on pre-petition debt subject to compromise without approval from the bankruptcy court or until a plan of reorganization defining the repayment terms was confirmed. Further, the Bankruptcy Code generally disallowed the payment of post-petition interest that accrued with respect to unsecured or under secured claims. As a result, we did not accrue interest that as of the date of such balance sheet we did not believe would be probable of being treated as an allowed claim. We continued to accrue interest expense related to our credit facilities with Motorola Credit Corporation, as our plan of reorganization that was confirmed by the Bankruptcy Court on October 28, 2002 contemplated the reinstatement in full of these facilities.

      Consistent with SOP 90-7, we applied fresh-start accounting as of October 31, 2002 and adopted accounting principles that were required to be adopted in our financial statements within twelve months of that date. In addition, as described above, on October 31, 2002, we adjusted the carrying values of our long-lived assets to their estimated fair values in accordance with SOP 90-7.

      We previously included going concern and consolidation in our critical accounting judgments as a result of the uncertainty that existed from our reorganization. Since that uncertainty was eliminated in connection with our emergence from reorganization, we no longer consider going concern and consolidation to be critical accounting judgments.

      Stock-Based Compensation. We account for stock-based compensation under the recognition and measurement principles of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB Opinion No. 25, compensation expense is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the common stock and the relevant exercise price. We account for stock-based compensation to non-employees at fair value using a Black-Scholes option pricing model in accordance with the provisions of SFAS

No. 123, “Accounting for Stock-Based Compensation,” and other applicable accounting principles. Since compensation expense is measured based on the estimated fair value of options rather than the intrinsic value, if we had applied SFAS No. 123 to all stock-based compensation, our results of operations would have been different. See Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for further information surrounding the effect of applying SFAS No. 123 on our results of operations.

Related Party Transactions

      Transactions with Nextel Communications, Inc. In connection with our emergence from Chapter 11 reorganization on November 12, 2002, Nextel Communications purchased, through a rights offering, $50.9 million new notes of NII Holdings (Cayman) and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications in connection with the cancellation of our senior redeemable notes and in satisfaction of claims by Nextel Communications under our 1997 tax sharing agreement. As a result, Nextel Communications owned 35.6% of our issued and outstanding shares of new common stock as of December 31, 2002.

      The following are descriptions of other significant transactions consummated with Nextel Communications on November 12, 2002 under our confirmed plan of reorganization.

New Spectrum Use and Build-Out Agreement

      On November 12, 2002, we and Nextel Communications entered into a new spectrum use and build-out agreement. Under this agreement, certain of our subsidiaries committed to complete the construction of our network in selected markets in the Mexican State of Baja California, Mexico, in exchange for $25.0 million in proceeds from Nextel Communications and an additional $25.0 million that Nextel Communications placed in escrow to be disbursed as costs are incurred in connection with the build-out. During the six months ended June 30, 2003, we received $9.3 million from Nextel Communications related to this spectrum build-out agreement. The balance of the escrowed funds will be disbursed at the earlier of 18 months from the agreement date or completion of the build-out.

Tax Cooperation Agreement with Nextel Communications

      We had a tax sharing agreement with Nextel Communications, dated January 1, 1997, which was in effect through November 11, 2002. On November 12, 2002, we terminated the tax sharing agreement and entered into a tax cooperation agreement with Nextel Communications under which we and Nextel Communications agreed to retain, for 20 years following the effective date of our plan of reorganization, books, records, accounting data and other information related to the preparation and filing of consolidated tax returns filed for Nextel Communications’ consolidated group.

Amended and Restated Overhead Services Agreement with Nextel Communications

      We had an overhead services agreement with Nextel Communications in effect through November 11, 2002. On November 12, 2002, we entered into an amended and restated overhead services agreement, under which Nextel Communications will provide us, for agreed upon service fees, certain (1) information technology services, (2) payroll and employee benefit services, (3) procurement services, (4) engineering and technical services, (5) marketing and sales services, and (6) accounts payable services. Either we or Nextel Communications can terminate one or more of the other services at any time with 30 days advance notice. As of January 1, 2003, we no longer use Nextel Communications’ payroll and employee benefit services, procurement services or accounts payable services.

Third Amended and Restated Trademark License Agreement with Nextel Communications

      On November 12, 2002, we entered into a third amended and restated trademark license agreement with Nextel Communications, which superseded a previous trademark license agreement. Under the new agreement, Nextel Communications granted to us an exclusive, royalty-free license to use within Latin America, excluding Puerto Rico, certain trademarks, including but not limited to the mark “Nextel”. The license continues indefinitely unless terminated by Nextel Communications upon 60 days notice if we commit any one of several specified defaults and fail to cure the default within a 60 day period. Under a side agreement, until the sooner of November 12, 2007 or the termination of the new trademark license agreement, Nextel Communications agreed to not offer iDEN service in Latin America, other than in Puerto Rico, and we agreed to not offer iDEN service in the United States.

Standstill Agreement

      As part of our Revised Third Amended Joint Plan of Reorganization, we, Nextel Communications and certain of our noteholders entered into a Standstill Agreement, pursuant to which (1) Nextel Communications and its affiliates agreed not to purchase (or take any other action to acquire) any of our equity securities, or other securities convertible into our equity securities, that would result in Nextel Communications and its affiliates holding, in the aggregate, more than 49.9% of the equity ownership of us on a fully diluted basis without prior approval of a majority of the non-Nextel Communications members of the Board of Directors and (2) we agreed not to take any action that would cause Nextel Communications to hold more than 49.9% of our common equity on a fully diluted basis.

      Transactions with Motorola, Inc. We have a number of important strategic and commercial relationships with Motorola. We purchase handsets and accessories and a substantial portion of our digital mobile network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of digital mobile network equipment manufactured by Motorola. We have minimum purchase commitments under these agreements that if not met subject us to payments based on a percentage of the commitment shortfall. We also have various equipment and handset financing agreements with Motorola. We and Motorola have agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair and training and are reimbursed for costs we incur under various marketing and promotional arrangements.

      As further discussed in Note 4 to the audited consolidated financial statements included elsewhere in this prospectus, on November 12, 2002, as part of our plan of reorganization, we also entered into a new $225.0 million international equipment facility and a new $103.2 million Brazil equipment facility and repaid the outstanding balance of $56.7 million plus accrued interest of $3.7 million on our previous international Motorola incremental equipment financing facility.

Results of Operations

      Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, revenues from calling party pays programs and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long distance charges derived from calls placed by our customers. See “— Critical Accounting Judgments — Revenue Recognition” above and Note 2 to our audited consolidated financial statements included elsewhere in this prospectus for a description of a recent change in our revenue recognition method related to digital handsets.

      Cost of revenues primarily includes the cost of providing wireless service and the cost of digital handset and accessory sales. Cost of providing service consists largely of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, including property taxes, insurance costs, utility costs, maintenance costs and rent for the network switches and sites used to operate our digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the volume and duration of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls from our digital handsets terminating on their networks. Cost of digital handset and accessory sales consists largely of the cost of the handset and accessories, order fulfillment and installation related expenses, as well as write-downs of digital handset and related accessory inventory for shrinkage or obsolescence.

      Effective November 1, 2002, we revised our revenue recognition policy for handset sales as a result of our adoption of EITF Issue No. 00-21. As a result, we now recognize all revenue from sales and related cost of sales of handsets when title and risk of loss pass to the customer. This change did not impact our operating income for the two months ended December 31, 2002 or for the six months ended June 30, 2003 and will not change operating income in future periods.

      Our operating revenues and the variable component of our cost of handset and accessory sales are primarily driven by the number of digital handsets in commercial service and not necessarily by the number of customers, as one customer may purchase one or many digital handsets.

      Selling and marketing expenses includes all of the marketing, sales and fulfillment expenses related to acquiring customers and provisioning digital wireless service. General and administrative expenses include expenses related to billing, customer care, collections including bad debt, management information systems, and corporate overhead.

      In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” We adopted the provisions of SFAS No. 143 during 2002 in connection with our application of fresh start accounting rules. Under the provisions of SFAS No. 143, we record an asset retirement obligation and an associated asset retirement cost when we have a legal obligation in connection with the retirement of tangible long-lived assets. Our obligations under SFAS No. 143 arise from certain of our leases and relate primarily to the cost of removing our equipment from such leased sites. At the time of adoption we were not able to reasonably estimate our asset retirement obligations or the associated asset retirement costs since the settlement date of our obligations and the probability of enforcement of the remediation clauses were not determinable. Based on additional analysis that we performed during the third quarter of 2003 we will record, in the third quarter of 2003, asset retirement obligations and associated asset retirement costs under which we are legally obligated to retire tangible long-lived assets. We do not expect that the impact of implementing the provisions of SFAS No. 143 will be material to our financial position or results of operations for the nine or three months ended September 30, 2003.

      The widespread global economic slowdown, particularly in Latin America, the weakness of the telecommunications industry, and the lack of available new capital led us to revise our business plan substantially in the fourth quarter of 2001. The revised business plan provided for a less aggressive growth strategy that targeted conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. Our limited sources of available funding required us to significantly reduce the financing of continued subscriber growth and network expansion in most of our markets. In late 2001 we ceased funding our Philippine operating company. During the combined period ended December 31, 2002, we focused on cash conservation and directed our available funding predominantly toward continuing the growth of our Mexican operations. We made this decision based on our Mexican operating company’s operating performance, future growth prospects and economic conditions in Mexico, as well as other relevant factors. During the combined period ended December 31, 2002, we provided substantially less funding to our other markets in Brazil, Argentina and Peru. As a result, growth in these markets slowed considerably compared to historical growth levels. Following our emergence from Chapter 11 reorganization, our focus continues to be on liquidity, cash flow and profitable growth.

      Our financial results for the six months ended June 30, 2002 reflect separate operating results prior to our emergence from Chapter 11 reorganization, which we refer to as the “Predecessor Company.” Our financial results for the years ended December 31, 2000 and 2001 and for the combined period ended December 31, 2002 include separate operating results for the Predecessor Company and operating results after our emergence from Chapter 11 reorganization, which we refer to as the “Successor Company,” reflecting the application of fresh-start accounting that resulted from our Chapter 11 reorganization. Although we emerged from Chapter 11 on November 12, 2002, because the plan was confirmed by the Bankruptcy Court on October 28, 2002, a date in close proximity to month-end, we accounted for the consummation of the plan as of October 31, 2002 for financial reporting purposes. Accordingly, due to the resultant change in capital structure and revaluation of assets and liabilities in fresh-start accounting, our consolidated financial condition and results of operations from and after our reorganization are not comparable to our consolidated financial condition or results of operations for periods prior to our reorganization reflected in our historical financial statements included elsewhere in this prospectus or in the financial information set forth below.

Non-GAAP Financial Measures

Average Monthly Revenue per Handset/ Unit

      Average monthly revenue per handset/unit in service, or ARPU, is an industry term that measures service revenues per month from our customers divided by the weighted average number of handsets in commercial service during that month. ARPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to ARPU measures of other companies. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues for such services as roaming, service and repair, cancellation fees, analog and other. The following table presents ARPU for the combined period ended December 31, 2002 and the year ended December 31, 2001 on a consolidated basis and by operating company:

		Predecessor
	Combined	Company
	Period Ended	Year Ended
	December 31,	December 31,
	2002	2001
Country	(unaudited)	(unaudited)

Consolidated	$50	$53
Mexico	78	73
Brazil	31	33
Peru	54	58
Argentina	29	61

ARPU can be calculated and reconciled to our consolidated statement of operations as follows:

a.	Consolidated

		Predecessor
	Combined	Company
	Period Ended	Year Ended
	December 31,	December 31,
	2002	2001
	(unaudited)	(unaudited)

	(in thousands, except ARPU)
Digital service and other revenues	$747,965	$634,735
Less: analog revenues	(10,686)	(16,607)
Less: other revenues	(23,307)	(15,364)

Total subscriber revenues	$713,972	$602,764

ARPU calculated with subscriber revenues	$50	$53

ARPU calculated with digital service and other revenues	$53	$56

b.	Mexico

		Predecessor
	Combined	Company
	Period Ended	Year Ended
	December 31,	December 31,
	2002	2001
	(unaudited)	(unaudited)

	(in thousands, except ARPU)
Digital service and other revenues	$432,263	$280,254
Less: analog revenues	(5,740)	(8,592)
Less: other revenues	(11,794)	(5,703)

Total subscriber revenues	$414,729	$265,959

ARPU calculated with subscriber revenues	$78	$73

ARPU calculated with digital service and other revenues	$81	$77

c.     Brazil

		Predecessor
	Combined	Company
	Period Ended	Year Ended
	December 31,	December 31,
	2002	2001
	(unaudited)	(unaudited)

	(in thousands, except ARPU)
Digital service and other revenues	$162,525	$159,844
Less: analog revenues	(2,856)	(4,368)
Less: other revenues	(3,403)	(2,208)

Total subscriber revenues	$156,266	$153,268

ARPU calculated with subscriber revenues	$31	$33

ARPU calculated with digital service and other revenues	$32	$34

d.     Peru

		Predecessor
	Combined	Company
	Period Ended	Year Ended
	December 31,	December 31,
	2002	2001
	(unaudited)	(unaudited)

	(in thousands, except ARPU)
Digital service and other revenues	$80,901	$63,573
Less: analog revenues	(550)	(1,322)
Less: other revenues	(3,569)	(1,526)

Total subscriber revenues	$76,782	$60,724

ARPU calculated with subscriber revenues	$54	$58

ARPU calculated with digital service and other revenues	$56	$61

e.     Argentina

		Predecessor
	Combined	Company
	Period Ended	Year Ended
	December 31,	December 31,
	2002	2001
	(unaudited)	(unaudited)

	(in thousands, except ARPU)
Digital service and other revenues	$71,202	$129,364
Less: analog revenues	—	(325)
Less: other revenues	(5,033)	(6,226)

Total subscriber revenues	$66,169	$122,813

ARPU calculated with subscriber revenues	$29	$61

ARPU calculated with digital service and other revenues	$31	$65

Analysis of Operating Results

a.     Consolidated

Six Months Ended June 30, 2003 vs. Six Months Ended June 30, 2002

	Successor	% of	Predecessor	% of	Change from
	Company	Consolidated	Company	Consolidated	Previous Year
	June 30,	Operating	June 30,	Operating
	2003	Revenues	2002	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues
Service and other revenues	$409,431	95%	$369,187	96%	$40,244	11%
Digital handset and accessory revenues	19,913	5%	15,750	4%	4,163	26%

	429,344	100%	384,937	100%	44,407	12%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(100,343)	(23)%	(103,137)	(27)%	2,794	(3)%
Cost of digital handset and accessory sales	(58,785)	(14)%	(52,089)	(13)%	(6,696)	13%

	(159,128)	(37)%	(155,226)	(40)%	(3,902)	3%

Gross margin	270,216	63%	229,711	60%	40,505	18%
Selling and marketing expenses	(57,092)	(13)%	(67,300)	(18)%	10,208	(15)%
General and administrative expenses	(93,363)	(22)%	(99,628)	(26)%	6,265	(6)%
Impairment, restructuring and other charges	—	—	(14,721)	(3)%	14,721	(100)%
Depreciation and amortization	(37,885)	(9)%	(37,888)	(10)%	3	—

Operating income	81,876	19%	10,174	3%	71,702	705%
Interest expense	(30,923)	(7)%	(137,189)	(36)%	106,266	(77)%
Interest income	5,228	1%	2,623	1%	2,605	99%
Reorganization items, net	—	—	(124,861)	(33)%	124,861	(100)%
Foreign currency transaction gains (losses), net	14,966	3%	(139,508)	(36)%	154,474	(111)%
Other expense, net	(7,046)	(1)%	(3,931)	(1)%	(3,115)	79%

Income (loss) from continuing operations before income tax provision	64,101	15%	(392,692)	(102)%	456,793	(116)%
Income tax provision	(13,045)	(3)%	(8,892)	(2)%	(4,153)	47%

Net income (loss) from continuing operations	51,056	12%	(401,584)	(104)%	452,640	(113)%
Income from discontinued operations	—	—	10,418	2%	(10,418)	(100)%

Net income (loss)	$51,056	12%	$(391,166)	(102)%	$442,222	(113)%

1.     Operating revenues

      The $44.4 million, or 12%, increase in consolidated operating revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is mainly due to a $40.2 million, or 11%, increase in consolidated service and other revenues. This increase was largely the result of a 10% increase in average consolidated digital handsets in commercial service over the same period, as well as an increase in average consolidated revenues per handset resulting from the introduction of higher priced service plans and price increases applied to the existing customer bases in some of our markets, despite the effects of a depreciation of the Brazilian real, the Argentine peso and the Mexican peso compared to the U.S. dollar from the six months ended June 30, 2002 to the same period in 2003. The increase in consolidated operating revenues was also caused by increases in digital handset and accessory revenues as a result of a change in accounting for digital handset sales that we implemented in the fourth quarter of 2002.

2.     Cost of revenues

      The $3.9 million, or 3%, increase in consolidated cost of revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to a $6.7 million, or 13%, increase in consolidated cost of digital handset and accessory sales caused by the change in accounting for digital handset sales that we implemented during the fourth quarter of 2002, as well as a 3% increase in handset sales. This increase was partially offset by a $2.8 million, or 3%, decrease in consolidated cost of service from $103.1 million for the six months ended June 30, 2002 to $100.3 million for the six months ended June 30, 2003, primarily due to the impact of the depreciation of the Brazilian real, the Argentine peso and the Mexican peso, partially offset by higher local currency based interconnect costs in Mexico, Argentina and Peru due to increased minutes of use. The increases in local currency-based interconnect costs in Argentina and Peru were also due to increases in interconnect rates per minute of use beginning in 2003.

3.     Selling and marketing expenses

      The $10.2 million, or 15%, decrease in consolidated selling and marketing expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of the depreciation of the Brazilian real, the Argentine peso and the Mexican peso over the same period. On a local currency basis, consolidated selling and marketing expenses increased slightly primarily due to an increase in handset sales.

4.	General and administrative expenses

      The $6.3 million, or 6%, decrease in consolidated general and administrative expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily the result of the depreciation of the Brazilian real, the Argentine peso and the Mexican peso over the same period, as well as a decrease in bad debt expense on a local currency basis. These decreases were partially offset by an increase in general corporate expenses principally caused by increases in operating taxes on gross revenues in Mexico and Argentina and an increase in customer care and billing operations expenses resulting from increases in customer care personnel necessary to support a larger customer base.

5.	Impairment, restructuring and other charges

      During the six months ended June 30, 2002, we recorded a $7.9 million impairment charge to write down the remaining carrying values of Nextel Argentina’s long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” In addition, during the six months ended June 30, 2002, we recorded $2.2 million in restructuring costs related to workforce reductions in some of our markets and $5.0 million in legal and consulting expenses related to our debt restructuring activities. We did not incur any impairment, restructuring or other charges during the six months ended June 30, 2003.

6.	Depreciation and amortization

      The $3,000 increase in consolidated depreciation and amortization from the six months ended June 30, 2002 to the six months ended June 30, 2003 is the result of an increase in amortization primarily due to the recognition of customer base assets, which have relatively short useful lives, partially offset by a decrease in depreciation caused by consolidated fixed asset write-downs of $148.6 million, each of which we recorded as a result of our application of fresh-start accounting rules on October 31, 2002.

7.	Interest expense

      The $106.3 million, or 77%, decrease in consolidated interest expense from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to interest related to our former senior redeemable notes, our former Argentina credit facilities and our former international Motorola incremental equipment financing facility that we recognized during the six months ended June 30, 2002. These facilities were settled during the fourth quarter of 2002 in connection with the confirmation of our plan of reorganization. This decrease was partially offset by an increase in interest recognized during 2003 on our tower financing transactions, as well as interest related to our new senior secured discount notes.

8.	Interest income

      The $2.6 million, or 99%, increase in consolidated interest income from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily the result of increases in average consolidated cash balances over the same period.

9.	Reorganization items, net

      Reorganization items, net, for the six months ended June 30, 2002 primarily represent $123.4 million in unamortized discounts on our former senior redeemable notes, as well as debt financing costs that we wrote off during the second quarter of 2002 in accordance with SOP 90-7.

10.	Foreign currency transaction gains (losses), net

      The change from foreign currency transaction losses of $139.5 million for the six months ended June 30, 2002 to foreign currency transaction gains of $15.0 million for the six months ended June 30, 2003 is primarily the result of the impact of the devaluation of the Argentine peso on U.S. dollar-denominated credit facilities during the six months ended June 30, 2002, which resulted in significant foreign currency transaction losses in this period. This change is also due to $21.9 million in foreign currency transaction gains recognized in Brazil during the six months ended June 30, 2003 due to the impact of the strengthening of the Brazilian real on Nextel Brazil’s U.S. dollar-based Brazil equipment facility.

11.	Other expense, net

      The $3.1 million, or 79%, increase in consolidated other expense, net, from the six months ended June 30, 2002 to the six months ended June 30, 2003 is mostly due to an increase in penalties related to tax contingencies in Brazil, as well as an increase in realized losses on asset disposals in Mexico and Brazil.

12. Income tax provision

      The $4.2 million, or 47%, increase in consolidated income tax provision from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to an increase in Nextel Mexico’s tax provision related to increased profitability, partially offset by a decrease in Nextel Brazil’s tax provision due to the reduction of withholding taxes incurred during 2003.

13.	Income from discontinued operations

      In November 2002, we sold our remaining direct and indirect ownership interest in Nextel Philippines. As a result, we classified all operations associated with this entity for all periods presented as discontinued operations.

Combined Period Ended December 31, 2002 vs. Year Ended December 31, 2001

      The following is a discussion of our results of operations on a consolidated basis.

		Predecessor
	Successor	Ten
	Two Months	Months	Combined	% of		% of	Change from
	Ended	Ended	Year Ended	Consolidated	Year Ended	Consolidated	Previous Year
	December 31,	October 31,	December 31,	Operating	December 31,	Operating
	2002	2002	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$143,278	$637,095	$780,373	100%	$662,446	100%	$117,927	18%
Cost of revenues (exclusive of depreciation included below)	(49,498)	(252,577)	(302,075)	(39)%	(323,536)	(49)%	21,461	(7)%

Gross margin	93,780	384,518	478,298	61%	338,910	51%	139,388	41%
Selling and marketing expenses	(18,937)	(107,912)	(126,849)	(16)%	(204,840)	(31)%	77,991	(38)%
General and administrative expenses	(27,546)	(154,432)	(181,978)	(23)%	(221,839)	(33)%	39,861	(18)%
Impairment, restructuring and other charges	—	(15,808)	(15,808)	(2)%	(1,581,164)	(239)%	1,565,356	(99)%
Depreciation and amortization	(11,075)	(64,977)	(76,052)	(10)%	(218,562)	(33)%	142,510	(65)%

Operating income (loss)	36,222	41,389	77,611	10%	(1,887,495)	(285)%	1,965,106	(104)%
Interest expense, net	(8,672)	(147,651)	(156,323)	(20)%	(283,981)	(43)%	127,658	(45)%
Reorganization items, net	—	2,180,223	2,180,223	279%	—	—	2,180,223	NM
Gain on extinguishment of debt, net	—	101,598	101,598	13%	—	—	101,598	NM
Foreign currency transaction gains (losses), net	1,357	(183,136)	(181,779)	(23)%	(61,282)	(9)%	(120,497)	197%
Realized losses on investments, net	—	—	—	—	(151,291)	(23)%	151,291	(100)%
Equity in gain of unconsolidated affiliates	—	—	—	—	9,640	2%	(9,640)	(100)%
Other expense, net	(1,557)	(8,918)	(10,475)	(1)%	(4,181)	(1)%	(6,294)	151%

Income (loss) from continuing operations before income tax (provision) benefit	27,350	1,983,505	2,010,855	258%	(2,378,590)	(359)%	4,389,445	(185)%
Income tax (provision) benefit	(4,449)	(26,185)	(30,634)	(4)%	68,750	10%	(99,384)	(145)%

Income (loss) from continuing operations	22,901	1,957,320	1,980,221	254%	(2,309,840)	(349)%	4,290,061	(186)%
Income (loss) from discontinued operations	19,665	(2,277)	17,388	2%	(187,481)	(28)%	204,869	(109)%

	$42,566	$1,955,043	$1,997,609	256%	$(2,497,321)	(377)%	$4,494,930	(180)%

NM — Not Meaningful

1.	Operating revenues

      The $117.9 million, or 18%, increase in consolidated operating revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is mainly due to an 18% increase in consolidated wireless service and other revenues from $634.7 million for the year ended December 31, 2001 to $748.0 million for the year ended December 31, 2002 primarily due to a 26% increase in average consolidated digital handsets in service, partially offset by a decrease in consolidated average revenues per handset during 2002, largely as a result of the depreciation of the Argentine peso and Brazilian real against the U.S. dollar.

2.	Cost of revenues

      The $21.5 million, or 7%, decrease in consolidated cost of revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is mainly due to a 29% decrease in consolidated cost of digital equipment sales from $150.5 million for the year ended December 31, 2001 to $107.2 million for the year ended December 31, 2002, as a result of a 36% decrease in total digital handsets sold.

      This decrease was partially offset by a 13% increase in cost of service revenues from $173.0 million for the year ended December 31, 2001 to $194.9 million for the year ended December 31, 2002, primarily due to a 12% increase in consolidated interconnect costs as result of a 44% increase in total minutes of use over the same period, and a 15% increase in consolidated switch and transmitter and receiver site costs, including rent, utility costs and insurance costs related to a 14% increase in the total number of transmitter and receiver sites in service from December 31, 2001 to December 31, 2002.

3.	Selling and marketing expenses

      The $78.0 million, or 38%, decrease in consolidated selling and marketing expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	a $55.3 million decrease in commissions and related sales costs, including a $27.8 million, or 39%, decrease in direct commissions and payroll costs, and a $27.5 million, or 39%, decrease in commissions earned by our indirect dealers and distributors both resulting from lower digital handsets sales in all our markets during 2002; and

•	a $25.0 million, or 51%, decrease in advertising expenses primarily due to our shift to less costly advertising programs, and a $4.0 million, or 30%, decrease in marketing costs primarily due to cash conservation initiatives in all our markets.

These decreases were partially offset by $6.3 million in rebates for marketing expenses earned by our markets in the first quarter of 2001, which reduced total selling and marketing expenses in that period.

4.	General and administrative expenses

      The $39.9 million, or 18%, decrease in consolidated general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	a $21.8 million, or 15%, decrease in information technology expenses and general and corporate expenses as a result of cash conservation initiatives and the depreciation of the Argentine peso and Brazilian real as compared to the U.S. dollar during 2002; and

•	a $21.7 million, or 56%, decrease in bad debt expense, which decreased as a percentage of consolidated operating revenues from 5.9% for the year ended December 31, 2001 to 2.2% for the year ended December 31, 2002, primarily due to the implementation of stricter credit policies and improved collections procedures across all our markets.

These decreases were partially offset by a $3.6 million or 10% increase in expenses related to billing, collection, customer retention and customer care activities driven by a 26% increase in our average consolidated digital handsets in commercial service.

5.	Impairment, restructuring and other charges

      During the year ended December 31, 2002, we recorded $15.8 million in impairment, restructuring and other charges related to workforce reductions in some of our markets, legal fees related to our debt restructuring and an impairment charge to further write down the long-lived assets of our Argentine operating company.

      During the year ended December 31, 2001, we recorded $1,581.2 million in impairment, restructuring and other charges primarily as a result of the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001. See Note 3 to the consolidated financial statements included elsewhere in this prospectus for additional information regarding these changes.

6.	Depreciation and amortization

      The $142.5 million decrease in depreciation and amortization from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the write-downs to all our markets’ long-lived assets that we recorded in the fourth quarter of 2001. These write-downs substantially reduced the cost bases of our long-lived assets, resulting in lower depreciation and amortization charges in 2002.

7.	Interest expense, net

      The $127.7 million decrease in net interest expense from the year ended December 31, 2001 to the year ended December 31, 2002 primarily resulted from applying SOP 90-7, under which we stopped recognizing interest expense on our $2.3 billion of senior redeemable notes on May 24, 2002, the day we filed for Chapter 11 reorganization.

8.	Reorganization items, net

      Reorganization items, net, primarily represent the following gains realized from our reorganization and resulting fresh-start accounting adjustments:

•	a $2,402.9 million net gain on the extinguishment of our senior notes and related accrued interest; and

•	a $37.7 million net gain on the extinguishment of accrued expenses and other.

These gains were partially offset by losses associated with the following write-offs and costs:

•	a $115.1 million charge resulting from adjustments to the carrying values of our long-lived assets and liabilities to estimated fair values in accordance with fresh-start accounting rules;

•	a $92.2 million write off of the unamortized bond discounts on our senior notes;

•	a $31.2 million write off of debt financing costs; and

•	$21.9 million in legal, advisory and employee retention costs.

9.	Gain on extinguishment of debt, net

      The $101.6 million net gain on extinguishment of debt represents a gain we recognized on the settlement of our Argentine credit facility in the fourth quarter of 2002. We repurchased the $107.6 million outstanding balance and accrued interest in exchange for $5.0 million in cash and 400,000 of NII Holdings’ new common stock.

10.	Foreign currency transaction gains (losses), net

      The $120.5 million increase in foreign currency transaction losses from $61.3 million to $181.8 million is primarily due to the 66% depreciation of the Argentine peso against the U.S. dollar during 2002, which resulted in $137.5 million in foreign currency transaction losses for Nextel Argentina for the year ended December 31, 2002, as well as the weakening of the Mexican peso, which resulted in a $19.4 million increase in foreign currency transaction losses reported by Nextel Mexico. These increases were partially offset by a $36.3 million decrease in foreign currency transaction losses reported by Nextel Brazil primarily due to the reduction of U.S. dollar denominated exposures.

11.	Realized losses on investments, net

      Realized losses on investments, net, for the year ended December 31, 2001 primarily consists of the following:

•	a $188.4 million pre-tax loss that we realized during the third quarter of 2001 as a result of an other-than-temporary reduction in the value of our investment in TELUS Corporation; and

•	a $3.7 million write-off that we recorded in the second quarter of 2001 related to our warrant to purchase shares of China United Telecommunications Corporation upon expiration of the warrant.

These losses were offset by a $41.6 million pre-tax gain that we realized during the fourth quarter of 2001 on the sale of our investment in TELUS.

12.	Equity in gain of unconsolidated affiliates

      Equity in gain of unconsolidated affiliates represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET, our Japanese affiliate.

13.	Other expense, net

      The $6.3 million increase in other expense, net, from the year ended December 31, 2001 to the year ended December 31, 2002 is principally due to $9.5 million of TELUS dividends, partially offset by $3.2 million in initial public offering costs recorded in 2001. The remaining items included in other expense, net are mainly non-operating tax related charges.

14.	Income tax (provision) benefit

      The income tax provision for the year ended December 31, 2002 relates primarily to taxable operating company profits. The income tax benefit for the year ended December 31, 2001 relates primarily to the write-off of deferred tax liabilities resulting from our asset write-downs in accordance with SFAS No. 121, “Accounting for the Impairment of Long-lived Assets and for Long-Lived Assets to be Disposed Of”, recorded during the fourth quarter of 2001.

15.	Income (loss) from discontinued operations

      In November 2002, we sold our remaining direct and indirect ownership interests in Nextel Philippines. Our income from discontinued operations is $17.4 million, which represents Nextel Philippines’ operating losses through November 30, 2002 of $6.1 million and the impact of the final sale resulting in a gain of $23.5 million.

Year Ended December 31, 2001 vs. Year Ended December 31, 2000

		% of		% of	Change from
	Year Ended	Consolidated	Year Ended	Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$662,446	100%	$324,328	100%	$338,118	104%
Cost of revenues (exclusive of depreciation included below)	(323,536)	(49)%	(178,643)	(55)%	(144,893)	81%

Gross margin	338,910	51%	145,685	45%	193,225	133%
Selling and marketing expenses	(204,840)	(31)%	(140,773)	(43)%	(64,067)	46%
General and administrative expenses	(221,839)	(33)%	(134,588)	(42)%	(87,251)	65%
Impairment, restructuring and other charges	(1,581,164)	(239)%	—	—	(1,581,164)	(100)%
Depreciation and amortization	(218,562)	(33)%	(153,042)	(47)%	(65,520)	43%

Operating loss	(1,887,495)	(285)%	(282,718)	(87)%	(1,604,777)	568%
Interest expense, net	(283,981)	(43)%	(215,627)	(67)%	(68,354)	32%
Foreign currency transaction losses, net	(61,282)	(9)%	(10,671)	(3)%	(50,611)	474%
Realized (losses) gains on investments, net	(151,291)	(23)%	239,467	74%	(390,758)	(163)%
Equity in gains (losses) of unconsolidated affiliates	9,640	2%	(33,328)	(10)%	42,968	(129)%
Minority interest	—	—	6,504	2%	(6,504)	(100)%
Other (expense) income, net	(4,181)	(1)%	6,251	2%	(10,432)	(167)%

Loss from continuing operations before income tax benefit (provision)	(2,378,590)	(359)%	(290,122)	(89)%	(2,088,468)	720%
Income tax benefit (provision)	68,750	10%	(67,660)	(21)%	136,410	(202)%

Loss from continuing operations	(2,309,840)	(349)%	(357,782)	(110)%	(1,952,058)	546%
Loss from discontinued operations	(187,481)	(28)%	(59,424)	(19)%	(128,057)	215%

Net loss	$(2,497,321)	(377)%	$(417,206)	(129)%	$(2,080,115)	499%

1.	Operating revenues

      The $338.1 million, or 104%, increase in consolidated operating revenues from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to a $331.4 million, or 109%, increase in consolidated service and other revenues from $303.3 million for the year ended December 31, 2000 to $634.7 million for the year ended December 31, 2001, primarily due to a 108% increase in average consolidated digital handsets in commercial service and an increase in average revenues per handset.

2.	Cost of revenues

      The $144.9 million, or 81%, increase in consolidated cost of revenues from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to the following:

•	a $94.2 million, or 119%, increase in cost of service from $78.8 million for the year ended December 31, 2000 to $173.0 million for the year ended December 31, 2001, resulting from an increase in consolidated interconnect costs related to an increase in total system minutes of use, as well as an increase in consolidated direct switch and transmitter costs over the same period related to a 52% increase in the total number of cell sites in service from December 31, 2000 to December 31, 2001; and

•	a $50.7 million, or 51%, increase in cost of digital handset and accessory sales from $99.8 million for the year ended December 31, 2000 to $150.5 million for the year ended December 31, 2001 resulting from a 47% increase in total digital handsets sold.

3.	Selling and marketing

      The $64.1 million, or 46%, increase in consolidated selling and marketing expenses from the year ended December 31, 2000 to the year ended December 31, 2001 is largely a result of the following:

•	a $28.6 million, or 68%, increase in commissions earned by our indirect dealers and distributors, primarily resulting from an increase in handsets sold through indirect channels;

•	a $17.7 million, or 57%, increase in advertising expenses primarily resulting from increased efforts to elevate brand awareness and grow our customer base; and

•	a $17.8 million, or 26%, increase in direct commissions and payroll costs largely as a result of an increase in handsets sold through direct channels.

4.	General and administrative

      The $87.3 million, or 65%, increase in consolidated general and administrative expenses from the year ended December 31, 2000 to the year ended December 31, 2001 is principally a result of the following:

•	a $48.5 million, or 49%, increase in general corporate, information technology and engineering management expenses necessary to support growth in operations and expansion into new service areas;

•	a $23.5 million, or 151%, increase in bad debt expense, which increased as a percentage of revenues from 4.7% for the year ended December 31, 2000 to 5.9% for the year ended December 31, 2001, largely as a result of the 104% increase in consolidated operating revenues; and

•	a $15.3 million, or 73%, increase in expenses related to billing, collection and customer care activities resulting from an increase in our customer base.

5.	Impairment, restructuring and other charges

      During the year ended December 31, 2001, we recorded about $1.58 billion of asset impairment charges to write down the carrying values of the long-lived assets held by our operating companies. We also recorded $2.5 million of restructuring and other charges during the fourth quarter of 2001.

6.	Depreciation and amortization

      Depreciation increased 43% from the year ended December 31, 2000 to the year ended December 31, 2001, primarily due to additional transmitter and receiver sites placed into service in existing markets to improve and enhance coverage of our digital mobile networks. During 2001, we increased the number of transmitter and receiver sites by 52%, and we increased the number of operational switching offices by 50%. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during each period.

      Amortization increased from the year ended December 31, 2000 to the year ended December 31, 2001 primarily due to a full year of amortization related to significant acquisitions completed during 2000, which primarily included licenses and customer lists in Brazil, Peru and Chile.

7.	Interest expense, net

      The $68.4 million, or 32%, increase in net interest expense from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to a full year of interest on our 12.75% senior serial notes issued in August 2000, as well as a decrease in interest income due to a decrease in average consolidated cash balances and average interest rates from 2000 to 2001.

8.	Foreign currency transaction losses, net

      The increase in consolidated foreign currency transaction losses is primarily due to a 22% decrease in the average value of the Brazilian real compared to the U.S. dollar during 2001, which resulted in foreign currency transaction losses of $62.6 million for the year ended December 31, 2001, an increase of $53.0 million from the year ended December 31, 2000.

      In August 2001, we determined that a portion of our U.S. dollar-denominated intercompany loans to Nextel Brazil are of a long-term investment nature. As a result, beginning in August 2001, we recorded the effects of changes in the U.S. dollar to Brazilian real exchange rate on this portion of our intercompany loans to Nextel Brazil as part of the cumulative translation adjustment. Prior to August 2001, the effect of exchange rate changes on these intercompany loans was reported as foreign currency transaction losses in our consolidated statements of operations.

9.	Realized (losses) gains on investments, net

      Realized losses on investments for the year ended December 31, 2001 primarily consist of the following:

•	a $188.4 million other-than-temporary pre-tax loss realized during the third quarter of 2001 on our investment in TELUS Corporation; and

•	a $3.7 million write-off related to our warrant to purchase shares of China United Telecommunications Corporation upon expiration of the warrant.

      These losses were offset by a $41.6 million pre-tax gain realized during the fourth quarter of 2001 on the sale of our investment in TELUS.

      Realized gains on investments for the year ended December 31, 2000 represent a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS as the result of the acquisition of Clearnet by TELUS for cash and stock.

10.     Equity in gains (losses) of unconsolidated affiliates

      Equity in gains of unconsolidated affiliates for the year ended December 31, 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET.

      Prior to 2001, we recorded equity in gains (losses) of unconsolidated affiliates related to our equity method investments in NEXNET. As a result of the sale of our entire minority interest investment in NEXNET, we no longer record equity in losses of unconsolidated affiliates.

11.     Minority interest in losses of subsidiaries

      The decrease in minority interest in losses of subsidiaries is due to our acquisitions of the remaining minority shareholders’ equity interests in Nextel Brazil and Nextel Peru in the second quarter of 2000.

12.     Other (expense) income, net

      The change in other (expense) income, net, is primarily due to a $6.1 million pre-tax gain recorded during the third quarter of 2000 as a result of the dissolution of a joint venture in Shanghai, China in which we participated, and a $3.4 million write-off of initial public offering costs in 2001.

13.     Income tax benefit (provision)

      The change from income tax provision for the year ended December 31, 2000 to income tax benefit for the year ended December 31, 2001 is primarily due to the write-off of deferred tax liabilities resulting from our asset impairment charges.

14.     Loss from discontinued operations

      In November 2002, we sold our remaining direct and indirect ownership interests in Nextel Philippines. As a result, we classified all operations for all periods presented associated with this entity as discontinued operations.

Segment Results

      We refer to our operating companies by the countries in which they operate, such as Nextel Mexico, Nextel Brazil, Nextel Peru, Nextel Argentina and Nextel Chile. Under SFAS No. 131, we evaluate performance of our segments and allocate resources to them based on their segment earnings (losses). We define segment earnings (losses) as income (loss) before interest, taxes, depreciation and amortization, foreign currency transaction losses (gains), net and other charges, such as reorganization items and impairment, restructuring and other charges. The tables below provide a summary of the components of our consolidated segments for the six months ended June 30, 2003 and June 30, 2002, the combined period ended December 31, 2002 and the years ended December 31, 2001 and 2000. The results of Nextel Chile are included in “Corporate and other.”

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
Six Months Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
June 30, 2003	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)
Nextel Mexico	$264,610	62%	$(80,970)	(51)%	$(77,135)	(51)%	$106,505
Nextel Brazil	68,767	16%	(35,520)	(22)%	(27,064)	(18)%	6,183
Nextel Argentina	49,091	11%	(19,247)	(12)%	(16,385)	(11)%	13,459
Nextel Peru	46,376	11%	(22,467)	(14)%	(13,372)	(9)%	10,537
Corporate and other	767	—	(1,191)	(1)%	(16,499)	(11)%	(16,923)
Intercompany eliminations	(267)	—	267	—	—	—	—

Total consolidated	$429,344	100%	$(159,128)	100%	$(150,455)	100%

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
Six Months Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
June 30, 2002	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)
Nextel Mexico	$201,983	52%	$(69,707)	45%	$(76,708)	46%	$55,568
Nextel Brazil	97,392	25%	(52,319)	34%	(40,511)	24%	4,562
Nextel Argentina	44,862	12%	(14,182)	9%	(22,903)	14%	7,777
Nextel Peru	40,066	11%	(18,093)	11%	(11,833)	7%	10,140
Corporate and other	852	—	(1,143)	1%	(14,973)	9%	(15,264)
Intercompany eliminations	(218)	—	218	—	—	—	—

Total consolidated	$384,937	100%	$(155,226)	100%	$(166,928)	100%

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
Combined Year Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
December 31, 2002	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)
Nextel Mexico	$447,238	57%	$(152,292)	50%	$(152,505)	49%	$142,441
Nextel Brazil	174,770	22%	(87,510)	29%	(68,947)	22%	18,313
Nextel Argentina	74,517	10%	(23,917)	8%	(35,314)	12%	15,286
Nextel Peru	82,740	11%	(36,606)	12%	(24,465)	8%	21,669
Corporate and other	1,600	—	(2,242)	1%	(27,596)	9%	(28,238)
Intercompany eliminations	(492)	—	492	—	—	—	—

Total consolidated	$780,373	100%	$(302,075)	100%	$(308,827)	100%

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and	Segment
Year Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Earnings
December 31, 2001	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	(Losses)

	(dollars in thousands)
Nextel Mexico	$289,335	44%	$(118,621)	37%	$(154,781)	36%	$15,933
Nextel Brazil	171,138	26%	(116,508)	36%	(121,940)	29%	(67,310)
Nextel Argentina	135,320	20%	(55,395)	17%	(77,535)	18%	2,390
Nextel Peru	64,952	10%	(31,077)	9%	(28,505)	7%	5,370
Corporate and other	2,240	—	(2,234)	1%	(44,158)	10%	(44,152)
Intercompany eliminations	(539)	—	299	—	240	—	—

Total consolidated	$662,446	100%	$(323,536)	100%	$(426,679)	100%

						% of
						Consolidated
		% of		% of	Selling,	Selling,
		Consolidated		Consolidated	General and	General and
Year Ended	Operating	Operating	Cost of	Cost of	Administrative	Administrative	Segment
December 31, 2000	Revenues	Revenues	Revenues	Revenues	Expenses	Expenses	Losses

	(dollars in thousands)
Nextel Mexico	$112,327	35%	$(57,725)	32%	$(83,462)	30%	$(28,860)
Nextel Brazil	103,815	32%	(65,965)	37%	(80,956)	30%	(43,106)
Nextel Argentina	79,127	24%	(36,444)	21%	(57,316)	21%	(14,633)
Nextel Peru	28,469	9%	(18,326)	10%	(20,147)	7%	(10,004)
Corporate and other	590	—	(183)	—	(33,480)	12%	(33,073)
Intercompany eliminations	—	—	—	—	—	—	—

Total consolidated	$324,328	100%	$(178,643)	100%	$(275,361)	100%

      A discussion of the results of operations in each of our reportable segments is provided below.

b.     Nextel Mexico

Six Months Ended June 30, 2003 vs. Six Months Ended June 30, 2002

		% of		% of
	Successor	Nextel	Predecessor	Nextel	Change from
	Company	Mexico’s	Company	Mexico’s	Previous Year
	June 30,	Operating	June 30,	Operating
	2003	Revenues	2002	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues
Service and other revenues	$255,895	97%	$195,734	97%	$60,161	31%
Digital handset and accessory revenues	8,715	3%	6,249	3%	2,466	39%

	264,610	100%	201,983	100%	62,627	31%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(46,770)	(18)%	(41,228)	(21)%	(5,542)	13%
Cost of digital handset and accessory sales	(34,200)	(13)%	(28,479)	(14)%	(5,721)	20%

	(80,970)	(31)%	(69,707)	(35)%	(11,263)	16%

Gross margin	183,640	69%	132,276	65%	51,364	39%
Selling and marketing expenses	(35,343)	(13)%	(39,463)	(19)%	4,120	(10)%
General and administrative expenses	(41,792)	(16)%	(37,245)	(18)%	(4,547)	12%

Segment earnings	106,505	40%	55,568	28%	50,937	92%
Depreciation and amortization	(33,386)	(12)%	(24,844)	(13)%	(8,542)	34%

Operating income	73,119	28%	30,724	15%	42,395	138%
Interest expense	(8,218)	(3)%	(3,220)	(2)%	(4,998)	155%
Interest income	1,317	—	213	—	1,104	518%
Foreign currency transaction losses, net	(6,496)	(3)%	(6,509)	(3)%	13	—
Other expense, net	(568)	—	(901)	—	333	(37)%

Income before income tax	$59,154	22%	$20,307	10%	$38,847	191%

1.     Operating revenues

      The $60.2 million, or 31%, increase in service and other revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily a result of the following:

•	a 29% increase in the average number of digital handsets in commercial service from the six months ended June 30, 2002 to the six months ended June 30, 2003;

•	the favorable partial resolution during the fourth quarter of 2002 of a dispute related to a new telecommunications tax that Nextel Mexico treated as contra-revenue in 2002; and

•	the successful implementation of previously introduced monthly service plans and price increases applied to the existing customer base at the beginning of 2003 that has generated higher average revenues per handset on a U.S. dollar basis, despite a 13% depreciation of the Mexican peso compared to the U.S. dollar over the same period.

      The $2.5 million, or 39%, increase in digital handset and accessory revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of a change in accounting for digital handset revenues that Nextel Mexico implemented during the fourth quarter of 2002.

2.     Cost of revenues

      The $5.5 million, or 13%, increase in cost of service from the six months ended June 30, 2002 to the six months ended June 30, 2003 is principally a result of the following:

•	an increase in variable costs related to interconnect fees resulting from a 66% increase in total system minutes of use partially offset by a decrease in variable rates per minute of use beginning in 2003 when Nextel Mexico renegotiated interconnect rates with certain of its significant interconnect carriers, as well as the depreciation of the Mexican peso compared to the U.S. dollar over the same period; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including utility and warranty costs that Nextel Mexico incurred resulting from a 16% increase in the number of transmitter and receiver sites in service from June 30, 2002 to June 30, 2003, partially offset by the depreciation of the Mexican peso compared to the U.S. dollar over the same period.

      As is the case with our other operating companies, Nextel Mexico subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The $5.7 million, or 20%, increase in Nextel Mexico’s cost of digital handset and accessory sales from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to an increase in handset upgrades provided to current customers and the change in accounting for digital handset sales previously discussed.

3.     Selling and marketing expenses

      The $4.1 million, or 10%, decrease in Nextel Mexico’s selling and marketing expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is a result of the following:

•	a $2.1 million, or 12%, decrease in commissions earned by indirect dealers largely as a result of a decrease in the average commission incurred per handset sale on a U.S. dollar basis because of the depreciation of the Mexican peso, partially offset by higher commissions earned on a local currency basis due to an 8% increase in handset sales;

•	a $1.8 million, or 18%, decrease in advertising expenses and marketing costs primarily as a result of the depreciation of the Mexican peso and decreases in media expenses and agency fees; and

•	a $0.2 million, or 2%, decrease in other sales largely due to the depreciation of the Mexican peso, partially offset by an increase in employee and related expenses related to an increase in sales and marketing personnel and an increase in facilities and administrative expenses related to increased rent and building maintenance expenses for space occupied by sales and marketing personnel.

4.     General and administrative expenses

      The $4.5 million, or 12%, increase in Nextel Mexico’s general and administrative expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is a result of the following:

•	a $4.0 million, or 21%, increase in general corporate expenses primarily due to an increase in other taxes, bank commissions and insurance premiums and an increase in facilities and administrative expenses, largely due to increased rent and building maintenance costs, partially offset by the depreciation of the Mexican peso; and

•	a $2.3 million, or 27%, increase in customer care and billing operations expenses primarily due to an increase in payroll and related expenses caused by an increase in customer care personnel necessary to support a larger customer base, partially offset by the depreciation of the Mexican peso.

These increases were partially offset by the following:

•	a $1.3 million, or 25%, decrease in information technology expenses because of the depreciation of the Mexican peso and a decrease in software maintenance expenses;

•	a $0.4 million, or 12%, decrease in bad debt expense, which also decreased as a percentage of revenues from 1.6% for the six months ended June 30, 2002 to 1.0% for the six months ended June 30, 2003,

primarily due to improved collection efforts and stricter credit screening procedures implemented during the second quarter of 2002, as well as the depreciation of the Mexican peso; and

•	a $0.1 million, or 16%, decrease in engineering management expenses because of the depreciation of the Mexican peso.

5.     Depreciation and amortization

      The $8.5 million, or 34%, increase in depreciation and amortization from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely due to the recognition of $38.5 million in intangible assets, in particular customer base and tradename, as a result of the application of fresh-start accounting rules on October 31, 2002. The recognition of the customer base and its relatively short useful life substantially increased amortization expense for the six months ended June 30, 2003 compared to the same period in 2002. The increase in amortization expense was partially offset by a decrease in depreciation expense as a result of $83.2 million in fixed asset write-downs that Nextel Mexico recognized in applying fresh-start accounting rules. These charges substantially reduced the cost bases of Nextel Mexico’s fixed assets, resulting in lower depreciation charges during the six months ended June 30, 2003 compared to the same period in 2002.

6.     Interest expense

      The $5.0 million, or 155%, increase in interest expense from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to interest incurred on Nextel Mexico’s $57.9 million tower financing obligations, which Nextel Mexico incurred in connection with the sale-leaseback of communication towers during the six months ended June 30, 2003.

7.     Interest income

      The $1.1 million, or 518%, increase in interest income from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily the result of higher average cash balances during the six months ended June 30, 2003 compared to the same period in 2002, primarily due to cash proceeds received in connection with Nextel Mexico’s tower sale-leaseback transactions.

8.     Foreign currency transaction losses, net

      Net foreign currency transaction losses of $6.5 million for the six months ended June 30, 2003 and 2002 are primarily due to the impact from the weakening of the Mexican peso on Nextel Mexico’s U.S. dollar-denominated liabilities, primarily its long-term debt.

9.     Other expense, net

      The $0.3 million, or 37%, decrease in other expense, net, from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely due to a decrease in non-operating expenses.

Combined Period Ended December 31, 2002 vs. Year Ended December 31, 2001

	Successor	Predecessor		% of		% of
	Two Months	Ten Months	Combined	Nextel		Nextel	Change from
	Ended	Ended	Year Ended	Mexico’s	Year Ended	Mexico’s	Previous Year
	December 31,	October 31,	December 31,	Operating	December 31,	Operating
	2002	2002	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$95,682	$351,556	$447,238	100%	$289,335	100%	$157,903	55%
Cost of revenues (exclusive of depreciation included below)	(29,313)	(122,979)	(152,292)	(34)%	(118,621)	(41)%	(33,671)	28%

Gross margin	66,369	228,577	294,946	66%	170,714	59%	124,232	73%
Selling and marketing expenses	(12,524)	(66,525)	(79,049)	(18)%	(87,257)	(30)%	8,208	(9)%
General and administrative expenses	(12,785)	(60,671)	(73,456)	(16)%	(67,524)	(24)%	(5,932)	9%

Segment earnings	41,060	101,381	142,441	32%	15,933	5%	126,508	794%
Impairment, restructuring and other charges	—	—	—	—	(433,945)	(150)%	433,945	(100)%
Depreciation and amortization	(10,256)	(43,648)	(53,904)	(12)%	(67,106)	(23)%	13,202	(20)%

Operating income (loss)	30,804	57,733	88,537	20%	(485,118)	(168)%	573,655	(118)%
Interest expense, net	(1,177)	(2,483)	(3,660)	(1)%	(5,245)	(2)%	1,585	(30)%
Foreign currency transaction (losses) gains, net	(409)	(17,194)	(17,603)	(4)%	1,816	1%	(19,419)	NM
Reorganization items, net	—	(46,814)	(46,814)	(10)%	—	—	(46,814)	NM
Other expense, net	(1,456)	(3,071)	(4,527)	(1)%	(954)	—	(3,573)	375%

Income (loss) before income tax	$27,762	$(11,829)	$15,933	4%	$(489,501)	(169)%	$505,434	(103)%

NM — Not Meaningful

1.     Operating revenues

      Nextel Mexico’s operating revenues for the years ended December 31, 2002 and 2001 are as follows:

	Successor	Predecessor
	Two Months	Ten Months	Combined		Increase from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$92,272	$339,991	$432,263	$280,254	$152,009	54%
Digital handset and accessory sales	3,410	11,565	14,975	9,081	5,894	65%

Total operating revenues	$95,682	$351,556	$447,238	$289,335	$157,903	55%

      The $152.0 million, or 54%, increase in wireless service and other revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to the following:

•	a 48% increase in the average number of digital handsets in commercial service from the year ended December 31, 2001 to the year ended December 31, 2002 resulting from growth in Nextel Mexico’s existing markets and a continued emphasis on maintaining brand awareness; and

•	the successful introduction of new monthly service plans that have generated higher average revenues per handset for the year ended December 31, 2002 compared to the year ended December 31, 2001.

      Although the total number of handsets sold in Mexico decreased from the year ended December 31, 2001 to the year ended December 31, 2002, digital handset and accessory sales revenues increased mainly as a result of the 48% increase in the average number of digital handsets in commercial service.

2.     Cost of revenues

      Nextel Mexico’s cost of revenues for the years ended December 31, 2002 and 2001 are as follows:

	Successor	Predecessor
	Two Months	Ten Months	Combined		Increase from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services and other	$16,169	$72,166	$88,335	$57,011	$31,324	55%
Cost of digital handset and accessory sales	13,144	50,813	63,957	61,610	2,347	4%

Total cost of revenues	$29,313	$122,979	$152,292	$118,621	$33,671	28%

      The $31.3 million, or 55%, increase in cost of providing wireless services and other is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 99% increase in total system minutes of use from the year ended December 31, 2001 to the year ended December 31, 2002, mainly due to the increased number of handsets in service and the implementation of usage volume-based promotions; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility and warranty costs that Nextel Mexico incurred resulting from a 30% increase in the number of transmitter and receiver sites in service from December 31, 2001 to December 31, 2002.

      As is the case with our other operating companies, Nextel Mexico subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The $2.3 million increase in Nextel Mexico’s cost of digital handset and accessory sales from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to costs recognized from handset sales that occurred and were deferred in prior periods partially offset by a decrease in costs recognized related to lower handset sales during 2002.

3.     Selling and marketing expenses

      The $8.2 million decrease in Nextel Mexico’s selling and marketing expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	a $4.9 million, or 13%, decrease in commissions earned by indirect dealers and distributors as a result of fewer digital handsets sold through indirect channels, partially offset by higher average commissions paid per handset sold by indirect dealers;

•	a $3.4 million, or 13%, decrease in advertising expenses primarily due to Nextel Mexico’s shift to less costly advertising programs;

•	a $1.2 million, or 28%, decrease in marketing costs primarily due to a decrease in analog costs, as well as a reduction in temporary and contractor personnel; and

•	a $1.0 million, or 5%, decrease in direct commission and payroll costs as a result of fewer handset sold by Nextel Mexico’s internal sales force.

      These decreases were partially offset by $2.3 million in rebates for marketing expenses that Nextel Mexico earned in the first quarter of 2001, which reduced its total marketing and selling expenses in that period.

4.     General and administrative expenses

      The $5.9 million increase in Nextel Mexico’s general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	an $8.1 million, or 19%, increase in information technology, facilities and general corporate expenses primarily due to activities to support the growth in operations and expansion into new geographic areas, increases in facilities and administrative expenses associated with a new facility in Mexico City that houses Nextel Mexico’s customer care operations and an increase in a business tax that is based on a portion of Nextel Mexico’s service revenues; and

•	a $6.3 million, or 56%, increase in expenses related to billing, collection, customer retention and customer care activities primarily due to an increase in customer care headcount to support a larger customer base and an increase in program costs designed to increase customer retention.

      These increases were partially offset by an $8.5 million decrease in bad debt expense, which decreased as a percentage of operating revenues from 4.5% for the year ended December 31, 2001 to 1.0% for the year ended December 31, 2002 primarily due to the implementation of stricter credit screening procedures and improved collection efforts.

5.     Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $433.9 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001.

6.     Depreciation and amortization

      The $13.2 million decrease in depreciation and amortization from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the asset write-downs that we recorded in the fourth quarter of 2001. These write-downs substantially reduced the cost bases of Nextel Mexico’s long-lived assets, resulting in lower depreciation and amortization charges in 2002. These decreases were partially offset by depreciation expense related to capital expenditures made during 2002.

7.     Interest expense, net

      The $1.6 million decrease in net interest expense from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of lower handset financing balances in 2002 due to fewer handset purchases and an active program to pay for new purchases in cash and pay down outstanding credit balances.

8.     Foreign currency transaction (losses) gains, net

      Foreign currency transaction losses of $17.6 million for the year ended December 31, 2002 were primarily due to the effects of a 2% decrease in average value of the Mexican peso during 2002 on Nextel Mexico’s U.S. dollar-denominated liabilities. Foreign currency transaction gains of $1.8 million for the previous year were primarily due to the effects of a 1% increase in average value of the Mexican peso during 2001 on Nextel Mexico’s U.S. dollar-denominated liabilities.

9.     Reorganization items, net

      As a result of applying fresh-start accounting principles in accordance with SOP 90-7, during the fourth quarter of 2002, Nextel Mexico adjusted the carrying values of its long-lived assets to their estimated fair values and recognized a $44.7 million charge in reorganization items. Reorganization items, net, also include direct costs incurred in connection with our reorganization.

10.     Other expense, net

      The $3.6 million increase in other expense, net, primarily resulted from an increase in other non-operating expenses, including non-operating taxes such as withholding taxes.

Year Ended December 31, 2001 vs. Year Ended December 31, 2000

		% of		% of
		Nextel		Nextel	Change from
		Mexico’s		Mexico’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$289,335	100%	$112,327	100%	$177,008	158%
Cost of revenues (exclusive of depreciation included below)	(118,621)	(41)%	(57,725)	(51)%	(60,896)	105%

Gross margin	170,714	59%	54,602	49%	116,112	213%
Selling and marketing expenses	(87,257)	(30)%	(45,205)	(40)%	(42,052)	93%
General and administrative expenses	(67,524)	(23)%	(38,257)	(34)%	(29,267)	77%

Segment earnings (losses)	15,933	6%	(28,860)	(25)%	44,793	155%
Impairment, restructuring and other charges	(433,945)	(150)%	—	—	(433,945)	(100)%
Depreciation and amortization	(67,106)	(24)%	(33,090)	(30)%	(34,016)	103%

Operating loss	(485,118)	(168)%	(61,950)	(55)%	(423,168)	683%
Interest expense, net	(5,245)	(2)%	(3,946)	(4)%	(1,299)	33%
Foreign currency transaction gains (losses), net	1,816	1%	(55)	—	1,871	NM
Other expense, net	(954)	—	(2,086)	(2)%	1,132	(54)%

Loss before income tax	$(489,501)	(169)%	$(68,037)	(61)%	$(421,464)	619%

NM — Not Meaningful

1.     Operating revenues

      The 158% increase in operating revenues for 2001 compared to 2000 consists of a $173.1 million, or 161%, increase in wireless service and other revenues to $280.3 million and a $3.9 million, or 75%, increase in digital handset and accessory sales revenues to $9.1 million.

      The 162% increase in wireless service and other revenues was primarily the result of the following:

•	a 146% increase in the average number of digital handsets in service during 2001, primarily due to the expansion of service coverage in Mexico and a continued emphasis on increasing brand awareness, generally through increased advertising; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

      Nextel Mexico continues to subsidize handset sales to attract and retain new customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.     Cost of revenues

      The 105% increase in cost of revenues for 2001 compared to 2000 consists of a $32.2 million, or 130%, increase in cost of providing wireless services to $57.0 million and a $28.7 million, or 87%, increase in cost of digital handset and accessory sales to $61.6 million.

      The 130% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 176% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Mexico incurred due to a 72% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, costs of digital handset and accessory sales increased primarily due to an increase in the number of handsets sold to new and existing customers.

3.     Selling and marketing expenses

      The 93% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $16.9 million, or 80%, in commissions earned by indirect dealers and distributors as a result of a 77% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $13.2 million, or 125%, in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $12.0 million, or 88%, in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount and a 26% increase in digital handsets sold through direct channels.

4.     General and administrative expenses

      The 77% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $15.3 million, or 57%, in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $7.9 million, or 154%, in bad debt expense, which was 4.5% of operating revenues in both 2001 and 2000, primarily due to the 158% increase in operating revenues; and

•	an increase of $6.1 million, or 95%, in expenses related to billing, collection, customer retention and customer care activities primarily due to an increase in customer care headcount to support a larger customer base and costs associated with a new facility that houses Nextel Mexico’s customer care operations.

5.     Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $433.9 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

6.     Depreciation and amortization

      Depreciation and amortization increased from the year ended December 31, 2000 to the year ended December 31, 2001, primarily due to an increase in depreciation resulting from additional transmitter and receiver sites placed into service to improve and enhance coverage of Nextel Mexico’s digital mobile network. System assets relating to the development and expansion of Nextel Mexico’s digital mobile network represents the largest portion of Nextel Mexico’s capital expenditures during each period.

7.     Interest expense, net

      The $1.3 million, or 33%, increase in net interest expense is primarily the result of an increase in handset financing balances in 2001.

8.     Foreign currency transaction gains (losses), net

      Foreign currency transaction gains during the year ended December 31, 2001 are primarily due to the effect of the appreciation of the Mexican peso compared to the U.S. dollar on Nextel Mexico’s U.S. dollar-denominated liabilities during 2001. Foreign currency transaction losses during the year ended December 31, 2000 are primarily due to the effect of the depreciation of the Mexican peso compared to the U.S. dollar on Nextel Mexico’s U.S. dollar-denominated liabilities during 2000.

9.     Other expense, net

      The $1.1 million, or 54%, decrease in other expense, net, is primarily the result of a decrease in other non-operating expenses.

c.     Nextel Brazil

Six Months Ended June 30, 2003 vs. Six Months Ended June 30, 2002

		% of		% of
	Successor	Nextel	Predecessor	Nextel	Change from
	Company	Brazil’s	Company	Brazil’s	Previous Year
	June 30,	Operating	June 30,	Operating
	2003	Revenues	2002	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues
Service and other revenues	$63,628	93%	$90,770	93%	$(27,142)	(30)%
Digital handset and accessory revenues	5,139	7%	6,622	7%	(1,483)	(22)%

	68,767	100%	97,392	100%	(28,625)	(29)%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(24,566)	(36)%	(39,362)	(41)%	14,796	(38)%
Cost of digital handset and accessory sales	(10,954)	(16)%	(12,957)	(13)%	2,003	(15)%

	(35,520)	(52)%	(52,319)	(54)%	16,799	(32)%

Gross margin	33,247	48%	45,073	46%	(11,826)	(26)%
Selling and marketing expenses	(9,147)	(13)%	(14,098)	(14)%	4,951	(35)%
General and administrative expenses	(17,917)	(26)%	(26,413)	(27)%	8,496	(32)%

Segment earnings	6,183	9%	4,562	5%	1,621	36%
Restructuring and other charges	—	—	(695)	(1)%	695	(100)%
Depreciation and amortization	(1,368)	(2)%	(6,477)	(7)%	5,109	(79)%

Operating income (loss)	4,815	7%	(2,610)	(3)%	7,425	(284)%
Interest expense	(5,688)	(8)%	(6,920)	(7)%	1,232	(18)%
Interest income	2,152	3%	753	1%	1,399	186%
Foreign currency transaction gains, net	21,895	32%	946	1%	20,949	NM
Other expense, net	(2,939)	(5)%	(1,356)	(1)%	(1,583)	117%

Income (loss) before income tax	$20,235	29%	$(9,187)	(9)%	$29,422	(320)%

NM — Not Meaningful

      Due to our cost conservation initiatives, from the fourth quarter of 2001 continuing through the first quarter of 2003, we reduced the level of investment in Nextel Brazil. Because of the reduction in investment, Nextel Brazil was not able to invest significant amounts on customer acquisition and retention efforts or complete the construction of its digital mobile network, particularly in outlying areas, consistent with the quality standards in our other operations. As a result, Nextel Brazil has experienced lower growth and high customer turnover, leading to a decreasing customer base and a decline in revenues. We have recently completed a review of Nextel Brazil’s sales and customer retention strategy, including branding, pricing, promotion and distribution. In addition, we have evaluated Nextel Brazil’s network quality and coverage to ensure our wireless coverage matches our targeted customers’ expectations. As a result of these assessments, we are revitalizing our sales and customer retention programs and are making modest incremental investments to the digital mobile network in key metropolitan areas of Brazil. While Nextel Brazil has made some progress in reducing customer turnover and improving network quality, we cannot be sure that these efforts will have a significant positive, long-term impact on Nextel Brazil’s results of operations in the future.

      In accordance with generally accepted accounting principles in the United States, we translated Nextel Brazil’s results of operations using the average exchange rates for the six months ended June 30, 2003. The average exchange rate for the six months ended June 30, 2003 depreciated about 29% from the same period in 2002. As a result, the components of Nextel Brazil’s results of operations for the six months ended June 30, 2003 after translation into U.S. dollars reflect significant decreases compared to its results of operations for the same period in 2002, taking into consideration our one-month lag financial reporting policy for our non-U.S. operating subsidiaries.

1.     Operating revenues

      The $27.1 million, or 30%, decrease in service and other revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily a result of the depreciation of the Brazilian real compared to the U.S. dollar and a 12% decrease in the average number of digital handsets in commercial service from the six months ended June 30, 2002 to the six months ended June 30, 2003.

      Measured in Brazilian reais, wireless service and other revenues increased slightly as a result of an increase in average revenue per handset on a local currency basis, primarily due to an increase in revenue from calling party pays service agreements that Nextel Brazil signed and implemented with various fixed line and wireless operators, the successful introduction of new monthly service plans with higher prices and price increases on existing plans.

      The $1.5 million, or 22%, decrease in digital handset and accessory revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of the depreciation of the Brazilian real from the six months ended June 30, 2002 to the same period in 2003 and a decrease in handset sales. This decrease was partially offset by a change in accounting for digital handset revenues that Nextel Brazil implemented during the fourth quarter of 2002.

2.     Cost of revenues

      The $14.8 million, or 38%, decrease in cost of service from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily attributable to the depreciation of the Brazilian real and a decrease in local currency variable interconnect costs due to a 16% decrease in system minutes of use, which was attributable to the decline in the average number of digital handsets in commercial service.

      As is the case with our other operating companies, Nextel Brazil subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The $2.0 million, or 15%, decrease in cost of digital handset and accessory sales from the six months ended June 30, 2002 to the six months ended June 30, 2003 is mostly due to a decrease in handset sales. This decrease was partially offset by higher costs related to an increase in handset upgrades provided to existing customers.

3.     Selling and marketing expenses

      The $5.0 million, or 35%, decrease in Nextel Brazil’s selling and marketing expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is the result of the following:

•	a decrease of $2.6 million, or 37%, in direct commission and payroll expenses principally as a result of fewer handsets sold by Nextel Brazil’s internal sales force and the depreciation of the Brazilian real;

•	a decrease of $1.0 million, or 38%, in advertising expenses, primarily as a result of fewer advertising promotions beginning in 2002 and continuing throughout the first half of 2003, as well as the depreciation of the Brazilian real;

•	a decrease of $0.8 million, or 39%, in other marketing expenses primarily due to a reduction in marketing payroll and facilities and administrative costs and the depreciation of the Brazilian real; and

•	a decrease of $0.6 million, or 24%, in commissions earned by indirect dealers as a result of the depreciation of the Brazilian real, despite an increase in local currency commissions per handset sale.

4.     General and administrative expenses

      The $8.5 million, or 32%, decrease in Nextel Brazil’s general and administrative expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is a result of the following:

•	a decrease of $4.6 million, or 86%, in bad debt expense, which also decreased as a percentage of revenues from 5.5% for the six months ended June 30, 2002 to 1.1% for the six months ended June 30, 2003, principally due to the recognition of higher bad debt provisions during the first half of 2002 resulting from the uncertainty surrounding our reorganization, improved credit screening and collection efforts and the depreciation of the Brazilian real;

•	a decrease of $2.2 million, or 19%, in general corporate expenses primarily as a result of the depreciation of the Brazilian real;

•	a decrease of $1.1 million, or 17%, in customer care and billing operations expenses principally due to the depreciation of the Brazilian real, partially offset by an increase in local currency payroll and related expenses caused by an increase in customer care personnel; and

•	a decrease of $0.6 million, or 20%, in information technology expenses, primarily as a result of the depreciation of the Brazilian real, partially offset by an increase in local currency information technology expenses due to new system maintenance contracts.

5.     Restructuring and other charges

      Restructuring charges of $0.7 million during the six months ended June 30, 2002 represent severance expenses incurred as a result of reductions in Nextel Brazil’s workforce. Nextel Brazil did not incur any restructuring or other charges during the six months ended June 30, 2003.

6.     Depreciation and amortization

      The $5.1 million, or 79%, decrease in depreciation and amortization from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of $33.8 million in long-lived asset write-downs that Nextel Brazil recognized as a result of the application of fresh-start accounting rules on October 31, 2002. These write-downs substantially reduced the cost bases of Nextel Brazil’s long-lived assets and resulted in less depreciation and amortization during the six months ended June 30, 2003 than during the same period in 2002.

7.     Interest expense

      The $1.2 million, or 18%, decrease in interest expense from the six months ended June 30, 2002 to the six months ended June 30, 2003 is mainly due to the reduction of handset financing interest resulting from a decrease in handsets sold and a decrease in interest rates on the Brazil equipment facility.

8.     Interest income

      The $1.4 million, or 186%, increase in interest income from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily the result of higher average cash balances and income on short-term investments.

9.     Foreign currency transaction gains, net

      Net foreign currency transaction gains of $21.9 million and $0.9 million for the six months ended June 30, 2003 and 2002 are primarily due to the impact from the relative strengthening of the Brazilian real against the U.S. dollar on Nextel Brazil’s U.S. dollar-based long-term liabilities during those periods.

10.     Other expense, net

      The $1.6 million, or 117%, increase in other expense, net, from the six months ended June 30, 2002 to the six months ended June 30, 2003 is principally due to an increase in penalties on tax contingencies and higher losses on asset disposals, partially offset by a decrease in asset transfer taxes.

Combined Period Ended December 31, 2002 vs. Year Ended December 31, 2001

	Successor	Predecessor		% of		% of
	Two Months	Ten Months	Combined	Nextel		Nextel	Change from
	Ended	Ended	Year Ended	Brazil’s	Year Ended	Brazil’s	Previous Year
	December 31,	October 31,	December 31,	Operating	December 31,	Operating
	2002	2002	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$21,990	$152,780	$174,770	100%	$171,138	100%	$3,632	2%
Cost of revenues (exclusive of depreciation included below)	(9,834)	(77,676)	(87,510)	(50)%	(116,508)	(68)%	28,998	(25)%

Gross margin	12,156	75,104	87,260	50%	54,630	32%	32,630	60%
Selling and marketing expenses	(2,629)	(20,219)	(22,848)	(13)%	(56,998)	(33)%	34,150	(60)%
General and administrative expenses	(4,864)	(41,235)	(46,099)	(27)%	(64,942)	(38)%	18,843	(29)%

Segment earnings (losses)	4,663	13,650	18,313	10%	(67,310)	(39)%	85,623	(127)%
Impairment, restructuring and other charges	—	(695)	(695)	—	(679,440)	(397)%	678,745	(100)%
Depreciation and amortization	(263)	(9,977)	(10,240)	(6)%	(73,026)	(43)%	62,786	(86)%

Operating income (loss)	4,400	2,978	7,378	4%	(819,776)	(479)%	827,154	(101)%
Interest expense, net	(4,569)	(9,879)	(14,448)	(8)%	10,126	6%	(24,574)	(243)%
Foreign currency transaction gains (losses), net	1,422	(27,669)	(26,247)	(15)%	(62,590)	(37)%	36,343	(58)%
Reorganization items, net	—	(33,658)	(33,658)	(19)%	—	—	(33,658)	NM
Other expense, net	(950)	(3,703)	(4,653)	(3)%	(5,690)	(3)%	1,037	(18)%

Income (loss) before income tax	$303	$(71,931)	$(71,628)	(41)%	$(877,930)	(513)%	$806,302	(92)%

NM — Not Meaningful

      In accordance with accounting principles generally accepted in the United States, we translated Nextel Brazil’s results of operations using the average exchange rates for the year ended December 31, 2002. The average exchange rate of the Brazilian real for the year ended December 31, 2002 depreciated against the U.S. dollar by 18% from the same period in 2001. As a result, the components of Nextel Brazil’s results of operations for the year ended December 31, 2002 after translation into U.S. dollars reflect significant decreases as compared to its results of operations for the same period in 2001, taking into consideration our one-month lag financial reporting policy for our non-U.S. subsidiaries.

1.     Operating revenues

      Nextel Brazil’s operating revenues for the years ended December 31, 2002 and 2001 are as follows:

	Successor	Predecessor
	Two Months	Ten Months	Combined		Increase from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$20,617	$141,908	$162,525	$159,844	$2,681	2%
Digital handset and accessory sales	1,373	10,872	12,245	11,294	951	8%

Total operating revenues	$21,990	$152,780	$174,770	$171,138	$3,632	2%

      The $2.7 million, or 2%, increase in wireless service and other revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following factors:

•	a 9% increase in the average number of digital handsets in commercial service from the year ended December 31, 2001 to the year ended December 31, 2002, notwithstanding a decrease in the total ending number of digital handsets in commercial service as of December 31, 2002; and

•	the recognition of revenue from calling party pays service agreements that Nextel Brazil signed and implemented with various fixed line and wireless operators throughout 2002.

These increases were partially offset by the effects of the 18% depreciation of the Brazilian real compared to the U.S. dollar. As a result, Nextel Brazil’s average revenues per handset decreased from the year ended December 31, 2001 to the year ended December 31, 2002. Although average revenues per handset on a U.S. dollar basis declined modestly, on a local currency basis, average revenues per handset increased as a result of an increase in access fees and the recognition of revenue from calling party pays service agreements.

      Although the total number of handsets sold in Brazil decreased from the year ended December 31, 2001 to the year ended December 31, 2002, digital handset and accessory sales revenues increased mainly as a result of the 9% increase in the average number of digital handsets in commercial service.

      Despite the increase in the average number of handsets in commercial service from the year ended December 31, 2001 to the year ended December 31, 2002, the total ending number of digital handsets in service decreased as of December 31, 2002 due to the slowdown in net subscriber growth beginning in the fourth quarter of 2001.

2.     Cost of revenues

      Nextel Brazil’s cost of revenues for the years ended December 31, 2002 and 2001 are as follows:

	Successor	Predecessor
	Two Months	Ten Months	Combined		Decrease from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services and other	$6,861	$57,698	$64,559	$70,036	$(5,477)	(8)%
Cost of digital handset and accessory sales	2,973	19,978	22,951	46,472	(23,521)	(51)%

Total cost of revenues	$9,834	$77,676	$87,510	$116,508	$(28,998)	(25)%

      The $5.5 million, or 8%, decrease in cost of providing wireless services and other is primarily attributable to the 18% depreciation of the Brazilian real compared to the U.S. dollar.

      Measured in Brazilian reais, the cost of providing wireless services increased primarily as a result of an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and insurance costs that Nextel Brazil incurred resulting from a 16% increase in the average number of transmitter and receiver sites in service from December 31, 2001 to December 31, 2002, as well as a decrease in costs capitalized resulting from a reduction in the network expansion program due to cash conservation initiatives.

      These increases were partially offset by the following:

•	nonrecurring charges recorded during the second quarter of 2001 related to the resolution of disputes with local carriers over minutes of use;

•	lower variable costs related to interconnect fees resulting from declining system minutes of use and costs per minutes of use consistent with the decline in Nextel Brazil’s subscriber base; and

•	decreases in payroll and facilities and administrative expenses due to cash conservation initiatives.

      As is the case with our other operating companies, Nextel Brazil subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The $23.5 million, or 51%, decrease in Nextel Brazil’s cost of digital handset and accessory sales from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to a 59% decrease in the number of handsets sold over the same period and the depreciation of the Brazilian real compared to the U.S. dollar, offset by an increase in average sales price per handset sold, as a result of new more expensive models and a reduction in sales promotions during 2002.

3.     Selling and marketing expenses

      The $34.2 million decrease in Nextel Brazil’s selling and marketing expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	a $9.1 million, or 68%, decrease in commissions earned by indirect dealers and distributors as a result of fewer digital handsets sold through indirect channels and the depreciation of the Brazilian real;

•	a $14.4 million, or 56%, decrease in direct commission and payroll costs as a result of fewer handsets sold by Nextel Brazil’s internal sales force and a decrease in commissions paid per each handset sold and the depreciation of the Brazilian real;

•	an $11.9 million, or 76%, decrease in advertising expenses, primarily due to Nextel Brazil’s shift to less costly advertising programs and the depreciation of the Brazilian real; and

•	a $1.1 million, or 24%, decrease in marketing costs, primarily due to our cash conservation initiatives and the depreciation of the Brazilian real.

      In addition, the decrease for the year ended December 31, 2002 was partially offset by $2.3 million in rebates for marketing expenses that Nextel Brazil earned in the first quarter of 2001, which reduced its total marketing and selling expenses in that period.

4.     General and administrative expenses

      The $18.8 million decrease in Nextel Brazil’s general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result the following:

•	a $12.5 million, or 69%, decrease in bad debt expense, which decreased as a percentage of operating revenues from 10.6% for year ended December 31, 2001 to 3.7% for the year ended December 31, 2002, primarily due to more stringent credit controls and improved collections procedures, as well as the depreciation of the Brazilian real compared to the U.S. dollar;

•	a $4.8 million, or 46%, decrease in information technology expenses as a result of cash conservation initiatives and the depreciation of the Brazilian real compared to the U.S. dollar; and

•	a $1.5 million, or 4%, decrease in general corporate expenses and expenses related to billing, collection, customer retention and customer care activities, as well as due to the 18% depreciation of the Brazilian real compared to the U.S. dollar, partially offset by increased reserves for tax contingencies related to various tax disputes with the Brazilian government.

5.     Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $679.4 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001.

6.     Depreciation and amortization

      The $62.8 million decrease in depreciation and amortization from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the asset write-downs that we recorded in the fourth quarter of 2001. These write-downs substantially reduced the cost bases of Nextel Brazil’s long-lived assets, resulting in lower depreciation and amortization charges in 2002.

7.     Interest expense, net

      The $24.6 million increase in net interest expense from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of a decrease in capitalized interest due to a significant slow down in the build-out of Nextel Brazil’s digital mobile network.

8.     Foreign currency transaction gains (losses), net

      The $36.3 million decrease in foreign currency transaction losses from the year ended December 31, 2001 to the year ended December 31, 2002 was primarily due to the reduction of U.S. dollar denominated exposures. In August 2001, we determined that a significant portion of our U.S. dollar denominated intercompany loans to Nextel Brazil are of a long-term investment nature.

9.     Reorganization items, net

      As a result of applying fresh-start accounting principles in accordance with SOP 90-7, during the fourth quarter of 2002, Nextel Brazil adjusted the carrying values of its long-lived assets to their estimated fair values and recognized a $32.5 million charge in reorganization items. Reorganization items, net, also include direct costs incurred in connection with our reorganization.

10.     Other expense, net

      The $1.0 million decrease in other expense, net, primarily resulted from a decrease in other non-operating expenses.

Year Ended December 31, 2001 vs. Year Ended December 31, 2000

		% of		% of
		Nextel		Nextel	Change from
		Brazil’s		Brazil’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$171,138	100%	$103,815	100%	$67,323	65%
Cost of revenues (exclusive of depreciation included below)	(116,508)	(68)%	(65,965)	(64)%	(50,543)	77%

Gross margin	54,630	32%	37,850	36%	16,780	44%
Selling and marketing expenses	(56,998)	(33)%	(46,688)	(45)%	(10,310)	22%
General and administrative expenses	(64,942)	(38)%	(34,268)	(33)%	(30,674)	90%

Segment losses	(67,310)	(39)%	(43,106)	(42)%	(24,204)	56%
Impairment, restructuring and other charges	(679,440)	(397)%	—	—	(679,440)	(100)%
Depreciation and amortization	(73,026)	(43)%	(54,266)	(52)%	(18,760)	35%

Operating loss	(819,776)	(479)%	(97,372)	(94)%	(722,404)	742%
Interest income (expense), net	10,126	6%	(4,511)	(4)%	14,637	(324)%
Foreign currency transaction losses, net	(62,590)	(37)%	(9,595)	(9)%	(52,995)	552%
Minority interest	—	—	3,721	3%	(3,721)	(100)%
Other expense, net	(5,690)	(3)%	(349)	—	(5,341)	NM

Loss before income tax	$(877,930)	(513)%	$(108,106)	(104)%	$(769,824)	712%

NM — Not Meaningful

1.     Operating revenues

      The 65% increase in operating revenues for 2001 compared to 2000 consists of a $67.5 million, or 73%, increase in wireless service and other revenues to $159.8 million and a $0.2 million, or 2%, decrease in digital handset and accessory sales revenues to $11.3 million.

      The 73% increase in wireless service and other revenues was primarily the result of the following:

•	a 94% increase in the average number of digital handsets in commercial service during 2001, primarily due to the expansion of service coverage in Brazil and a continued emphasis on increasing brand awareness, generally through increased advertising; and

•	the successful introduction of new monthly service plans that have generated higher average monthly revenues per digital handset in service.

These increases were partially offset by the effect of translating our Brazilian real-based revenues into U.S. dollars during a period when the U.S. dollar to Brazilian real exchange rate declined about 22% in value.

      Nextel Brazil continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory revenues decreased primarily due to the currency translation effect previously described, offset by an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.	Cost of revenues

      The 77% increase in cost of revenues for 2001 compared to 2000 consists of a $41.3 million, or 144%, increase in cost of providing wireless services to $70.0 million and a $9.3 million, or 25%, increase in cost of digital handset and accessory sales to $46.5 million.

      The 144% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 113% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service;

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Brazil incurred due to a 33% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001;

•	non-recurring charges incurred during the second quarter of 2001 related to the settlement of disputes with local carriers over minutes of use;

•	recurring costs incurred in connection with the introduction of wide-area dispatch services; and

•	fixed interconnect costs per minute of use that are comparatively higher than those incurred by our other operating companies, due to fixed contracts with local carriers that provide excess capacity.

      These increases were partially offset by the effect of translating our Brazilian real-based cost of revenues into U.S. dollars during a period when the U.S. dollar to Brazilian real exchange rate declined about 22% in value.

      We recently renegotiated one of our interconnect contracts with a large local carrier in Brazil to provide reduced capacity levels that more closely reflect our capacity needs and thereby partially reduce our total interconnect costs. The impact of the revised contract was reflected in the fourth quarter of 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to the increase in the number of handsets sold to new and existing customers.

3.	Selling and marketing expenses

      The 22% increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $5.2 million, or 64%, in commissions earned by indirect dealers and distributors primarily as a result of a 86% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $3.7 million, or 38%, in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $1.4 million, or 5%, in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing headcount.

4.	General and administrative expenses

      The 90% increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $12.8 million, or 56%, in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $12.5 million, or 223%, in bad debt expense, which increased as a percentage of operating revenues from 5.4% in 2000 to 10.6% in 2001, due to the 65% increase in operating revenues and increased customer credit issues; and

•	an increase of $5.4 million, or 90%, in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

5.	Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $679.4 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

6.	Depreciation and amortization

      Depreciation and amortization increased from the year ended December 31, 2000 to the year ended December 31, 2001, primarily due to an increase in depreciation resulting from additional transmitter and receiver sites placed into service to improve and enhance coverage of Nextel Brazil’s digital mobile network. System assets relating to the development and expansion of Nextel Brazil’s digital mobile network represent the largest portion of Nextel Brazil’s capital expenditures during each period. This increase is also a result of an increase in amortization resulting from significant acquisitions completed during 2000, which primarily included licenses and customer lists.

7.	Interest income (expense), net

      The $14.6 million increase in net interest income in 2001 is primarily due to intercompany interest generated on intercompany loans among our consolidated group of operating companies.

8.	Foreign currency transaction losses, net

      The $53.0 million, or 552%, increase in foreign currency transaction losses, net, is primarily due to a 21% depreciation of the Brazilian real compared to the U.S. dollar during the year ended December 31, 2001 compared to a 4% depreciation during the year ended December 31, 2000.

      In August 2001, we determined that a portion of our U.S. dollar-denominated intercompany loans to Nextel Brazil are of a long-term investment nature. As a result, beginning in August 2001, we recorded the effects of changes in the U.S. dollar to Brazilian real exchange rate on this portion of our intercompany loans to Nextel Brazil as part of the cumulative translation adjustment. Prior to August 2001, the effect of exchange rate changes on these intercompany loans was reported as foreign currency transaction losses in our consolidated statements of operations.

9.	Minority interest

      The elimination of minority interest in 2001 is the result of our acquisition of the remaining minority shareholders’ equity interest in Nextel Brazil during the second quarter of 2000.

10.	Other expense, net

      The $5.3 million increase in other expense, net, is primarily due to an increase in penalty interest and taxes related to asset transfers during the year ended December 31, 2001.

d.	Nextel Peru

Six Months Ended June 30, 2003 vs. Six Months Ended June 30, 2002

		% of		% of
	Successor	Nextel	Predecessor	Nextel	Change from
	Company	Peru’s	Company	Peru’s	Previous Year
	June 30,	Operating	June 30,	Operating
	2003	Revenues	2002	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues
Service and other revenues	$45,219	98%	$39,233	98%	$5,986	15%
Digital handset and accessory revenues	1,157	2%	833	2%	324	39%

	46,376	100%	40,066	100%	6,310	16%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(16,589)	(36)%	(12,138)	(30)%	(4,451)	37%
Cost of digital handset and accessory sales	(5,878)	(12)%	(5,955)	(15)%	77	(1)%

	(22,467)	(48)%	(18,093)	(45)%	(4,374)	24%

Gross margin	23,909	52%	21,973	55%	1,936	9%
Selling and marketing expenses	(5,837)	(13)%	(4,819)	(12)%	(1,018)	21%
General and administrative expenses	(7,535)	(16)%	(7,014)	(18)%	(521)	7%

Segment earnings	10,537	23%	10,140	25%	397	4%
Restructuring and other charges	—	—	(23)	—	23	(100)%
Depreciation and amortization	(1,863)	(4)%	(2,941)	(7)%	1,078	(37)%

Operating income	8,674	19%	7,176	18%	1,498	21%
Interest expense	(1,021)	(2)%	(1,595)	(4)%	574	(36)%
Interest income	511	1%	18	—	493	NM
Foreign currency transaction gains (losses), net	89	—	(168)	—	257	(153)%
Other expense, net	(867)	(2)%	(246)	(1)%	(621)	252%

Income before income tax	$7,386	16%	$5,185	13%	$2,201	42%

NM — Not Meaningful

      Because the U.S. dollar is the functional currency in Peru, Nextel Peru’s results of operations are not significantly impacted by changes in the exchange rate.

1.	Operating revenues

      The $6.0 million, or 15%, increase in service and other revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily a result of a 17% increase in the average number of digital handsets in commercial service from the six months ended June 30, 2002 to the six months ended June 30, 2003. The increase in service and other revenues for the six months ended June 30, 2003 was partially offset by a slight decrease in average revenue per handset over the same period.

      The $0.3 million, or 39%, increase in digital handset and accessory revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of a change in accounting for digital handset revenues that Nextel Peru implemented during the fourth quarter of 2002.

2.	Cost of revenues

      The $4.5 million, or 37%, increase in cost of service from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily a result of the following:

•	an increase in variable costs related to interconnect fees resulting from a 17% increase in total system minutes of use, primarily due to a 17% increase in the average number of digital handsets in commercial service;

•	an increase in average cost per minute of use due to higher interconnect rates that Nextel Peru began incurring in 2003 as a result of a change in intercarrier billing methodologies as a result of a decision of the Peruvian telecommunications regulator, which Nextel Peru is appealing; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including utilities and warranty costs, that Nextel Peru incurred resulting from a 17% increase in the number of transmitter and receiver sites in service from June 30, 2002 to June 30, 2003.

      As is the case with our other operating companies, Nextel Peru subsidizes handset sales to attract new customers. While Nextel Peru’s handset sales increased slightly from the six months ended June 30, 2002 to the six months ended June 30, 2003, the $77,000, or 1%, decrease in Nextel Peru’s cost of digital handset and accessory sales over the same period is largely due to a decrease in the average cost of handsets sold, primarily due to a change in the mix of handsets sold toward lower cost handsets.

3.	Selling and marketing expenses

      The $1.0 million, or 21%, increase in Nextel Peru’s selling and marketing expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is a result of the following:

•	a $0.5 million, or 40%, increase in advertising expenses and marketing costs primarily as a result of the launch of a new market in Peru and additional advertising campaigns that were implemented during the first six months of 2003; and

•	a $0.5 million, or 14%, increase in commissions earned by Nextel Peru’s direct sales force and indirect dealers and payroll expenses primarily resulting from:

•	an increase in average commissions incurred per handset sale, primarily as a result of increased incentives paid to Nextel Peru’s internal sales force in an effort to increase sales to longer-lived customers;

•	an increase in digital handsets sold; and

•	an increase in payroll costs related to an increase in sales and marketing personnel.

4.	General and administrative expenses

      The $0.5 million, or 7%, increase in Nextel Peru’s general and administrative expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is a result of the following:

•	a $0.5 million, or 22%, increase in customer care and billing operations expenses primarily as a result of an increase in payroll and related expenses related to an increase in customer care personnel necessary to support a larger customer base; and

•	a $0.3 million, or 19%, increase in information technology expenses primarily as result of an increase in payroll and related expenses, largely due to an increase in information technology personnel.

These increases were partially offset by the following:

•	a $0.2 million, or 6%, decrease in general corporate expenses primarily due to a decrease in temporary employee and office rental expenses; and

•	a $0.1 million, or 11%, decrease in bad debt expense, which also decreased as a percentage of revenues from 1.5% for the six months ended June 30, 2002 to 1.1% for the six months ended June 30, 2003, primarily due to improved collection efforts.

5.	Restructuring and other charges

      Restructuring and other charges for the six months ended June 30, 2002 represent the write-off of the carrying value of an information technology project that was abandoned as a result of our restructuring activities. Nextel Peru did not incur any restructuring or other charges during the six months ended June 30, 2003.

6.	Depreciation and amortization

      The $1.1 million, or 37%, decrease in depreciation and amortization from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to net long-lived asset write-downs that Nextel Peru recognized as a result of the application of fresh-start accounting rules on October 31, 2002. These write-downs substantially reduced the cost bases of certain of Nextel Peru’s long-lived assets, resulting in lower depreciation and amortization in 2003.

7.	Interest expense

      The $0.6 million, or 36%, decrease in interest expense from the six months ended June 30, 2002 to the six months ended June 30, 2003 is principally the result of less handset financing interest incurred during 2003 compared to 2002 due to the elimination of handset financing in the fourth quarter of 2002 and the implementation of an active program to pay for new purchases in cash.

8.	Interest income

      The increase in interest income of $0.5 million from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to the accretion of value added tax receivables that were written down in connection with the application of fresh-start accounting rules.

9.	Foreign currency transaction gains (losses), net

      Net foreign currency transaction gains of $0.1 million for the six months ended June 30, 2003 are primarily due to the effects of the appreciation of the Peruvian sol compared to the U.S. dollar during that period. Net foreign currency transaction losses of $0.2 million for the six months ended June 30, 2002 are primarily due to the effects of the depreciation of the Peruvian sol compared to the U.S. dollar during that period.

10.	Other expense, net

      The $0.6 million, or 252%, increase in other expense, net, from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to an increase in non-operating expenses.

Combined Period Ended December 31, 2002 vs. Year Ended December 31, 2001

	Successor	Predecessor		% of		% of
	Two Months	Ten Months	Combined	Nextel		Nextel	Change from
	Ended	Ended	Year Ended	Peru’s	Year Ended	Peru’s	Previous Year
	December 31,	October 31,	December 31,	Operating	December 31,	Operating
	2002	2002	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$14,729	$68,011	$82,740	100%	$64,952	100%	$17,788	27%
Cost of revenues (exclusive of depreciation included below)	(6,568)	(30,038)	(36,606)	(44)%	(31,077)	(48)%	(5,529)	18%

Gross margin	8,161	37,973	46,134	56%	33,875	52%	12,259	36%
Selling and marketing expenses	(1,796)	(8,610)	(10,406)	(13)%	(14,339)	(22)%	3,933	(27)%
General and administrative expenses	(3,170)	(10,889)	(14,059)	(17)%	(14,166)	(22)%	107	(1)%

Segment earnings	3,195	18,474	21,669	26%	5,370	8%	16,299	304%
Impairment, restructuring and other charges	—	(23)	(23)	—	(171,590)	(264)%	171,567	(100)%
Depreciation and amortization	(323)	(5,068)	(5,391)	(6)%	(26,117)	(40)%	20,726	(79)%

Operating income (loss)	2,872	13,383	16,255	20%	(192,337)	(296)%	208,592	(108)%
Interest expense, net	(246)	(2,223)	(2,469)	(3)%	(4,141)	(7)%	1,672	(40)%
Foreign currency transaction gains (losses), net	624	(1,030)	(406)	(1)%	573	1%	(979)	(171)%
Reorganization items, net	—	(31,030)	(31,030)	(38)%	—	—	(31,030)	NM
Other income (expense), net	6,983	(530)	6,453	8%	(765)	(1)%	7,218	(944)%

Income (loss) before income tax	$10,233	$(21,430)	$(11,197)	(14)%	$(196,670)	(303)%	$185,473	(94)%

NM — Not Meaningful

1.	Operating revenues

      Nextel Peru’s operating revenues for the years ended December 31, 2002 and 2001 are as follows:

		Predecessor
	Successor	Ten
	Two Months	Months	Combined		Increase from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$14,303	$66,598	$80,901	$63,572	$17,329	27%
Digital handset and accessory sales	426	1,413	1,839	1,380	459	33%

Total operating revenues	$14,729	$68,011	$82,740	$64,952	$17,788	27%

      The $17.3 million, or 27%, increase in wireless service and other revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to a 37% increase in the average number of digital handsets in commercial service, resulting from growth in Nextel Peru’s existing markets and a continued emphasis on maintaining brand awareness. This increase was partially offset by a decrease in Nextel Peru’s average revenues per handset on a U.S. dollar basis from the year ended December 31, 2001 to the year ended December 31, 2002.

      Although the total number of handsets sold in Peru decreased from the year ended December 31, 2001 to the year ended December 31, 2002, digital handset and accessory sales revenues increased mainly as a result of the 37% increase in the average number of digital handsets in commercial service.

2.	Cost of revenues

      Nextel Peru’s cost of revenues for the years ended December 31, 2002 and 2001 are as follows:

	Successor	Predecessor
	Two Months	Ten Months	Combined		Change from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services and other	$4,532	$20,326	$24,858	$16,617	$8,241	50%
Cost of digital handset and accessory sales	2,036	9,712	11,748	14,460	(2,712)	(19)%

Total cost of revenues	$6,568	$30,038	$36,606	$31,077	$5,529	18%

      The $8.2 million, or 50%, increase in cost of providing wireless services and other is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 54% increase in total system minutes of use from the year ended December 31, 2001 to the year ended December 31, 2002, principally resulting from the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs that Nextel Peru incurred resulting from an 18% increase in the number of transmitter and receiver sites in service from December 31, 2001 to December 31, 2002.

      As is the case with our other operating companies, Nextel Peru subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The $2.7 million, or 19%, decrease in Nextel Peru’s cost of digital handset and accessory sales from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to lower handset sales during 2002.

3.	Selling and marketing expenses

      The $3.9 million decrease in Nextel Peru’s selling and marketing expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	a $2.2 million, or 48%, decrease in advertising expenses primarily due to Nextel Peru’s shift to less costly advertising programs;

•	a $1.4 million, or 43%, decrease in commissions earned by indirect dealers and distributors as a result of fewer digital handsets sold through indirect channels and the implementation of lower cost service pricing plans during 2002, which resulted in lower average commissions paid per handset sold by indirect dealers; and

•	a $1.0 million, or 14%, decrease in direct commissions and payroll and employee related expenses as a result of fewer handsets sold by Nextel Peru’s internal sales force and a reduction in Nextel Peru’s sales and marketing personnel.

      These decreases were partially offset by $0.7 million in rebates for marketing expenses that Nextel Peru earned in the first quarter of 2001, which reduced its total marketing and selling expenses in that period.

4.	General and administrative expenses

      The $0.1 million decrease in Nextel Peru’s general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to a $1.5 million, or 15%, decrease in information technology, facilities and general corporate expenses resulting from fewer information technology projects in 2002.

      This decrease was partially offset by a $1.4 million, or 39%, increase in expenses related to billing, collection, customer retention and customer care activities primarily due to an increase in customer care headcount to support a larger customer base. Bad debt expense did not change significantly, but decreased as a percentage of operating revenues from 1.7% for the year ended December 31, 2001 to 1.3% for the year ended December 31, 2002 primarily due to improved collection efforts.

5.	Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $171.6 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001.

6.	Depreciation and amortization

      The $20.7 million decrease in depreciation and amortization from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the asset write-downs that we recorded in the fourth quarter of 2001. These write-downs substantially reduced the cost bases of Nextel Peru’s long-lived assets, resulting in lower depreciation and amortization charges in 2002.

7.	Interest expense, net

      The $1.7 million decrease in net interest expense from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of lower handset financing balances in 2002 due to fewer handset purchases and an active program to pay for new purchases in cash and pay down outstanding credit balances.

8.	Foreign currency transaction gains (losses), net

      Foreign currency transaction losses of $0.4 million for the year ended December 31, 2002 were primarily due to the effects of slight volatility in the Peruvian sol during the second half of 2002 on Nextel Peru’s non-U.S. dollar-denominated liabilities. Foreign currency transaction gains of $0.6 million for the year ended December 31, 2001 were primarily due to the effects of the appreciation of the Peruvian sol during 2001 on Nextel Peru’s non-U.S. dollar-denominated liabilities.

9.	Reorganization items, net

      As a result of applying accounting principles in accordance with SOP 90-7, during the fourth quarter of 2002, Nextel Peru adjusted the carrying values of its long-lived assets to their estimated fair values and recognized a $30.1 million charge in reorganization items. Reorganization items, net, also include direct costs incurred in connection with our reorganization.

10.	Other expense, net

      The change in other income, net, of $7.2 million from the year ended December 31, 2001 to the year ended December 31, 2002 primarily relates to a $6.1 million gain recorded as a result of our forgiveness of accrued interest on Nextel Peru’s intercompany loan.

Year Ended December 31, 2001 vs. Year Ended December 31, 2000

		% of		% of
		Nextel		Nextel	Change from Previous
		Peru’s		Peru’s	Year
	December	Operating	December	Operating
	31, 2001	Revenues	31, 2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$64,952	100%	$28,469	100%	$36,483	128%
Cost of revenues (exclusive of depreciation included below)	(31,077)	(48)%	(18,326)	(64)%	(12,751)	70%

Gross margin	33,875	52%	10,143	36%	23,732	234%
Selling and marketing expenses	(14,339)	(22)%	(10,860)	(38)%	(3,479)	32%
General and administrative expenses	(14,166)	(22)%	(9,287)	(33)%	(4,879)	53%

Segment earnings (losses)	5,370	8%	(10,004)	(35)%	15,374	154%
Impairment, restructuring and other charges	(171,590)	(264)%	—	—	(171,590)	(100)%
Depreciation and amortization	(26,117)	(40)%	(15,099)	(53)%	(11,018)	73%

Operating loss	(192,337)	(296)%	(25,103)	(88)%	(167,234)	666%
Interest expense, net	(4,141)	(6)%	(4,410)	(15)%	269	(6)%
Foreign currency transaction gains (losses), net	573	—	(224)	(1)%	797	(356)%
Minority interest	—	—	2,783	10%	(2,783)	(100)%
Other (expense) income, net	(765)	(1)%	191	—	(956)	(501)%

Loss before income tax	$(196,670)	(303)%	$(26,763)	(94)%	$(169,907)	635%

1.	Operating revenues

      The $36.5 million, or 128%, increase in operating revenues for 2001 compared to 2000 consists of a $35.9 million, or 130%, increase in wireless service and other revenues to $63.6 million and a $0.6 million, or 75%, increase in digital handset and accessory sales revenues to $1.4 million.

      The 130% increase in wireless service and other revenues was primarily the result of a 127% increase in the average number of digital handsets in service during 2001, mostly due to the expansion of service coverage in Peru and a continued emphasis on increasing brand awareness, generally through increased advertising.

      Nextel Peru continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.	Cost of revenues

      The $12.8 million, or 70%, increase in cost of revenues for 2001 compared to 2000 consists of a $10.3 million, or 163%, increase in cost of providing wireless services to $16.6 million and a $2.5 million, or 21%, increase in cost of digital handset and accessory sales to $14.5 million.

      The 163% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 147% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in commercial service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Peru incurred due to a 165% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to an increase in the number of handsets sold to new and existing customers.

3.	Selling and marketing expenses

      The $3.5 million, or 32%, increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $1.3 million, or 66%, in commissions earned by indirect dealers and distributors as a result of a 52% increase in digital handsets sold through indirect channels from 2000 to 2001;

•	an increase of $1.8 million, or 88%, in advertising expenses directed at increasing brand awareness to grow the customer base; and

•	an increase of $0.4 million, or 5%, in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing personnel.

4.	General and administrative expenses

      The $4.9 million, or 53%, increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $2.7 million, or 38%, in personnel, information technology, facilities and general corporate expenses to support growth in operations;

•	an increase of $0.8 million, or 308%, in bad debt expense, which increased as a percentage of operating revenues from 0.9% in 2000 to 1.7% in 2001, primarily due to the 128% increase in operating revenues and an increase in accounts receivable written-off; and

•	an increase of $1.4 million, or 66%, in expenses related to billing, collection and customer care activities primarily due to an increase in customer care headcount to support a larger customer base.

5.	Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $171.6 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

6.	Depreciation and amortization

      Depreciation and amortization increased from the year ended December 31, 2000 to the year ended December 31, 2001, primarily due to an increase in depreciation resulting from additional transmitter and receiver sites placed into service to improve and enhance coverage of Nextel Peru’s digital mobile network. System assets relating to the development and expansion of Nextel Peru’s digital mobile network represent the largest portion of Nextel Peru’s capital expenditures during each period. This increase is also a result of an increase in amortization resulting from significant acquisitions completed during 2000, which primarily included licenses and customer lists.

7.	Interest expense, net

      The $0.3 million, or 6%, decrease in net interest expense from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to increased capitalization of interest as a result of higher construction-in-progress balances during 2001 compared to 2000.

8.	Foreign currency transaction gains (losses), net

      Foreign currency transaction gains of $0.6 million for the year ended December 31, 2001 were primarily due to the effect of the appreciation of the Peruvian sol during 2001 on Nextel Peru’s non-U.S. dollar-denominated liabilities. Foreign currency transaction losses of $0.2 million for the year ended December 31, 2000 were primarily due to the effect of slight volatility in the Peruvian sol during 2000 on Nextel Peru’s non-U.S. dollar-denominated liabilities.

9.	Minority interest

      The elimination of minority interest in 2001 is the result of our acquisition of the remaining minority shareholders’ equity interest in Nextel Peru during the second quarter of 2000.

10.	Other expense, net

      The change from other income for the year ended December 31, 2000 to other expense for the year ended December 31, 2001 is primarily due to an increase in other non-operating expenses during 2001.

e.	Nextel Argentina

Six Months Ended June 30, 2003 vs. Six Months Ended June 30, 2002

		% of		% of
	Successor	Nextel	Predecessor	Nextel	Change from
	Company	Argentina’s	Company	Argentina’s	Previous Year
	June 30,	Operating	June 30,	Operating
	2003	Revenues	2002	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues
Service and other revenues	$44,189	90%	$42,815	95%	$1,374	3%
Digital handset and accessory revenues	4,902	10%	2,047	5%	2,855	139%

	49,091	100%	44,862	100%	4,229	9%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(11,968)	(24)%	(9,908)	(22)%	(2,060)	21%
Cost of digital handset and accessory sales	(7,279)	(15)%	(4,274)	(10)%	(3,005)	70%

	(19,247)	(39)%	(14,182)	(32)%	(5,065)	36%

Gross margin	29,844	61%	30,680	68%	(836)	(3)%
Selling and marketing expenses	(4,700)	(10)%	(6,794)	(15)%	2,094	(31)%
General and administrative expenses	(11,685)	(24)%	(16,109)	(36)%	4,424	(27)%

Segment earnings	13,459	27%	7,777	17%	5,682	73%
Impairment, restructuring and other charges	—	—	(8,542)	(19)%	8,542	(100)%
Depreciation and amortization	(1,313)	(2)%	(1,169)	(2)%	(144)	12%

Operating income (loss)	12,146	25%	(1,934)	(4)%	14,080	(728)%
Interest expense	(46)	—	(5,987)	(13)%	5,941	(99)%
Interest income	326	—	36	—	290	806%
Foreign currency transaction losses, net	(510)	(1)%	(134,434)	(300)%	133,924	(100)%
Other income (expense), net	8,281	17%	(1,416)	(3)%	9,697	(685)%

	$20,197	41%	$(143,735)	(320)%	$163,932	(114)%

      In 2002, Nextel Argentina’s operations were negatively impacted by the adverse economic and political conditions existing in Argentina. At the beginning of 2002, Nextel Argentina implemented a contingency plan, which included workforce reductions, the introduction of new handset leasing programs and pricing plans designed to retain customers. As a result of the financial difficulties facing its customers and its policies related to suspension and deactivation of nonpaying customers, Nextel Argentina experienced increased customer turnover rates and higher bad debt expense during the first half of 2002. Argentina recently elected a new president, and the macroeconomic environment has begun to show signs of improvement as evidenced by the recent appreciation of the Argentine peso relative to the U.S. dollar. Consistent with this improved economic environment, Nextel Argentina, since the third quarter of 2002, has continued growing its subscriber base, significantly lowering its customer turnover and lowering its bad debt expense. Since the economic conditions in Argentina continue to be uncertain, we cannot predict whether these trends will continue.

      In accordance with accounting principles generally accepted in the United States, we translated Nextel Argentina’s results of operations using the average exchange rates for the six months ended June 30, 2003 and 2002. The average exchange rate of the Argentine peso for the six months ended June 30, 2003 depreciated against the U.S. dollar by 27% from the same period in 2002. As a result, the components of Nextel Argentina’s results of operations for the six months ended June 30, 2003 after translation into U.S. dollars reflect significant decreases as compared to its results of operations for the same period in 2002, taking into consideration our one-month lag financial reporting policy for our non-U.S. operating subsidiaries. A continued weakening of the Argentine peso will likely continue to adversely affect Nextel Argentina’s results of operations in future periods. Further, as a result of the depreciation of the Argentine peso against the U.S. dollar, during the six months ended June 30, 2002, Nextel Argentina recorded $134.4 million in foreign currency transaction losses related to its U.S. dollar-denominated liabilities, primarily their long-term credit facilities. However, Nextel Argentina’s exposure to foreign currency transaction losses was significantly reduced with our repurchase of the outstanding balance owed to Nextel Argentina’s creditors under its U.S. dollar-denominated credit facilities in the fourth quarter of 2002 in connection with our emergence from Chapter 11 reorganization. As a result, we expect that Nextel Argentina’s exposure to foreign currency transaction losses during 2003 will continue to be significantly less than during 2002.

1.	Operating revenues

      The $1.4 million, or 3%, increase in service and other revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily a result of the following:

•	a 12% increase in the average number of digital handsets in commercial service from the six months ended June 30, 2002 to the six months ended June 30, 2003, resulting from growth in Nextel Argentina’s existing markets; and

•	an increase in average revenues per handset on a local currency basis, primarily due to the successful introduction of new monthly service plans with higher access fees and price increases on existing plans.

These increases were partially offset by the impact of a weaker exchange rate of the Argentine peso compared to the U.S. dollar for the six months ended June 30, 2003 compared to the six months ended June 30, 2002.

      The $2.9 million, or 139%, increase in digital handset and accessory revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of a change in accounting for digital handset revenues that Nextel Argentina implemented during the fourth quarter of 2002.

2.	Cost of revenues

      The $2.1 million, or 21%, increase in cost of service from the six months ended June 30, 2002 to the six months ended June 30, 2003 is principally a result of the following:

•	an increase in variable costs related to interconnect fees resulting from a 43% increase in total system minutes of use, primarily due to an increase in the number of digital handsets in commercial service and the implementation of rate plans with increased volumes of usable minutes;

•	an increase in per minute costs related to interconnect minutes of use resulting from the implementation of a calling party pays program between mobile handsets during the second quarter of 2003; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs that Nextel Argentina incurred as a result of a 6% increase in the number of transmitter and receiver sites in service from June 30, 2002 to June 30, 2003.

      As is the case with our other operating companies, Nextel Argentina subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The $3.0 million, or 70%, increase in cost of digital handset and accessory sales from the six months ended June 30, 2002 to the six months ended June 30, 2003 is mostly due to an increase in handset sales and handset upgrades, as well as a decrease in sales of refurbished handsets.

3.	Selling and marketing expenses

      The $2.1 million, or 31%, decrease in Nextel Argentina’s selling and marketing expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is the result of the following:

•	a $0.8 million, or 65%, decrease in advertising expenses, primarily as a result of fewer advertising promotions beginning in 2002 and continuing throughout the first half of 2003, as well as the depreciation of the Argentine peso;

•	a $0.6 million, or 19%, decrease in direct commission and payroll expenses principally as a result of a slight reduction in sales and marketing personnel and the depreciation of the Argentine peso;

•	a $0.5 million, or 24%, decrease in commissions earned by indirect dealers as a result of the depreciation of the Argentine peso despite an 11% increase in handset sales obtained through indirect channels; and

•	a $0.2 million, or 57%, decrease in other marketing expenses primarily due to the substantial reduction of other marketing activities during the first quarter of 2003 and the depreciation of the Argentine peso.

4.	General and administrative expenses

      The $4.4 million, or 27%, decrease in Nextel Argentina’s general and administrative expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely a result of the following:

•	a $4.4 million, or 80%, decrease in bad debt expense, which also decreased as a percentage of revenues from 12.3% for the six months ended June 30, 2002 to 2.3% for the six months ended June 30, 2003, principally due to the depreciation of the Argentine peso, improved collection efforts and the resulting uncertainty surrounding adverse economic conditions in Argentina during the first half of 2002, which caused an increase in bad debt provision for that period;

•	a $1.0 million, or 36%, decrease in information technology expenses, primarily as a result of fewer information technology contracts during the first half of 2003 and the depreciation of the Argentine peso; and

•	a $0.7 million, or 25%, decrease in customer retention, customer care and billing operations expenses principally due to the depreciation of the Argentine peso.

These decreases were partially offset by a $1.7 million, or 34%, increase in general corporate expenses, largely as a result of an increase in operating taxes on gross revenues in Argentina.

5.	Impairment, restructuring and other charges

      During the first quarter of 2002, Nextel Argentina incurred $0.9 million in restructuring charges related to a workforce reduction. During the second quarter of 2002, Nextel Argentina recorded a $7.9 million impairment charge to further write-down the carrying values of its long-lived assets as a result of the adverse economic conditions in Argentina. Nextel Argentina did not incur any impairment, restructuring or other charges during the six months ended June 30, 2003.

6.	Depreciation and amortization

      The $0.1 million, or 12%, increase in depreciation and amortization from the six months ended June 30, 2002 to the six months ended June 30, 2003 is largely the result of the recognition of $1.4 million in intangible assets, including $1.1 million in customer base, which has a relatively short useful life, that Nextel Argentina recognized in the fourth quarter of 2002 in connection with the application of fresh-start accounting rules.

7.	Interest expense

      The $5.9 million, or 99%, decrease in interest expense from the six months ended June 30, 2002 to the six months ended June 30, 2003 is the result of our repurchase and retirement of Nextel Argentina’s credit facilities in the fourth quarter of 2002 in connection with our emergence from reorganization. As a result of this repurchase, Nextel Argentina is no longer incurring any interest expense related to these credit facilities and does not have any long-term debt.

8.	Interest income

      The $0.3 million, or 806%, increase in interest income from the six months ended June 30, 2002 to the six months ended June 30, 2003 is the result of higher average cash balances during the first half of 2003 than during the first half of 2002.

9.	Foreign currency transaction losses, net

      Net foreign currency transaction losses of $134.4 million for the six months ended June 30, 2002 are primarily the result of the depreciation of the Argentine peso on Nextel Argentina’s dollar-denominated credit facilities. Nextel Argentina’s exposure to foreign currency transaction losses was reduced significantly for the six months ended June 30, 2003 as a result of our repurchase of Nextel Argentina’s credit facilities during the fourth quarter of 2002. Net foreign currency transaction losses of $0.5 million for the six months ended June 30, 2003 are primarily the result of the strengthening of the Argentine peso relative to the U.S. dollar on Nextel Argentina’s U.S. dollar-based net assets.

10.	Other income (expense), net

      In connection with our emergence from Chapter 11 reorganization in 2002, one of our corporate entities repurchased Nextel Argentina’s credit facilities from its creditors. While this corporate entity contributed the principal balance to Nextel Argentina as a capital investment, it forgave the accrued interest during the first quarter of 2003. Other income, net, of $8.3 million for the six months ended June 30, 2003 consists primarily of the gain related to the forgiveness of this accrued interest. Since this accrued interest was due between a corporate entity and a consolidated subsidiary, the forgiveness of accrued interest did not impact our consolidated results of operations.

Combined Period Ended December 31, 2002 vs. Year Ended December 31, 2001

	Successor	Predecessor		% of		% of
	Two Months	Ten Months	Combined	Nextel		Nextel	Change from
	Ended	Ended	Year Ended	Argentina’s	Year Ended	Argentina’s	Previous Year
	December 31,	October 31,	December 31,	Operating	December 31,	Operating
	2002	2002	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$10,727	$63,790	$74,517	100%	$135,320	100%	$(60,803)	(45)%
Cost of revenues (exclusive of depreciation included below)	(3,504)	(20,413)	(23,917)	(32)%	(55,395)	(41)%	31,478	(57)%

Gross margin	7,223	43,377	50,600	68%	79,925	59%	(29,325)	(37)%
Selling and marketing expenses	(1,450)	(9,297)	(10,747)	(14)%	(38,478)	(28)%	27,731	(72)%
General and administrative expenses	(2,952)	(21,615)	(24,567)	(33)%	(39,057)	(29)%	14,490	(37)%

Segment earnings	2,821	12,465	15,286	21%	2,390	2%	12,896	540%
Impairment, restructuring and other charges	—	(8,542)	(8,542)	(12)%	(262,541)	(194)%	253,999	(97)%
Depreciation and amortization	(212)	(2,231)	(2,443)	(3)%	(44,507)	(33)%	42,064	(95)%

Operating income (loss)	2,609	1,692	4,301	6%	(304,658)	(225)%	308,959	(101)%
Interest expense, net	(156)	(9,318)	(9,474)	(13)%	(12,812)	(10)%	3,338	(26)%
Foreign currency transaction gains (losses), net	285	(137,820)	(137,535)	(184)%	(1)	—	(137,534)	NM
Reorganization items, net	—	(4,112)	(4,112)	(6)%	—	—	(4,112)	NM
Other expense, net	(60)	(1,954)	(2,014)	(3)%	(2,601)	(2)%	587	(23)%

Income (loss) before income tax	$2,678	$(151,512)	$(148,834)	(200)%	$(320,072)	(237)%	$171,238	(53)%

NM — Not Meaningful

      During 2002, Nextel Argentina’s operations were negatively impacted by the adverse economic and political conditions existing in Argentina, including a sharp economic downturn, business closures, banking restrictions and significant currency volatility. Nextel Argentina implemented a contingency plan at the beginning of 2002 to respond effectively to the needs of its customers, employees, vendors and financial supporters under these unpredictable and challenging economic conditions. Key elements of the contingency plan include workforce reductions, the introduction of new handset leasing programs and pricing plans designed to retain customers. As a result of the financial difficulties facing its customers and its policies related to suspension and deactivation of nonpaying customers, Nextel Argentina experienced increased customer churn rates and higher bad debt expense during the first half of 2002. More recently, Nextel Argentina’s bad debt expense has stabilized due to stricter credit and collection policies implemented during 2002 that increased collections and reduced bad debt expense during the third and fourth quarters of 2002. Since the economic conditions in Argentina continue to be uncertain, we cannot predict whether this trend will continue.

      In accordance with generally accepted accounting principles in the United States, we translated Nextel Argentina’s results of operations using the average exchange rates for the years ended December 31, 2002 and 2001. The average exchange rate of the Argentine peso for the year ended December 31, 2002 depreciated against the U.S. dollar by 66% from the same period in 2001. As a result, the components of Nextel Argentina’s results of operations for the year ended December 31, 2002 after translation into U.S. dollars reflect significant decreases as compared to its results of operations for the same period in 2001, taking into consideration our one-month lag financial reporting policy for our non-U.S. subsidiaries. The results of operations for the year ended December 31, 2001 do not reflect any such decreases since the U.S. dollar-to-Argentine peso exchange rate was pegged at one-to-one at that time. Further, as a result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, during the year ended December 31, 2002, Nextel Argentina recorded $137.5 million in foreign currency transaction losses related to its U.S. dollar-denominated liabilities, primarily their long-term credit facilities. A continued weakening of the Argentine peso will likely continue to adversely affect Nextel Argentina’s results of operations in future periods. However, Nextel Argentina’s exposure to foreign currency transaction losses will be significantly reduced with our purchase of the outstanding balance owed to Nextel Argentina’s creditors under its U.S. dollar denominated credit facilities on November 12, 2002 when we emerged from Chapter 11 proceedings. As a result, we expect that Nextel Argentina’s foreign currency transaction losses will decrease significantly during 2003.

1.	Operating revenues

      Nextel Argentina’s operating revenues for the years ended December 31, 2002 and 2001 are as follows:

		Predecessor
	Successor	Ten
	Two Months	Months	Combined		Decrease from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Wireless service and other revenues	$10,282	$60,920	$71,202	$129,364	$(58,162)	(45)%
Digital handset and accessory sales	445	2,870	3,315	5,956	(2,641)	(44)%

Total operating revenues	$10,727	$63,790	$74,517	$135,320	$(60,803)	(45)%

      The $58.2 million, or 45%, decrease in wireless service and other revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the devaluation of the Argentine peso and subsequent depreciation of the peso compared to the U.S. dollar. Measured in Argentine pesos, wireless service and other revenues increased as a result of the following:

•	a 17% increase in the average number of digital handsets in commercial service from the year ended December 31, 2001 to the year ended December 31, 2002 resulting from growth in Nextel Argentina’s existing markets;

•	the successful introduction of new monthly service plans with higher access fees that have generated higher average revenues per handset on a local currency basis per digital handset in service; and

•	the implementation of general increases in prices to all handsets in service.

      Nextel Argentina’s average revenues per handset on a U.S. dollar basis decreased from the year ended December 31, 2001 to the year ended December 31, 2002 primarily as a result of the devaluation of the Argentine peso and subsequent depreciation of the peso compared to the U.S. dollar.

      Digital handset and accessory sales revenues decreased primarily as a result of the devaluation of the Argentine peso and subsequent depreciation of the peso against the U.S. dollar, partially offset by revenues recognized from handset sales that occurred and were deferred in prior periods.

2.	Cost of revenues

      Nextel Argentina’s cost of revenues for the years ended December 31, 2002 and 2001 are as follows:

		Predecessor
	Successor	Ten
	Two Months	Months	Combined		Decrease from
	Ended	Ended	Year Ended	Year Ended	Previous Year
	December 31,	October 31,	December 31,	December 31,
	2002	2002	2002	2001	Dollars	Percent

	(dollars in thousands)
Cost of providing wireless services and other	$2,263	$14,062	$16,325	$28,453	$(12,128)	(43)%
Cost of digital handset and accessory sales	1,241	6,351	7,592	26,942	(19,350)	(72)%

Total cost of revenues	$3,504	$20,413	$23,917	$55,395	$(31,478)	(57)%

      The $12.1 million, or 43%, decrease in cost of providing wireless services and other is primarily attributable to the devaluation of the Argentine peso and subsequent depreciation of the peso compared to the U.S. dollar. Measured in Argentine pesos, the cost of providing wireless services increased as a result of the following:

•	an increase in variable costs related to interconnect fees resulting from a 46% increase in annual total system minutes of use, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs that Nextel Argentina incurred resulting from a 4% increase in the number of transmitter and receiver sites in service from December 31, 2001 to December 31, 2002.

      As is the case with our other operating companies, Nextel Argentina subsidizes handset sales to attract new customers and offers handset upgrades and other retention inducements to retain existing customers. The 72% decrease in Nextel Argentina’s cost of digital handset and accessory sales from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to the devaluation of the Argentine peso and subsequent depreciation of the peso compared to the U.S. dollar, as well as lower handset sales during 2002.

3.	Selling and marketing expenses

      The $27.7 million decrease in Nextel Argentina’s selling and marketing expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	an $11.8 million, or 78%, decrease in commissions earned by indirect dealers and distributors as a result of fewer digital handsets sold through indirect channels and the depreciation of the Argentine peso;

•	a $10.6 million, or 67%, decrease in direct commission and payroll costs as a result of fewer handsets sold by Nextel Argentina’s internal sales force, a reduction in sales and marketing personnel and the depreciation of the Argentine peso;

•	a $5.0 million, or 76%, decrease in advertising expenses, primarily due to Nextel Argentina’s shift to less costly advertising programs and the depreciation of the Argentine peso; and

•	a $1.3 million, or 67%, decrease in marketing costs primarily due to cash conservation initiatives and the depreciation of the Argentine peso.

      These decreases were partially offset by $1.0 million in rebates for marketing expenses that Nextel Argentina earned in the first quarter of 2001, which reduced its total marketing and selling expenses in that period.

4.	General and administrative expenses

      The $14.5 million decrease in Nextel Argentina’s general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the following:

•	a $9.4 million, or 40%, decrease in information technology, facilities and general corporate expenses primarily due to the devaluation of the Argentine peso and subsequent depreciation of the peso compared to the U.S. dollar, partially offset by an increase in operating taxes on gross revenues;

•	a $4.5 million, or 50%, decrease in expenses related to billing, collection, customer retention and customer care activities primarily due to the devaluation of the Argentine peso and subsequent depreciation of the peso compared to the U.S. dollar, partially offset by an increase in payroll and related expenses caused by an increase in customer care headcount; and

•	a $0.6 million, or 9%, decrease in bad debt expense. However, bad debt expense increased as a percentage of operating revenues from 5.0% for the year ended December 31, 2001 to 8.2% for the year ended December 31, 2002 as a result of the adverse economic conditions in Argentina. Despite a significant increase in bad debt in the first half of 2002, bad debt expenses as a percentage of revenues decreased from 3.0% in the third quarter of 2002 to 1.3% in the fourth quarter of 2002.

5.	Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $262.5 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001.

      Impairment, restructuring and other charges of $8.5 million for the year ended December 31, 2002 primarily represents a $7.9 million impairment charge to further write-down the carrying values of Nextel Argentina’s long-lived assets to their estimated fair values, as well as restructuring charges related to workforce reductions.

6.	Depreciation and amortization

      The $42.1 million decrease in depreciation and amortization from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the asset write-downs that we recorded in the fourth quarter of 2001. These write-downs substantially reduced the cost bases of Nextel Argentina’s long-lived assets, resulting in lower depreciation and amortization charges in 2002.

7.	Interest expense, net

      The $3.3 million decrease in net interest expense from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to a reduction in the amount outstanding under Nextel Argentina’s credit facilities during 2001, lower average interest rates in 2002, and the repurchase of these facilities during the fourth quarter of 2002 in connection with our emergence from reorganization, which resulted in no interest expense in the last two months of 2002.

8.	Foreign currency transaction gains (losses), net

      Foreign currency transaction losses of $137.5 million for the year ended December 31, 2002 were primarily due to the effects of the devaluation and subsequent depreciation of the Argentine peso compared to the U.S. dollar on Nextel Argentina’s U.S. dollar-denominated liabilities, primarily its credit facilities. Since the Argentine peso was pegged to the U.S. dollar during 2001, we did not incur any foreign currency transaction gains or losses during 2001. Nextel Argentina’s exposure to foreign currency transaction losses was minimized significantly as a result of our purchase of the outstanding balance owed to Nextel Argentina’s creditors under its U.S. dollar-denominated credit facilities in November 2002. As a result, we expect Nextel Argentina’s foreign currency transaction losses will decrease significantly in 2003.

9.	Reorganization items, net

      As a result of applying accounting principles in accordance with SOP 90-7, during the fourth quarter of 2002, Nextel Argentina adjusted the carrying values of its long-lived assets to their estimated fair values and recognized a $2.9 million charge in reorganization items. Reorganization items, net, also include direct costs incurred in connection with our reorganization.

10.	Other expense, net

      The $0.6 million decrease in other expense, net, from the year ended December 31, 2001 to the year ended December 31, 2002 primarily resulted from the depreciation of the Argentine peso.

Year Ended December 31, 2001 vs. Year Ended December 31, 2000

		% of		% of
		Nextel		Nextel	Change from
		Argentina’s		Argentina’s	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$135,320	100%	$79,127	100%	$56,193	71%
Cost of revenues (exclusive of depreciation included below)	(55,395)	(41)%	(36,444)	(46)%	(18,951)	52%

Gross margin	79,925	59%	42,683	54%	37,242	87%
Selling and marketing expenses	(38,478)	(28)%	(32,597)	(41)%	(5,881)	18%
General and administrative expenses	(39,057)	(29)%	(24,719)	(31)%	(14,338)	58%

Segment earnings (losses)	2,390	2%	(14,633)	(18)%	17,023	116%
Impairment, restructuring and other charges	(262,541)	(194)%	—	—	(262,541)	(100)%
Depreciation and amortization	(44,507)	(33)%	(43,317)	(55)%	(1,190)	3%

Operating loss	(304,658)	(225)%	(57,950)	(73)%	(246,708)	426%
Interest expense, net	(12,812)	(10)%	(15,607)	(20)%	2,795	(18)%
Other expense, net	(2,602)	(2)%	(379)	—	(2,223)	586%

Loss before income tax	$(320,072)	(237)%	$(73,936)	(93)%	$(246,136)	333%

1.	Operating revenues

      The $56.2 million, or 71%, increase in operating revenues for 2001 compared to 2000 consists of a $53.8 million, or 71%, increase in wireless service and other revenues to $129.3 million and a $2.4 million, or 67%, increase in digital handset and accessory sales revenues to $6.0 million.

      The 71% increase in wireless service and other revenues was primarily the result of a 92% increase in the average number of digital handsets in commercial service from 2000 to 2001, primarily due to the expansion of service coverage in Argentina and a continued emphasis on increasing brand awareness, generally through increased advertising. This increase to operating revenues was partially offset by a decrease in revenues resulting from Nextel Argentina’s discontinuation of analog services in early 2001 and lower monthly average revenues per digital handset in service. Lower monthly average revenues per digital handset in service primarily resulted from the implementation of more competitive service pricing plans targeted at meeting more of our customers’ needs, including a variety of fixed rate plans offering lower per minute rates and other integrated services and features.

      Nextel Argentina continues to subsidize handset sales to attract and retain customers and to offer handset upgrades and retention inducements to existing customers. Digital handset and accessory sales revenues increased primarily due to an increase in the number of handsets sold to new and existing customers. Digital handset subsidies result from offering various customer inducements such as reductions in the sales prices of handsets and volume-based handset promotions.

2.	Cost of revenues

      The $19.0 million, or 52%, increase in cost of revenues for 2001 compared to 2000 consists of a $9.7 million or 52% increase in cost of providing wireless services to $28.5 million and a $9.3 million or 53% increase in cost of digital handset and accessory sales to $26.9 million.

      The 52% increase in cost of providing wireless service revenues is primarily attributable to the following factors:

•	an increase in variable costs related to interconnect fees resulting from a 118% increase in total system minutes of use from 2000 to 2001, principally due to the larger number of handsets in service; and

•	an increase in fixed costs related to direct switch and transmitter and receiver site costs, including rent, utility costs and interconnection fees that Nextel Argentina incurred due to a 30% increase in the number of transmitter and receiver sites in service from December 31, 2000 to December 31, 2001.

      As described above, the increase in cost of digital handset and accessory sales is primarily due to an increase in the number of handsets sold to new and existing customers.

3.	Selling and marketing expenses

      The $5.9 million, or 18%, increase in selling and marketing expenses for 2001 compared to 2000 reflects higher costs incurred in connection with increased digital handset sales, including:

•	an increase of $4.3 million, or 41%, in commissions earned by indirect dealers and distributors as a result of a 43% increase in digital handsets sold through indirect channels from 2000 to 2001; and

•	an increase of $2.8 million, or 22%, in payroll and related expenses for sales and marketing, including direct commissions, primarily attributable to an increase in sales and marketing personnel.

These increases were partially offset by a decrease of $1.2 million or 17% in advertising expenses resulting from savings realized from utilizing less costly advertising methods during 2001.

4.	General and administrative expenses

      The $14.3 million, or 58%, increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of the following:

•	an increase of $9.1 million, or 64%, in personnel, information technology, facilities and general corporate expenses to support growth in operations and expansion into new service areas;

•	an increase of $2.3 million, or 52%, in bad debt expense, which decreased as a percentage of operating revenues from 5.6% in 2000 to 5.0% in 2001, primarily due to the 71% increase in operating revenues; and

•	an increase of $2.9 million, or 48%, in expenses related to billing, collection and customer care activities primarily due to an increase in customer care personnel necessary to support a larger customer base.

5.	Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $262.5 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

6.	Depreciation and amortization

      Depreciation and amortization increased slightly from the year ended December 31, 2000 to the year ended December 31, 2001, primarily due to an increase in depreciation resulting from additional transmitter and receiver sites placed into service to improve and enhance coverage of Nextel Argentina’s digital mobile network. System assets relating to the development and expansion of Nextel Argentina’s digital mobile network represent the largest portion of Nextel Argentina’s capital expenditures during each period.

7.	Interest expense, net

      The $2.8 million, or 18%, decrease in net interest expense from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to a reduction in the amount outstanding under Nextel Argentina’s credit facilities during 2001.

8.	Other expense, net

      The $2.2 million, or 586%, increase in other expense, net, is principally due to an increase in withholding taxes related to Argentina’s credit facilities during 2001.

f.	Corporate and other

      Corporate and other operating revenues and cost of revenues represent the results of analog operations reported by Nextel Chile.

Six Months Ended June 30, 2003 vs. Six Months Ended June 30, 2002

		% of		% of
	Successor	Corporate	Predecessor	Corporate	Change from
	Company	and other	Company	and other	Previous Year
	June 30,	Operating	June 30,	Operating
	2003	Revenues	2002	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues
Service and other revenues	$767	100%	$852	100%	$(85)	(10)%
Digital handset and accessory revenues	—	—	—	—	—	—

	767	100%	852	100%	(85)	(10)%

Cost of revenues
Cost of service (exclusive of depreciation included below)	(719)	(94)%	(719)	(84)%	—	—
Cost of digital handset and accessory sales	(472)	(61)%	(424)	(50)%	(48)	11%

	(1,191)	(155)%	(1,143)	(134)%	(48)	4%

Gross margin	(424)	(55)%	(291)	(34)%	(133)	46%
Selling and marketing expenses	(2,065)	(268)%	(2,126)	(250)%	61	(3)%
General and administrative expenses	(14,434)	NM	(12,847)	NM	(1,587)	12%

Segment losses	(16,923)	NM	(15,264)	NM	(1,659)	11%
Restructuring and other charges	—	—	(5,461)	(641)%	5,461	(100)%
Depreciation and amortization	(236)	(31)%	(3,445)	(404)%	3,209	(93)%

Operating loss	(17,159)	NM	(24,170)	NM	7,011	(29)%
Interest expense	(16,458)	NM	(119,840)	NM	103,382	(86)%
Interest income	1,430	186%	5,857	687%	(4,427)	(76)%
Foreign currency transaction (losses) gains, net	(12)	(2)%	171	20%	(183)	(107)%
Other expense, net	(7,462)	(973)%	(12)	(1)%	(7,450)	NM

Loss before income tax	$(39,661)	NM	$(137,994)	NM	$98,333	(71)%

NM — Not Meaningful

      Corporate and other operating revenues and cost of revenues primarily represent the results of analog operations reported by Nextel Chile.

1.	Operating revenues

      The $85,000, or 10%, decrease in service and other revenues from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily the result of a decrease in Nextel Chile’s average revenues per handset from the six months ended June 30, 2002 to the six months ended June 30, 2003, partially offset by a slight increase in Nextel Chile’s analog handsets in service over the same periods.

2.	Cost of revenues

      The $0.5 million, or 11%, increase in cost of digital handset and accessory sales from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to an increase in handsets sold by Nextel Chile over the same period.

3.	Selling and marketing expenses

      The $61,000, or 3%, decrease in selling and marketing expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily due to a decrease in Nextel Chile’s indirect commissions as a result of fewer analog handset sales that Nextel Chile sold through indirect channels.

4.     General and administrative expenses

      The $1.6 million, or 12%, increase in general and administrative expenses from the six months ended June 30, 2002 to the six months ended June 30, 2003 is a result of an increase in corporate business insurance and outside services.

5.     Restructuring and other charges

      Restructuring charges of $5.5 million for the six months ended June 30, 2002 are primarily related to payments we made to third parties who assisted us with our debt restructuring efforts during the first half of 2002, as well as costs associated with workforce reductions that were implemented at our corporate headquarters and in Nextel Chile. Our corporate entities and Nextel Chile did not incur any restructuring or other charges during the six months ended June 30, 2003.

6.     Depreciation and amortization

      The $3.2 million, or 93%, decrease in depreciation and amortization from the six months ended June 30, 2002 to the six months ended June 30, 2003 is the result of long-lived asset write-downs recognized at the corporate level and by Nextel Chile as a result of the application of fresh-start accounting rules on October 31, 2002. These write-downs substantially reduced the cost bases of our corporate entities’ and Nextel Chile’s long-lived assets and resulted in less depreciation and amortization during the six months ended June 30, 2003 than during the same period in 2002.

7.     Interest expense

      Interest expense of $16.5 million for the six months ended June 30, 2003 primarily includes accreted interest on our new senior secured discount notes and interest expense on the $70.0 million portion of our international equipment facility held at the corporate level.

      Interest expense of $119.8 million for the six months ended June 30, 2002 primarily represents interest expense on our former senior redeemable notes that we extinguished in connection with our emergence from reorganization and interest expense on our former $225.0 million Motorola equipment financing facilities, which were previously entirely held at the corporate level.

8.     Interest income

      The $4.4 million, or 76%, decrease in interest income from the six months ended June 30, 2002 to the six months ended June 30, 2003 is primarily the result of a decrease in the average cash balances at the corporate level and the elimination of interest income derived from intercompany loans that were partially paid by Nextel Mexico and Nextel Peru when they assumed the legal obligations for a portion of the international equipment facility.

9.     Foreign currency transaction (losses) gains, net

      Net foreign currency transaction gains for the six months ended June 30, 2002 are primarily due to the relative strengthening of the Chilean peso against the U.S. dollar during that period. Net foreign currency transaction losses for the six months ended June 30, 2003 are primarily the result of the relative depreciation of the Chilean peso during that period.

10.     Other expense, net

      Other expense, net, of $7.5 million for the six months ended June 30, 2003 consists primarily of a loss related to the accrued interest that one of our corporate entities forgave on Nextel Argentina’s credit facilities that the corporate entity repurchased in the fourth quarter of 2002. Since this accrued interest was due between a corporate entity and a consolidated subsidiary, the forgiveness of accrued interest did not impact our consolidated results of operations.

Combined Period Ended December 31, 2002 vs. Year Ended December 31, 2001

				% of		% of
	Successor	Predecessor		Corporate		Corporate
	Two Months	Ten Months	Combined	and		and	Change from
	Ended	Ended	Year Ended	Other	Year Ended	Other	Previous Year
	December 31,	October 31,	December 31,	Operating	December 31,	Operating
	2002	2002	2002	Revenues	2001	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$239	$1,361	$1,600	100%	$2,240	100%	$(640)	(29)%
Cost of revenues (exclusive of depreciation included below)	(368)	(1,874)	(2,242)	(140)%	(2,234)	(100)%	(8)	1%

Gross margin	(129)	(513)	(642)	(40)%	6	NM	(648)	NM
Selling and marketing expenses	(539)	(3,259)	(3,798)	(237)%	(7,768)	(347)%	3,970	(51)%
General and administrative expenses	(3,774)	(20,024)	(23,798)	NM	(36,390)	NM	12,592	(35)%

Segment losses	(4,442)	(23,796)	(28,238)	NM	(44,152)	NM	15,914	(36)%
Impairment, restructuring and other charges	—	(6,548)	(6,548)	(409)%	(33,648)	NM	27,100	(81)%
Depreciation and amortization	(367)	(5,733)	(6,100)	(381)%	(8,724)	(389)%	2,624	(30)%

Operating loss	(4,809)	(36,077)	(40,886)	NM	(86,524)	NM	45,638	(53)%
Interest expense, net	(2,524)	(119,867)	(122,391)	NM	(259,183)	NM	136,792	(53)%
Reorganization items, net	—	2,281,829	2,281,829	NM	—	—	2,281,829	NM
Gain on extinguishment of debt, net	—	101,598	101,598	NM	—	—	101,598	NM
Foreign currency transaction gains (losses), net	34	(22)	12	1%	(1,228)	(55)%	1,240	(101)%
Realized losses on investments, net	—	—	—	—	(151,291)	NM	151,291	(100)%
Equity in gain of unconsolidated affiliates	—	—	—	—	9,640	430%	(9,640)	(100)%
Other (expense) income, net	(6,074)	340	(5,734)	(358)%	5,829	260%	(11,563)	(198)%

(Loss) income from continuing operations before income tax	$(13,373)	$2,227,801	$2,214,428	NM	$(482,757)	NM	$2,697,185	(559)%

NM — Not Meaningful

1.     Operating revenues

      The $0.6 million, or 29%, decrease in analog operating revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to a 10% decrease in our Chilean operating companies’ average revenues per handset on a U.S. dollar basis from the year ended December 31, 2001 to the year ended December 31, 2002 and a 9% decrease in their average number of analog handsets in service.

2.     Cost of revenues

      The 1% increase in our Chilean operating companies’ cost of revenues from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to an increase in fixed costs related to direct switch and transmitter costs, partially offset by a decrease in our Chilean operating companies’ cost of analog handset and accessory sales as a result of a decline in the number of handsets sold from the year ended December 31, 2001 to the year ended December 31, 2002.

3.     Selling and marketing expenses

      The $4.0 million, or 51%, decrease in Corporate and other selling and marketing expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily due to a decrease in corporate advertising costs in connection with the implementation of our less aggressive growth strategy and a decrease in payroll costs as a result of our cost cutting initiatives.

4.     General and administrative expenses

      The $12.6 million, or 35%, decrease in Corporate and other general and administrative expenses from the year ended December 31, 2001 to the year ended December 31, 2002 is predominantly due to a decrease in information technology and general corporate expenses, principally at the corporate level, resulting from the implementation of our cost reductions.

5.     Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $33.6 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets recognized in the fourth quarter of 2001.

      Impairment, restructuring and other charges of $6.5 million for the year ended December 31, 2002 are primarily related to payments to third parties who assisted us with our debt restructuring efforts prior to May 24, 2002 and workforce reductions at our corporate headquarters and our Chilean operating companies.

      Effective with our Chapter 11 filing on May 24, 2002, we separately classified charges related to our reorganization in reorganization items in our consolidated statements of operations in accordance with SOP 90-7.

6.     Depreciation and amortization

      The $2.6 million decrease in depreciation and amortization from the year ended December 31, 2001 to the year ended December 31, 2002 is primarily a result of the write-downs to our Chilean operating companies’ and our long-lived assets that we recorded in the fourth quarter of 2001. These write-downs substantially reduced the cost bases of our long-lived assets, resulting in lower depreciation and amortization charges in 2002.

7.     Interest expense, net

      The $136.8 million decrease in net interest expense from the year ended December 31, 2001 to the year ended December 31, 2002 primarily resulted from applying SOP 90-7, under which we stopped recognizing interest expense on our senior redeemable notes effective May 24, 2002.

8.     Reorganization items, net

      Reorganization items, net, primarily represent the following gains realized from our reorganization:

•	$2,402.9 million on the extinguishment of our senior redeemable notes and related accrued interest; and

•	$34.5 million on the extinguishment of amounts due to Nextel Communications, acquisition payables, accrued expenses and other.

      These gains were partially offset by losses associated with the following write-offs and costs:

•	a $92.2 million write off of the unamortized bond discounts on our senior notes;

•	a $31.2 million write off of debt financing costs;

•	$17.8 million in legal, advisory, retention and tax costs; and

•	a $14.4 million charge resulting from the recording of our assets at their estimated fair values in accordance with fresh-start accounting.

9.     Gain on extinguishment of debt, net

      The $101.6 million net gain on extinguishment of debt represents a gain we recognized on the settlement of our Argentine credit facility in connection with our reorganization.

10.     Foreign currency transaction gain (losses), net

      The $1.2 million decrease in foreign currency transaction losses from the year ended December 31, 2001 to the year ended December 31, 2002 was primarily due to the reduction of U.S. dollar denominated exposures and a slowing rate of depreciation of the Chilean peso as compared to the U.S. dollar from the year end December 31, 2001 to the year ended December 31, 2002.

11.     Realized losses on investments, net

      Realized losses on investments, net for the year ended December 31, 2001 primarily consist of the following:

•	a $188.4 million other-than-temporary pre-tax loss that we realized during the third quarter of 2001 on our investment in TELUS Corporation; and

•	a $3.7 million write-off that we recorded in the second quarter of 2001 related to our warrant to purchase shares of China United Telecommunications Corporation upon expiration of the warrant.

      These losses were offset by a $41.6 million pre-tax gain that we realized during the fourth quarter of 2001 on the sale of our investment in TELUS.

12.     Equity in gain of unconsolidated affiliates

      Equity in gain of unconsolidated affiliates represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET, our Japanese affiliate.

13.     Other (expense) income, net

      The $5.8 million other income, net, for the year ended December 31, 2001 represents primarily $9.5 million of TELUS dividends, which were eliminated as a result of our sale of the investment in TELUS during the fourth quarter of 2001, partially offset by a $3.2 million write off of initial public offering costs.

      The $5.7 million other expense, net, for the year ended December 31, 2002 consists primarily of a $6.1 million write-off of accrued interest on an intercompany loan between a corporate affiliate and Nextel Peru, partially offset by $0.4 million in other income reported by our Chilean operating companies.

Year Ended December 31, 2001 vs. Year Ended December 31, 2000

		% of		% of
		Corporate		Corporate	Change from
		and Other		and Other	Previous Year
	December 31,	Operating	December 31,	Operating
	2001	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Operating revenues	$2,240	100%	$590	100%	$1,650	280%
Cost of revenues (exclusive of depreciation included below)	(2,234)	(100)%	(183)	(31)%	(2,051)	NM

Gross margin	6	NM	407	69%	(401)	(99)%
Selling and marketing expenses	(7,768)	(347)%	(5,423)	NM	(2,345)	43%
General and administrative expenses	(36,390)	NM	(28,057)	(919)%	(8,333)	30%

Segment losses	(44,152)	NM	(33,073)	NM	(11,079)	33%
Impairment, restructuring and other charges	(33,648)	NM	—	—	(33,648)	(100)%
Depreciation and amortization	(8,724)	(389)%	(7,632)	NM	(1,092)	14%

Operating loss	(86,524)	NM	(40,705)	NM	(45,819)	113%
Interest expense, net	(259,183)	NM	(196,387)	NM	(62,796)	32%
Realized (losses) gains on investments, net	(151,291)	NM	239,467	NM	(390,758)	(163)%
Equity in gains (losses) of unconsolidated affiliates	9,640	430%	(33,328)	NM	42,968	(129)%
Foreign currency transaction losses, net	(1,228)	(55)%	(797)	(135)%	(431)	54%
Other income, net	5,829	260%	8,874	NM	(3,045)	(34)%

Loss before income tax	$(482,757)	NM	$(22,876)	NM	$(459,881)	NM

NM — Not Meaningful

1.     Operating revenues

      The $1.7 million, or 280%, increase in operating revenues for 2001 compared to 2000 primarily resulted from consolidating a full twelve months of revenue in 2001 as we acquired our Chilean operating companies in May and August of 2000.

2.     Cost of revenues

      The $2.1 million increase in cost of revenues for 2001 compared to 2000 primarily resulted from consolidating a full twelve months of revenue in 2001 as we acquired our Chilean operating companies in May and August of 2000.

3.     Selling and marketing expenses

      The $2.3 million, or 43%, increase in selling and marketing expenses for 2001 compared to 2000 is primarily due to increased advertising costs recorded by our Chilean operating companies and at the corporate level and higher payroll and related costs for sales and marketing efforts in Chile. The increase in selling and marketing expenses also resulted from consolidating a full twelve months of Chilean operating company expenses in 2001.

4.     General and administrative expenses

      The $8.3 million, or 30%, increase in general and administrative expenses for 2001 compared to 2000 is primarily a result of an increase in corporate expenses. The increase in general and administrative expenses also resulted from consolidating twelve months of Chilean operating company expenses in 2001.

5.     Impairment, restructuring and other charges

      Impairment, restructuring and other charges of $33.6 million for the year ended December 31, 2001 primarily resulted from the write-down of property, plant and equipment and intangible assets that Nextel Chile recognized in the fourth quarter of 2001. See Note 3 to the audited consolidated financial statements included elsewhere in this prospectus for additional information.

6.     Depreciation and amortization

      Depreciation and amortization increased from the year ended December 31, 2000 to the year ended December 31, 2001, primarily due to a full year of amortization related to significant acquisitions of intangible assets completed during 2000, which primarily included licenses and customer lists in Chile.

7.     Interest expense, net

      The $62.8 million, or 32%, increase in net interest expense from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to a full year of interest on our 12.75% senior serial notes issued in August 2000.

8.     Realized (losses) gains on investments, net

      Realized losses on investments for the year ended December 31, 2001 primarily consist of the following:

•	a $188.4 million other-than-temporary pre-tax loss realized during the third quarter of 2001 on our investment in TELUS Corporation; and

•	a $3.7 million write-off related to our warrant to purchase shares of China United Telecommunications Corporation upon expiration of the warrant.

These losses were partially offset by a $41.6 million pre-tax gain realized during the fourth quarter of 2001 on the sale of our investment in TELUS.

      Realized gains on investments for the year ended December 31, 2000 represent a pre-tax gain realized during the fourth quarter of 2000 from the exchange of our stock in Clearnet Communications, Inc. for stock in TELUS as the result of the acquisition of Clearnet by TELUS for cash and stock.

9.     Equity in gains (losses) of unconsolidated affiliates

      Equity in gains of unconsolidated affiliates for the year ended December 31, 2001 represents a $9.6 million gain realized during the fourth quarter of 2001 on the sale of our minority interest investment in NEXNET.

      Prior to 2001, we recorded equity in gains (losses) of unconsolidated affiliates related to our equity method investments in NEXNET. As a result of the sale of our entire minority interest investment in NEXNET, we no longer record equity in losses of unconsolidated affiliates.

10.     Foreign currency transaction losses, net

      The $0.4 million, or 54%, increase in foreign currency transaction losses from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to slight depreciation of the Chilean peso compared to the U.S. dollar over the same period.

11.     Other income, net

      The $3.0 million, or 34%, decrease in other income, net, from the year ended December 31, 2000 to the year ended December 31, 2001 is primarily due to a $3.4 million write-off of initial public offering costs in 2001.

Liquidity and Capital Resources

      We had a working capital surplus of $212.4 million as of June 30, 2003 and $143.3 million as of December 31, 2002. The increase in our working capital is largely the result of $66.9 million in proceeds that we received from our tower sale-leaseback financing transactions that closed during the first half of 2003.

      We recognized net income of $51.1 million for the six months ended June 30, 2003, a net loss of $391.2 million for the six months ended June 30, 2002, net income of about $2.0 billion for the combined period ended December 31, 2002, a net loss of about $2.5 billion for the year ended December 31, 2001 and a net loss of $478.5 million for the year ended December 31, 2000. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital mobile networks have more than offset our operating revenues in the past. During the six months ended June 30, 2003, our operating revenues have more than offset our operating expenses and cash capital expenditures. While we expect this trend to continue, if business conditions or the timing of capital expenditures change, we may not be able to maintain this trend. See “—Future Capital Needs and Resources” for a discussion of our future outlook and anticipated sources and uses of funds for the remainder of 2003.

      Cash Flows. For comparison purposes, we have combined the Predecessor Company’s cash flows for the ten months ended October 31, 2002 with the Successor Company’s cash flows for the two months ended December 31, 2002. However, as a result of the application of fresh-start accounting rules under SOP 90-7 and other events related to our emergence from Chapter 11 proceedings in the fourth quarter of 2002, the Predecessor Company’s cash flows for the six months ended June 30, 2002, the ten months ended October 31, 2002 and the years ended December 31, 2001 and 2000 are not fully comparable to the Successor Company’s cash flows for the six months ended June 30, 2003 and the two months ended December 31, 2002.

      Our operating activities provided us with $113.1 million of net cash during the six months ended June 30, 2003 and $26.6 million of net cash during the six months ended June 30, 2002. The $86.5 million increase in generation of cash is primarily due to improved operating performance, $9.3 million received from Nextel Communications under our spectrum sharing agreement and a decrease in cash paid for interest.

      Our operating activities provided us with $128.3 million of net cash for the combined period ended December 31, 2002. We used $132.0 million of net cash in our operating activities for the year ended December 31, 2001. The $260.3 million increase in net cash was primarily due to our less aggressive growth strategy that targeted cash conservation. The decrease of $79.8 million in net cash that we used in our operating activities from $211.8 million for the year ended December 31, 2000 to $132.0 million for the year ended December 31, 2001 was primarily due to improved operating performance resulting from growth in our customer base from 2000 to 2001 and the implementation of cash conservation measures during the fourth quarter of 2001.

      We used $102.1 million of net cash in our investing activities during the six months ended June 30, 2003, almost all of which was spent on capital expenditures. We used $131.5 million of net cash in our investing activities during the six months ended June 30, 2002, of which $130.8 million was spent on capital expenditures. The decrease in cash spent on capital expenditures is primarily a result of timing of payments.

      We used $238.5 million of net cash in our investing activities during the combined period ended December 31, 2002, a decrease of $297.7 million compared to the year ended December 31 2001, primarily due to a $419.6 million decrease in cash paid for capital expenditures. The decrease in capital expenditures is consistent with the implementation of our cash conservation objectives, including reduced network expansion and subscriber growth. The decrease in capital expenditures was partially offset by $139.1 million in net proceeds received from the sale of our investment in TELUS during 2001.

      We used $536.2 million of net cash in our investing activities during the year ended December 31, 2001, a decrease of $242.5 million as compared to the year ended December 31, 2000. The decrease is primarily due to a $374.0 million decrease in amounts paid for licenses purchases and to acquire additional ownership interests in our operating companies and $139.1 million in net cash proceeds received from the sale of our investment in TELUS. These decreases were partially offset by a $276.2 million increase in cash payments for capital expenditures under our previous business plan, which had emphasized rapid growth.

      Our financing activities provided us with $60.5 million of net cash during the six months ended June 30, 2003, primarily due to $66.9 million in proceeds that we received from our tower sale-leaseback financing transactions that closed during the first half of 2003, partially offset by $7.8 million that we placed in an escrow account as collateral for our interest rate swap. We used $20.2 million of net cash during the six months ended

June 30, 2002, principally due to $12.1 million in repayments to Nextel Communications and $8.1 million in repayments under our debt facilities prior to filing for Chapter 11 reorganization.

      Our financing activities provided us with $111.3 million of net cash during the combined period ended December 31, 2002, primarily as a result of $140.0 million in gross proceeds we received in connection with our rights offering, partially offset by principal repayments made under our credit facilities and repayments of amounts due to Nextel Communications.

      Our financing activities provided us with $446.0 million of net cash during the year ended December 31, 2001, primarily resulting from $500.0 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications.

      Our financing activities provided us with approximately $1.36 billion of net cash for the year ended December 31, 2000, which consisted primarily of the following:

•	$641.0 million in aggregate gross proceeds from the issuance of our 12.75% senior serial redeemable notes; and

•	$692.7 million in aggregate proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications.

Future Capital Needs and Resources

      Capital Resources. As of June 30, 2003, our capital resources included $314.4 million of cash, including $7.8 million of long-term restricted cash. Our ongoing capital resources depend on a variety of factors, including our existing cash balance, cash flows generated by our operating companies and external financial sources that may be available. While we plan to fund our operations using existing cash balances and internally generated cash flows, we may access the capital markets if we are able to meet our objectives of lowering our cost of capital, improving our financial flexibility and reducing our foreign currency exposure. Our ability to generate sufficient operating cash flows by our operating companies is dependent upon, among other things:

•	the amount of revenue we are able to generate from our customers;

•	the amount of operating expenses required to provide our services;

•	the cost of acquiring and retaining customers, including the subsidies we incur to provide handsets to both our new and existing customers;

•	our ability to continue to grow our customer base; and

•	fluctuations in foreign exchange rates.

      As of June 30, 2003, there were no amounts available for future borrowing under our vendor credit facilities. Under an existing agreement with American Tower, we expect to continue to sell towers over the next two to three years that will provide cash proceeds of $100.0 million. As of June 30, 2003 we have received $66.9 million of this amount. In addition, Nextel Brazil has a facility in place under which it can finance handset purchases. Borrowings under this facility have 180 day maturities and interest is prepaid in U.S. dollars at variable market rates.

      Capital Needs. We currently anticipate that our future capital needs will principally consist of funds required for:

•	operating expenses relating to our digital mobile networks;

•	debt service requirements, including tower financing obligations;

•	cash taxes;

•	capital expenditures to expand and enhance our digital mobile networks, as discussed below under “Capital Expenditures;”

•	future spectrum purchases; and

•	other general corporate expenditures.

      As of June 30, 2003, we have incurred tower financing obligations of $69.0 million related to towers sold in Mexico and Brazil during the first half of 2003, which will be repaid through monthly rent payments over 15 years.

      Capital Expenditures. Our capital expenditures, including capitalized interest, were $117.1 million for the six months ended June 30, 2003 compared to $102.9 million for the six months ended June 30, 2002. In the future, our capital spending is expected to be financed by cash from operations, cash on hand and any external financing that becomes available and will be driven by several factors including:

•	the construction of additional transmitter and receiver sites to increase system capacity and maintain system quality and the installation of related switching equipment in some of our existing market coverage areas;

•	the enhancement of our digital mobile network coverage around some major market areas;

•	the expansion of our digital mobile networks to new market areas;

•	enhancements to our existing iDEN technology to increase voice capacity; and

•	non-network related information technology projects.

      Our future capital expenditures are significantly affected by future technology improvements and technology choices. In October 2001, Motorola and Nextel Communications announced an anticipated significant technology upgrade to the iDEN digital mobile network, the 6:1 voice coder software upgrade, which Motorola has indicated will be available to us by the fourth quarter of 2003. We plan to implement this technology in Mexico when it becomes available. We expect that this software upgrade will nearly double our voice capacity for interconnect calls and leverage our existing investment in infrastructure in Mexico. See “Forward-Looking and Cautionary Statements.”

      Future Outlook. We believe that our current business plan will not require any additional external funding and we will be able to operate and grow our business while servicing our debt obligations. Our revenues are primarily denominated in foreign currencies. We expect that if current foreign currency exchange rates do not significantly adversely change, we will continue to generate net income during 2003. See “Forward-Looking and Cautionary Statements.”

      In making our assessments of a fully funded business plan and net income, we have considered:

•	cash and cash equivalents on hand and available to fund our operations as of June 30, 2003 of $306.6 million;

•	expected cash flows from operations;

•	expected cash flows from the remaining committed communications tower sale-leaseback financings;

•	additional proceeds we expect to receive from Nextel Communications in connection with our spectrum use and build-out agreement;

•	the anticipated level of capital expenditures, including a significant positive impact associated with our anticipated receipt of the contemplated iDEN technology upgrade from Motorola;

•	the anticipated level of spectrum acquisitions;

•	our scheduled debt service and handset financing requirements;

•	cash taxes;

•	the use of the net proceeds of this offering of common stock and the concurrent private offering of our convertible notes to pay $86.0 million to satisfy in full all amounts outstanding under our Brazil equipment facility, to fund the $100.0 million prepayment on our international equipment facility and for general corporate purposes; and

•	the use of cash on hand to fund the remaining portions of the $86.0 million repayment of the Brazil equipment facility and the $100.0 million prepayment of the international equipment facility in the event that we do not complete the concurrent private offering of convertible notes, or if the aggregate proceeds from this offering of common stock and the convertible note offering are insufficient to fund such payments.

      If our business plans change, including as a result of changes in technology, or if economic conditions in any of our markets generally or competitive practices in the mobile wireless telecommunications industry change materially from those currently prevailing or from those now anticipated, or if other presently unexpected circumstances arise that have a material effect on the cash flow or profitability of our mobile wireless business, the anticipated cash needs of our business as well as the conclusions as to the adequacy of the available sources of cash and timing on our ability to generate net income could change significantly. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs. However, our ability to seek additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:

•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.

Quantitative and Qualitative Disclosures About Market Risk

      Our revenues are primarily denominated in foreign currencies, while a significant portion of our operations are financed through our senior secured discount notes and the Brazil equipment facility and the international equipment facility, which are denominated in U.S. dollars. As a result, fluctuations in exchange rates relative to the U.S. dollar expose us to foreign currency exchange risks. These risks include potential transaction losses on our U.S. dollar-denominated long-term debt and the impact of translating our local currency reported earnings into U.S. dollars when the U.S. dollar strengthens against the local currencies of our foreign operations. In addition, during the first half of 2003, we entered into local currency-based communication tower sale-leaseback transactions in Mexico and Brazil, which we are accounting for as financing transactions (see Note 2 to our condensed consolidated financial statements). Due to the limited availability of long-term instruments, we currently do not hedge assets or liabilities denominated in foreign currencies or foreign currency transactions.

      We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate and the six-month London Interbank Offered Rate, or LIBOR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our Brazil equipment facility and our international equipment facility. Interest rate changes expose our fixed rate long-term borrowings to changes in fair value and expose our variable rate long-term borrowings to changes in future cash flows. We use derivative instruments, currently consisting of an interest rate swap, to manage this interest rate exposure by achieving a desired proportion of fixed rate versus variable rate borrowings. We only use derivative instruments for non-trading purposes (see Note 2 to our condensed consolidated financial statements).

      The table below presents principal amounts, related interest rates by year of maturity and aggregate amounts as of June 30, 2003 for our fixed and variable rate debt obligations, including our senior secured discount notes, our Brazil equipment facility and our international equipment facility, handset financing obligations and tower financing obligations. The table does not reflect the impact of the anticipated repayment of the Brazil equipment facility and the anticipated prepayment of the international equipment facility. For our interest rate swap agreement, the table presents the notional amount and related interest rate for the expected (contractual) maturity date. The notional amount is used to calculate the contractual payments to be exchanged under the contract. The $225.0 million notional amount of our interest rate swap agreement amortizes according to the contractual principal maturities of our international Motorola equipment financing facility. The average receive rate included in the table represents the current six month LIBOR rate under the swap. This rate is reset every six months beginning June 30, 2003. We determined the fair values included in this section based on:

•	quoted market prices for our senior secured discount notes;

•	carrying values for our vendor credit facilities as of June 30, 2003 as interest rates are reset periodically;

•	carrying values for our tower financing obligations as interest rates were set recently when we entered into these transactions during the first and second quarters of 2003; and

•	estimates from bankers for our interest rate swap agreement.

      The changes in the fair values of our debt since December 31, 2002 reflect changes in applicable market conditions. All of the information in the table is presented in U.S. dollar equivalents, which is our reporting currency. The actual cash flows associated with our long-term debt are denominated in U.S. dollars (US$), Mexican pesos (MP) and Brazilian reais (BR).

	Year of Maturity						June 30, 2003

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value

	(U.S. dollars in thousands)
Long-Term Debt:
Fixed Rate (US$)	$—	$—	$—	$—	$—	$180,821	$180,821	$166,355
Average Interest Rate	—	—	—	—	—	13.0%	13.0%
Fixed Rate (MP)	$—	$—	$—	$—	$—	$57,927	$57,927	$57,927
Average Interest Rate	—	—	—	—	—	28.0%	28.0%
Fixed Rate (BR)	$—	$—	$—	$—	$—	$11,040	$11,040	$11,040
Average Interest Rate	—	—	—	—	—	20.0%	20.0%
Variable Rate (US$)	$44,893	$56,250	$56,250	$82,048	$82,048	$51,597	$373,086	$373,086
Average Interest Rate	12.0%	6.2%	6.2%	6.1%	6.1%	5.9%	6.8%
Interest Rate Swap:
Variable to Fixed	$—	$56,250	$56,250	$56,250	$56,250	$—	$225,000	$(5,311)
Average Pay Rate	3.0%	3.0%	3.0%	3.0%	3.0%	—	3.0%
Average Receive Rate	1.2%	1.2%	1.2%	1.2%	1.2%	—	1.2%

BUSINESS

Overview

      We provide digital wireless communication services targeted at meeting the needs of business customers located in selected Latin American markets. Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Argentina and Peru. We also provide analog specialized mobile radio services in Chile.

      We use a transmission technology called integrated digital enhanced network, or iDEN, technology developed by Motorola, Inc. to provide our digital mobile services on 800 MHz spectrum holdings in all of our digital markets. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device. Our digital mobile networks supports multiple digital wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers anywhere on our network in the same country to talk to each other instantly, on a “push-to-talk” basis, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and advanced Java™ enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide.”

      Our operating companies have licenses in markets that cover over 136 million people. Our licenses are concentrated in the areas of the highest population and business activity in the countries in which we operate. We currently provide integrated digital mobile services in the three largest cities in each of Mexico, Brazil and Argentina, and the largest city in Peru as well as other cities in each country. As of June 30, 2003, our operating companies had a total of about 1.33 million digital handsets in commercial service.

      The table below provides an overview of our total digital handsets in commercial service in the countries indicated as of June 30, 2003. System type indicates whether the local wireless communications system is based on an analog specialized mobile radio system or a digital enhanced specialized mobile radio system.

				Start Date of
		Population		Initial Commercial
		Covered by	Digital Handsets in	Digital Mobile
Country	System Type	Licenses	Commercial Service	Services

		(in millions)	(in thousands)
Mexico	Analog/digital	36	581	September 1998
Brazil	Analog/digital	51	369	May 1998
Peru	Analog/digital	15	140	June 1999
Argentina	Digital	19	238	June 1998
Chile	Analog	15	—	—

Total		136	1,328

      We were organized in 1995 as a holding company for the operations of Nextel Communications in selected international markets. In December, 2001, we changed our name from Nextel International, Inc. to NII Holdings, Inc. On May 24, 2002, we and NII Holdings (Delaware), Inc., our wholly-owned subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our international operating companies filed for Chapter 11 reorganization. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11 proceedings.

Business Strategy

      Our principal objective is to grow our business in selected markets in Latin America by providing differentiated, high value wireless communications services to business customers, while improving profitability and net income. We intend to continue growing our business in a measured fashion, with a primary focus on generating earnings growth and free cash flow and maintaining strict controls on capital expenditures. We will seek to add subscribers at rates which do not negatively impact our operating metrics. Based on the low wireless penetration in our markets and our current market share in our target customer segment, we believe that we can continue our current subscriber and revenue growth trends while improving our profitability. We believe we will be successful in meeting our objective by:

      Focusing on Major Business Centers in Key Latin American Markets. We operate primarily in large urban markets in Latin America that have a concentration of high usage business customers. We target these markets because we believe they offer favorable long-term growth prospects for our wireless communications services. The cities in which we operate account for a high proportion of total economic activity in each of their respective countries and provide us with a large potential market without the need to build out nationwide coverage. We believe that there are significant opportunities for growth in these markets due to relatively low overall wireless penetration rates and the large number of target business customers.

      Targeting High Value Business Customers. We focus on high end post-paid customers, targeting primarily businesses because they value our multi-function handsets and our high level of customer service. Our typical customers have between 3 and 30 handsets, while some of our largest customers have over 500 handsets under contract. We believe that our focus on these business customers is a key reason why we have a significantly higher monthly average revenue per unit, or ARPU, than reported by our competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information regarding our use of ARPU as a non-GAAP financial measure.

      Providing Differentiated Services. We are the only wireless service provider in Mexico, Peru and Brazil that offers digital mobile telephone service and “push-to-talk” digital radio communication in, among and throughout our service areas in each of these countries, fully integrated in a single wireless device. Our unique Direct Connect push-to-talk service provides significant value to our customers by eliminating the long-distance and domestic roaming fees charged by other wireless service providers, while also providing added functionality due to the near-instantaneous nature of the communication and the ability to communicate on a one-to-many basis. We add further value by customizing data applications that enhance the productivity of our business customers, such as vehicle and delivery tracking, order entry processing and workforce monitoring applications.

      Delivering Superior Customer Service. Complementing our unique service offering, we seek to further differentiate ourselves by providing a higher level of customer service generally than our competitors. We work proactively with our customers to optimize their perceived value by matching them with the appropriate service plans. After analyzing customer usage and expense data, we strive to minimize a customer’s per minute costs while increasing his overall usage of our array of services, thereby providing higher value to our customers while increasing our monthly revenues. This goal is also furthered by our efforts during and after the sales process to educate customers on our services, multi-function handsets and rate plans. In addition, we have implemented proactive customer retention and “customer for life” programs to increase customer satisfaction and retention. We believe that many of our competitors, who have primarily lower-ARPU prepaid customer bases, do not generally offer the same level of service to customers.

      Selectively Expanding our Service Areas. We believe that we have significant growth opportunities through selective expansion of our service into additional areas within the countries in which we currently operate. Such expansion may involve building out certain areas in which we already have spectrum, obtaining additional 800 MHZ spectrum in new areas which would enable us to expand our network service areas, and further developing our business in key urban areas along the U.S.-Mexico border. We expect to initiate commercial service in Tijuana, Mexico (bordering San Diego, California) this year. In addition, we may consider selectively expanding into other Latin American countries where we do not currently operate, although we do not currently have any plans to do so.

Wireless Technology

      Currently, most mobile wireless communications services in our markets are either specialized mobile radio, cellular or personal communications services systems. Our operating companies offer analog specialized mobile radio or digital enhanced specialized mobile radio services, or a combination of both.

      Our digital mobile networks combine the advanced iDEN technology developed and designed by Motorola with a low-power, multi-site transmitter and receiver configuration that permits frequency reuse.

iDEN is a hybrid technology employing a variant of the global system for mobile communications standard for the switching layer with a time division multiple access radio air interface. The design of our existing and proposed digital mobile networks currently is premised on dividing a service area into multiple sites. These sites have a typical coverage area ranging from less than one mile to thirty miles in radius, depending on the terrain and the power setting. Each site contains a low-power transmitter, receiver and control equipment referred to as the base station. The base station in each site is connected by microwave, fiber optic cable or telephone line to a computer controlled switching center. The switching center controls the automatic transfer of wireless calls from site to site as a subscriber travels, coordinates calls to and from a digital handset and connects wireless calls to the public switched telephone network. In the case of two-way radio, a piece of equipment called a dispatch application processor provides call setup, identifies the target radio and connects the subscriber initiating the call to other targeted subscribers. These two-way radio calls can be connected to one or several other subscribers and can be made without interconnecting to the public switched telephone network.

      Nortel Networks Corporation supplies the majority of the mobile telephone switches for our digital networks. As of June 30, 2003, our operating companies had 12 operational switches and about 2,355 transmitter and receiver sites constructed and in operation in our digital mobile networks.

      Currently, there are three principal digital technology formats used by providers of cellular telephone service or personal communications services:

•	time division multiple access digital transmission technology;

•	code division multiple access digital transmission technology; and

•	global system for mobile communications digital transmission technology.

      Although time division multiple access, code division multiple access and global system for mobile communications are digital transmission technologies that share basic characteristics and areas of contrast to analog transmission technology, they are not compatible or interchangeable with each other. Although Motorola’s proprietary iDEN technology is a hybrid of the time division multiple access technology format, it differs in a number of significant respects from the versions of this technology used by cellular and personal communications services providers.

      The implementation of a digital mobile network using iDEN technology significantly increases the capacity of our existing channels and permits us to utilize our current holdings of specialized mobile radio spectrum more efficiently. This increase in capacity is accomplished in two ways.

•	First, each channel on our digital mobile networks is capable of carrying up to six voice and/or control paths, by employing six-time slot time division multiple access digital technology. Alternatively, each channel is capable of carrying up to three voice and/or control paths, by employing three-time slot time division multiple access digital technology. Each voice transmission is converted into a stream of data bits that are compressed before being transmitted. This compression allows each of these voice or control paths to be transmitted on the same channel without causing interference. Upon receipt of the coded voice data bits, the digital handset decodes the voice signal. Using iDEN technology, our two-way radio dispatch service achieves about six times improvement over analog specialized mobile radio in channel utilization capacity. We also achieve about three times improvement over analog specialized mobile radio in channel utilization capacity for channels used for mobile telephone service.

•	Second, our digital mobile networks reuse each channel many times throughout the market area in a manner similar to that used in the cellular industry, further improving channel utilization capacity.

      Unlike other digital transmission technologies, iDEN can be deployed on non-contiguous frequency holdings. This benefits us because our 800 MHz channel holdings are, in large part, composed of non-contiguous channels. Further, iDEN technology allows us to offer our multi-functional package of digital mobile services. While iDEN offers a number of advantages in relation to other technology platforms, unlike other wireless technologies, it is a proprietary technology that relies solely on the efforts of Motorola and any future licensees of this technology for further research, and for technology and product development and innovation. Motorola is also the sole source supplier of iDEN infrastructure and digital handsets. Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost. Furthermore, iDEN technology is not as widely adopted in relation to other wireless technologies and currently has fewer subscribers on a worldwide basis.

Network Implementation, Design and Construction

      After obtaining necessary regulatory authorizations to develop and deploy our networks, we undertake a careful frequency planning and system design process. Our sites have been selected on the basis of their proximity to targeted customers, the ability to acquire and build the sites and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months. We must also obtain all equipment necessary for the site. Equipment installation, testing and optimization generally take at least an additional four weeks. Any scheduled build-out or expansion may be delayed due to typical construction and other delays as well as the need to obtain additional financing.

Marketing

      Our operating companies market their wireless communications services primarily to businesses with mobile work forces and/or multiple locations, such as service companies, security firms, contractors and delivery services. Companies with mobile work forces often need to provide their personnel with the ability to communicate directly with one another. To meet the needs of these customers, we offer a package of services and features that combines multiple communications services in one digital handset. This package includes Nextel Direct Connect, which allows users to contact co-workers instantly on a “push-to-talk” basis, on a private one-to-one call or on a one-to-many group call. To further differentiate our service from that of our competitors, we offer Nextel Direct Connect in, among and throughout all areas covered by our digital wireless network in each country in which we operate. This feature allows our customers to avoid the long distance and roaming charges that our competitors may charge for inter-city communications. For a more detailed description of the marketing focus of each managed operating company, see the “Marketing” discussion for each of those operating companies under “— Operating Companies.”

Competition

      In the countries in which we operate, there are principally four other multinational providers of mobile wireless voice communications with whom we compete:

•	America Movil, which has the largest wireless market share in Mexico, operates in four of Brazil’s ten cellular license areas, and recently announced its intention to purchase CTI, a wireless operator in Argentina;

•	Telefonica Moviles, which has wireless operations throughout Mexico, Argentina and Peru, and is a joint controlling shareholder of Vivo, the largest wireless operator in Brazil;

•	Telecom Italia Mobile, which has wireless operations covering most of Brazil and Peru, and is joint controlling shareholder of the wireless affiliate of Telecom Argentina; and

•	BellSouth, which has wireless operations in Argentina and Peru. Until earlier in 2003, BellSouth also was a joint controlling shareholder of wireless operations in two of Brazil’s cellular license areas. It recently exited from these operations.

      We also compete with regional or national providers of mobile wireless voice communications, such as Telemig Celular in Brazil, and Unefon and Iusacell in Mexico. Verizon and Vodafone were the joint controlling shareholders of Iusacell until July 2003, when Verizon and Vodafone sold their stakes in Iusacell to an affiliate of Grupo Salinas. Grupo Salinas is one of the two joint controlling shareholders of Unefon.

      In each of the markets where our operating companies operate, we compete with other communications services providers, based primarily on our differentiated wireless service offerings and products, principally our Direct Connect service. Our competitors include wireline telephone companies and other wireless communi-

cations companies. Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than we have. Due to their larger customer bases, many of our competitors are able to spread their fixed operating expenses over a larger subscriber base.

      In addition, many existing telecommunications enterprises in the markets in which our operating companies conduct business have successfully attracted significant investments from multinational communications companies. Because of their financial resources, these competitors may be able to reduce prices to gain market share. We expect that the prices we charge for our products and services will decline over the next few years as competition intensifies in our markets. Recently, several of our competitors have introduced aggressive pricing promotions and shared minutes between groups of callers. In the event customers regard these services as equivalent to our Nextel Direct Connect service, our competitive advantage could be impaired.

      The Latin American wireless market is predominantly a pre-paid market, which means that customers pay in advance for a pre-determined number of minutes of use. However, our strategy focuses on the contract, or post-paid market, which generally offers higher average monthly revenue per subscriber unit and higher operating cash flow per subscriber. While we believe that the post-paid market continues to be growing, the market could become saturated as competition increases.

      We use specialized mobile radio technology, which subjects us to uncertainty in some jurisdictions where our operating companies may not be considered operators of public communications networks. Differences in the regulatory framework applicable to companies who are and are not deemed to be operators of public communications networks may place us at a competitive disadvantage with respect to requirements under our licenses and our ability to interconnect with public switched telephone networks, provide services to all segments of the population and provide services under particular programs, such as calling party pays programs. Furthermore, the wireless telecommunications industry is experiencing significant technological change. If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers. Future technological advancements may enable other wireless technologies to equal or exceed our current level of service and render iDEN technology obsolete. If Motorola is unable to upgrade or improve iDEN technology or develop other technology to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors.

      The iDEN technology we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services or with other iDEN networks not operating in the 800 MHz spectrum. Therefore, our customers will not be able to roam on non-GSM 900 MHz or non-iDEN 800 MHz cellular or personal communications services systems or any system for which we do not have a roaming agreement. Further, they will not be able to roam on GSM 900 MHz systems unless they elect to purchase dual-band handsets that are compatible both with iDEN 800 MHz and GSM 900 MHz. At present, the i2000 and i2000plus digital handsets developed by Motorola, which enable our customers to roam on other providers’ GSM 900 MHz cellular systems, are the only dual-band handsets that we expect will be available to our customers in the foreseeable future. Consequently, our customers will only be able to roam on specified systems, which may place us at a disadvantage relative to our competitors who do not have similar technological constraints or who have more roaming arrangements in place.

      We expect further competition as a result of the consolidation of the wireless communications industry and the development of new technologies, products and services. The wireless communications industry has been experiencing significant consolidation over the past few years. Consolidation has and may continue to create additional large, well-capitalized competitors with substantial financial, technical, marketing and other resources. Some of our competitors are also creating joint ventures that will fund and construct a shared infrastructure that both carriers will use to provide advanced services. By using joint ventures, these competitors may lower their cost of providing advanced services to their customers. We also expect our digital mobile network business to face competition from other technologies and services developed and introduced in the future.

      For a more detailed description of the competitive factors affecting each operating company, see the “Competition” discussion for each of those operating companies under “— Operating Companies.”

Regulation

      The licensing, construction, ownership and operation of wireless communications systems are regulated by governmental entities in the markets in which our operating companies conduct business. The grant, maintenance, and renewal of applicable licenses and radio frequency allocations are also subject to regulation. In addition, these matters and other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in some of the markets in which our operating companies conduct business impose limitations on the ownership of telecommunications companies by foreign entities. Changes in the current regulatory environments, the interpretation or application of current regulations or future judicial intervention in those countries could impact our business. These changes may affect interconnection arrangements, requirements for increased capital investments, prices our operating companies are able to charge for their services or foreign ownership limitations, among other things. For a more detailed description of the regulatory environment in each of the countries in which our managed operating companies conduct business, see the “Regulatory and Legal Overview” discussion for each of those operating companies under “— Operating Companies.”

Foreign Currency Controls and Dividends

      In some of the countries in which we operate, the purchase and sale of foreign currency is subject to governmental control. Additionally, local law in some of these countries may limit the ability of our operating companies to declare and pay dividends. Local law may also impose a withholding tax in connection with the payment of dividends. For a more detailed description of the foreign currency controls and dividend limitations and taxes in each of the countries in which our managed operating companies conduct business, see the “Foreign Currency Controls and Dividends” discussion for each of those operating companies under “— Operating Companies.”

Operating Companies

Mexico

      Operating Company Overview. We refer to the wholly owned Mexican operating company of NII Holdings, Inc., Comunicaciones Nextel de Mexico, S.A. de C.V., as Nextel Mexico. Several wholly owned subsidiaries of Nextel Mexico provide digital mobile services under the trade name “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors:

Digital

Mexico City
Guadalajara
Puebla
Leon
Monterrey
Toluca

We are currently offering digital services in a number of smaller markets, including Queretaro, Celaya, Irapuato, Salamanca, Guanajuato, Nuevo Laredo, Cuernavaca, La Piedad, Tlaxcala, San Juan del Rio, Lagos de Moreno, Cuautla, Chilpancingo, Acapulco, Cordoba, Orizaba, Veracruz and San Luis de Potosi. Nextel Mexico continues to offer analog services in several other markets.

      Nextel Mexico has licenses in markets covering more than 36 million people. As of June 30, 2003, Nextel Mexico provided service to about 580,700 digital handsets.

      Nextel Mexico is headquartered in Mexico City and has regional offices in Guadalajara, Monterrey, Tijuana, Toluca, Puebla, Queretaro, Leon, Nuevo Laredo, Cuernavaca, Acapulco, Irapuato and Celaya. As of June 30, 2003, Nextel Mexico had about 1,525 employees.

      Marketing. Nextel Mexico offers its digital and analog services primarily to business customers, offering a broad range of services and pricing plans designed to meet their specific needs.

      Nextel Mexico offers integrated services, including access to public telephone networks, digital two-way radio and paging, Internet and value added services in its digital markets and analog two-way radio in its analog markets.

      Nextel Mexico markets its services through a distribution network that includes a variety of direct sales representatives and independent dealers. The development of alternate distribution channels has been a key factor in its commercial performance. Additionally, Nextel Mexico has used an advertising campaign supported by press, radio, magazines, television and direct marketing to develop brand awareness.

      Nextel Mexico spectrum acquisitions. Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, S.A. de C.V., entered into agreements with license holders to purchase additional spectrum in different parts of Mexico. These agreements were executed as follows:

•	in January 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a license, also known as a concession under Mexican law, of Radiocom del Pacifico, S.A. de C.V.;

•	in January 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of Telecomunicaciones Moviles de Mexico, S.A. de C.V.;

•	in August 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of FM 500, S.A. de C.V.;

•	in November 2001, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of Internacional Lamothe, S.A. de C.V.;

•	in August 2002, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of Servicios Troncalizados de Occidente, S.A. de C.V.;

•	in October 2002 Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of a concession of Deltacom, S.A. de C.V.; and

•	in August 2003, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, completed the purchase of Intercom, the second largest specialized mobile radio company in Mexico, which holds six licenses for a total of 944 channels unevenly divided on a coverage of 63 cities and towns.

      Nextel Mexico potential spectrum acquisitions. On February 26, 2002, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, entered into a license purchase agreement with a license holder for the purchase of 20 channels covering about 27 cities and towns. On June 19, 2002, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, entered into a license purchase agreement for the purchase of 5 channels in the city of Monterrey. On June 6, 2003, Nextel Mexico, through its affiliate Inversiones Nextel de Mexico, entered into a license purchase agreement for the purchase of a minimum of 10 channels in the city of Guadalajara and surrounding towns. These four agreements are subject to pre-closing conditions, including receipt of required regulatory approvals.

      Competition. Nextel Mexico’s digital mobile networks compete with cellular and personal communications services system operators in its market areas.

      The Mexican cellular and personal communications services market is divided into nine regions. The Secretary of Communications and Transportation of Mexico has issued 800 MHz cellular licenses in each region in the Cellular A-Band and the Cellular B-Band as well as 1900 MHz personal communications services licenses. In each region, Radiomovil Dipsa, S.A. de C.V., known as Telcel, and a subsidiary of America Movil, S.A. de C.V., in turn a subsidiary of Carso Global Telecom, S.A. de C.V., the holding company controlling Telefonos de Mexico, S.A. de C.V., known as Telmex, holds the Cellular B-Band concession and an additional personal communications services license. Iusacell, S.A. de C.V. holds the Cellular A-Band license in the greater Mexico City area and the regions covering most of the central and southern areas of Mexico, as well as personal communications services licenses in the four northernmost regions of Mexico. A controlling stake in Iusacell was recently acquired by Biper S.A., an affiliate of Grupo

Salinas. Grupo Salinas is the joint controlling shareholder of Sistemas Profesionales de Comunicaciones, S.A. de C.V., referred to as Unefon, which holds personal communications services licenses in most of Mexico. Currently Unefon is providing services in Acapulco, Toluca, Leon, Mexico City, Monterrey, Saltillo, San Luis Potosi, Torreon and Guadalajara, among other cities. In the northern region of Mexico, cellular service is provided on the A-Band by operating companies owned by Telefonica S.A. Telefonica S.A. also owns a controlling interest in Pegaso PCS, S.A. de C.V., which has personal communications services licenses in all of Mexico. Telefonica S.A. is the second largest wireless operator in the country.

      As of June 30, 2003, Nextel Mexico provided service to about 2% of the total digital handsets in commercial service in Mexico.

      We believe that the most important factors upon which Nextel Mexico competes are superior customer service, high quality networks, brand recognition, and its differentiated services, primarily our Direct Connect service, which is available throughout all areas where Nextel Mexico provides service. While its competition generally targets the prepaid market, Nextel Mexico primarily targets businesses, and nearly all of its subscribers are on postpaid contracts.

      Regulatory and Legal Overview. The Secretary of Communications and Transportation of Mexico regulates the telecommunications industry in Mexico. The Mexican Telecommunications Commission oversees specific aspects of the telecommunications industry on behalf of the Secretary of Communications and Transportation.

      The Mexican Federal Telecommunications Law requires that all telecommunications concessions, except those for cellular telephony, must be owned by Mexican individuals or entities that do not have more than 49% of their voting equity interest owned by foreign entities. Although the foreign ownership limitation existed before the enactment of the Mexican Federal Telecommunications Law for specific types of telecommunications licenses, the Mexican Foreign Investment Law effective as of December 28, 1993, deleted the reference to this rule. It also allowed up to a 100% foreign ownership participation in entities involved in specialized mobile radio services. Due to this change, the foreign participation in Nextel Mexico and its subsidiaries was increased to become a majority foreign-owned corporation. However, the Mexican Federal Telecommunications Law enacted on June 8, 1995, reinstituted the former 49% foreign ownership limitation. This did not affect Nextel Mexico and its subsidiaries because they became majority foreign owned companies during the time that this level of ownership was legally permitted. For this reason, in May 1996, Nextel Mexico and its subsidiaries applied for and obtained a modification of their then-owned licenses. These modifications deleted, among other things, all conditions that related to the 49% foreign ownership limitation. As a result, all of the licenses in which Nextel Mexico had an interest as of January 1, 2000, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, are not subject to the foreign ownership limitation. To comply with the 49% foreign ownership limitation, all of the licenses acquired by Nextel Mexico after January 1, 2000, are held through a neutral stock corporation, Inversiones Nextel de Mexico, in which Nextel Mexico has about 99% of the economic interest but only 49% of the voting interest. All of the interests in Inversiones Nextel de Mexico, however, are subject to a voting trust agreement between Nextel Mexico and the other shareholders, as well as a shareholders’ agreement under which Nextel Mexico has limited corporate governance rights. The terms of these agreements are described below under “— Corporate Governance.”

      The Mexican Federal Telecommunications Law provides for obligatory interconnection between all telecommunication networks under reciprocal terms and conditions when the services exchanged between the related parties are of the same kind. Notwithstanding the foregoing, some telecommunications companies have had difficulty obtaining interconnection services under reciprocal terms and conditions from other telephone operators. Because Nextel Mexico operates under Specialized Mobile Radio licenses, it is not deemed to be a telephone operator. As a result, it is unclear whether Nextel Mexico is entitled to reciprocal interconnection terms and conditions with wireline and wireless public telephone networks. For greater assurance, Nextel Mexico entered into a 2-year commercial agreement with Telmex that provides interconnection between Nextel Mexico’s networks and the public switched telephone network, effective August 6, 2001. Nextel Mexico is currently in negotiations with Telmex to renew this agreement under better interconnection terms and conditions. However, the future provision of interconnection services is guaranteed even if Telmex does not agree to better terms and conditions because we have also executed commercial agreements with other local, point to point links and long distance carriers such as Avantel, Axtel and Alestra.

      As of June 30, 2003, Nextel Mexico’s license holding subsidiaries had filed before the Secretary of Communications and Transportation-Telecommuncations Commission requests for renewal of 15 concessions. Although we do not foresee any problems with the renewal applications, there is no guarantee that such renewals will be granted.

      In addition, Nextel Mexico was notified in April, May and December 2001 and October 2002 that Pegaso, one of our competitors, had also filed before Mexican courts four different claims seeking to obtain injunctions against Mexico’s Federal Competition Commission. These claims allege that Mexico’s Federal Competition Commission had granted on four different occasions authorizations with respect to specified spectrum acquisitions by Nextel Mexico, violating this competitor’s constitutional right to be heard in advance. In two of those cases the court has definitively ruled against Pegaso. However, Nextel Mexico cannot be sure of the outcome of the remaining claims or their current impact on its operations.

      Foreign Currency Controls and Dividends. Because there are no foreign currency controls in place, Mexican currency is convertible into foreign currency without restrictions. Mexican companies may distribute dividends and profits outside of Mexico if the Mexican company meets specified distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Under Mexican corporate law, approval of a majority of stockholders of a corporation is required to pay dividends. Dividends paid by Nextel Mexico to U.S. stockholders are not currently subject to a withholding tax. Interest payments to U.S. residents are subject to a 15% withholding tax; interest payments to a U.S. financial institution registered with the Mexican tax authorities are subject to a 5% withholding tax; and interest payments to a U.S. fixed asset or machinery supplier registered with the Mexican tax authorities are subject to a 10% withholding tax.

      Corporate Governance. To comply with the restrictions on foreign ownership interests under Mexican law, Inversiones Nextel de Mexico holds the licenses and telecommunications assets acquired since 2000. Inversiones Nextel de Mexico is authorized to issue two classes of stock: (1) common voting stock, no more than 49% of which can be held directly or indirectly by foreign investors, and (2) “neutral” or preferred stock, which has only limited voting rights, but with respect to which foreign ownership is not limited. Nextel Mexico owns 49% of the common stock and all of the neutral stock of Inversiones Nextel de Mexico, giving Nextel Mexico about 99% of the economic interest but only 49% of the voting interest in Inversiones Nextel de Mexico. The remaining 51% of the voting interest and 1% of the economic interest are owned by three Mexican nationals.

      As a holder of common stock, Nextel Mexico is entitled to vote on all matters submitted to a vote of the shareholders of Inversiones Nextel de Mexico. Further, Nextel Mexico and the three other shareholders have entered into a trust agreement and a shareholders agreement. The shareholders’ agreement gives Nextel Mexico substantial rights concerning the corporate governance of Inversiones Nextel de Mexico, including:

•	veto rights with respect to managerial and operational decisions; and

•	a right of first refusal and call option, under which we have the right, in our sole discretion, to acquire all or part of the common stock of Inversiones Nextel de Mexico if the 49% foreign ownership limitation is ever abrogated.

      Telecom Tax of 2002. On December 31, 2001, the Mexican Congress imposed a new tax on the revenues generated by telecommunications companies on some of their services. Our Mexican operating company, along with several other telecommunications companies in Mexico, is currently disputing this tax. The guidance received from legal counsel in Mexico related to the expected outcome of this dispute has been inconclusive. In order to minimize potential penalties and interest upon resolution of this dispute, our Mexican operating company chose to remit to the tax authorities the new tax on some components of revenue for which it anticipated an unfavorable resolution, and withhold payment on other components believed to have a greater likelihood of a favorable resolution. In November 2002, the Mexican tax authority confirmed that our Mexican operating company’s access to the public telephone network services was exempt from payment of the telecommunications tax. The tax authority also stated that, in its opinion, dispatch, paging and value added services were taxable services and had no applicable exceptions. As a result of this decision, during the fourth quarter of 2002, our Mexican operating company recognized $14.3 million in revenue, which represents the balance that it had previously accrued as a tax contingency for access to the public telephone network services from January 2002 through November 2002. Our Mexican operating company is no longer accruing taxes specifically related to access to the public telephone network services. However, because the Mexican tax authority did not exempt other telecommunications services, such as dispatch, paging and value added services, our Mexican operating company continued to accrue and pay taxes related to these services through December 31, 2002 while disputing this tax in court. The final outcome and related timing of the resolution of this dispute is uncertain.

      Telecom Tax of 2003. On December 31, 2002, the Mexican Congress amended the Telecom Tax of 2003. This amendment forced our Mexican operating company to initiate a new legal proceeding to dispute the 2003 telecom tax with respect to its dispatch, paging and value added services.

      As part of the legal proceeding, the court suspended Nextel Mexico’s obligation to pay the tax until the case is definitively resolved. Nextel Mexico is not paying the tax but is reserving the amounts corresponding to the tax for revenue derived from its dispatch, paging and value added services in the event the court decides in favor of the government. The final outcome and related timing of the resolution of this dispute is uncertain.

Brazil

      Operating Company Overview. We refer to our wholly owned Brazilian operating company Nextel Telecomunicacoes Ltda., as Nextel Brazil. Nextel Brazil provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Rio de Janeiro	Salvador
Sao Paulo	Recife
Curitiba	Fortaleza
Brasilia	Porto Alegre
Belo Horizonte

      Nextel Brazil has licenses in markets covering about 51 million people. As of June 30, 2003, Nextel Brazil provided service to about 369,700 digital handsets.

      Nextel Brazil’s operations are headquartered in Sao Paulo, with branch offices in Rio de Janeiro and other cities. As of June 30, 2003, Nextel Brazil had about 975 employees.

      Marketing. Nextel Brazil offers both a broad range of service options and pricing plans designed to meet the specific needs of its targeted business customers. It currently offers digital two-way radio only plans and integrated service plans, including two-way radio and interconnect, in its digital markets. Nextel Brazil also offers analog two-way radio in its analog markets. Nextel Brazil’s target customers are businesses with mobile work forces, as well as utilities and government agencies. Nextel Brazil uses a direct sales force, as well as dealers and independent agents.

      Competition. Nextel Brazil competes with other analog specialized mobile radio and cellular and personal communications services providers. The largest competitors are Vivo (a joint venture of Telefonica S.A. and Portugal Telecom S.A.) which has the largest market share in the Sao Paulo Metropolitan Area and Rio de Janeiro and controls Telesp Celular S.A. as well as several other regional operators), Telecom Americas (controlled by America Movil), Telecom Italia Mobile, TNL PCS S.A. (a personal communications services operating subsidiary of Telemar Norte Leste S.A., Brazil’s largest wireline incumbent, and which markets under the brand name “Oi”), and BCP S.A. Nextel Brazil also competes with other regional cellular and wireless operators including Telemig Celular S.A.

      As of June 30, 2003, Nextel Brazil provided service to about 1% of the total digital handsets in commercial service in Brazil.

      We believe that the most important factors upon which Nextel Brazil competes are brand recognition, and its differentiated services, primarily our Direct Connect service, which is available throughout all areas where Nextel Brazil provides service. While its competition generally targets the prepaid market, Nextel Brazil primarily targets businesses with mobile workforces and governmental agencies, and nearly all of its subscribers are on postpaid contracts.

      Regulatory and Legal Overview. On April 27, 2000, Brazil’s telecommunications regulatory agency, Agencia Nacional de Telecomunicacoes, known as Anatel, approved new rules relating to specialized mobile radio services in Brazil. These regulations were supplemented on September 26, 2001 with regulations relating to areas of authorization and on October 17, 2001, with regulations regarding a calling party pays program. As a result, Brazil has begun to open its markets to wider competition in the mobile wireless communications segment where we operate. The former regulations imposed various restrictions that significantly limited the ability of Nextel Brazil to provide digital mobile services to all potential customer groups. The former regulations also limited Nextel Brazil’s ability to be fully responsive to customers’ demands and needs for mobile wireless communications services. The new regulations, as supplemented, have had a significant positive impact on our ability to operate in Brazil, principally by:

•	allowing services to be provided not only to formal legal entities but also to groups of individuals characterized by a common professional activity, such as doctors or lawyers. However, our service still may not be provided to stand-alone individuals;

•	lifting restrictions on the volume of interconnect traffic, which previously required that the volume of traffic interconnected with the public switched telecommunications network could not exceed one third of the sum of intra-network traffic volume and outgoing calls interconnected to the public switched telecommunications network;

•	allowing specialized mobile radio companies to provide their users with other services that are not characterized as telecommunications services, such as short messaging, packet data and Internet data services; and

•	confirming that specialized mobile radio networks in different service areas can interconnect among themselves for two-way radio services. This allows for long distance two-way radio communications within Nextel Brazil’s network without any interconnection costs.

      The regulations now permit affiliated companies to hold more than one license in the same service area. Additionally, specialized mobile radio licensees and their affiliates are still limited to a maximum holding of 10 MHz of spectrum in the same service area, unless the licensee can prove that it needs additional spectrum. Moreover, the regulations approved by Anatel on September 26, 2001 provide specifically for specialized mobile radio companies to request extension of their current coverage areas. Under the new regulations, Anatel may also lift the spectrum restriction from 10 MHz up to 15 MHz in localities where the need for more spectrum is duly justified. In the case of Sao Paulo and Rio de Janeiro, major cities in Brazil, Anatel has already acknowledged in writing that Nextel Brazil may increase its spectrum up to 15 MHz.

      Although we believe that the regulations give us significantly greater flexibility to provide digital mobile services, we are still required to provide two-way radio as a basic service before we can provide any other service. For example, we cannot offer interconnection to the public telephone system without providing dispatch services.

      The regulations published on October 17, 2001 also allow for implementation of a calling party pays program. In these regulations, Anatel clarified, among other things, how specialized mobile radio companies, like Nextel Brazil, would be paid by other companies if they wished to interconnect with Nextel Brazil’s network. These rules also allowed Nextel Brazil to amend its interconnection agreements to reflect this additional payment. We have negotiated agreements with all significant fixed line and wireless operators in Brazil to reflect this additional payment. These agreements are subject to annual renewals.

      No material changes were introduced under the regulations in regard to the grant of new licenses. Any company interested in obtaining new specialized mobile radio licenses from Anatel must apply and present documentation demonstrating the technical, legal and financial qualifications. Anatel may communicate its intention to grant new licenses, as well as the terms and conditions applicable, such as the relevant price. If it intends to grant a license, Anatel is required to publish an announcement in the official gazette. Any company willing to respond to Anatel’s invitation, or willing to render the applicable service in a given area claimed by another interested party, may have the opportunity to obtain a license. Whenever the number of claimants is larger than the available spectrum, Anatel is required to conduct competitive bidding to determine which interested party will be granted the available licenses.

      A license for the right to provide specialized mobile radio services is granted for an undetermined period of time. While the associated radio frequencies are licensed for a period of 15 years, they are renewable only once for an additional 15-year period. Renewal of the license is subject to rules established by Anatel. The renewal process must be filed at least three years before the expiration of the original term and must be decided by Anatel within 12 months. Anatel may deny a request for renewal of the license only if the applicant is not making rational and adequate use of the frequency, the applicant has committed repeated breaches in the performance of its activities, or there is a need to modify the radio frequency allocation.

      The rules require that Nextel Brazil’s services comply with the terms and minimum coverage and signal requirements detailed in the regulations. Failure to meet Anatel’s requirements may lead to repossession of the channels by Anatel and forfeiture of Nextel Brazil’s license. We believe that Nextel Brazil is currently in compliance with the operational requirements of its licenses in all material respects.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to regulation by the Central Bank of Brazil. The first is the commercial/ financial floating exchange rate market. This market is reserved generally for trade-related transactions such as import and export, registered foreign currency investments in Brazil, and other specific transactions involving remittances abroad. The second foreign exchange market is the tourism floating exchange rate market. The commercial/ financial exchange rate market is restricted to transactions that require prior approval of the Brazilian monetary authorities. Both markets operate at floating rates freely negotiated between the parties. The purchase of currency for repatriation of capital invested in Brazil and for payment of dividends to foreign stockholders of Brazilian companies is made in the commercial/ financial floating exchange rate market. Purchases for these purposes may only be made if the original investment of foreign capital and capital increases were registered with the Central Bank of Brazil. There are no significant restrictions on the repatriation of registered share capital and remittance of dividends.

      Nextel S.A., the Brazilian subsidiary through which any dividend is expected to flow, has applied to the Central Bank of Brazil for registration of its investments in foreign currency. Nextel S.A. intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the commercial/ financial exchange rate market. However, Nextel S.A. may not be able to repatriate through the commercial/ financial exchange rate market share capital and dividends on foreign investments that have not been registered.

      Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. The Brazilian government may also impose restrictions on the conversion of Brazilian currency into foreign currency. These restrictions may hinder or prevent us from purchasing equipment required to be paid for in any currency other than Brazilian reais. Under current Brazilian law, a company may pay dividends from current or accumulated earnings. Dividend payments from current earnings are not subject to withholding tax. Interest payments of foreign loans are generally subject to a 15% withholding tax and a 0.38% financial transactions tax.

Peru

      Operating Company Overview. We refer to our wholly owned Peruvian operating company Nextel del Peru, S.A., as Nextel Peru. Nextel Peru provides digital mobile services under the tradename “Nextel” in the following major business centers with a population in excess of 1 million and along related transportation corridors:

Digital

Department of Lima
Department of Ancash
Department of La Libertad
Department of Lambayeque

      Nextel Peru operates some parallel analog and digital mobile networks in the metropolitan areas of Lima. It also operates an analog network in the metropolitan area of Arequipa. Nextel Peru launched digital mobile service in the greater Lima area in June 1999, and extended this service to the entire Department of Lima by March 2000 and to the Departments of Ica, Ancash and La Libertad by July 2001. In September 2000, Nextel Peru began offering analog services in the major business centers of Arequipa and Lima. In addition, in January 2003, Nextel Peru launched service in Chiclayo.

      Nextel Peru has licenses in markets covering about 15 million people. As of June 30, 2003, Nextel Peru provided service to about 140,100 digital handsets.

      Nextel Peru is headquartered in Lima. As of June 30, 2003, Nextel Peru had about 460 employees.

      Marketing. Nextel Peru’s digital mobile service offerings include interconnect services, two-way radio, short messaging services, and data and Internet applications on its digital mobile network. To establish brand identity for its digital mobile services, Nextel Peru has undertaken a promotional advertising campaign that targets the business segment of the market. In addition to advertising, Nextel Peru relies heavily on its direct sales force to educate potential customers on the benefits of using its digital mobile services and has built an indirect sales channel to increase presence and sales.

      Competition. Nextel Peru competes with all other providers of mobile services in Peru, including cellular operators BellSouth Peru S.A., a BellSouth subsidiary, and Telefonica Moviles S.A.C., a subsidiary of Spain’s Telefonica, and personal communications services provider TIM Peru S.A.C., a subsidiary of Italy’s Telecom Italia Mobile. Telefonica Moviles S.A.C. provides nationwide coverage and operates under the brand name “MoviStar.” BellSouth Peru S.A. offers cellular service in the greater Lima area and 13 other major cities and has nationwide roaming agreements with Telefonica Moviles S.A.C. TIM Peru S.A.C. also has coverage in the greater Lima area and 10 other major cities nationwide.

      As of June 30, 2003, Nextel Peru provided service to about 6% of the total digital handsets in commercial service in Peru.

      We believe that the most important factors upon which Nextel Peru competes are superior customer service, high quality networks, brand recognition, and its differentiated services, primarily our Direct Connect service, which is available throughout all areas where Nextel Peru provides service. While its competition generally targets the prepaid market, Nextel Peru primarily targets mobile workforces, including large and mid-size corporations and their respective business networks, and nearly all of its subscribers are on post-paid contracts.

      Regulatory and Legal Overview. The Organismo Supervisor de Inversion Privada en Telecomunicaciones of Peru, known as OSIPTEL, and the Ministry of Transportation and, Communications of Peru, referred to as the Peruvian Ministry of Communications, regulate the telecommunications industry in Peru. OSIPTEL oversees private investments and competition in the telecommunications industry. The Peruvian Ministry of Communications grants telecommunications licenses and issues regulations governing the telecommunications industry. In 1991, the Peruvian government began to deregulate the telecommunications industry to promote free and open competition. The Telecommunications Law of Peru, the general regulations under that law and the regulations issued by OSIPTEL govern the operation of specialized mobile radio services in Peru, which is considered a public mobile service, in the same category as cellular and personal communications services operators.

      In Peru, specialized mobile radio service providers are granted 20-year licenses, which may be extended for an additional 20-year term, subject to compliance with the terms of the license. Licenses may be revoked before their expiration for violations of applicable regulatory rules. Licensees must also comply with a five-year minimum expansion plan that establishes the minimum loading requirements for the licensees, as well as spectrum targets under the licenses. Nextel Peru has met its loading requirements and has reached its spectrum targets.

      Under the general regulations of Peru’s telecommunications law, all public telecommunications service providers have the right to interconnect to the networks of other providers of public telecommunications services. Furthermore, interconnection with these networks must be on an equal and nondiscriminatory basis. The terms and conditions of interconnection agreements must be negotiated in good faith between the parties in accordance with the interconnect regulations and procedures issued by OSIPTEL. In February 1999, Nextel Peru executed an interconnection agreement with Telefonica del Peru S.A.A., which was approved by OSIPTEL and became effective in June 1999, to interconnect with Telefonica del Peru S.A.A.’s public switched telephone network, as well as to its cellular and long distance networks. In August 1999, Nextel Peru executed an agreement to interconnect to the cellular network of BellSouth Peru S.A., which was approved by OSIPTEL and became effective in September 1999. Beginning in April 2000, the interconnection agreement between Telefonica del Peru S.A.A. and Nextel Peru was amended to offer a calling party pays program to fixed line users of Telefonica del Peru S.A.A. Nextel Peru is presently interconnected with all major telecommunications operators in Peru, including a calling party pays program with AT&T Peru S.A.’s fixed telephony service and TIM Peru S.A.C.’s personal communications service. Peru imposes no limitation on foreign ownership of specialized mobile radio or paging licenses or licensees.

      Foreign Currency Controls and Dividends. Under current law, Peruvian currency is convertible into U.S. dollars without restrictions. Peru has a free exchange market for all foreign currency transactions. On October 1, 1998, Nextel Peru executed a legal stability agreement with the Peruvian government, which, among other things, guarantees free conversion of foreign currency for Nextel Peru and its stockholders for a term of 10 years.

      The payment and amount of dividends on Nextel Peru’s common stock is subject to the approval of a majority of the stockholders at a mandatory meeting of its stockholders. According to Peruvian corporate law, the stockholders may decide on the distribution of interim dividends or, alternatively, delegate the decision to the board of directors. Dividends are also subject to the availability of earnings, determined in accordance with Peruvian generally accepted accounting principles. Earnings are available for distribution only after 10% of pre-tax profits have been allocated for mandatory employee profit sharing and 10% of the net profits have been allocated to a legal reserve. This reserve is not available for use except to cover losses in the profit and loss statement. This reserve obligation remains until the legal reserve constitutes 20% of the capital stock. After the legal reserve has been allocated, the stockholders may act at a meeting to allocate any portion of the net profits to any special reserve. The remaining amount of the net profits is available for distribution.

      Dividends paid by Nextel Peru to its U.S. stockholders are subject to an income tax withholding of 4.1%. Interest paid by Nextel Peru to U.S. residents is subject to a 30% withholding tax, unless they qualify for a reduced rate of 4.99%.

Argentina

      Operating Company Overview. We refer to our wholly owned Argentine operating company Nextel Communications Argentina S.A. (formerly, Nextel Argentina S.R.L.), as Nextel Argentina. Nextel Argentina provides digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital

Buenos Aires
Cordoba
Rosario
Mendoza

      Nextel Argentina has licenses in markets covering about 19 million people. As of June 30, 2003, Nextel Argentina provided service to about 238,000 digital handsets.

      Nextel Argentina is headquartered in Buenos Aires and has regional offices in Mar del Plata, Rosario, Mendoza and Cordoba, and seven branches in Buenos Aires. As of June 30, 2003, Nextel Argentina had about 650 employees.

      Marketing. Nextel Argentina’s digital mobile service offerings include telephone interconnect, digital two-way radio, paging, and data and Internet applications.

      Nextel Argentina markets its services through a direct sales force and employs independent dealers. Nextel Argentina provides extensive training to each of its distribution channels to ensure a high level of customer satisfaction.

      Competition. Nextel Argentina’s major competitors among the other specialized mobile radio providers, as measured by the number of subscribers, are Movilink, which is owned by CRM S.A., a joint venture that includes BellSouth Corporation and Motorola, and Unifon Team, which is owned by Telefonica de Argentina S.A. Movicom/ Movilink holds channels in Buenos Aires and in each of Argentina’s three other major cities. In addition to operating various analog networks, Movilink also operates an iDEN based digital mobile system with a “push-to-talk” feature in Buenos Aires, Cordoba, Mendoza and Rosario. Unifon Team operates analog networks in Buenos Aires and other major cities.

      There are four cellular service providers in Argentina with which Nextel Argentina also competes: Movicom which is owned by CRM S.A., a joint venture that includes BellSouth Corporation and Motorola, Unifon which is owned by Telefonica de Argentina S.A., Compania de Telefonos del Interior S.A. (CTI), and Telecom Personal S.A., which is owned by Telecom Argentina STET-France Telecom S.A. In July 2003, America Movil S.A. de C.V. announced its intention to purchase a controlling stake in CTI, subject to completion of restructuring of CTI’s debt. CTI had previously been controlled by Verizon Communications. All of these companies or their subsidiaries also hold personal communications services licenses that were auctioned off by the Argentine government in 1999. The cellular and personal communication services licenses each cover only a specific geographic area, but together the licenses provide each company with national coverage. In addition, these competitors operate in our primary markets in Argentina. The grant of personal communication services licenses did not result in the entry of new competitors to the market because the licenses were awarded only to the existing providers of cellular telephone services. The licenses and associated frequencies provide existing cellular companies with increased spectrum capabilities and the ability to launch a new range of wireless products. The four holders of cellular and personal communication services licenses also hold wireline local and long distance telephone licenses.

      As of June 30, 2003, Nextel Argentina provided service to about 4% of the total digital handsets in commercial service in Argentina.

      We believe that the most important factors upon which Nextel Argentina competes are superior customer service, high quality networks, brand recognition, and its differentiated services, primarily our Direct Connect service, which is available throughout all areas where Nextel Argentina provides service. While its competition generally targets the prepaid market, Nextel Argentina primarily targets businesses with mobile workforces, and nearly all of its subscribers are on post-paid contracts.

      New regulations aimed at opening the Argentine market to wider competition went into effect in November 2000. As a result, a number of new companies have applied for licenses to offer a variety of services, some of which have already started operations.

      Regulatory and Legal Overview. The Comision Nacional de Comunicaciones, referred to as the Argentina CNC, the Secretary of Communications of Argentina, and the Ministry of Federal Planning, Public Investments and Services are the Argentine telecommunications authorities responsible for the administration and regulation of the specialized mobile radio industry.

      Specialized mobile radio licenses have an indefinite term but are subject to revocation for violation of applicable regulatory rules. Analog and digital mobile service must begin within six months after receipt of channel assignment. Failure to meet service or loading requirements can result in revocation of the channel authorizations. The Argentina CNC will revoke specialized mobile radio licenses upon the occurrence of a third breach by the licensee of service requirements. Specialized mobile radio licenses and channel authorizations also may be revoked for violation of other regulatory authority rules and regulations. Nextel Argentina believes it has satisfied all of its loading requirements. Argentina does not impose any limitation on foreign ownership of specialized mobile radio licenses.

      Specialized mobile radio providers are assured interconnection with the public switched telephone network according to the terms under which the channels were awarded, as well as under other applicable laws. Furthermore, interconnection with the public switched telephone network must be on a nondiscriminatory basis. Nextel Argentina provides interconnect services to its subscribers under interconnection agreements with Telefonica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A., as well as other smaller local carriers. In May 1999, the Argentina CNC authorized Nextel Argentina to implement a calling party pays program with the fixed line carriers with whom it interconnects, which it has since implemented.

      The tariffs for the specialized mobile radio are freely fixed by the providers. Charges for calling party pays calls originated in fixed lines depend on a reference price set periodically by the Ministry.

      In September 2000, Argentina’s president signed a decree that put into effect new telecommunications regulations. The purpose of the regulations is to guarantee the complete deregulation and free competition of the telecommunications industry in Argentina. The rules cover the following:

•	Licenses of telecommunications services. The new regulations establish a single license system that allows the license holder to offer any and all types of telecommunications services. The licensee is free to choose the geographic area, technology, infrastructure and architecture through which its services will be provided. However, each specific service to be offered must be separately registered with the Secretary. Holders of existing telecommunications licenses, including holders of cellular, personal communications services and specialized mobile radio licenses, are automatically deemed to have a universal license under the new regulatory scheme, and all services currently offered which had been previously approved by the regulatory authorities are treated as having been registered. However, to the extent an existing license holder wishes to offer a new service, the new service must be registered. In addition, existing license holders who acquired spectrum under a public bid or auction must continue to abide by the original terms and conditions under which the spectrum was granted.

      The regulations do not impose any minimum investment, loading or other requirements on holders. However, some requirements do apply to the launch of a new service, such as a requirement to launch the service within 18 months from the date of its registration. The grant of a license is independent of the resources required to provide a service and specifically does not include the right to use of spectrum.

•	Network interconnection. The general principles of the interconnection regulations are:

•	freedom of negotiation and agreement between the parties with respect to prices charged for interconnection, although the regulations include guidelines which are generally followed in practice and which can be imposed by the Secretary in the event of a dispute between parties;

•	mandatory provision of interconnection with other carriers so long as interconnection is technically feasible;

•	non-discrimination;

•	reciprocal compensation; and

•	maintenance of an open architecture, to avoid conditions that would restrict the efficiency of interconnected operators.

      All interconnection agreements entered into must be registered with the Argentina CNC. Additional requirements are imposed on all dominant carriers to ensure that the Argentine telecommunications market is open to competition. The referential prices included in the new regulations for various interconnection services, such as local termination and transit fees, represent a reduction of more than 50% of the prices in effect prior thereto.

•	Universal service. The regulations establish a tax equal to 1% of service revenue minus applicable taxes and specified related costs. The license holder can choose either to pay the resulting amount into a fund for universal service development or participate directly in offering services to specific geographical areas under an annual plan designed by the federal government, which is known as a pay or play system. Although regulations state that this tax would be applicable beginning January 1, 2001, the regulatory authorities have not taken the necessary actions to implement the tax.

•	Administration of spectrum. The regulations contain only general principles and guidelines with respect to the authorization of new spectrum and frequencies. To ensure the efficient and effective use of spectrum, the Secretary is empowered to partially or totally revoke awarded spectrum if it is not used, or if it is not used in accordance with the terms and conditions under which it was granted. Authorizations for spectrum may not be transferred, rented or assigned, in whole or in part, without prior regulatory approval. In addition, until September 2004 the government may impose obligations on a spectrum holder in order to provide a service for which other spectrum holders were required to pay a price or had other obligations to provide the service.

      In July 2001, the Secretary of Communications issued Resolution No. 235/01 establishing the rules under which new spectrum is awarded. New spectrum authorizations expire in 10 years. In April and October of each year, authorizations to operate channels are granted directly or by auction, depending on the number of available channels existing in each city. Nextel Argentina recently participated in an auction to acquire new channels and as a result has been awarded a total of 685 channels distributed among various provinces.

      Foreign Currency Controls and Dividends. On January 6, 2002, the Argentine Emergency Law No. 25,561 became effective and formally declared a public emergency in economic, administrative, financial and exchange control matters. Based on Section 76 of the Argentine Constitution, this law empowered the Federal Executive Power to regulate those areas until December 10, 2003, subject to overview by the National Congress. The Emergency Law amended several provisions of the 1991 Convertibility Law No. 23,928, the most significant of which was the repeal of the exchange rate of one Argentine peso to one U.S. dollar. Moreover, the Emergency Law granted the Federal Executive Power the authority to implement a system to determine the exchange rate between the Argentine peso and foreign currencies, including the U.S. dollar.

      Pursuant to the Argentine Emergency Law, on January 10, 2002, the Argentine government enacted Decree 71/2002, which created an official exchange market and a free exchange market. Decree 71/2002 stated that purchases and sales of U.S. dollars by the Argentine Central Bank or financial entities, pursuant to specified transactions, were to be carried out in the official exchange market at an exchange rate of 1.40 Argentine pesos to each U.S. dollar. This rate was to be used to liquidate foreign currency resulting from exports and other export-related transactions, as well as for those imports regarded as essential or critical by the Secretariat of Industry and Commerce. All other transactions that were not classified or authorized by the Argentine Central Bank for negotiation through the official exchange market were to be carried out in the free exchange market where the Argentine peso was left to float.

      On February 8, 2002, the Argentine government issued Decree No. 260/2002, effective February 11, 2002, which withdrew Argentina’s double exchange market regime and replaced it with a single free exchange system. Exchange transactions could now be made at the parties’ freely agreed upon exchange rate, subject to restrictions on certain types of payments such as loan payments or dividends.

      The Emergency Law also empowered the Federal Executive Power to take measures to preserve deposits in Argentine pesos or U.S. dollars that were subject to restrictions since November 30, 2001 pursuant to decree No. 1570/2001. In January and February of 2002, resolutions No. 6/2002 and No. 9/2002, as amended by Resolutions Nos. 10, 18, 23 and 46 of the Ministry of Economy, effectively turned many of these restricted deposits into long-term time deposits and provided a schedule for their reimbursement. Cash funds deposited in Argentina after December 6, 2001 were generally not subject to these restrictions. On February 1, 2002, the

National Supreme Court declared deposit restrictions pursuant to Decree 1570/2001 unconstitutional as a violation of property rights by precluding deposit holders from use of their funds.

      The Emergency Law also froze public utility rates and repealed all utility contracts that were priced or calculated in a foreign currency, that provided readjustment clauses related to a foreign currency exchange rate or were indexed to inflation figures in a foreign country. Pursuant to the Emergency Law, the Federal Executive Power had the power to renegotiate these contracts at an exchange rate of one Argentine peso to one U.S. dollar. The Federal Executive Power issued Decree No. 311/2003 on July 4, 2003, which created a commission to oversee the renegotiation of public utility contracts.

      On February 4, 2002, the Federal Executive Power issued Decree No. 214/2002, which reorganized Argentina’s financial system and converted the economy into Argentine pesos. Decree 214/2002 converted all obligations to pay, of whatever origin, existing at January 6, 2002, into Argentine pesos. Accordingly, deposits within the financial system were converted at the rate of 1.40 Argentine pesos to one U.S. dollar, subject to restatement using a Reference Stabilization Coefficient, established on the basis of the daily variation in the Consumer Price Index, interest rate limitations and certain payment schedules. Depositors were able to choose between the above conversion into Argentine pesos or the replacement of their foreign currency deposits, up to a certain limit, by a bond in U.S. dollars, to be backed by funds held by the National Treasury.

      On March 5, 2003, the Argentine Supreme Court ruled that the conversion of deposits from U.S. dollars to Argentine pesos, in accordance with Decree No. 214/2002, was unconstitutional. Decisions by the Argentine Supreme Court apply only to the case in which the actually ruled. However, this decision set a precedent for other lawsuits filed pursuant to the conversion of U.S. dollars to Argentine pesos in accordance with Decree No. 214/2002.

      Decree No. 214/2002 also converted all loans within the financial system into Argentine pesos. All debts were converted to Argentine pesos at an exchange rate of one Argentine peso to one U.S. dollar (certain interfinancial loans in foreign currencies in force at February 3, 2002 were converted into pesos at the rate of 1.40 Argentine pesos to one U.S. dollar pursuant to Decree No. 410/2002, dated March 1, 2002). Debtors were to settle their liabilities through the payment of Argentine pesos, subject to adjustment using the Reference Stabilization Coefficient, interest rate limitations and certain payment schedules.

      For all other obligations not connected to the financial system, Decree No. 214/2002 converted such liabilities to Argentine pesos at an exchange rate of one Argentine peso to one U.S. dollar, subject to the previously stated adjustments. For periodic payments, as in the case of leases or services, the application of the Reference Stabilization Coefficient may be requested annually. The law provides that parties are to renegotiate to ensure that the impact of the new exchange rate is shared equitably. Once the parties have agreed to the new conditions, any resulting differences between the payments already made by the debtor and the values finally agreed upon are to be offset. If the parties cannot reach an agreement, then mediation, litigation or arbitration proceedings can be implemented.

      Future contracts can provide for payment in foreign currency since Decree No. 214/2002 did not amended Sections 6717 and 619 of the Argentine Civil Code, which governs payments in foreign currencies. However, due to an anti-evasion law, which requires all amounts over $1,000 to be paid by check, credit card, deposit or banking transfer, the legal possibility of entering into contracts in U.S. dollars remains, but the economic reality is that this would only serve to determine the amount of Argentine pesos that must be paid on the basis of the free exchange rate.

      Decree No. 214/2002 also placed restrictions on the transfer of funds abroad for the purposes of principal payments, interest payments and dividend payments. Before such cross-border transfers could take place, certain approvals and certificates were required. On December 26, 2002, the Argentine Central Bank issued Communication “A” 3843 followed by Communication “A” 3866 on January 16, 2003 and Communication “A” 3880 on February 13, 2003, all of which relaxed restrictions on payments abroad, particularly payments of principal and interest on loans.

      In all cases, in order to make any payment of principal or interest to foreign creditors, the debtor must comply with the information requirements contained in Communication “A” 3602. Communication “A” 3602 implemented a reporting system of foreign liabilities and issuances of notes by the private financial and non-financial sectors. These sectors must report certain foreign liabilities and note issuances to the Argentine Central Bank.

      On January 8, 2003, the Argentine Central Bank issued Communication “A” 3859, which stated that transfers abroad to pay profits and dividends corresponding to past financial statements that have been certified by external auditors, may be carried out without prior authorization from the Argentine Central Bank, irrespective of the amount.

      The Argentine Central Bank has also issued specific restrictions on the purchase of foreign currency. Pursuant to Communication “A” 3722, issued on September 24, 2002 (as amended by Communications, “A” 3826, “A” 3909 and “A” 3944), individuals and legal entities with residence is Argentina may purchase up to $500,000 per month in foreign currency, or an amount in pesos equivalent to the amount paid by such individual or legal entity to the Argentine tax administration in the previous calendar month, without the Argentine Central Bank’s prior authorization. These purchases are limited to use for portfolio investments, other foreign investments and purchases of foreign currency to be kept in custody in Argentina. Non-Argentine residents are restricted to purchases of $5,000 per month.

      More recently, on June 30, 2003, the Argentine Central Bank issued Communication “A” 3973. According to the Communication, If certain stated conditions are met, the prepayment of principal on private non-financial sector foreign indebtedness, deriving from the issuance of debt instruments and financial loans, need not be pre-approved by the Argentine Central Bank. In addition, the Communication eliminates the pre-approval requirement with regard to the prepayment of accrued interest of private non-financial sector foreign indebtedness if the payment is in contemplation of restructuring.

      Dividends. Under applicable Argentine corporate law, a company may pay dividends only from liquid and realized profits as shown on the company’s financial statements prepared in accordance with Argentine generally accepted accounting principles. Of those profits, 5% must be set aside until a reserve of 20% of the company’s capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash upon a majority vote of the stockholders. Under current law, dividend payments are not subject to withholding tax, except when the dividend payments are the result of profits paid out in excess of the profits computed for income tax purposes. If paid in this manner, a 35% withholding tax applies on the amount of the surplus. Interest payments are subject to withholding taxes ranging from 15.05% to 35% unless tax treaty benefits apply for the financial year preceding the date of the distribution of such dividends.

Chile

      Operating Companies Overview. We own 100% of the equity interests in two analog companies in Chile, Centennial Cayman Corp. Chile S.A. and Multikom S.A. These operating companies provide analog services in the following major business centers with populations in excess of 1 million and along related transportation corridors:

Analog

Santiago

      Our Chilean companies have licenses in markets covering about 15 million people. As of June 30, 2003, these companies in Chile provided services to about 4,290 analog handsets.

      These companies are headquartered in Santiago de Chile. As of June 30, 2003, these companies had about 35 employees.

      Our Chilean companies currently offer exclusively analog two-way radio services, focusing on small and medium size companies. We have received temporary regulatory approvals to deploy a digital mobile network.

In light of the current economic and legal environment, we are exploring various alternatives, financial and other, with respect to the potential construction of a digital mobile network in Chile. For additional information, see “Regulatory and Legal Overview.”

      Competition. Presently, there are no providers of digital specialized mobile radio services in Chile. Competitors in the analog specialized mobile radio business in Chile are Gallyas S.A., Mobilink S.A. and Sharfstein, S.A.

      There are also five mobile telephone service providers authorized to operate throughout Chile, three of which are in the personal communications services 1,900 MHz band and two of which are in the cellular 800 MHz band. These mobile telephone service providers are Entel PCS Telecomunicaciones S.A., a personal communications services concessionaire controlled by Entel Chile, a Chilean corporation controlled in turn by Stet-Telecom Italia; Entel Telefonica Movil S.A., another personal communications services concessionaire controlled by Entel Chile; Smartcom PCS, a personal communications services concessionaire controlled by Endesa Espana; Telefonia Movil de Chile, a corporation controlled by Telefonica of Spain; and BellSouth Comunicaciones S.A., a personal communications services concessionaire controlled by BellSouth Corporation.

      Regulatory and Legal Overview. The main regulatory agency of the Chilean telecommunication sector is the Ministry of Transportation and Telecommunications, which we refer to as the Ministry, which acts primarily through the Undersecretary of Telecommunications, which we refer to as the Undersecretary. The application, control and interpretation of the provisions of the General Telecommunications Law and other applicable regulations is, subject to review by the courts and the Chilean antitrust commissions, the responsibility of the Ministry which, for these purposes, acts through the Undersecretary.

      Telecommunications concessions, including specialized mobile radio concessions, may be granted only to legal entities duly incorporated and domiciled in Chile. However, there is no restriction or limitation on the participation or ownership of foreign investors in Chilean telecommunications concessionaires.

      As a general rule, telecommunications concessions are granted in Chile without any initial payment of fees. However, telecommunication concessionaires that use the radioelectric spectrum for the operation of their respective concessions, such as specialized mobile radio concessionaires, are subject to an annual fee. The amount of the fee is based on the size of the applicable system, the portion of the spectrum utilized and the service area that has been authorized.

      Telecommunications concessions are not limited as to their number, type of service or geographical area. Therefore, it is possible to grant two or more concessions for the provision of the same service on the same location, except where technical limitations exist. Concessions for the provision of public telecommunication services are generally granted for a 30-year period. These concessions may be renewed for additional 30-year periods if requested by the concessionaire.

      In Chile, concessionaires of public telecommunications services and concessionaires of intermediate services of telecommunications that render long distance telephonic services are required to establish and accept interconnections with each other. These interconnections permit subscribers and users of public telecommunications services of the same type to be interconnected with each other inside or outside Chile. Telecommunications services of the same type are those which are technically compatible with each other. The Undersecretary determines which telecommunications services are technically compatible. The interconnection must be performed according to the technical rules, procedures and terms established by the Undersecretary. The Undersecretary has issued regulations relating to the interconnection of public telephone networks with other public telecommunications services of the same type. On January 31, 2001, the Undersecretary published a new technical rule related to the provision of digital specialized mobile radio services. However, under these regulations, even if services are determined to be of the same type, providers of public telecommunications services may not interconnect with the public telephone networks unless the concessions held by these other providers expressly authorize interconnection, which in many cases, including ours, will require an amendment to the concession.

      Additionally, under new regulations, providers of public telecommunication services of the same type that are authorized to be interconnected with public telephone networks will also be able to request the assignment of specific numbering blocks for their subscribers. New rules governing routing procedures have also been adopted. As with interconnection, a provider of public telecommunications services of the same type must be specifically authorized in their concessions to interconnect before obtaining numbering and routing.

      Specialized mobile radio concessionaires may freely determine the fees charged to their subscribers. However, the fees and tariffs charged by a telecommunications concessionaire to another telecommunications concessionaire for the services rendered through interconnection, specifically the access charges, must be fixed by the authorities. The authorities fix the charges in accordance with a tariff setting procedure based upon, among other things, the cost structure of the respective concessionaire, as set forth in the General Telecommunications Law. This procedure is necessary for the mandatory application of the calling party pays system among the telecommunications concessionaires. To date, this procedure has never been applied to any specialized mobile radio concessionaire.

      In order to provide digital specialized mobile radio services in Chile, incorporate digital technology to the networks of our Chilean operating companies, and obtain the corresponding authorization to interconnect such networks to the public switch telephone network, our Chilean operating companies have filed for the amendment of a group of specialized mobile radio concessions totaling 130 channels according to the procedures established in the General Telecommunications Law. In accordance with these procedures, third parties have exercised the right to file oppositions against the corresponding concession’s amendment applications. The Ministry rejected all such oppositions and has granted us a temporary building permit. The temporary permit has allowed us to begin the digitalization of 130 channels, to continue with the deployment of our network and to interconnect our networks to the public switch telephone network until a final decision on the case is reached. If our request to amend our application is rejected, we will not be able to digitalize our network nor interconnect to the public switch telephone network. In such case, the temporary building permit will be automatically cancelled and we will have to undo all and any work, installation, facility or interconnection performed under the temporary building permit without compensation. Appeals of the Ministry’s resolution rejecting the oppositions have been filed and are currently pending a decision from the court of appeals of Santiago.

      On November 21, 2002, the 29th Civil Court of Santiago issued two judgments declaring 150 channels in Santiago acquired from Centennial and Motorola “void ab initio” pursuant to a claim by the competition that these channels were not awarded through public auction. We appealed these judgments on December 3, 2002, and even though we believe it to be without merit, we cannot be sure of the impact a final negative decision will have on our operations. These 150 channels are not part of the 130 channels that are in the process of being digitalized under the temporary building permit granted by the Undersecretary.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Chile is not subject to governmental control. Accordingly, any person may freely engage in foreign exchange transactions. There are two foreign exchange markets in Chile. The first is the formal exchange market, which is subject to the regulations of the Chilean Central Bank and which consists of banks and other entities authorized to participate in the market by the Central Bank. This market is generally used for trade-related transactions, such as import and export transactions, registered foreign currency investments and other transactions, such as remittances abroad. Purchases and sales of foreign exchange may be effected in the formal or the informal exchange markets. The informal exchange market consists of entities not expressly authorized to operate in the formal exchange market, such as foreign exchange houses and travel agencies. Both markets operate at floating rates freely negotiated between the participants. There are no limits imposed on the extent to which the informal exchange rate can fluctuate above or below the formal exchange rate or the observed exchange rate. The observed exchange rate is the official exchange rate determined each day by the Central Bank based on the average exchange rates observed in the formal exchange market.

      Foreign investments in Chile are subject to exchange controls. The investment of capital in Chile and the repatriation of an investment and its profits must be carried out under either Decree Law No. 600 or under Chapter XIV of the Compendium of Foreign Exchange Regulations issued by the Central Bank of Chile under the Central Bank Act. Compliance with the foreign exchange rules, including registration of a foreign investment in Chile, among other things, grants investors access to the formal exchange market. Foreign funds registered under Decree Law No. 600 provide specified guarantees with respect to the ability to repatriate funds and the stability of the applicable tax regime. Decree Law No. 600 permits foreign investors to access the formal exchange market to repatriate their investments and profits.

      Access to the formal exchange market to repatriate investments and profits derived from investments conducted under Chapter XIV rules are governed by regulations in force and effect at the time of repatriation.

      The foreign investment regulations may permit foreign investors to access the formal exchange market to repatriate their investments and profits as stated above. They do not, however, necessarily guarantee that foreign currency will be available in the market.

      Under Chilean corporate law, corporations, such as our Chilean companies, may distribute dividends among their stockholders only from the net profits of that fiscal year or from retained profits recognized by balance sheets approved by the stockholders meeting. However, if the company has accumulated losses, profits of that corporation must first be allocated to cover the losses. Losses in a specific fiscal year must be offset with retained profits, if any.

      Unless otherwise agreed at a stockholders meeting by the unanimous vote of all issued shares, publicly traded corporations must annually distribute at least 30% of the net profits of each fiscal year. This distribution must be in the form of a cash dividend to their stockholders in proportion to their ownership or as otherwise stated in the bylaws. Privately held corporations must follow the provisions of their bylaws; if the bylaws do not contain these provisions, the rules described above for the distribution of profits by open stock corporations apply. As a general rule, any dividend distributed or remitted by the operating companies to their shareholders abroad will be subject to a 35% withholding tax rate. In such a case, the operating companies’ shareholders will be entitled to a tax credit equivalent to the corporate tax rate paid by the operating companies on the income distributed or remitted abroad. Such corporate tax rate is equivalent to 16.5%. This credit must be added back in order to compute the taxable basis of the withholding tax.

      In any event, the board of directors may distribute provisional dividends if the corporation has no accumulated losses, subject to the personal responsibility of the directors approving the distributions.

Employees

      As of June 30, 2003, we had about 120 employees at the corporate level, and our operating companies had about 3,645 employees. Our Brazilian operating company is a party to a collective bargaining agreement that covers all of its employees and expires on April 30, 2004. Neither we nor any other of our operating companies is a party to any collective bargaining agreement. We believe the relationship between us and our employees, and between each of our operating companies and its employees, is good.

MANAGEMENT

      We have set forth below information on our executive officers and directors as of August 29, 2003. There is no family relationship between any of our executive officers and directors.

      Motorola Credit Corporation owns the sole authorized share of designated preferred stock, par value $1.00 per share, and, as a result, has the power and authority to nominate, elect, remove and replace a single member of the board. Motorola’s current designee is Charles F. Wright.

Name	Age	Positions

Steven M. Shindler	40	Chief Executive Officer, Director and Chairman of the Board of Directors
Lo van Gemert	48	President and Chief Operating Officer
Byron R. Siliezar	47	Vice President and Chief Financial Officer
Robert J. Gilker	52	Vice President and General Counsel
John McMahon	38	Vice President of Business Operations
Douglas Dunbar	43	Vice President of Marketing and Distribution
Alan Strauss	43	Vice President of Engineering and Chief Technology Officer
Ricardo L. Israele	49	Vice President and Controller
Catherine E. Neel	43	Vice President and Treasurer
Jose Felipe	53	President, Nextel Mercosur
Peter A. Foyo	38	President, Nextel Mexico
Miguel E. Rivera	50	President, Nextel Peru
Steven P. Dussek	47	Director
Timothy M. Donahue	54	Director
Neal P. Goldman	34	Director
Carolyn Katz	41	Director
Donald E. Morgan	34	Director
John W. Risner	43	Director
Charles F. Wright	54	Director

      Steven M. Shindler has been a director on the board of NII Holdings since 1997, chief executive officer since 2000 and chairman of the board since November 12, 2002. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from 1996 until 2000. From 1987 to 1996, Mr. Shindler was an officer with Toronto Dominion Bank, a bank, where, most recently, he was a managing director in its communications finance group.

      Lo van Gemert has been the president and chief operating officer of NII Holdings since 1999. Mr. van Gemert served as senior vice president of Nextel Communications from 1999 until 2000 and as president of the north region of Nextel Communications from 1996 until 1999. Before joining Nextel Communications in 1996, Mr. van Gemert served as executive vice president at Rogers Cantel, Inc., a wireless operator in Canada. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and overseas, at Sony Corporation and BellSouth Corporation.

      Byron R. Siliezar has been the vice president and chief financial officer of NII Holdings since 1999. From 1998 to 1999, Mr. Siliezar was the vice president and controller of NII Holdings. Mr. Siliezar served as vice president of finance at Neodata Corporation, a subsidiary of EDS Corporation, a global information technology company, from 1997 to 1998. From 1996 to 1997, he served as international controller of Pagenet. From 1982 to 1996, Mr. Siliezar held various executive and management positions at GTE Corporation, an international telecommunications company, both domestically and overseas.

      Robert J. Gilker has been the vice president and general counsel of NII Holdings since 2000. From 1998 to 2000, he served as vice president, law and administration and secretary of MPW Industrial Services Group, Inc., a provider of industrial cleaning and facilities support services. From 1987 until he joined MPW, Mr. Gilker was a partner with the law firm of Jones, Day, Reavis & Pogue.

      John McMahon has been our vice president of business operations since joining NII Holdings in 1999. Prior to that, Mr. McMahon served as vice president of finance and business operations, north region, for Nextel Communications from 1997 to 1999, and as director of finance for the mid-Atlantic region from 1995 to 1997.

      Douglas Dunbar has been our vice president of marketing and distribution since joining NII Holdings in 1999. Since 1994, Mr. Dunbar held various positions at Nextel Communications, including general manager of the west Florida market from March 1999 to November 1999, where he was responsible for sales, marketing, business operations and customer care functions, and vice president of sales and marketing, north region, from 1997 to 1999.

      Alan Strauss has been our vice president of engineering and chief technology officer since 2001. From 1998 until 2001, Mr. Strauss was the vice president and general manager of Nextel Communication’s strategic business operations group. From 1994 to 1998, Mr. Strauss held various positions with Nextel Communications.

      Ricardo L. Israele has been our vice president and controller since November 1, 2002. From 1999 to 2002, Mr. Israele was chief financial officer of Nextel Argentina. From 1998 to 1999, Mr. Israele served as chief financial officer for Provincia Seguros de Salud, S.A., a health insurance company. Mr. Israele worked for Movicom-Bell South as controller from 1996 to 1998 and as director of treasury from 1990 to 1996.

      Catherine E. Neel has been our vice president and treasurer since November 1, 2002. From 1999 to 2002, Ms. Neel was the assistant treasurer of NII Holdings. Prior to 1999, Ms. Neel held various management positions with BellSouth Corporation and was in public accounting with Arthur Andersen LLP.

      Jose Felipe has held several positions since joining NII Holdings in 1998. He has been president of Nextel Mercosur, which manages our operations in Argentina, Brazil and Chile since February 2003. From 1999 to 2003, he served as president of Nextel Cono Sur which managed our operations in Argentina and Chile. From 1998 to 1999, Mr. Felipe was our vice president — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently president and chief executive officer of the Puerto Rico and Virgin Islands region and vice president of emerging markets of the Latin American region.

      Peter A. Foyo has served as president of Nextel Mexico since 1998. From 1988 to 1998, Mr. Foyo held various senior management positions with AT&T Corp., including corporate strategy director of Alestra, S.A. de C.V., a joint venture between AT&T and a local Mexican partner, and president of AT&T Argentina.

      Miguel E. Rivera has served as president of Nextel Peru since 2000. Previously, Mr. Rivera was the general manager of the Lima Stock Exchange from 1999 to 2000. From 1986 to 1998, Mr. Rivera held various executive positions with IBM, most recently as general manager of Manufacturing Industry, IBM Latin America.

      Steven P. Dussek has served as a director on the board of NII Holdings since 1999. From 1999 until 2000, Mr. Dussek was the chief executive officer of NII Holdings. Mr. Dussek was the president and chief operating officer of NII Holdings from March 1999 until September 1999. From 1996 until 2002, Mr. Dussek served in various senior management positions with Nextel Communications, most recently as executive vice president and chief operating officer. From 1995 to 1996, Mr. Dussek served as vice president and general manager of the northeast region for the PCS division of AT&T Wireless Services. From 1993 to 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc., a paging company.

      Timothy M. Donahue has served as a director on the board of NII Holdings since November 12, 2002. He was a director of NII Holdings from 1997 until April 22, 2002, and served as chairman of the board from 1999 until 2001. Mr. Donahue has served as chief executive officer and president of Nextel Communications since 1999. He served as chief operating officer of Nextel Communications from 1996 until 1999. From 1986 to 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc. including regional president for the northeast. Mr. Donahue is also a director of Nextel Communications, Nextel Partners, Inc. and Eastman Kodak Company.

      Neal P. Goldman has served as a director on the board of NII Holdings since November 12, 2002. Mr. Goldman is currently a director in the High Yield Division of MacKay Shields LLC, an investment advisor registered with the United States Securities and Exchange Commission. He joined MacKay Shields LLC in 2001 from Banc of America Securities where he was a principal in the Special Situations Group from 1999 to 2001. He was previously with Salomon Smith Barney, an investment bank, from 1995 to 1999 where he last served as a vice president on the High Yield Trading Desk.
      Carolyn Katz has served as a director on the board of NII Holdings since November 12, 2002. Ms. Katz has been an independent consultant, providing advisory services to communications companies, since 2001. She was a principal at Providence Equity Partners, a $5 billion private equity firm specializing in media and telecommunications, from 2000 to 2001. From 1984 to 2000, Ms. Katz worked for Goldman Sachs, an investment bank, most recently as managing director. Ms. Katz is on the board of directors of Universal Access, a provider of outsourced telecommunications connectivity.

      Donald E. Morgan has served as a director on the board of NII Holdings since November 12, 2002. He has been with MacKay Shields LLC since 1997 and has been senior managing director and co-head of the Fixed Income-High Yield Division of that firm since 2001. Prior to joining MacKay Shields, Mr. Morgan was a high yield analyst with Fidelity Management & Research, an affiliate of the mutual fund company, where he worked from 1994 to 1997.

      John W. Risner has served as a director on the board of NII Holdings since November 12, 2002. He is currently the treasurer of the National Neuro Fibromatosis Foundation, which he joined in 2002. From 1997 to 2002, he served as senior vice president-senior portfolio manager-high yield bonds for SunAmerica Asset Management, a money management firm. Prior to that, Mr. Risner was vice president-senior portfolio manager-high yield and convertible bonds at Value Line Asset Management, a money management firm, where he worked from 1991 to 1997.

      Charles F. Wright has served as a director on the board of NII Holdings since November 12, 2002. He currently serves as senior vice president and general manager of the North America Cellular and PCS Infrastructure Global Telecom Solutions Sector for Motorola, Inc., a global communications company, and has managed Motorola’s iDEN Infrastructure business since its inception in early 1993. In addition, since 2000, Mr. Wright has also managed the North America Cellular and PCS Infrastructure Business for Motorola, Inc.

DESCRIPTION OF CAPITAL STOCK

      The following description is a summary of the material provisions of our certificate of incorporation and bylaws. Copies of the certificate of incorporation and bylaws have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part.

General

      As of July 31, 2003, NII Holdings has 110,000,001 shares of capital stock authorized. This authorized capital stock consists of:

•	100,000,000 shares of common stock, par value $0.001 per share, 20,531,239 of which were outstanding;

•	one share of preferred stock, par value $1.00 per share, which we refer to as our Special Director Preferred Stock, which is currently outstanding; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share, which we refer to as our Undesignated Preferred Stock, none of which are currently outstanding.

Common Stock

Voting

      Subject to the rights of the holder of the Special Director Preferred Stock and any outstanding rights granted to preferred stock outstanding at the time, each share of our common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders on which the holders of the common stock are entitled to vote. Holders of the common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation generally. The common stock does not have cumulative voting rights in connection with the election of directors.

Dividends

      Subject to the preferences of any preferred stock then outstanding, the holders of common stock are entitled to receive dividends and other distributions in cash, property or shares of stock of the corporation as may be declared thereon by the corporation’s board of directors from time to time out of assets or funds of the corporation legally available therefor.

Liquidation

      If we are liquidated (either partial or complete), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock.

Special Director Preferred Stock

      The Special Director Preferred Stock of NII Holdings gives the holder thereof, currently Motorola Credit Corporation, the right to nominate, elect, remove and replace a single member of the board of directors (the “Special Preferred Stock Director”); provided that at the time any such action is taken, Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under the master equipment financing agreement entered into as part of the reorganization (the “New MEFA”) and the equipment financing agreement entered into as part of the reorganization (the “New EFA”). “Motorola Credit Corporation Permitted Transferee” means a successor or assign of Motorola Credit Corporation under the New MEFA and the New EFA if such successor or assign is a subsidiary of Motorola, Inc. or its successor. At such time as Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee does not hold such a debt position, there shall be no Special Preferred Stock Director regardless of the relevant debt position after such time.

Such stock has no dividend rights or other economic value, except for a liquidation value equal to the par value thereof.

      Except as described herein, the Special Director Preferred Stock has no voting rights, except such as may be required by applicable law. Our certificate of incorporation may not be amended, altered or repealed (whether by merger, consolidation or otherwise) so as to (1) change the number of directorships without the affirmative vote of at least two-thirds of the members of the board of directors, or (2) affect adversely the holder of the Special Director Preferred Stock without the affirmative vote of such holder. So long as the Special Director Preferred Stock is outstanding, without the approval of at least two-thirds of the members of the board of directors, we may not grant to any person or entity any right to designate individuals to serve on our board of directors, or issue Undesignated Preferred Stock which grants the holders thereof rights to representation on the board of directors, except, in each case, customary rights given to preferred stockholders to board representation in the event of a failure to pay dividends or other default.

      For so long as a member of Motorola Credit Corporation or a Motorola Credit Corporation Permitted Transferee is entitled to designate one director, we shall not, without the affirmative vote of at least two-thirds of the members of the board of directors, create an executive committee of the board of directors, or any other committee, however named, having substantially similar power and authority.

Dividends

      The Special Director Preferred Stock has no dividend rights.

Liquidation

      Upon liquidation, dissolution or winding up of the corporation, each holder of Special Director Preferred Stock shall be entitled to receive one dollar ($1.00) per share before payment of any amounts to the holders of common stock.

Undesignated Preferred Stock

      The board of directors is granted the authority to from time to time issue the Undesignated Preferred Stock as preferred stock of one or more series and in connection with the creation of any such series to fix by resolution the designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. The rights, preferences, privileges and restrictions or qualifications of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of preferred stock (including the Special Director Preferred Stock) could decrease the amount of earnings and assets available for distribution to holders of common stock, adversely affect the rights and powers, including voting rights, of holders of common stock, and have the effect of delaying, deterring or preventing a change in control of us.

Preemptive Rights

      No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of our capital stock or to any security convertible into such stock.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Certain Provisions of Our Certificate of Incorporation, Bylaws and Delaware Law

      Our certificate of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Board of Directors

      According to our bylaws, the board of directors must be composed of at least one and no more than twelve directors. Our board currently consists of eight directors. The number of directors may be changed from time to time by resolution of the board of directors provided at least two-thirds of the members must consent so long as the Special Director Preferred Stock is outstanding. Directors need not be stockholders of the corporation. According to our certificate of incorporation, we have a board of directors consisting of three classes, with the term of office of one class expiring each year. The three directors of the first class hold office until the next annual meeting or until a successor is duly elected and qualified, the three directors of the second class will hold office until the next succeeding annual meeting or until a successor is duly elected and qualified, and the three directors of the third class will hold office until the next thereafter succeeding annual meeting or until a successor is duly elected and qualified. Commencing with the next annual meeting, each class of directors whose term shall then or thereafter expire will be elected to hold office for a three-year term. The holder of the Special Director Preferred Stock has the power and authority to nominate, elect, remove and replace a single member of the board. Additionally, the consent of at least two-thirds of the members of the board is necessary to create an executive committee of the board, for so long as the share of Special Director Preferred Stock is outstanding.

Stockholder Actions and Special Meetings

      In accordance with Delaware law, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting or a vote if the action is consented to in writing by holders of outstanding stock having the votes necessary to authorize the action. Our bylaws provide that the chairman of the board and chief executive officer may call special meetings of the stockholders for any purpose at any time. Further, the bylaws provide that a special meeting shall be called by the secretary upon the written request of a majority of the board of directors or of the holder of the Special Director Preferred Stock or of stockholders holding a majority of the entire capital stock issued and outstanding and entitled to vote. This request must state the purposes of the proposed meeting.

Anti-Takeover Statute

      Generally, section 203 of the Delaware general corporation law prohibits a publicly held Delaware company from engaging in a business combination with an interested stockholder for a period of three years after the time the stockholder became an interested stockholder. However, the interested stockholder may engage in a business combination if specified conditions are satisfied. Thus, it may make acquisition of control of our company more difficult. The prohibitions in section 203 do not apply if:

•	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction began; or

•	at or after the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

      Under section 203 of the Delaware general corporation law, a business combination includes:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all its outstanding stock;

•	transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

•	transactions involving the corporation, which have the effect of increasing the proportionate share of the corporation’s stock of any class or series that is owned by the interested stockholder; or

•	transactions in which the interested stockholder receives financial benefits provided by the corporation.

      Under section 203 of the Delaware general corporation law, an interested stockholder generally is

•	any person that owns 15% or more of the outstanding voting stock of the corporation;

•	any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately before the date on which it is sought to be determined whether or not that person is an interested stockholder; and

•	the affiliates or associates of either of the above categories of persons.

      Under some circumstances, section 203 of the Delaware general corporation law makes it more difficult for an interested stockholder to effect various business combinations with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under this section.

SHARES ELIGIBLE FOR FUTURE SALE

      All of the shares that we will issue in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, unless acquired by our affiliates or acquired by a person who is subject to a lock-up agreement with the underwriters. See “Underwriters.”

      As of July 31, 2003, we had outstanding 20,531,239 shares of common stock, all of which are freely tradeable. Our affiliates hold certain of these shares subject to the resale provisions of Rule 144, which are described below. As of July 31, 2003, we had outstanding options to purchase 1,687,860 shares of common stock at a weighted average exercise price of $3.31 per share. All of these shares will be freely tradable upon their issuance unless acquired by an affiliate.

      After giving effect to the offering of shares by this prospectus, approximately 8,614,612 shares of common stock will be held by persons who may be deemed to be our “affiliates” under the Securities Act and may be resold by them only in transactions registered under the Securities Act or permitted by the provisions of Rule 144. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with us and may include certain of our officers, directors and principal stockholders.

      In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, that number of shares that does not exceed the greater of one percent of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in brokers’ transactions, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

      In 2002, we entered into a registration rights agreement with Nextel Communications, Inc. and MacKay, two of our stockholders beneficially owning more than ten percent of our outstanding common stock. Under the terms of the registration rights agreement, we filed a registration statement to register the shares of common stock that they own to cover sales that they may make to third parties. Sales under that registration statement by Nextel or MacKay will not be subject to the resale provisions of Rule 144. In addition, sales under the registration statement, of which this prospectus is a part, by MacKay are not subject to the resale provisions of Rule 144.

      The availability of shares for sale or actual sales under Rule 144, under an effective registration statement under the Securities Act or otherwise, may have an adverse effect on the market price of our common stock. Sales under an effective registration statement or under Rule 144 or otherwise also could impair our ability to market additional equity securities.

UNDERWRITERS

      We and MacKay are offering the shares of our common stock described in this prospectus through Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston LLC, UBS Securities LLC, Thomas Weisel Partners LLC and Sanders Morris Harris, as underwriters. We and MacKay have entered into an underwriting agreement dated the date of this prospectus with the underwriters. Subject to the terms and conditions contained in the underwriting agreement, we and MacKay have agreed to sell to the underwriters, and each of the underwriters has severally agreed to purchase from us and MacKay, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Credit Suisse First Boston LLC
UBS Securities LLC
Thomas Weisel Partners LLC
Sanders Morris Harris

Total	3,000,000

      The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and MacKay and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any shares of common stock are taken. However, the underwriters are not required to take or pay for any shares covered by the underwriters’ over-allotment option as described below.

      MacKay has granted to the underwriters an option (exercisable for 30 days from the date of this prospectus) to purchase, in the event that the underwriters sell more than 3,000,000 shares of common stock, up to an additional 450,000 shares at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase additional shares of common stock approximately in proportion to the amounts specified in the table above.

      The underwriters initially propose to offer part of the common stock directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $           per share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $          a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

      The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and MacKay. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to an additional 450,000 shares of common stock.

Total

	Per Share	No Exercise	Full Exercise

Public offering price	$	$	$
Underwriting discounts and commission	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to MacKay	$	$	$

      We estimate that the expenses of this offering, not including underwriting discounts and commissions, will be approximately $1,085,418 and will be payable by us. This amount includes approximately $360,000 to cover expenses associated with the registration of our shares owned by MacKay and payable by us pursuant to a registration rights agreement.

      We, our directors and executive officers, MacKay Shields LLC, its directors and executive officers, and Nextel Communications, Inc. (MacKay Shields LLC and Nextel Communications are two of our stockholders beneficially owning (as that term is defined under Rule 13d-3 of the Exchange Act) more than five percent of our outstanding common stock), have agreed, without the prior written consent of Morgan Stanley & Co. Incorporated, not to, during the period ending 90 days (or 60 days, in the case of MacKay Shields LLC, its directors and executive officers and Nextel Communications) after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

•	make any demand for or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

      The restrictions described in the preceding paragraph do not apply to:

•	the sale of any shares of common stock to the underwriters pursuant to the underwriting agreement and the sale of the convertible notes in our concurrent private offering and any shares of common stock issued upon conversion of any convertible note;

•	the issuance of our common stock upon the exercise of options, warrants or other rights exercisable for or the conversion of securities convertible into our common stock outstanding as of the date of this prospectus of which Morgan Stanley & Co. Incorporated has been advised in writing;

•	the issuance by us of additional options and common stock under outstanding options;

•	transactions by any person other than us or MacKay Shields LLC relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the common stock and the concurrent offering of the convertible notes;

•	transfers to immediate family members or to a trust of which the transferor or the transferee family member is a beneficiary; transfers as a bona fide gift; or distributions or transfers to partners, members or controlled affiliates of the transferor; provided that the transferee, donee or distributee agrees to be bound by such restrictions;

•	the sale of any shares of common stock pursuant to any securities trading program designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as such program is in effect on the date of this prospectus; and

•	transfers effected by the holder or the holder’s personal representatives in the event that the holder dies or becomes permanently disabled.

      Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.”

      In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

      As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      In connection with this offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the business day before the pricing of this offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker’s bid, however, the bid must then be lowered when purchase limits are exceeded.

      We and MacKay have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we and MacKay are unable to provide this indemnification, we and MacKay will contribute to payments that the underwriters may be required to make in respect of those liabilities.

      The underwriters and their affiliates have provided and may provide financial advisory and investment banking services to certain former and existing stockholders and us, for which they receive customary fees. Additionally, the underwriters are acting as initial purchasers in our concurrent private offering of the convertible notes.

LEGAL MATTERS

      Williams Mullen, Richmond, Virginia, our counsel, will pass upon the validity of the shares of our common stock to be issued by us through this prospectus. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters for the underwriters in connection with the shares of common stock offered by this prospectus.

EXPERTS

      The consolidated balance sheets as of December 31, 2002 (Successor Company consolidated balance sheet) and 2001 (Predecessor Company consolidated balance sheet), and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the two months ended December 31, 2002 (Successor Company consolidated operations), the ten months ended October 31, 2002, and for each of the two years in the period ended December 31, 2001 (Predecessor Company consolidated operations), and the related financial statement schedule listed on page F-1 of NII Holdings, Inc. and subsidiaries included and incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated March 7, 2003, which is included and incorporated herein by reference, (which report expresses an unqualified opinion and includes explanatory paragraphs referring to NII Holdings, Inc.’s reorganization under Chapter 11 of the United States Bankruptcy Code in 2002, the adoption of AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,”

in 2002, the adoption of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” in 2000, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002 and the adoption of Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002), and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT ACCOUNTANTS

      On May 19, 2003, we dismissed Deloitte & Touche LLP as our independent auditors and engaged PricewaterhouseCoopers LLP as our independent auditors. In connection with its audits for the two most recent fiscal years and through May 19, 2003, there had been no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference thereto in their report on the Company’s consolidated financial statements for such years. Our change in independent auditors was reported on a Current Report on Form 8-K filed with the SEC on May 23, 2003, which we have incorporated by reference in this prospectus.

      With respect to the unaudited financial information of NII Holdings, Inc. for the three-month and six-month periods ended June 30, 2003, included and incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 7, 2003 appearing herein and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF INFORMATION THAT WE FILE WITH THE SEC

      This prospectus incorporates by reference important business and financial information that we file with the SEC and that we are not including in or delivering with this prospectus. As the SEC allows, incorporated documents are considered part of this prospectus, and we can disclose important information to you by referring you to those documents.

      We incorporate by reference the documents listed below, to the extent they have been filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003;

•	our Current Reports on Form 8-K filed February 14, 2003, March 7, 2003, April 29, 2003, May 23, 2003, July 30, 2003 and August 7, 2003; and

•	the description of our common stock as set forth on Form 8-A filed on November 14, 2002.

      We also incorporate by reference all documents to the extent they have been filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) after the date of this prospectus and prior to its effectiveness, and (2) until this offering has been completed. Information in this prospectus supersedes related information in the documents listed above, and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

      We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Requests should be directed to:

Mercedes Barreras-Vescovi

Vice President and Corporate Secretary
NII Holdings, Inc.
10700 Parkridge Boulevard, Suite 600
Reston, Virginia 20191
(703) 390-5100

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the information requirements of the Securities Exchange Act of 1934, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

      Our common stock is listed on the Nasdaq National Market under the symbol “NIHD.” Our reports, proxy statements and other information may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

      This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the addresses set forth above.

INDEX TO FINANCIAL STATEMENTS

Page

Independent Auditors’ Report	F-2
Consolidated Balance Sheets — As of December 31, 2002 (Successor Company) and December 31, 2001 (Predecessor Company)	F-3
Consolidated Statements of Operations — For the Two Months Ended December 31, 2002 (Successor Company), Ten Months Ended October 31, 2002 (Predecessor Company), Year Ended December 31, 2001 (Predecessor Company) and Year Ended December 31, 2000 (Predecessor Company)
F-4
Consolidated Statements of Changes in Stockholders’ (Deficit) Equity — For the Two Months Ended December 31, 2002 (Successor Company), Ten Months Ended October 31, 2002 (Predecessor Company), Year Ended December 31, 2001 (Predecessor Company) and Year Ended December 31, 2000 (Predecessor Company)
F-6
Consolidated Statements of Cash Flows — For the Two Months Ended December 31, 2002 (Successor Company), Ten Months Ended October 31, 2002 (Predecessor Company), Year Ended December 31, 2001 (Predecessor Company) and Year Ended December 31, 2000 (Predecessor Company)
F-8
Notes to Consolidated Financial Statements	F-9
Schedule II — Valuation and Qualifying Accounts	F-66
Report of Independent Accountants	F-67
Condensed Consolidated Balance Sheets — As of June 30, 2003 (Unaudited) and December 31, 2002	F-68
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) — For the Six and Three Months Ended June 30, 2003 (Successor Company) and 2002 (Predecessor Company) (Unaudited)	F-69
Condensed Consolidated Statement of Changes in Stockholders’ Equity — For the Six Months Ended June 30, 2003 (Unaudited)	F-70
Condensed Consolidated Statements of Cash Flows — For the Six Months Ended June 30, 2003 (Successor Company) and 2002 (Predecessor Company) (Unaudited)	F-71
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-72

NII HOLDINGS, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

NII Holdings, Inc.
Reston, Virginia

      We have audited the accompanying consolidated balance sheets of NII Holdings, Inc. and subsidiaries as of December 31, 2002 (Successor Company consolidated balance sheet) and 2001 (Predecessor Company consolidated balance sheet), and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the two months ended December 31, 2002 (Successor Company consolidated operations), the ten months ended October 31, 2002, and for each of the two years in the period ended December 31, 2001 (Predecessor Company consolidated operations). Our audits also included the financial statement schedule listed on page F-1. These consolidated financial statements and the financial statement schedule are the responsibility of NII Holdings’ management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1 to the consolidated financial statements, on October 28, 2002, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on November 12, 2002. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with AICPA Statement of Position 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code,” for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

      In our opinion, the Successor Company consolidated financial statements present fairly, in all material respects, the financial position of NII Holdings, Inc. and subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the two months ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company at December 31, 2001, and the results of their operations and their cash flows for the ten months ended October 31, 2002, and for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

      As discussed in Note 2 to the consolidated financial statements, NII Holdings, Inc. and subsidiaries adopted the provisions of Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” in 2000 and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” on January 1, 2002. As also discussed in Note 2 to the consolidated financial statements, NII Holdings, Inc. and subsidiaries adopted the provisions of Emerging Issues Task Force Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” on November 1, 2002.

DELOITTE & TOUCHE LLP

McLean, Virginia

March 7, 2003

NII HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 2002 (Successor Company)
and December 31, 2001 (Predecessor Company)
(in thousands)

	Successor	Predecessor
	Company	Company
	December 31,	December 31,
	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$231,161	$250,250
Restricted cash	—	84,041
Accounts receivable, less allowance for doubtful accounts of $7,143 and $24,277	100,953	116,819
Handset and accessory inventory	17,954	24,486
Prepaid expenses and other	45,535	75,506

Total current assets	395,603	551,102
Property, plant and equipment, net	230,208	350,001
Intangible assets, net	200,098	192,649
Other assets	23,008	150,668

	$848,917	$1,244,420

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$27,673	$129,800
Accrued expenses and other	149,063	172,057
Deferred revenues	20,763	50,066
Accrued interest	2,587	58,131
Due to related parties	52,178	139,871
Current portion of long-term debt, including $0 and $1,274,462 due to related parties (Note 4)	—	2,665,144

Total current liabilities	252,264	3,215,069
Long-term debt, including $328,193 and $0 due to related parties	432,157	—
Deferred income taxes	4,387	15,134
Deferred revenues and other	68,695	36,367

Total liabilities	757,503	3,266,570
Commitments and contingencies (Notes 4 and 12)
Stockholders’ equity (deficit)
Common stock, 20,000 shares issued and outstanding — 2002	20	—
Paid-in capital	49,178	934,948
Series A exchangeable redeemable preferred stock, 11 shares issued and outstanding — 2001; accreted liquidation preference of $1,187,569 — 2001	—	1,050,300
Common stock, class B, 271,037 shares issued — 2001, 270,382 shares outstanding — 2001	—	271
Accumulated earnings (deficit)	42,566	(3,774,497)
Treasury stock, at cost, 655 shares — 2001	—	(3,275)
Deferred compensation, net	—	(903)
Accumulated other comprehensive loss	(350)	(228,994)

Total stockholders’ equity (deficit)	91,414	(2,022,150)

	$848,917	$1,244,420

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Two Months Ended December 31, 2002 (Successor Company),
Ten Months Ended October 31, 2002 (Predecessor Company),
Year Ended December 31, 2001 (Predecessor Company) and
Year Ended December 31, 2000 (Predecessor Company)
(in thousands, except per share amounts)

	Successor	Predecessor Company
	Company
	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

Operating revenues	$143,278	$637,095	$662,446	$324,328

Operating expenses
Cost of revenues (exclusive of depreciation shown separately below)	49,498	252,577	323,536	178,643
Selling, general and administrative	46,483	262,344	426,679	275,361
Impairment, restructuring and other charges (Note 3)	—	15,808	1,581,164	—
Depreciation	4,695	55,758	162,083	113,648
Amortization	6,380	9,219	56,479	39,394

	107,056	595,706	2,549,941	607,046

Operating income (loss)	36,222	41,389	(1,887,495)	(282,718)

Other income (expense)
Interest expense	(10,469)	(151,579)	(297,228)	(237,743)
Interest income	1,797	3,928	13,247	22,116
Reorganization items, net (Note 1)	—	2,180,223	—	—
Gain on extinguishment of debt, net	—	101,598	—	—
Foreign currency transaction gains (losses), net	1,357	(183,136)	(61,282)	(10,671)
Realized (losses) gains on investments, net	—	—	(151,291)	239,467
Equity in gains (losses) of unconsolidated affiliates	—	—	9,640	(33,328)
Minority interest in losses of subsidiaries	—	—	—	6,504
Other (expense) income, net	(1,557)	(8,918)	(4,181)	6,251

	(8,872)	1,942,116	(491,095)	(7,404)

Income (loss) from continuing operations before income tax (provision) benefit	27,350	1,983,505	(2,378,590)	(290,122)
Income tax (provision) benefit	(4,449)	(26,185)	68,750	(67,660)

Income (loss) from continuing operations	22,901	1,957,320	(2,309,840)	(357,782)
Discontinued operations
Income (loss) from operations of Nextel Philippines (including gain on disposal of $23,475 for the two months ended December 31, 2002)	19,665	(2,025)	(170,335)	(59,973)
Income tax (provision) benefit	—	(252)	(17,146)	549

Income (loss) from discontinued operations	19,665	(2,277)	(187,481)	(59,424)

Net income (loss)	42,566	1,955,043	(2,497,321)	(417,206)
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	—	—	(61,334)

Income (loss) attributable to common stockholders	$42,566	$1,955,043	$(2,497,321)	$(478,540)

Net income (loss) from continuing operations per common share, basic	$1.15	$7.24	$(8.53)	$(1.69)
Net income (loss) from discontinued operations per common share, basic	0.98	(0.01)	(0.69)	(0.24)

Net income (loss) per common share, basic	$2.13	$7.23	$(9.22)	$(1.93)

Net income (loss) from continuing operations per common share, diluted	$1.08	$7.24	$(8.53)	$(1.69)
Net income (loss) from discontinued operations per common share, diluted	0.93	(0.01)	(0.69)	(0.24)

Net income (loss) per common share, diluted	$2.01	$7.23	$(9.22)	$(1.93)

Weighted average number of common shares outstanding, basic	20,000	270,382	270,750	248,453

Weighted average number of common shares outstanding, diluted	21,143	270,382	270,750	248,453

The accompanying notes are an integral part of these consolidated financial statements.

(This page intentionally left blank)

NII HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the Two Months Ended December 31, 2002 (Successor Company),
Ten Months Ended October 31, 2002 (Predecessor Company),
Year Ended December 31, 2001 (Predecessor Company) and
Year Ended December 31, 2000 (Predecessor Company)
(in thousands)

	Series A				Class B
	Preferred Stock		Common Stock		Common Stock
							Paid-in
	Shares	Amount	Shares	Amount	Shares	Amount	Capital

Balance, January 1, 2000 — Predecessor Company	3	$298,886	220,340	$399,401	—	$—	$—
Net loss	—	—	—	—	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Available-for-sale securities:
Unrealized holding gains arising during the year	—	—	—	—	—	—	—
Reclassification adjustments for gains included in net loss, net of taxes of $100,872	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of Series A exchangeable redeemable preferred stock to Nextel Communications	8	777,985	—	—	—	—	—
Accretion of Series A exchangeable redeemable preferred stock to liquidation preference value	—	61,334	—	(61,334)	—	—	—
Issuance of common stock:
Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value	(5)	(587,905)	49,682	587,905	—	—	—
Exercise of stock options and warrants	—	—	1,015	1,725	—	—	—
Purchase of treasury stock	—	—	(12)	—	—	—	—
Deferred compensation	—	—	—	4,773	—	—	3,045
Tax benefits on exercise of stock options	—	—	—	—	—	—	6,677
Conversion of common stock to class B common stock	—	—	(271,025)	(932,470)	271,025	271	932,199

Balance, December 31, 2000 — Predecessor Company	6	550,300	—	—	271,025	271	941,921
Net loss	—	—	—	—	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Available-for-sale securities:
Unrealized holding losses arising during the year	—	—	—	—	—	—	—
Reclassification adjustments for losses included in net loss, net of taxes of $0	—	—	—	—	—	—	—
Total comprehensive loss
Issuance of Series A exchangeable redeemable preferred stock to Nextel Communications	5	500,000	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(643)	—	—
Deferred compensation and other	—	—	—	—	—	—	(6,973)

Balance, December 31, 2001 — Predecessor Company	11	1,050,300	—	—	270,382	271	934,948
Net income	—	—	—	—	—	—	—
Other comprehensive income, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	—
Deferred compensation	—	—	—	—	—	—	10

Balance, October 31, 2002 — Predecessor Company	11	1,050,300	—	—	270,382	271	934,958
Elimination of Predecessor Company stockholders’ equity	(11)	(1,050,300)	—	—	(270,382)	(271)	(934,958)
Issuance of Successor Company common stock	—	—	20,000	20	—	—	49,178

Balance, October 31, 2002 — Successor Company	—	—	20,000	20	—	—	49,178
Net income	—	—	—	—	—	—	—
Other comprehensive loss, net of income tax:
Foreign currency translation adjustment	—	—	—	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	—

Balance, December 31, 2002 — Successor Company	—	$—	20,000	$20	—	$—	$49,178

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY — (Continued)

				Accumulated Other
				Comprehensive Income (Loss)

	Treasury Stock			Unrealized	Cumulative
Accumulated			Deferred	Gain (Loss)	Translation
(Deficit) Earnings	Shares	Amount	Compensation	on Investments	Adjustment	Total

$(859,970)	—	$—	$—	$119,682	$(137,589)	$(179,590)
(417,206)	—	—	—	—	—	(417,206)
—	—	—	—	—	3,340	3,340
—	—	—	—	28,284	—	28,284
—	—	—	—	(142,194)	—	(142,194)

						(527,776)

—	—	—	—	—	—	777,985
—	—	—	—	—	—	—
—	—	—	—	—	—	—
—	—	—	—	—	—	1,725
—	12	(62)	—	—	—	(62)
—	—	—	(5,173)	—	—	2,645
—	—	—	—	—	—	6,677
—	—	—	—	—	—	—

(1,277,176)	12	(62)	(5,173)	5,772	(134,249)	81,604
(2,497,321)	—	—	—	—	—	(2,497,321)
—	—	—	—	—	(94,745)	(94,745)
—	—	—	—	(197,859)	—	(197,859)
—	—	—	—	192,087	—	192,087

						(2,597,838)

—	—	—	—	—	—	500,000
—	643	(3,213)	—	—	—	(3,213)
—	—	—	4,270	—	—	(2,703)

(3,774,497)	655	(3,275)	(903)	—	(228,994)	(2,022,150)
1,955,043	—	—	—	—	—	1,955,043
—	—	—	—	—	67,054	67,054

—	—	—	—	—	—	2,022,097

—	—	—	43	—	—	53

(1,819,454)	655	(3,275)	(860)	—	(161,940)	—
1,819,454	(655)	3,275	860	—	161,940	—
—	—	—	—	—	—	49,198

—	—	—	—	—	—	49,198
42,566	—	—	—	—	—	42,566
—	—	—	—	—	(350)	(350)

—	—	—	—	—	—	42,216

$42,566	—	$—	$—	$—	$(350)	$91,414

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Two Months Ended December 31, 2002 (Successor Company), Ten Months
Ended December 31, 2002 (Predecessor Company), Year Ended December 31, 2001
(Predecessor Company) and Year Ended December 31, 2000 (Predecessor Company)
(in thousands)

		Predecessor Company
	Successor
	Company
	Two Months	Ten Months	Year Ended
	Ended	Ended	December 31,
	December 31,	October 31,
	2002	2002	2001	2000

Cash flows from operating activities:
Net income (loss)	$42,566	$1,955,043	$(2,497,321)	$(417,206)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on extinguishment of debt, net	—	(101,598)	—	—
Reorganization items, including fresh-start valuation adjustments	—	(2,198,522)	—	—
Amortization of debt financing costs and accretion of senior redeemable notes	3,250	67,537	187,302	137,633
Depreciation and amortization	11,217	65,356	234,556	160,918
Provision for losses on accounts receivable	634	17,484	40,902	16,115
Foreign currency transaction losses, net	2,001	185,284	69,854	25,273
Equity in (gains) losses of unconsolidated affiliates	—	—	(9,640)	53,874
Minority interest in losses of subsidiaries	—	—	—	(6,504)
Impairment, restructuring and other charges	—	7,968	1,741,007	—
Realized losses (gains) on investments	—	—	151,291	(239,467)
Gain on sale of discontinued operations	(23,475)	—	—	—
Deferred income tax (benefit) provision	(100)	(448)	(131,005)	88,538
Stock-based compensation	—	(382)	(17)	2,645
Other, net	834	3,746	5,848	(3,737)
Change in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(5,583)	11,698	(80,339)	(58,733)
Handset and accessory inventory	152	4,300	1,466	(11,193)
Prepaid expenses and other assets	(3,562)	30,308	1,631	(51,962)
Accounts payable, accrued expenses and other	(3,095)	30,713	152,464	92,040
Proceeds from spectrum sharing agreement	—	25,000	—	—

Net cash provided by (used in) operating activities	24,839	103,487	(132,001)	(211,766)

Cash flows from investing activities:
Capital expenditures	(25,683)	(199,682)	(644,977)	(368,732)
Payments for acquisitions, purchases of licenses and other	(58)	(13,775)	(35,183)	(409,152)
Payments for investments in and advances to affiliates, net	—	—	—	(1,582)
Net proceeds from sale of available-for-sale securities	—	—	139,080	—
Net proceeds from sale of affiliates	—	—	3,500	—
Purchase of short-term investments	—	—	—	(154,374)
Proceeds from maturities and sales of short-term investments	—	—	—	154,374
Other	727	—	1,390	784

Net cash used in investing activities	(25,014)	(213,457)	(536,190)	(778,682)

Cash flows from financing activities:
Proceeds from issuance of series A exchangeable redeemable preferred stock to Nextel Communications	—	—	500,000	692,686
Issuance of debt securities	—	100,800	—	641,043
Proceeds from issuance of common stock	—	38,394	—	—
Borrowings under long-term credit facilities and other	—	—	—	56,650
Repayments under long-term credit facilities and other	—	(13,044)	(34,149)	(34,440)
Transfers from (to) restricted cash	—	29	(26,524)	(145)
(Repayments to) borrowings from Nextel Communications, net	—	(12,059)	9,899	13,867
Purchase of treasury stock	—	—	(3,213)	(62)
Capital contributions from minority stockholders	—	—	—	6,223
Debt financing costs	—	(2,810)	—	(16,753)
Proceeds from exercise of stock options and warrants	—	—	—	1,725

Net cash provided by financing activities	—	111,310	446,013	1,360,794

Effect of exchange rate changes on cash and cash equivalents	314	(20,568)	(1,279)	3,333

Net increase (decrease) in cash and cash equivalents	139	(19,228)	(223,457)	373,679
Cash and cash equivalents, beginning of period	231,022	250,250	473,707	100,028

Cash and cash equivalents, end of period	$231,161	$231,022	$250,250	$473,707

The accompanying notes are an integral part of these consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Operations and Reorganization

      Operations. We provide wireless communications services targeted at meeting the needs of business customers in selected markets in Latin America. We are designing our digital wireless networks to support multiple wireless services, including:

•	digital mobile telephone service, including advanced calling features such as speakerphone, conference calling, voice-mail, call forwarding and additional line service;

•	Nextel Direct Connect service, which allows subscribers in the same country to contact each other instantly, on a private one-to-one call or on a group call;

•	Internet services, mobile messaging services, e-mail and Java™ enabled business applications, which are marketed as “Nextel Online” services; and

•	international roaming capabilities, which are marketed as “Nextel Worldwide.”

      Our principal operations are in major business centers and related transportation corridors of Mexico, Brazil, Peru and Argentina. We also provide analog specialized mobile radio services in Chile.

      Reorganization. We were formerly known as Nextel International, Inc. Prior to November 12, 2002, we were an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. In May 2002, we reached an agreement in principle with our main creditors, Motorola Credit Corporation, Nextel Communications and an ad hoc committee of noteholders, to restructure our outstanding debt. In connection with this agreement, on May 24, 2002, NII Holdings, Inc. and NII Holdings (Delaware), Inc. filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. None of our foreign subsidiaries filed for Chapter 11 reorganization. While our U.S. companies that filed for Chapter 11 operated as debtors-in-possession under the Bankruptcy Code, our foreign subsidiaries continued operating in the ordinary course of business during the Chapter 11 process, providing continuous and uninterrupted wireless communication services to existing and new customers.

      As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on June 14, 2002, our First Amended Joint Plan of Reorganization on June 27, 2002, our Second Amended Joint Plan of Reorganization on July 9, 2002, our Third Amended Joint Plan of Reorganization on July 26, 2002, and our Revised Third Amended Joint Plan of Reorganization on July 31, 2002, reflecting the final negotiations with our major creditor constituents. On October 28, 2002, the Bankruptcy Court confirmed our plan of reorganization and on November 12, 2002, we emerged from Chapter 11 proceedings.

      Following is a summary of the significant transactions consummated on November 12, 2002 under our confirmed plan of reorganization:

•	NII Holdings amended and restated its Bylaws and filed a Restated Certificate of Incorporation with the Secretary of State of the State of Delaware authorizing an aggregate of 100,000,000 shares of common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	NII Holdings cancelled all shares of its preferred stock, common stock and other equity interests that existed prior to November 12, 2002;

•	NII Holdings exchanged, on a pro rata basis, $2.3 billion in senior redeemable notes and other unsecured, non-trade claims that existed prior to its bankruptcy filing for 3,920,000 shares of new common stock and canceled its then-existing senior redeemable notes and some other unsecured, non-trade debt that existed prior to November 12, 2002;

•	Motorola Credit Corporation reinstated in full our $225.0 million international Motorola equipment financing facility and our $100.0 million Brazil Motorola equipment financing facility including

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Summary of Operations and Reorganization — (Continued)

$3.2 million in accrued interest, subject to deferrals of principal amortization and some structural modifications;

•	NII Holdings repaid the outstanding principal balance, together with accrued interest, due under its $56.7 million international Motorola incremental equipment financing facility using restricted cash held in escrow. The principal amount repaid will be available for re-borrowing upon the terms set forth in the international Motorola equipment financing facility (see Note 4);

•	NII Holdings raised $140.0 million in proceeds from some of our creditors that participated in a rights offering in exchange for the issuance of 15,680,000 additional shares of NII Holdings’ new common stock and new notes with an aggregate principal amount of $180.8 million due at maturity. The rights offering provided the holders of NII Holdings’ then-existing senior redeemable notes, and some of our other creditors, the opportunity to purchase a pro rata share of NII Holdings’ new common stock, as well as new notes issued by NII Holdings (Cayman), Ltd., one of our wholly-owned subsidiaries. Through the rights offering, Nextel Communications, Inc. purchased $50.9 million of the new notes and 5,696,521 shares of the common stock issued, together with 1,422,167 shares of common stock that NII Holdings issued to Nextel Communications, Inc. in connection with the cancellation of NII Holdings’ senior redeemable notes and in satisfaction of claims by Nextel Communications, Inc. under our 1997 tax sharing agreement. Nextel Communications, Inc. owned about 35.6% of NII Holdings’ issued and outstanding shares of new common stock as of November 12, 2002. MacKay Shields owned or controlled about 21.8% of NII Holdings’ common stock as of November 12, 2002. The new notes are senior secured obligations that accrue interest at a rate of approximately 13% per annum, compounded quarterly, through October 31, 2004, which interest is added to principal, and accrues interest thereafter at a rate of approximately 13% per annum, compounded quarterly and payable in cash quarterly. The new notes mature on November 1, 2009. The repayment of the new notes is fully, unconditionally and irrevocably guaranteed by NII Holdings and some of our subsidiaries and affiliates; and

•	NII Holdings entered into a new spectrum use and build-out agreement with Nextel Communications with respect to certain areas on the border between the United States and Mexico. As part of that agreement, we received $25.0 million of a total payment of $50.0 million, with the remaining $25.0 million placed in escrow to be distributed as costs are incurred during the completion of the network build-out.

      We also reached an agreement with the creditors to our Argentina credit facilities to repurchase the outstanding balance owed to such creditors by our Argentine operating company for $5.0 million in cash and 400,000 shares of NII Holdings’ new common stock.

      As a result of these transactions, as of December 31, 2002, NII Holdings had 20,000,000 shares of new common stock outstanding.

      Because our plan of reorganization was approved by the Bankruptcy Court on October 28, 2002, for financial reporting purposes we used an effective date of October 31, 2002 and applied fresh-start accounting to our consolidated balance sheet as of that date in accordance with the American Institute of Certified Public Accountants’ Statement of Position, or SOP, 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” We adopted fresh-start accounting because the holders of our existing voting shares immediately before filing and confirmation of our plan of reorganization received less than 50% of the voting shares of the emerging company and our reorganization value, which served as the basis for our reorganization

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Summary of Operations and Reorganization — (Continued)

plan approved by the Bankruptcy Court, was less than our post petition liabilities and allowed claims, as shown below (in thousands):

Post petition current liabilities	$8,482
Liabilities deferred under the Chapter 11 proceeding	2,446,174

Total post petition liabilities and allowed claims	2,454,656
Total Reorganization value	(475,800)

Excess of liabilities over reorganization value	$1,978,856

      Under fresh-start accounting, a new reporting entity is considered to be created and we adjusted the recorded amounts of assets and liabilities to reflect their estimated fair values at the date fresh-start accounting was applied. Accordingly, the estimated reorganization value of our company of $475.8 million represents the total fair value that we allocated to the assets and liabilities of our reorganized company in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations.”

      Our financial advisors advised us with respect to the estimated reorganization value of our company and the reorganization equity value of our company of $50.0 million. Our financial advisors used two methodologies to derive the total estimated reorganization value: (a) the application of comparable public company multiples to our historical and projected financial results, and (b) a calculation of the present value of our free cash flows under our revised business plan using financial projections through 2007, including an assumption for a terminal value, discounted back at our estimated post-restructuring weighted average cost of capital. In deriving the total reorganization value our financial advisors considered our market share and position, competition and general economic considerations, projected revenue growth, potential profitability, working capital requirements and other relevant factors.

      As a result of our reorganization and application of fresh-start accounting, during the ten months ended October 31, 2002, we recognized about a $2.3 billion gain on the extinguishment of our senior notes and a $115.9 million charge related to the revaluation of our assets and liabilities.

      The table below shows our consolidated balance sheet that reflects reorganization and fresh-start accounting adjustments that we recorded as of October 31, 2002. These adjustments primarily include the following:

•	the receipt of $25.0 million of a total $50.0 million in proceeds from Nextel Communications on the effective date of our reorganization under a new spectrum use and build-out agreement, which we deferred and recognized as a liability because of our future performance obligations;

•	the repayment to Motorola Credit Corporation of $56.7 million in outstanding principal plus accrued interest under our international Motorola incremental equipment financing facility and accrued interest under our international Motorola equipment financing facility and Brazil Motorola equipment financing facility;

•	the extinguishment of $2.3 billion of our senior redeemable notes plus accrued interest and some other unsecured, non-trade debt in exchange for the issuance of 3,920,000 shares of our new common stock;

•	the receipt of $140.0 million in proceeds received through our rights offering in exchange for the issuance of new senior notes and 15,680,000 of new common stock, allocated between debt and equity based on the relative fair values of each;

•	the payment of $5.0 million and the issuance of 400,000 shares of new common stock in exchange for the retirement of the entire outstanding balance of $100.7 million under our Argentine credit facilities plus accrued interest;

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Summary of Operations and Reorganization — (Continued)

•	the cancellation of all outstanding preferred stock, common stock and other equity interests and elimination of all components of stockholders’ equity, including paid-in-capital, accumulated deficit, deferred compensation and accumulated other comprehensive loss; and

•	the $116.8 million adjustment to the carrying values of our property, plant and equipment and intangible assets based on our estimates of their relative fair values, which we determined in consultation with external valuation specialists that we hired, and the resulting adjustment to deferred income taxes.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Summary of Operations and Reorganization — (Continued)

	Pre	Spectrum	Debt Extinguishment
	Reorganization	Transaction	and Reorganization	Rights	Argentina
	Balance	with NCI	Payments	Offering	Settlement
ASSETS

	(in thousands)
Current assets
Cash and cash equivalents	$90,526	$25,000	$(19,504)	$140,000	$(5,000)
Restricted cash	69,489		(69,489)
Accounts receivable, net	97,342
Handset and accessory inventory	19,269
Prepaid expenses and other	63,774

Total current assets	340,400	25,000	(88,993)	140,000	(5,000)
Property, plant and equipment, net	359,752
Intangible assets and other, net	172,610
Other assets	46,380

	$919,142	$25,000	$(88,993)	$140,000	$(5,000)

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$36,304	$—	$2,718	$—	$—
Accrued expenses and other	209,483		(11,866)
Deferred revenues	46,935
Accrued interest	31,600		(23,670)		(6,829)
Due to related parties	50,407		215
Current portion of long-term debt	157,419		(56,650)		(100,769)

Total current liabilities	532,148	—	(89,253)	—	(107,598)
Long-term debt	325,000		3,193	100,800
Deferred income taxes	2,659
Deferred revenues and other	33,130	25,000

Total liabilities not subject to compromise	892,937	25,000	(86,060)	100,800	(107,598)
Liabilities subject to compromise	2,446,174		(2,446,174)
Stockholders’ (deficit) equity
Preferred stock	1,050,300
Common stock — old	271
Common stock — new	—		4	16
Paid-in-capital — old	934,958
Paid-in-capital — new	—		8,994	39,184	1,000
Treasury stock	(3,275)
Deferred compensation	(860)
Cumulative translation adjustment	(161,940)
Accumulated deficit	(4,239,423)		2,434,243		101,598

Total stockholders’ (deficit) equity	(2,419,969)	—	2,443,241	39,200	102,598

	$919,142	$25,000	$(88,993)	$140,000	$(5,000)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Elimination of Equity and Fresh
	Start Adjustments

		Allocation of	Post
	Equity	Reorganization	Reorganization
	Elimination	Value	Balance
ASSETS

	(in thousands)
Current assets
Cash and cash equivalents	$—	$—	$231,022
Restricted cash
Accounts receivable, net			97,342
Handset and accessory inventory			19,269
Prepaid expenses and other		(26,455)	37,319

Total current assets	—	(26,455)	384,952
Property, plant and equipment, net		(149,450)	210,302
Intangible assets and other, net		32,692	205,302
Other assets		(18,374)	28,006

	$—	$(161,587)	$828,562

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$—	$—	$39,022
Accrued expenses and other		(2,600)	195,017
Deferred revenues		(26,455)	20,480
Accrued interest			1,101
Due to related parties			50,622
Current portion of long-term debt			—

Total current liabilities	—	(29,055)	306,242
Long-term debt			428,993
Deferred income taxes		1,714	4,373
Deferred revenues and other		(18,374)	39,756

Total liabilities not subject to compromise	—	(45,715)	779,364
Liabilities subject to compromise			—
Stockholders’ (deficit) equity
Preferred stock	(1,050,300)		—
Common stock — old	(271)		—
Common stock — new			20
Paid-in-capital — old	(934,958)		—
Paid-in-capital — new			49,178
Treasury stock	3,275		—
Deferred compensation	860		—
Cumulative translation adjustment	161,940		—
Accumulated deficit	1,819,454	(115,872)	—

Total stockholders’ (deficit) equity	—	(115,872)	49,198

	$—	$(161,587)	$828,562

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.     Summary of Operations and Reorganization — (Continued)

      This balance sheet does not reflect the remaining $25.0 million in proceeds we expect to receive under our new spectrum use and build-out agreement with Nextel Communications because the remaining $25.0 million will not be paid until the sooner of when network construction costs have been incurred or 18 months.

2.     Significant Accounting Policies

      Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making those estimates, actual results to be reported in future periods could differ from those estimates.

      We are subject to the laws and regulations governing telecommunication services in effect in each of the countries in which we operate. These laws and regulations can have a significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions used to prepare our financial statements accordingly.

      Principles of Consolidation. The consolidated financial statements include the accounts of NII Holdings, Inc. and our wholly-owned subsidiaries. Our decision to consolidate an entity is based on our direct and indirect ownership of a majority interest in the entity. We have eliminated all significant intercompany transactions and balances in consolidation.

      We refer to our majority owned subsidiaries with reference to the countries in which they operate, such as Nextel Mexico, Nextel Brazil, Nextel Peru and Nextel Argentina, as well as Nextel Philippines, which we sold in November 2002.

      We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have a controlling interest.

      We present the accounts of our consolidated foreign operating companies utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      Foreign Currency. Results of operations for our non-U.S. subsidiaries and affiliates are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are reported as other comprehensive (loss) income.

      During 2001, the Brazilian currency, the real, significantly decreased in value relative to the U.S. dollar. As a result, during 2001, Nextel Brazil recorded a pre-tax charge of about $62.5 million in foreign currency transaction losses. In addition, during 2001, Nextel Brazil recorded negative translation adjustments of about $114.9 million as other comprehensive loss in stockholders’ (deficit) equity based on the applicable exchange rates.

      We report the effects of changes in exchange rates associated with U.S. dollar-denominated intercompany loans to our foreign subsidiaries that are of a long-term investment nature as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. In August 2001, we determined that a portion of the U.S. dollar-denominated intercompany loans to Nextel Brazil are of a long-term investment nature. We report impacts of changes in the Brazilian real to the U.S. dollar exchange rate on

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

the portion of the loans determined to be long-term as part of the cumulative foreign currency translation adjustment in our consolidated financial statements. Prior to August 2001, we reported the effects of changes in exchange rates on all intercompany loans to Nextel Brazil as foreign currency transaction (losses) gains, net in our consolidated statements of operations.

      During the ten months ended October 31, 2002, the Argentine currency, the peso, significantly decreased in value relative to the U.S. dollar. As a result, for the ten months ended October 31, 2002 Nextel Argentina recorded a pre-tax charge of $137.8 million in foreign currency transaction losses. Nextel Argentina’s exposure to foreign currency transaction losses was minimized significantly as a result of our purchase of their U.S. dollar-denominated credit facilities in November 2002.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2001, a portion of our cash and cash equivalents held by Nextel Brazil and Nextel Argentina was not available to fund any of the cash needs of NII Holdings or any of our other subsidiaries due to debt covenants contained in agreements related to those operations. The portion of our cash and cash equivalents limited for use in Nextel Brazil and Nextel Argentina was $22.3 million as of December 31, 2001. Since these debt covenants are not contained in the agreements related to our new debt facilities, there were no cash and cash equivalents limited for use as of December 31, 2002.

      Restricted Cash. Restricted cash represents cash that we placed in escrow to fund some debt obligations, which was not available to fund any of the other cash needs of NII Holdings or any of our subsidiaries. In connection with the reinstatement of our Motorola credit facilities as discussed in Note 4, we are no longer required to maintain cash in escrow for debt service.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

     Supplemental Cash Flow Information.

		Predecessor Company
	Successor
	Company Two	Ten Months
	Months Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

		(in thousands)
Capital expenditures
Cash paid for capital expenditures, including capitalized interest	$25,683	$199,682	$644,977	$368,732
Change in capital expenditures accrued and unpaid or financed, including accreted interest capitalized	(949)	(49,860)	22,854	225,205

	24,734	149,822	667,831	593,937
Capital expenditures from discontinued operations	(205)	(1,606)	(39,110)	(6,652)

Capital expenditures from continuing operations	$24,529	$148,216	$628,721	$587,285

Interest costs
Interest expense	$10,469	$151,579	$297,228	$237,743
Interest capitalized	971	8,239	42,927	26,513

	$11,440	$159,818	$340,155	$264,256

Acquisitions
Fair value of assets acquired	$—	$—	$—	$603,876
Less liabilities assumed	—	—	—	(95,866)
Less cash acquired	—	—	—	(3,468)

	$—	$—	$—	$504,542

Cash paid for interest	$1,488	$49,105	$142,043	$82,131

Cash paid for income taxes	$536	$2,230	$2,785	$1,780

Cash paid for reorganization items	$216	$18,299	$—	$—

Cash received from sales placed directly into escrow	$—	$—	$57,372	$—

Credit for equipment purchases received in exchange for sale of ownership interest in NEXNET	$—	$—	$6,500	$—

      Prepaid Expenses and Other. Prepaid expenses and other include refundable value added taxes of $16.5 million as of December 31, 2002 and $20.7 million at December 31, 2001.

      Handset and Accessory Inventory. We value handsets and accessories at the lower of cost or market. We determine cost by the weighted average method. We expense handset costs at the time of sale. See “Customer Related Direct Costs” below for additional information.

      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation using the straight-line method based on estimated useful lives of 3 to 20 years for digital mobile network equipment and software and 3 to 10 years for office equipment, furniture and fixtures, and

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

other. We amortize leasehold improvements over the shorter of the lease terms or the useful lives of the improvements.

      Construction in progress includes labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of our digital wireless networks. Assets under construction are not depreciated until placed into service. We capitalize interest and other costs that are applicable to the construction of, and significant improvements to, our digital mobile network equipment.

      We periodically review the depreciation method, useful lives and estimated salvage value of our property, plant and equipment and revise those estimates if current estimates are significantly different from previous estimates.

      Investments. We classify investments in marketable equity securities as available-for-sale as of the balance sheet date and report them at fair value. We record unrealized gains and losses, net of income tax, as other comprehensive (loss) income. We report realized gains or losses, as determined on a specific identification basis, and other-than-temporary declines in value, if any, on available-for-sale securities in realized (losses) gains on investments. We record investments in privately held companies at cost, adjusted for other-than-temporary declines in value, if any, because they do not have readily determinable fair values.

      We assess declines in the value of individual investments to determine whether the decline is other-than-temporary and thus the investment is impaired. We make this assessment by considering available evidence, including changes in general market conditions, specific industry and individual company data, the length of time and the extent to which the market value has been less than cost, the financial condition and near-term prospects of the individual company and our intent and ability to hold the investment.

      Intangible Assets. We amortize our intangible assets using the straight-line method over the estimated period benefited. We amortize all of our licenses over their estimated useful lives of 20 years. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time. The licenses are generally renewable provided the licensee has complied with applicable rules and policies. We believe we have complied with these standards in all material respects.

      We amortize our customer bases over their respective estimated useful lives, generally two to three years. We amortize the Nextel tradename in each of the countries in which we operate over the estimated remaining useful lives of our licenses as of October 31, 2002, generally 16 to 17 years. We amortize our debt financing costs as interest expense over the term of the underlying obligations.

      Valuation of Long-Lived Assets. We review long-lived assets such as property, plant and equipment and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected undiscounted future cash flows is less than the carrying amount of the asset, a loss, if any, is recognized for the difference between the fair value and carrying value of the asset. See Note 3, “Impairment, Restructuring and Other Charges,” for a description of asset impairment charges recognized during 2002 and 2001.

      Revenue Recognition. Operating revenues primarily consist of wireless service revenues and revenues generated from the sale of digital handsets and accessories. Service revenues primarily include fixed monthly access charges for digital mobile telephone service and digital two-way radio and other services, revenues from calling party pays programs and variable charges for airtime and digital two-way radio usage in excess of plan minutes and long-distance charges derived from calls placed by our customers.

      We recognize revenue for access charges and other services charged at fixed amounts ratably over the service period, net of credits and adjustments for service discounts. We recognize excess usage, calling party

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

pays and long-distance revenue at contractual rates per minute as minutes are used. We recognize revenue from accessory sales when title and risk of loss passes upon delivery of the accessory to the customer. We establish an allowance for doubtful accounts receivable sufficient to cover probable and reasonably estimable losses.

      We bill excess usage to our customers in arrears. In order to recognize the revenues originated from excess usage, we estimate the unbilled portion based on the usage that the handset had during the part of the month already billed, and we use the actual usage to estimate the usage for the rest of the month taking into consideration working days and seasonality. Our estimates are based on our experience in each market. We periodically evaluate our estimation methodology and process by comparing our estimates to actual excess usage revenue billed the following month. As a result, actual usage could differ from our estimates.

      Prior to January 2000, we recognized sales and the related costs of handsets sold when title passed to the customer. In January 2000, we changed our revenue and handset cost recognition policy in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” From January 1, 2000 through October 31, 2002, we recognized revenue from handset sales on a straight-line basis over the expected customer relationship periods of up to four years, starting when the customer took title. We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000. As a result of our adoption of SAB No. 101, we recognized revenues from digital handset sales and equal amounts of cost of revenues during the following periods that are attributable to handset sales previously reported prior to 2000 as follows:

Predecessor Company

Ten Months	Year Ended
Ended	December 31,
October 31,
2002	2001	2000

(in thousands)
$1,571	$8,387	$14,357

      Effective November 1, 2002, in connection with our adoption of fresh-start accounting in accordance with SOP 90-7, we revised our revenue recognition policy for handset sales as a result of our adoption of Emerging Issues Task Force, or EITF, Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” We believe that we meet the criteria contained in EITF No. 00-21 for separately accounting for sales of our handsets, namely, our handsets have value to the customer on a standalone basis; there is objective and reliable evidence of the fair value of the wireless service that we will provide; and delivery of wireless service is probable and substantially in our control. As a result, we now recognize all revenue from sales and related cost of sales of handsets when title and risk of loss passes to the customer. This change did not impact our operating income for the two months ended December 31, 2002 and will not change operating income in future periods.

      Customer Related Direct Costs. From January 1, 2000 to October 31, 2002, we recognized the costs of handset sales over the expected customer relationship periods of up to four years. Other customer related costs in excess of the revenue generated from handset sales, such as handset subsidies, commissions, and fulfillment costs, were expensed at the time of sale as these amounts exceeded the minimum contractual revenues. Minimum contractual revenues were limited to the revenue generated from handset sales as our history of enforcing cancellation fee provisions where contracts exist with terminating customers was insufficient. In accordance with our change in accounting policy, on November 1, 2002, we now recognize all costs of handset sales when title and risk of loss passes to the customer.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

      Stock-Based Compensation. As of December 31, 2002, we had one stock-based employee compensation plan, which is described more fully in Note 14. We account for this plan under the recognition and measurement principles of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. Under APB Opinion No. 25, compensation expense is based on the intrinsic value on the measurement date, calculated as the difference between the fair value of the common stock and the relevant exercise price. We account for stock-based compensation to non-employees at fair value using a Black-Scholes option pricing model in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation,” and other applicable accounting principles. The following table illustrates the effect on net income (loss) and income (loss) per share if we had applied the fair value recognition provisions of SFAS No. 123 to all stock-based employee compensation and recognized compensation expense ratably over the vesting period.

	Successor	Predecessor Company
	Company
	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

	(in thousands, except per share data)
Net income (loss), as reported	$42,566	$1,955,043	$(2,497,321)	$(478,540)
Add:
Total stock-based employee compensation expense, net of related tax effects, included in net income (loss), as reported	—	—	—	—
Deduct:
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(812)	(23,767)	(40,293)	(32,092)

Pro forma net income (loss)	$41,754	$1,931,276	$(2,537,614)	$(510,632)

Income (loss) per share:
Basic — as reported	$2.13	$7.23	$(9.22)	$(1.93)

Basic — pro forma	$2.09	$7.14	$(9.37)	$(2.06)

Diluted — as reported	$2.01	$7.23	$(9.22)	$(1.93)

Diluted — pro forma	$1.97	$7.14	$(9.37)	$(2.06)

      Advertising Costs. We expense costs related to advertising and other promotional expenditures as incurred. Advertising costs totaled about $4.7 million during the two months ended December 31, 2002, $25.6 million during the ten months ended October 31, 2002, $51.2 million during 2001 and $31.1 million during 2000.

      Income Taxes. We determine deferred tax assets and liabilities based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

      Income (Loss) Per Share Attributable to Common Stockholders, Basic and Diluted. Basic income (loss) per share attributable to common stockholders includes no dilution and is computed by dividing the income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per share attributable to common stockholders reflects the potential dilution of securities that could participate in our earnings. As of October 31, 2002, none of our common stock equivalents had an exercise price less than the fair value of our common stock. As presented for the years ended December 31, 2001 and 2000, our basic and diluted income (loss) per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares, including shares issuable upon exercise of options, warrants or conversion rights, since their effect would be antidilutive to our losses. Our weighted average number of common shares outstanding for the ten months ended October 31, 2002 and years ended December 31, 2001 and 2000 reflects the effect of the 4-for-1 and 3-for-2 common stock splits described in Note 13.

      The following table provides a reconciliation of the numerators and denominators used to calculate basic and diluted income per share as disclosed in our consolidated statements of operations for the two months ended December 31, 2002:

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount

	(in thousands, except per share data)
Net income	$42,566
Basic income per share:
Income available to common stockholders	42,566	20,000	$2.13

Effect of dilutive securities:
Stock options	—	1,143

Diluted income per share:
Income available to common stockholders	$42,566	21,143	$2.01

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

      The following table provides a reconciliation of income (loss) from continuing operations to loss attributable to common stockholders, which is used to calculate net income (loss) per common share, basic and diluted:

	Successor	Predecessor Company
	Company
	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

	(in thousands)
Income (loss) from continuing operations	$22,901	$1,957,320	$(2,309,840)	$(357,782)
Accretion of series A exchangeable redeemable preferred stock to liquidation preference value	—	—	—	(61,334)

Income (loss) from continuing operations attributable to common stockholders	22,901	1,957,320	(2,309,840)	(419,116)
Income (loss) from discontinued operations	19,665	(2,277)	(187,481)	(59,424)

Income (loss) attributable to common stockholders	$42,566	$1,955,043	$(2,497,321)	$(478,540)

      Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.

      Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Mexico, Brazil, Peru and Argentina. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks, and certain other aspects of our business, including the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 2002, about $711.3 million of our assets are owned by our operating companies in Mexico, Brazil, Peru and Argentina. Political, financial and economic developments in any of these countries could impact the recoverability of our assets.

      Motorola is currently our sole source for the digital mobile network equipment, software and handsets used throughout our markets. If Motorola fails to deliver system infrastructure, handsets or necessary technology improvements and enhancements on a timely, cost-effective basis, we may not be able to adequately service our existing customers or add new customers. We expect to rely principally on Motorola or its licensees for the manufacture of our handsets and a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks for the next several years.

      New Accounting Pronouncements. In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, “Business Combinations,” which addresses the accounting and reporting for business combinations and broadens the criteria for recording intangible assets separate from goodwill. On July 1, 2001, we adopted SFAS No. 141, which eliminates the pooling of interest method and requires us to use the purchase method of accounting for all business combinations initiated after June 30, 2001. As required by fresh-start accounting rules contained in SOP 90-7 and further described in Note 1, we applied the provisions of SFAS No. 141 on October 31, 2002 to adjust the carrying values of our assets and liabilities to their estimated fair values.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that we no longer amortize goodwill and intangible assets with indefinite useful lives, but rather test them for impairment at least annually. It also requires that we continue to amortize intangible assets that have finite lives over their estimated useful lives and that we evaluate their estimated remaining useful lives and residual values each reporting period.

      Effective January 1, 2002, we applied the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. Since we wrote off the entire balance of our goodwill as of December 31, 2001 and determined that our licenses and customer bases have finite useful lives, we were not required to and did not perform an impairment test on our intangible assets. Further, we determined that the estimated remaining useful lives and residual values of our intangible assets did not require adjustments. As a result, the adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations.

      Had we adopted SFAS No. 142 effective January 1, 2000 and accordingly not amortized goodwill for the years ended December 31, 2001 and 2000, our net loss and basic and diluted consolidated loss per share attributable to common stock would have been as follows:

	Successor	Predecessor Company
	Company
	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

	(in thousands, except per share amounts)
Net income (loss) as reported	$42,566	$1,955,043	$(2,497,321)	$(478,540)
Add back: Amortization of goodwill	—	—	7,986	1,836

Adjusted net income (loss)	$42,566	$1,955,043	$(2,489,335)	$(476,704)

Net income (loss) per share, basic, as reported	$2.13	$7.23	$(9.22)	$(1.93)
Amortization of goodwill	—	—	.03	.01

Adjusted net income (loss) per share, basic	$2.13	$7.23	$(9.19)	$(1.92)

Net income (loss) per share, diluted, as reported	$2.01	$7.23	$(9.22)	$(1.93)
Amortization of goodwill	—	—	.03	.01

Adjusted net income (loss) per share, diluted	$2.01	$7.23	$(9.19)	$(1.92)

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143, which must be applied to fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations arising from the retirement of tangible long-lived assets and the associated asset retirement costs. In accordance with SOP 90-7, we adopted SFAS No. 143 in conjunction with our application of fresh-start accounting on October 31, 2002. The adoption of SFAS No. 143 did not have a material impact on our financial position or results of operations.

      In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. It also broadens the presentation of discontinued operations to include more disposal transactions. We adopted SFAS No. 144 on January 1, 2002. As discussed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

further in Note 5, we reported the results of operations of Nextel Philippines, which we sold in November 2002, as discontinued operations in our consolidated statements of operations in accordance with SFAS No. 144. In addition, as further discussed in Note 3, we wrote down the long-lived assets of Nextel Argentina to their estimates fair values in accordance with SFAS No. 144. The adoption of SFAS No. 144 did not have any other impact on our financial position or results of operations during 2002.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145 requires us to classify gains and losses from extinguishments of debt as extraordinary items only if they meet the criteria for such classification in Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” These provisions are effective January 1, 2003. Any gain or loss on extinguishment of debt classified as an extraordinary item in prior periods that does not meet the criteria for such classification must be reclassified to other income or expense. Additionally, SFAS No. 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. In accordance with SOP 90-7, we adopted SFAS No. 145 in conjunction with our application of fresh-start accounting on October 31, 2002. As a result, we recognized the net gain from the extinguishment of our senior notes as reorganization items, net, and classified the gain we recognized on the extinguishment of our Argentine credit facilities in other income, rather than an extraordinary item, in our consolidated statement of operations for the ten months ended October 31, 2002. The adoption of SFAS No. 145 did not have any other impact on our financial position or results of operations during 2002.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. These provisions are effective for exit or disposal activities initiated after December 31, 2002. In accordance with SOP 90-7, we adopted SFAS No. 146 in conjunction with our application of fresh-start accounting on October 31, 2002. Since we did not have any exit or disposal activities initiated after October 31, 2002, the adoption of SFAS No. 146 did not have a material impact on our financial position or results of operations.

      In November 2002, the FASB issued FASB Interpretation, or FIN, No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which we adopted on October 31, 2002 in accordance with SOP 90-7. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. However, a liability does not have to be recognized for a parent’s guarantee of its subsidiary’s debt to a third party or a subsidiary’s guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent. Since all of our guarantees are between parent and subsidiaries, the liability recognition provisions of FIN No. 45 did not have a material impact on our financial position or results of operations. We have included the required disclosures related to these guarantees in Note 4.

      In November 2002, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” addressing how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a standalone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.     Significant Accounting Policies — (Continued)

(3) delivery of any undelivered item is probable and substantially in the control of the vendor. Under EITF 00-21, arrangement consideration should be allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. In accordance with SOP 90-7, we adopted EITF No. 00-21 in conjunction with our application of fresh-start accounting on October 31, 2002. We accounted for the adoption of EITF No. 00-21 as a change in accounting principle. Beginning November 1, 2002, we now recognize all revenues from handset sales and all related costs of handsets sold when title and risk of loss passes to the customer. This change did not impact our operating income for the two months ended December 31, 2002 and will not change operating income in future periods.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an Amendment of FASB Statement No. 123.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, it amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Since we did not change our method of accounting for stock-based compensation, the adoption of SFAS No. 148 did not have a material impact on our financial position or results of operations. We have included the required disclosures related to these methods of accounting for stock-based compensation in Note 2.

      In January 2003 the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51,” which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created, or interests in variable interest entities obtained, on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. We currently do not expect the adoption of FIN No. 46 to have a material impact on our financial position or results of operations.

3.  Impairment, Restructuring and Other Charges

      Third Quarter 2001. During the third quarter of 2001, following our review of the economic conditions, operating performance and other relevant factors in the Philippines, we decided to discontinue funding our former Philippine operating company. As a result, we performed an assessment of the carrying values of the long-lived assets related to Nextel Philippines, including property, plant and equipment, intangible assets and other long-lived assets, in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.”

      SFAS No. 121 requires that long-lived assets to be held and used be reviewed for impairment on the basis of undiscounted future cash flows before interest and that those assets be grouped at the lowest level for which there are independent identifiable cash flows. To perform our review, we grouped all of the long-lived assets of Nextel Philippines together. Our review indicated that the assets related to Nextel Philippines were impaired because the estimated undiscounted future cash flows were less than the carrying values of the assets reviewed.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Impairment, Restructuring and Other Charges — (Continued)

      To estimate fair value of the long-lived assets related to Nextel Philippines, we used a market value-based approach as reviewed and determined to be reasonable by an independent appraiser. Based on the results of the market-based approach, we estimated the fair value of the long-lived assets related to Nextel Philippines to be about $15.2 million. As a result, during the third quarter of 2001 we wrote-down the carrying values of our long-lived assets related to Nextel Philippines to their estimated fair market values and recorded a $147.1 million pre-tax impairment charge, which is included in discontinued operations on our consolidated statements of operations.

      Fourth Quarter 2001. As a result of the capital constrained environment and our lack of funding sources, during the fourth quarter of 2001, we undertook an extensive review of our business plan and determined to pursue a less aggressive growth strategy that targets conservation of cash resources by slowing enhancement and expansion of our networks and reducing subscriber growth and operating expenses. We retained an investment banking firm to assist us in studying various strategic alternatives.

      Our revised business plan contemplated a less aggressive growth strategy and reflected then current anticipated available sources of funding. Our revised business plan included capital expenditures necessary to continue to selectively build out some of our digital mobile networks, but at slower rates. We were in discussions with our various lenders regarding the restructuring of our debt obligations. We were also advised by Nextel Communications that it was reviewing a possible investment of up to $250.0 million. The revised business plan contemplated the restructuring of our outstanding indebtedness, the receipt of this $250.0 million of capital funding to finance capital expenditures and some operating expenses, and the continued availability of short-term handset financing. However, any additional sources of funding were only available under specific conditions, all of which were never satisfied.

      Under our revised business plan, we planned to focus substantially all of our available funding towards continuing the growth of Nextel Mexico’s operations. We made this decision based on Nextel Mexico’s operating performance, future prospects and economic conditions in Mexico, as well as other relevant factors. We planned to provide substantially less funding to our other markets, including Brazil, Peru and Argentina. Further, during the fourth quarter of 2001, we began exploring the possibility of selling Nextel Philippines. Our primary objectives with respect to our markets other than Mexico were to minimize operating costs and capital expenditures and maximize cash resources and segment earnings, as defined in Note 16.

      In connection with the implementation of our revised business plan, we reviewed the long-lived assets, including property, plant and equipment, intangible assets and other long-term assets, held by each of our operating companies in accordance with SFAS No. 121. Since our receipt of additional funding was uncertain, we did not consider in our analysis the future cash flows expected to be generated by any additional funding. Our analysis indicated that all of the long-lived assets held by each of our operating companies were impaired, primarily due to our curtailed growth projections.

      With the assistance of an independent appraiser, we estimated the fair values of the long-lived assets held by our operating companies. Due to our unique wireless technology and specific spectrum holdings, comparable market prices were not readily available. As a result, fair values were derived primarily from the estimated discounted cash flows from future operations; however, we also took into consideration market-based valuations of Latin American wireless telecommunications companies to corroborate the results from the discounted cash flows approach. Our determination of fair value required us to make estimates and assumptions that significantly affect the reported amounts of long-lived assets as of December 31, 2001 and the resulting impairment charges. These estimates and assumptions primarily included, but were not limited

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Impairment, Restructuring and Other Charges — (Continued)

to, estimates of future cash flows, discount rates, growth rates and terminal values. The following describes the general methods and assumptions used to determine fair value:

      Discounted Cash Flows Approach: To determine fair value, we discounted the cash flows included in our revised business plan. The discount rates used represent our estimated weighted average cost of capital in each market, which reflects the overall level of inherent risk involved in our Latin American operations and the rate of return an outside investor would expect to earn.

      To estimate cash flows beyond the final year of our business plan, we used a terminal value approach. Under this approach, we used estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, in the final year of our business plan and applied multiples to determine the terminal value in each market. For each market, we incorporated the present values of the resulting terminal values into our estimates of fair value. The discount rates, EBITDA multiples and long-term growth rates used in our discounted cash flows approach were reviewed and determined to be reasonable by an independent appraiser.

      Market-Based Approach: To corroborate the results of the discounted cash flows approach, we also estimated the fair values of our long-lived assets using a market-based approach. We obtained estimates of total subscribers, total revenues, total EBITDA and enterprise values, defined as the market value of equity plus net long-term debt, of similar companies in our markets. We compared three measures of fair value to our operating companies: enterprise value per EBITDA, enterprise value per revenues and enterprise value per subscribers. The results of comparing these measures to our operating companies after making adjustments to arrive at estimated fair value of our long-lived assets were similar to the results derived from using the discounted cash flows approach. This approach was also reviewed and determined to be reasonable by an independent appraiser.

      In consultation with our outside financial advisors and an independent appraiser, we determined that the most appropriate valuation approach was based on discounted cash flows. Using the results from this approach, during the fourth quarter of 2001, we wrote-down the carrying values of the long-lived assets held by our operating companies to their estimated fair market values and recorded pre-tax impairment charges of about $1,578.7 million. We did not make any adjustments to depreciation or amortization expense recorded during the year ended December 31, 2001. The net book value of the impaired assets of $542.7 million became the new cost basis as of December 31, 2001. During 2002, we depreciated and amortized the new cost bases of the long-lived assets over their estimated remaining useful lives.

      In connection with the fourth quarter implementation of our revised business plan, Nextel Brazil and Nextel Philippines restructured their operations to align their objectives with our less aggressive growth strategy. The restructurings included reductions to their workforces and cancellations of contracts that had been required to sustain their earlier growth expectations. As a result of these restructurings, Nextel Brazil recorded a $0.8 million restructuring charge, and Nextel Philippines recorded a $3.4 million restructuring charge, which is included in discontinued operations. In addition, we wrote off $1.0 million related to an information technology development project that was abandoned in connection with our revised business plan. As of December 31, 2001, we had $0.4 million of restructuring charges recorded in accrued expenses and other.

      During the fourth quarter of 2001, we retained an investment banking firm and law firms to assist us in exploring various strategic alternatives. We incurred about $0.7 million in other costs related to these initiatives.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Impairment, Restructuring and Other Charges — (Continued)

      Total impairment, restructuring and other charges recorded during 2001 are as follows:

	Impairment	Restructuring	Other	Total
	Charges	Charges	Charges	Charges

	(in thousands)
Argentina	$262,541	$—	$—	$262,541
Brazil	678,672	768	—	679,440
Chile	31,953	—	—	31,953
Mexico	433,945	—	—	433,945
Peru	171,590	—	—	171,590
Corporate	—	1,025	670	1,695

Total	$1,578,701	$1,793	$670	$1,581,164

      For the Ten Months Ended October 31, 2002. In connection with the implementation of our revised business plan, during the ten months ended October 31, 2002, Nextel Argentina, Nextel Brazil and our corporate headquarters restructured their operations to align their objectives with our less aggressive growth strategy. These restructurings included reductions to their workforces and cancellations of contracts that had been required to sustain earlier growth expectations. As a result of these restructurings, we recorded a $3.1 million restructuring charge during the ten months ended October 31, 2002 related to these actions. In addition, during the second quarter of 2002, Nextel Argentina recorded a $7.9 million impairment charge to further write down the carrying values of its long-lived assets to their estimated fair values. Through May 24, 2002, we also incurred $4.8 million in other charges for legal and advisory costs incurred related to our debt restructuring activities. Beginning May 24, 2002, we recognized these costs in reorganization items, net, in accordance with SOP 90-7.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Debt

	Successor	Predecessor
	Company	Company

	December 31,	December 31,
	2002	2001

	(dollars in	(dollars in
	thousands)	thousands)
13.0% senior secured discount notes due 2009, net of unamortized discount of $76,857 and $0	$103,964	$—
International Motorola Equipment Financing Facility, interest payable semiannually at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 5.0% over LIBOR (6.39% to 9.25% — 2002; 8.71% to 11.21% — 2001)	225,000	225,000
Brazil Motorola Equipment Financing Facility, interest payable semiannually at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 4.63% over LIBOR
(6.02% to 9.25% — 2002; 8.34% to 10.34% — 2001)	103,193	100,000
13.0% senior redeemable discount notes due 2007, net of unamortized discount of $0 and $45,988	—	905,475
12.125% senior serial redeemable discount notes due 2008, net of unamortized discount of $0 and $102,533	—	627,467
12.75% senior serial redeemable notes due 2010, net of unamortized discount of $0 and $8,262	—	641,738
International Motorola Incremental Equipment Financing Facility, interest payable quarterly at an adjusted rate calculated based on 2.5% over the U.S. prime rate or 5.0% over LIBOR (7.25% to 9.25% — 2002; 7.25% to 10.50% — 2001)	—	56,650
Argentina Credit Facility, interest payable quarterly at adjustable rates calculated either based on the Adjusted Base Rate (ABR) or the Eurodollar rate (7.63% to 8.75% — 2002; 7.63% to 11.50% — 2001)	—	72,222
Motorola Argentina Incremental Facility, interest payable quarterly at adjusted rates calculated either based on the ABR or the Eurodollar rate (7.63% to 8.75% — 2002; 7.63% to 11.50% — 2001)	—	36,112
Other	—	480

	432,157	2,665,144
Less current portion	—	(2,665,144)

	$432,157	$—

      Our emergence from Chapter 11 reorganization had the following effects on our December 31, 2001 debt balances:

•	the entire $2.3 billion outstanding principal balance and accrued interest on our senior redeemable notes was extinguished in exchange for a pro-rata share of 3.9 million shares of our new common stock;

•	we repaid the $56.7 million outstanding principal balance, together with accrued interest, due under our international Motorola incremental equipment financing facility using restricted cash held in escrow; and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Debt — (Continued)

•	our $225.0 million international Motorola equipment financing facility and $103.2 million Brazil Motorola equipment financing facility, including capitalized interest, were reinstated and refinanced in full by Motorola Credit Corporation, subject to deferrals of principal amortization, new credit agreements that include some financial covenants, and some structural modifications, including, in the case of the Brazil Motorola equipment financing facility, the deferral of interest payments until the earlier of 2005 or when our Brazilian operating company achieves excess cash flow, as defined in the related credit agreements.

      In addition, until December 31, 2006, if our consolidated cash balance falls below $100.0 million for seven consecutive days, we will be eligible to borrow under our international Motorola equipment financing facility an amount necessary to increase our consolidated cash balance to $100.0 million. Our aggregate cash borrowings under this facility cannot exceed $56.7 million, interest would be due semi-annually and principal would have to be repaid in four equal annual installments.

      In addition, in connection with our reorganization, we issued new senior secured discount notes with $180.8 million principal amount due at maturity, together with 15.7 million shares of new common stock for total cash proceeds of $140.0 million. For accounting purposes, we allocated $100.8 million of the proceeds to debt and $39.2 million to equity based on the relative fair values of each, which resulted in a discount of $39.2 million on our senior secured discount notes.

      We also repurchased the outstanding balance owed to such creditors by Nextel Argentina for $5.0 million in cash and the issuance to them of 400,000 shares of our new common stock. We wrote off the entire remaining balance of our debt financing costs of $31.2 million when we filed for reorganization and recorded $2.8 million in new debt financing costs in connection with the issuance of our new debt when we emerged from reorganization.

Senior Secured Notes

      13.0% Senior Secured Discount Notes due 2009. Our new notes are senior secured obligations of NII Holdings (Cayman), Ltd. a foreign subsidiary that we wholly own, and are guaranteed by us and some of our wholly-owned subsidiaries. These guarantees are full and unconditional and joint and several. Subject to some exceptions, the notes are secured by perfected second priority security interests in the existing and future assets of NII Holdings (Cayman) and the guarantors, subject to Motorola Credit Corporation’s first lien on the basis set forth in the intercreditor agreement entered into in connection with the issuance of the notes and the reinstatement of our credit facilities with Motorola Credit Corporation. The notes bear interest at a rate of approximately 13% per year, compounded quarterly. Interest will accrete to principal until October 31, 2004 and be paid in cash quarterly thereafter. The notes were issued at an “original issue discount” as a result of (1) the accretion of non-cash interest for the period through October 31, 2004 and (2) the allocation of a portion of the purchase price of the notes and common stock sold in the rights offering to the common stock. The notes will mature on November 1, 2009, when the entire principal balance of $180.8 million will be due.

      The new notes are not entitled to any mandatory redemption or sinking fund. The notes will be redeemable, at the option of NII Holdings (Cayman), in whole or in part, at any time on or after January 1, 2006 and prior to maturity at the following redemption prices (expressed in percentages of their accreted

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Debt — (Continued)

value), plus accrued and unpaid interest to the redemption date if redeemed during the 12-month period commencing on January 1 of the applicable year set forth below:

Redemption
Year	Price

2006	106.50%
2007	103.25%
2008 and thereafter	100.00%

      The new notes prohibit us, NII Holdings (Cayman), Ltd., and some of our subsidiaries from incurring new indebtedness not contemplated by our reorganization plan or issuing any redeemable stock. During the year following the first anniversary of the effective date of the reorganization, we are permitted to incur additional indebtedness if our consolidated leverage ratio would be no greater than 5.0:1, such ratio decreasing during each of the following three years to 4.5:1, 4.0:1 and 3.5:1 respectively. In addition, except for McCaw International (Brazil), Ltd. and its affiliates, we are allowed to incur debt that does not exceed $50.0 million as well as intercompany debt to refinance existing obligations and some other permitted debt.

      As a result of some restrictive covenants contained in the new notes, we are not allowed to purchase or redeem any equity interest in members of our consolidated group if the equity interest is held by Nextel Brazil, any of our affiliates, or any 5% beneficial owner of our common stock, except for specific exclusions. We may not make any principal payments or redeem any debt that is subordinated in right of payment to the notes except for specific exclusions. Our ability to make investments in subsidiaries and other investments is also restricted.

      We would be required to repurchase all of the outstanding notes at a purchase price equal to 101% of the accreted value of the new notes plus accrued interest within 60 days of a change of control of our Company.

Senior Redeemable Notes

      13.0% Senior Redeemable Discount Notes due 2007. In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 13.0% senior discount note due 2007 with a principal due at maturity of $1,000 and one warrant to purchase about 2.3 shares of our class B common stock at an exercise price of $1.67 per share. The warrants were to expire April 15, 2007. Cash interest on the 13.0% senior discount notes did not accrue until April 15, 2002, and then was payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. The notes were senior unsecured indebtedness and ranked equal in right of payment with all our other unsubordinated, unsecured indebtedness. Due to cross default provisions contained in our debt agreements and our failure in February 2002 to make a scheduled interest payment on our 12.75% senior serial redeemable notes due 2010, these notes were subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration had been declared. As a result, as of December 31, 2001, we classified these notes in current liabilities.

      As a result of the effectiveness of our Revised Third Amended Joint Plan of Reorganization on November 12, 2002, these notes were extinguished and exchanged for a pro-rata share of 3.92 million shares of our new common stock.

      12.125% Senior Serial Redeemable Discount Notes due 2008. In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior serial redeemable discount notes due 2008, generating about $387.0 million in net cash proceeds. Cash interest did not accrue until April 15, 2003, and then was payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. The notes were senior unsecured indebtedness and ranked equal in right of payment with all our other unsubordinated,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Debt — (Continued)

unsecured indebtedness. Due to cross default provisions contained in our debt arrangements and our failure in February 2002 to make a scheduled interest payment on our 12.75% senior serial redeemable notes due 2010, these notes were subject to being declared immediately due and payable, together with accrued interest, thirty days after an acceleration had been declared. As a result, as of December 31, 2001, we classified these notes in current liabilities.

      As a result of the effectiveness of our Revised Third Amended Joint Plan of Reorganization on November 12, 2002, these notes were extinguished and exchanged for a pro-rata share of 3.92 million shares of our new common stock.

      12.75% Senior Serial Redeemable Notes due 2010. In August 2000, we completed the sale of $650.0 million aggregate principal amount of our 12.75% senior serial redeemable notes due 2010, generating about $623.8 million in net cash proceeds. Cash interest was payable semiannually at a rate of 12.75% per year. We were required to make an interest payment on February 1, 2002, however we did not make this payment. The notes were senior unsecured indebtedness and ranked equal in right of payment with all our other unsubordinated unsecured indebtedness. In February 2002 we failed to make our scheduled $41.4 million interest payment under these notes, and as a result of the default, the entire balance of unpaid principal under these notes was subject to being declared immediately due and payable together with accrued interest. Therefore, as of December 31, 2001, we classified these notes in current liabilities.

      As a result of the effectiveness of our Revised Third Amended Joint Plan of Reorganization on November 12, 2002, these notes were extinguished and exchanged for a pro-rata share of 3.92 million shares of our new common stock.

Bank and Vendor Credit Facilities

      As of December 31, 2002, there were no amounts available for borrowing under our vendor credit facilities.

      International Motorola Equipment Financing Facility. In February 1999, we entered into an equipment financing facility with Motorola Credit Corporation providing for $225.0 million of secured term loans primarily used to finance the cost of qualifying purchases of digital mobile network equipment and related services. As permitted by this facility, we used a portion of the available funds to repay all our previously outstanding long-term debt of Nextel Philippines. Our operating companies in Mexico, Peru, the Philippines and Japan were eligible borrowers under this facility. This facility was subsequently amended on February 19, 2001 to, among other things, limit eligible borrowers under the facility to our operating companies in Mexico, Peru and the Philippines. Amounts borrowed under this facility were originally payable in eight equal semiannual installments beginning June 30, 2001 and maturing December 31, 2004. The February 19, 2001 amendment deferred repayment until December 31, 2002 and extended the maturity to June 30, 2006.

      As a result of the effectiveness of our Revised Third Amended Joint Plan of Reorganization, on November 12, 2002, Motorola Credit Corporation reinstated and refinanced the international Motorola equipment financing facility in the amount of $225.0 million. Under the new facility, we are required to repay the principal in consecutive semi-annual installments equaling 12.5% of the outstanding principal beginning on June 30, 2004 and maturing December 31, 2007. Interest payments are due semi-annually beginning on December 31, 2002. The borrowers under this facility are Nextel Mexico, Nextel Peru and NII Holdings (Cayman), Inc. The new facility is secured by all of our assets, subject to an intercreditor agreement, and is guaranteed by the Company and certain of our subsidiaries.

      In addition, until December 31, 2006, if our consolidated cash balance falls below $100.0 million for seven consecutive days, we will be eligible to borrow under our international Motorola equipment financing

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Debt — (Continued)

facility an amount necessary to increase our consolidated cash balance to $100.0 million. Our aggregate cash borrowings under this facility cannot exceed $56.7 million, interest would be due semi-annually and principal would have to be repaid in four equal annual installments.

      International Motorola Incremental Equipment Financing Facility. In December 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us. In January 2000, we borrowed the full $56.6 million available under this facility to acquire infrastructure equipment and related services from Motorola. We and Motorola Credit Corporation entered into an amendment to this facility on February 19, 2001 under which amounts borrowed under this facility mature June 30, 2003. Before this amendment, loans under this facility were to mature December 31, 2001. Loans under this facility were secured by a cash escrow account of $57.4 million, which we classified as restricted cash in our consolidated balance sheet as of December 31, 2001. As a result of cross-default provisions contained in this facility, Motorola Credit Corporation was able to pursue its remedies available under this facility, which included seizing the $57.4 million balance in our cash escrow account. Motorola Credit Corporation provided notice of our continuing events of default under this facility. This facility contained restrictive covenants similar to those contained in our equipment financing facility from Motorola Credit Corporation.

      As a result of the effectiveness of our Revised Third Amended Joint Plan of Reorganization, on November 12, 2002, we released to Motorola Credit Corporation from our escrow account $56.6 million in cash collateral to repay the outstanding balance and accrued interest due under this facility.

      Brazil Motorola Equipment Financing Facility. In October 1997, McCaw International (Brazil), the holding company through which we hold our Brazilian operations, and Motorola Credit Corporation entered into an equipment financing agreement under which Motorola Credit Corporation agreed to provide up to $125.0 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement was originally repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000. McCaw International (Brazil) and Motorola Credit Corporation entered into an amendment to this agreement on February 19, 2001, which permitted installments due after that date to be repaid beginning December 31, 2002, with final payment due on June 30, 2005. The loans made under this agreement were secured by a first priority lien on substantially all of McCaw International (Brazil)’s assets, a pledge of all of the stock of McCaw International (Brazil) and its subsidiaries, and our guarantee of the obligations.

      As a result of the effectiveness of our Revised Third Amended Joint Plan of Reorganization on November 12, 2002, we entered into a new Brazil Motorola equipment financing facility with Motorola Credit Corporation. The new facility has a maturity date of November 1, 2009 and a commitment amount of $103.2 million. Under the new facility, we have to repay principal in semi-annual payments of $12.5 million, in arrears, on June 30 and December 31, beginning on June 30, 2006. We have to pay interest semi-annually in arrears on June 30 and December 31. Until December 31, 2004, interest payments are paid only out of positive free cash flow from our Brazilian operating subsidiaries, as defined, to the extent that there is cash available. Otherwise, the interest will be deferred until the earlier of when cash is available or January 1, 2005. We and certain of our operating subsidiaries and intermediate parents provide a guarantee of debts under this new facility, and it is secured by all of our assets and the assets of our operating subsidiaries.

      Argentina Credit Facilities. In February 1998, Nextel Argentina entered into a credit facility which, as amended, provided up to $100.0 million in term loans. Loans under this facility bore interest at a rate equal to, at our option, either the ABR plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or the Eurodollar rate plus 5.0% where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate. Loans under this facility were repayable in quarterly

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Debt — (Continued)

installments from September 30, 2000 through March 31, 2003. The first nine installments were equal to 1/18 of the September 30, 2000 outstanding balance and the final installment was to be in an amount equal to the remaining balance. Borrowings under this facility were secured by a pledge of stock of, and a first priority lien on a substantial portion of the assets of, Nextel Argentina.

      In May 1999, and concurrent with the then current modification of the Argentina credit facility, Motorola Credit Corporation agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina credit facility for the purchase from Motorola of qualifying network equipment and related services.

      On November 12, 2002, we repurchased the entire outstanding balance of these credit facilities and any remaining related obligations to the lenders for $5.0 million in cash and the issuance of 400,000 shares of our new common stock.

5.  Significant Transactions

      Each of the acquisitions described below was accounted for under the purchase method.

      Nextel Mexico. During 2000, Nextel Mexico purchased $118.6 million of licenses to help consolidate and significantly expand our spectrum position in Mexico in key cities in which we currently operate, as well as in new service areas. During 2001, Nextel Mexico purchased an additional $27.8 million of licenses. During 2002, Nextel Mexico purchased licenses from two Mexican companies for a total of $13.6 million in cash. These acquisitions are intended to help consolidate and expand our spectrum position in Mexico.

      Nextel Brazil. In May 2000, we purchased all of the remaining equity interests of Motorola International Development Corporation, an indirect wholly owned subsidiary of Motorola, in Nextel S.A, which owned Nextel Brazil, for an aggregate purchase price of about $31.1 million in cash. This purchase increased our ownership of Nextel Brazil, through Nextel S.A., from about 87.4% to about 92.0%.

      In July 2000, we entered into a purchase, release and settlement agreement with Telcom Ventures under which, on August 4, 2000, we made a cash payment to Telcom Ventures totaling $146.0 million, received all of the remaining equity interests held by Telcom Ventures in McCaw International (Brazil), which owned all of Nextel S.A., and exchanged mutual releases with Telcom Ventures regarding a previous dispute. In addition, all pending court disputes between us and Telcom Ventures were permanently dismissed. As a result, we increased our ownership interest in both Nextel Brazil and its parent to 100.0%. Additionally, all rights of Telcom Ventures in McCaw International (Brazil), including their rights to put their equity interests to us beginning in October 2001, were terminated.

      Nextel Peru. In May 2000, we purchased another stockholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership interest from about 63.5% to about 69.4%. Also in May 2000, we purchased all of the remaining equity interests of Motorola International in Nextel Peru. This purchase increased our ownership from about 69.4% to 100.0%. We paid Motorola International an aggregate purchase price of about $30.0 million in cash for the acquisition.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Peru. At closing, we paid $20.0 million of the total purchase price of about $36.5 million. We paid an additional $15.8 million and accrued interest in August 2001. During 2001, we merged the specialized mobile radio companies we purchased from Cordillera Communications Corporation with Nextel Peru.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Significant Transactions — (Continued)

      Chilean Operating Companies. In May 2000, we purchased three Chilean specialized mobile radio companies from Motorola International. We paid Motorola International an aggregate purchase price of about $16.6 million in cash for the acquisition.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Chile. At closing, we paid $6.0 million of the total purchase price of about $30.0 million. The remaining $24.0 million, plus accrued interest at a rate of 8.0% per year, was due by August 2002, subject to reduction by up to $14.0 million if we were unable to obtain, on or before August 2002, the regulatory relief necessary to provide integrated digital mobile services in Chile. We had accrued $10.0 million as of December 31, 2001, representing the remaining non-contingent amount due for this purchase. As a result of our emergence from Chapter 11 reorganization, we issued shares of our new common stock to Cordillera Communications Corporation in exchange for the cancellation of the remaining amounts that we owed them.

      Nextel Philippines. In July 2000, we increased our direct and indirect ownership interests in Nextel Philippines from about 38.0% to about 51.1% by purchasing some of the minority owners’ equity interests for about $9.8 million. As a result of this transaction, we began consolidating Nextel Philippines late in the third quarter of 2000. Prior to July 2000, we accounted for this investment using the equity method.

      In January 2001, we increased our direct and indirect ownership interest in Nextel Philippines from about 51.1% to about 59.1% by purchasing additional minority owners’ equity interests for about $3.7 million.

      In September 2002, we sold an 8% indirect interest and a 2% direct interest in Nextel Philippines to a third party investor. This transaction reduced our combined direct and indirect ownership interest in Nextel Philippines to about 49%. In November 2002, we sold our remaining direct and indirect ownership interest in Nextel Philippines. As a result of this sale, in accordance with SFAS No. 144, we have presented the financial results of Nextel Philippines as discontinued operations in our consolidated statements of operations for all periods presented. Prior to the sale, the results of operations reported by Nextel Philippines were included in “Corporate and other” for segment reporting purposes. At the time of sale, Nextel Philippines had $1.5 million in net accounts receivable and $22.3 million in accrued expenses and other current liabilities. The amounts of operating revenues and net pre-tax income (loss) related to the operations of Nextel Philippines included in discontinued operations are as follows:

	Successor	Predecessor Company
	Company
	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

	(in thousands)
Operating revenues	$997	$12,570	$17,149	$5,881

Net pre-tax loss	$(3,810)	$(2,025)	$(170,335)	$(59,973)

      Acquisitions. The total purchase price and net assets acquired for our business acquisitions completed during 2000 are presented below. There were no business acquisitions completed during 2002 or 2001. The direct cost of our business acquisitions and the net assets we acquired during 2000 include the effect of the consolidation of Nextel Philippines.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.  Significant Transactions — (Continued)

2000

(in thousands)
Direct cost of acquisitions	$504,542

Net assets acquired:
Working capital, net	$3,280
Property, plant and equipment	68,030
Intangible assets	502,846
Other assets	5,628
Minority interest	24,956
Deferred income taxes	(100,198)

$504,542

6.  Investments

      We did not own any investments as of December 31, 2002 or 2001.

      Japan. In March 2000, Nichimen Corporation, a partner in NEXNET Co., Ltd., a wireless communications services provider in Japan in which we had a minority interest, declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET to the contributing stockholders, including us. Additionally, on March 30, 2000, we purchased from Nichimen additional shares for about $0.4 million in cash. As a result of these share acquisitions, our equity ownership interest in NEXNET increased from about 21.0% to about 32.1%.

      During the third quarter of 2000, we engaged an outside consultant to advise us on how to maximize the value of our investment in NEXNET. The findings of this review were presented to us in December 2000. The review concluded, among other things, that a fundamental change was required in the specialized mobile radio regulatory framework and in NEXNET’s deployment of specialized mobile radio technology in the 1.5 GHz spectrum band. These changes were deemed necessary given the competitive landscape in the Japanese wireless market. During December 2000, we held several meetings with the regulatory entities in conjunction with the Japan Mobile Telecommunication — System Association. As a result of these meetings, we determined that the required regulatory changes could not be effected in a timely manner and that the network buildout under the existing specialized mobile radio technology would be costly and inefficient. Consequently, we notified NEXNET that we were exercising our rights under the shareholders agreement and the credit agreement, to which we are a party, by declining to honor NEXNET’s request for additional funding made December 15, 2000 and any future request to advance funds for continued investment in the existing specialized mobile radio infrastructure in Japan. As a result, we reached the conclusion that the value of our existing investment in NEXNET was not recoverable. In light of this conclusion, we recorded a one time non-cash charge included in equity in losses of unconsolidated affiliates of about $21.0 million in the fourth quarter of 2000 that represents the write off of the entire amount of our investment, including shareholder advances, in NEXNET.

      In December 2001, we sold our minority interest in NEXNET to Motorola, Inc. We received a $6.5 million credit for equipment purchases from Motorola and cash proceeds of $3.5 million from a partner in NEXNET, in exchange for the forgiveness of our loans to NEXNET. We recognized a $9.6 million net pre-tax gain during the fourth quarter of 2001 as a result of this sale.

      TELUS Corporation. In October 2000, TELUS acquired Clearnet, a publicly traded Canadian company in which we owned an equity interest, for cash and stock. TELUS is a publicly traded Canadian telecommunications company that, before its acquisition of Clearnet, provided wireline, wireless data and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.  Investments — (Continued)

internet communications services to western Canada. Under agreements among us, TELUS and Clearnet, we exchanged all of our Clearnet stock for non-voting shares of TELUS stock. In exchange for our 8.4 million shares of Clearnet stock, we received 13.7 million shares of TELUS stock, representing about 4.8% of the ownership interest in TELUS. We recorded a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. In accordance with SFAS No. 115, the shares of TELUS stock were recorded at their current market value in our financial statements.

      During the third quarter of 2001, in connection with our review of our investment portfolio, we recognized a $188.4 million reduction in fair value of our investment in TELUS, based on its stock price as of September 30, 2001.

      In November 2001, we completed the sale of our entire investment in TELUS. This transaction resulted in proceeds of $196.5 million to us, of which $57.4 million is classified as restricted cash on our consolidated balance sheet as of December 31, 2001 and was pledged in escrow to secure the outstanding loan under the international Motorola incremental equipment financing facility that had been previously secured by the TELUS shares. We recognized a $41.6 million pre-tax gain during the fourth quarter of 2001 as a result of this sale.

      Shanghai CCT McCaw. Until September 2000, we were an investor in Shanghai CCT McCaw Telecommunications Systems Co., Ltd., a joint venture that participated in the development of a Global System for Mobile Communications, or GSM, system in Shanghai, China through a profit sharing arrangement with China United Telecommunications Corporation, referred to as Unicom. In September 1999, Unicom advised Shanghai CCT McCaw, and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated. On March 17, 2000, Shanghai CCT McCaw and Unicom executed a termination agreement setting forth the terms and conditions for the termination of the cooperation agreement with Unicom. In consideration for entering into this termination agreement, Shanghai CCT McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants in June 2000 to purchase shares of Unicom stock. We also received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT McCaw. On September 29, 2000, the joint venture was formally dissolved, and we received about $9.8 million in cash, representing our pro rata equity percentage interest in the joint venture. As a result, we recorded a pre-tax gain of about $6.1 million.

7.     Fair Value of Financial Instruments

      We have estimated the fair value of our financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.

      Cash and Cash Equivalents, Accounts Receivable, Accounts Payable, Accrued Expenses, Accrued Interest and Due to Related Parties. The carrying amounts of these items are reasonable estimates of their fair values.

      Debt. The fair value of our senior notes is based on quoted market prices. As our vendor credit facilities do not have quoted market prices, we estimated fair value for these facilities based on current carrying values because these agreements were recently renegotiated and interest rates are reset periodically. See Note 4 for more information about our debt.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.     Fair Value of Financial Instruments — (Continued)

	Successor Company		Predecessor Company
	December 31, 2002		December 31, 2001

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)		(in thousands)
Debt, including current portion	$432,157	$463,809	$2,665,144	$613,537

8.     Property, Plant and Equipment

	Successor	Predecessor
	Company	Company
	December 31,	December 31,
	2002	2001

	(in thousands)	(in thousands)
Land	$581	$1,846
Leasehold improvements	14,325	30,404
Digital network equipment	153,814	139,294
Office equipment, furniture and fixtures, and other	22,901	90,256
Less: Accumulated depreciation and amortization	(5,038)	(48,435)

	186,583	213,365
Construction in progress	43,625	136,636

	$230,208	$350,001

      During 2001, we wrote down substantially all of our property, plant and equipment to their estimated fair values and recorded pre-tax asset impairment charges of $1,089.5 million. See Note 3 for more information about these charges.

      During 2002, as a result of our reorganization and in accordance with fresh-start accounting requirements under SOP 90-7, we further wrote down all of our property, plant and equipment to their estimated fair values and recorded charges to reorganization items of $149.5 million. See Note 1 for more information about these adjustments.

9.     Intangible Assets

	Successor	Predecessor
	Company	Company
	December 31,	December 31,
	2002	2001

	(in thousands)	(in thousands)
Licenses	$102,040	$191,658
Customer base	88,930	814
Trademark	15,393	—
Other intangibles	164	177
Less: Accumulated amortization	(6,429)	—

	$200,098	$192,649

      During 2001, we wrote down substantially all of our intangible assets, except debt financing costs, to their estimated fair values and recorded pre-tax impairment charges of $475.6 million for licenses, $144.4 million for goodwill, $11.6 million for customer lists and $3.3 million for other intangibles. See Note 3 for more information about these charges.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.     Intangible Assets — (Continued)

      During 2002, as a result of our reorganization and in accordance with fresh-start accounting requirements under SOP 90-7, we adjusted the carrying values of our intangible assets to their estimated fair value. As a result, we recorded a $68.4 million charge to reduce the carrying value of our licenses to estimated fair value, and recognized $88.4 million for our customer base and $15.3 million for our trademark to record these intangible assets at their estimated fair values.

10.     Accrued Expenses and Other

      The components of accrued expenses and other are as follows:

	Successor	Predecessor
	Company	Company
	December 31,	December 31,
	2002	2001

	(in thousands)	(in thousands)
Tax related items and other contingencies	$66,389	$52,007
Payroll related items and commissions	29,364	25,810
Network system and information technology costs	18,603	25,043
Accrued capital expenditures	16,446	31,699
Customer deposits	5,913	2,709
Other	12,348	34,789

	$149,063	$172,057

11.     Income Taxes

      The components of the income tax (provision) benefit are as follows:

	Successor
	Company	Predecessor Company

	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

		(in thousands)
Current:
Federal	$(4,375)	$(25,764)	$(13,718)	$(62,484)
State	—	—	(2,503)	(9,163)
Foreign	(174)	(869)	(26,205)	(2,518)
Deferred:
Foreign	100	448	111,176	6,505

Income tax (provision) benefit	$(4,449)	$(26,185)	$68,750	$(67,660)

      The tax benefits resulting from our asset impairment charges are reflected in the deferred foreign tax benefit.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes — (Continued)

      Our income tax (provision) benefit reconciles to the amount computed by applying the U.S. statutory rate to income (loss) before income tax (provision) benefit as follows:

		Predecessor Company
	Successor
	Company Two	Ten Months
	Months Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

	(In thousands)	(In thousands)
Income tax (provision) benefit at statutory rate	$(9,573)	$(694,227)	$904,126	$112,171
State taxes (net of federal benefit)	2,117	(7,785)	13,968	(455)
Foreign taxes	21,827	(25,275)	(67,699)	(2,352)
Non-consolidated subsidiary adjustments	434	(72,541)	7,348	(11,508)
High yield discount obligations	(171)	(215,632)	(4,524)	(3,985)
Change in valuation allowance	(13,753)	158,191	(376,194)	(133,215)
Loss on impairment charges	—	—	(366,492)	—
Intercompany transactions	(1,465)	(9,775)	(11,873)	—
Withholding tax and subpart F income	(8,750)	(47,638)	—	—
Reorganization items	—	879,868	—	—
Other	4,885	8,629	(29,910)	(28,316)

	$(4,449)	$(26,185)	$68,750	$(67,660)

      Deferred tax assets and liabilities consist of the following:

	Successor	Predecessor
	Company	Company
	December 31,	December 31,
	2002	2001

	(in thousands)	(in thousands)
Deferred tax assets:
Loss carryforwards	$294,955	$445,170
Deferred interest	336	214,581
Intangible assets	25,004	45,867
Fixed assets	86,338	—
Other	66,937	82,215

	473,570	787,833
Valuation allowance	(446,842)	(787,556)

	26,728	277

Deferred tax liabilities:
Intangible assets	5,439	14,180
Other	25,676	1,231

	31,115	15,411

Net deferred tax liability	$4,387	$15,134

      SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Our valuation allowance as of December 31, 2002 applies to tax loss carryforwards, some temporary differences and tax credit carryforwards that, in our opinion, are more likely than not to expire unused. Our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.     Income Taxes — (Continued)

foreign subsidiaries do not have positive cumulative undistributed earnings and therefore no deferred taxes have been recorded.

      As of December 31, 2002, we had about $123.4 million of net operating loss carryforwards for U.S. federal income tax purposes that expire beginning in 2010. The timing and manner in which we will utilize the net operating loss carryforwards in any year or in total may be limited by the provisions of Internal Revenue Code Section 382 regarding changes in our ownership.

      As of December 31, 2002, net operating loss carryforwards for our foreign subsidiaries were about $177.3 million for Mexican income tax purposes, $211.0 million for Argentine income tax purposes and $58.3 million for Peruvian income tax purposes. These carryforwards expire in various amounts through 2012. Our foreign subsidiaries also had about $15.2 million of net operating loss carryforwards for Chilean income tax purposes that have no expiration date. In addition, our foreign subsidiaries had about $267.9 million of net operating loss carryforwards for Brazilian income tax purposes that have no expiration date and that can only be utilized up to the limit of 30.0% of taxable income for the year. Our foreign subsidiaries may be limited in their ability to use foreign tax net operating losses in any single year depending on their ability to generate sufficient taxable income.

      As discussed in Note 1, we undertook a reorganization under Chapter 11 of the United States Bankruptcy Code. The primary effects of the reorganization on our tax structure are as follows.

      Nextel Communications’ ownership in us was reduced below 80% in October 2002. As a result, we deconsolidated from Nextel Communications for tax purposes and are now required to file a separate tax return. We and our domestic subsidiaries will elect to file a consolidated return for business activities conducted after the deconsolidation. Our results from operations through that date will be reported on Nextel Communications’ consolidated tax return. The results of our operations from the date of deconsolidation through the end of the calendar year will be included in our consolidated tax return.

      As discussed in Note 1, we extinguished approximately $2.3 billion of our secured redeemable notes plus accrued interest and some other unsecured, non-trade debt in exchange for the issuance of 3,920,000 shares of new common stock. For U.S. tax purposes, this transaction caused us to recognize cancellation of indebtedness income on the first day of the Successor Company’s new tax year. Internal Revenue Code Section 108 provides that we are not required to recognize taxable income with respect to the cancellation of indebtedness.

      As discussed in Note 1, certain reorganization items were recorded for financial statement purposes. In certain situations, these reorganization items resulted in the adjustment of the financial statement basis of certain assets, which resulted in the adjustment of certain deferred tax assets and liabilities.

      We had a tax sharing agreement with Nextel Communications dated January 1, 1997, which was in effect through November 11, 2002. On November 12, 2002, we terminated the tax sharing agreement and entered into a tax cooperation agreement with Nextel Communications. See Note 15 for additional information.

12.     Commitments and Contingencies

      Operating Lease Commitments. We lease various cell sites and office facilities under operating leases. The remaining terms of our cell site leases range from one to ten years and are generally renewable, at our option, for additional terms. The remaining terms of our office leases range from one to nine years. Total rent expense under operating leases was $6.2 million during the two months ended December 31, 2002, $35.4 million during the ten months ended October 31, 2002, $41.6 million during 2001 and $25.4 million during 2000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Commitments and Contingencies — (Continued)

      For years subsequent to December 31, 2002, future minimum payments for all operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

2003	$31,008
2004	29,164
2005	25,839
2006	21,614
2007	20,076
Thereafter	52,424

$180,125

      Motorola Commitments. In August 2000, we entered into agreements with Motorola, Inc. under which Motorola provides us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. We have also agreed to provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase equipment utilizing an alternate technology. In addition, if Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. These agreements also contain other purchase commitments that, if not met, subject us to payments based on a percentage of the commitment shortfall. We met our commitment for 2000 of $230.0 million. We did not meet our $230.0 million purchase commitment for 2001, resulting in the payment of $8.0 million to Motorola during 2001 based on the shortfall of purchases. During 2001, we and Motorola amended the infrastructure purchase agreements to reduce our purchase commitments to $75.0 million for each of 2002 and 2003. We did not meet our $75.0 million purchase commitment for 2002, resulting in the payment of $1.4 million to Motorola during 2002. The maximum payment pursuant to commitment shortfall provisions under these agreements for 2003 is $1.1 million.

      Brazilian Contingencies. Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases Nextel Brazil’s petitions have been denied and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing certain non-tax related claims. Additionally, Nextel Brazil has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates. Nextel Brazil believes it has appropriately reserved for probable losses related to these tax and non-tax matters in accordance with SFAS No. 5. Additionally, we estimate the range of possible losses related to these tax and non-tax matters to be between $27.0 million and $31.0 million. From time to time, Nextel Brazil may also receive additional tax assessment or claim notices of a similar nature. Although we cannot currently reasonably estimate a range of possible losses relating to these unasserted assessments or claims, we continue to evaluate the likelihood of possible losses, if any.

      Mexican Tax Contingencies. On December 31, 2001, the Mexican Congress created a new tax on the revenues of telecommunications companies. Nextel Mexico, along with several other telecommunications companies in Mexico, is currently disputing this tax. The guidance received from legal counsel in Mexico related to the expected outcome of this dispute had been inconclusive. In order to minimize potential penalties and interest upon resolution of this dispute, Nextel Mexico chose to remit to the tax authorities the new tax on

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Commitments and Contingencies — (Continued)

some components of revenue for which it anticipated an unfavorable resolution, and withhold payment on other components believed to have a greater likelihood of a favorable resolution. In November 2002, the Mexican tax authority confirmed that Nextel Mexico’s interconnection services were exempt from payment under the telecommunications tax. The tax authority also stated that, in its opinion, dispatch, paging and value added services were taxable services and had no applicable exceptions. As a result of this decision, during the fourth quarter of 2002, Nextel Mexico recognized $14.3 million in revenue, which represents the balance that it had previously accrued as a tax contingency for interconnect services from January 2002 through November 2002. In addition, Nextel Mexico is no longer accruing taxes specifically related to interconnection services. However, because the Mexican tax authority did not exempt other telecommunications services, Nextel Mexico is continuing to accrue and pay taxes related to these services while legal proceedings continue while it disputes this tax in court. The final outcome and related timing of the resolution of this dispute is uncertain.

      Legal Proceedings. We are subject to claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these pending claims or legal actions will have a material effect on our business or results of operation. In addition, some of our competitors and others are currently challenging in administrative or judicial proceedings the validity of some of our licenses or the scope of services we provide under those licenses, particularly in Mexico and Chile. While we believe that our licenses are valid and that our services are within the scope of our licenses, any revocation of our licenses or limitation of our services would adversely affect our business.

13.     Capital Stock

      In connection with our emergence from Chapter 11 reorganization on November 12, 2002, we:

•	filed a Restated Certificate of Incorporation authorizing an aggregate of 100,000,000 shares of new common stock, par value $0.001 per share, one share of special director preferred stock, par value $1.00 per share and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share;

•	cancelled all shares of our preferred stock, common stock and other equity interests that existed prior to November 12, 2002; and

•	issued 20,000,000 shares of our new common stock and one share of our special director preferred stock.

      Common Stock. Holders of our new common stock are entitled to one vote per share on all matters submitted for action by the stockholders and share equally, share for share, if dividends are declared on the common stock. If our Company is partially or completely liquidated, dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock are entitled to share ratably in the net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock. There are no redemption or sinking fund provisions applicable to the common stock. As of December 31, 2002, there were 20,000,000 shares of our common stock outstanding.

      Special Director Preferred Stock. Motorola Credit Corporation is the holder of our special director preferred stock. The special director preferred stock gives Motorola Credit Corporation the right to nominate, elect, remove and replace a single member of our board of directors, provided that at the time any such action is taken, Motorola Credit Corporation must be the holder of a majority in principal amount of the aggregate indebtedness outstanding under our international Motorola equipment financing facility and our Brazil Motorola equipment financing facility. If Motorola Credit Corporation’s debt position falls below a majority interest, it will lose its right to nominate, elect, remove or replace a member of our board of directors. The special director preferred stock has no dividend rights or other economic value, except for a liquidation value equal to the par value of the stock. In addition, the special director preferred stock has no voting rights, except

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Capital Stock — (Continued)

as described above and as may be required by applicable law and except that the Certificate of Incorporation may not be amended, altered or appealed so as to change the number of directorships without the affirmative vote of the holder of special director preferred stock. As of December 31, 2002, there was one share of our special director preferred stock outstanding.

      Undesignated Preferred Stock. Our board of directors has the authority to issue undesignated preferred stock of one or more series and in connection with the creation of such series, to fix by resolution the designation, voting powers, preferences and relative, participating, optional and other special rights of such series, and the qualifications, limitations and restrictions thereof. As of December 31, 2002, we had not issued any shares of undesignated preferred stock.

      Common Stock Reserved for Issuance. As of December 31, 2002, under our employee stock option plan, we had reserved for future issuance 2,222,222 shares of our common stock.

      The following is a discussion of capital stock transactions that occurred prior to our reorganization:

      Stock Splits and Reclassification. On June 12, 2000, we increased the number of authorized shares of our common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split.

      On October 23, 2000, we amended our charter to authorize 2,160,037,500 shares of capital stock, reclassified our no par value common stock into class A and class B common stock, par value $0.001 per share, and converted our outstanding common stock to class B common stock, enabling us to complete a 3-for-2 common stock split. Our authorized capital stock as of that date consisted of:

•	1,500,000,000 shares of class A common stock, par value $0.001 per share;

•	650,000,000 shares of class B common stock, par value $0.001 per share;

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share;

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

      Information for the ten months ended October 31, 2002 and years ended December 31, 2001 and 2000 presented throughout these financial statements and related notes has been adjusted to reflect both the 4-for-1 common stock split and the 3-for-2 common stock split.

      Preferred Stock Issuance and Conversion. Our series A preferred stock was issued at an original liquidation preference of $100,000 per share and thereafter, the liquidation preference on the series A preferred stock accreted at an annual rate equal to 13.625%. Except as required by law, the holders of the series A preferred stock were not entitled to receive dividends or other distributions. We had the right at any time to redeem the series A preferred stock in full (or with the consent of the holder of the affected shares of series A preferred stock, in part) at a redemption price equal to 100% of the accreted liquidation preference thereof on the redemption date.

      On April 4, 2000, we received an advance of $77.7 million from Unrestricted Subsidiary Funding Company, or USF Company, a wholly owned subsidiary of Nextel Communications. This advance was received in connection with our anticipated purchase of Motorola International’s equity interests in Nextel Peru and Nextel Brazil and the Chilean specialized mobile radio companies, as discussed in Note 5. On June 2, 2000, we issued 777 shares of our series A preferred stock to USF Company as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A preferred stock to USF Company in exchange for cash proceeds of $150.0 million.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.     Capital Stock — (Continued)

      Under a stock exchange agreement between us and USF Company, on June 12, 2000, we exchanged all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time for 49,682,088 shares of our class B common stock based on the accreted value of the series A preferred stock at that date of $587.9 million. Before June 12, 2000, the series A preferred stock was not exchangeable for common stock.

      On June 29, 2000, we issued an additional 2,150 shares of our series A preferred stock to USF Company in exchange for cash proceeds of $215.0 million. On December 8, 2000, we issued 853 shares of our series A preferred stock to USF Company to satisfy our tax liability incurred on the exchange of our stock in Clearnet for stock in TELUS to Nextel Communications and we issued 2,500 additional shares to USF Company in exchange for cash proceeds of $250.0 million. Under a separate stock exchange agreement dated December 8, 2000, shares of the series A preferred stock issued as of that date, plus dividends accreted to the time of exchange, were exchangeable into shares of our class B common stock at the option of the holder of those shares of series A preferred stock at any time between June 30, 2001 and December 1, 2002.

      On April 25, 2001, we issued 2,500 shares of our series A exchangeable redeemable preferred stock to USF Company for cash proceeds of $250.0 million. On July 16, 2001, we issued another 2,500 shares of our series A exchangeable redeemable preferred stock to USF Company for another $250.0 million in cash.

14.  Employee Stock and Benefit Plans

      NII Holdings Employee Stock Option Plans. Pursuant to our Revised Third Amended Joint Plan of Reorganization, on November 12, 2002 we adopted the 2002 Management Incentive Plan for the benefit of our employees and directors. The Management Incentive Plan provides equity and equity-related incentives to non-affiliate directors, officers or key employees of, and consultants to, our Company up to a maximum of 2,222,222 shares of common stock, subject to adjustments. The Management Incentive Plan provides for the issuance of options for the purchase of shares of common stock, as well as grants of shares of common stock where the recipient’s rights may vest upon the fulfillment of specified performance targets or the recipient’s continued employment by our Company for a specified period, or in which the recipient’s rights may be subject to forfeiture upon a termination of employment. The Management Incentive Plan also provides for the issuance to non-affiliate directors, officers or key employees of, and consultants to, our Company of stock appreciation rights whose value is tied to the market value per share, as defined in the Management Incentive Plan, of the common stock, and performance units that entitle the recipients to payments upon the attainment of specified performance goals.

      On November 12, 2002, our Board of Directors approved the grant of options to officers, directors and employees to purchase 2,219,100 shares of our new common stock. Thirty percent of the options vested on the grant date, thirty percent will vest in November 2003, thirty percent will vest in November 2004 and the remaining ten percent will vest in November 2005, all subject to certain conditions.

      In connection with our Revised Third Amended Joint Plan of Reorganization, on November 12, 2002 our NII Holdings, Inc. 1997 Employee Stock Option Plan and Nextel International, Inc. Incentive Equity Plan were terminated and all options issued under the plans were cancelled. The following is a description of those plans:

      In June 1997, our board of directors adopted the Nextel International, Inc. 1997 Employee Stock Option Plan, under which eligible employees participated. Generally, options outstanding under this plan:

•	were granted at fair value, based on periodic valuations of NII Holdings in accordance with the terms of the plan;

•	vested monthly over a four year service period; and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.  Employee Stock and Benefit Plans — (Continued)

•	expired ten years subsequent to the award date.

      In addition, holders of shares of our class B common stock issued upon the exercise of options under the 1997 Employee Stock Option Plan were entitled to put rights which, subject to some conditions, required us to repurchase those shares from them.

      On June 12, 2000, our board of directors ratified the Nextel International, Inc. Incentive Equity Plan that was adopted by the plan administration committee on May 25, 2000. The plan provided for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to NII Holdings’ nonaffiliate directors, officers, including officers who were members of the board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock could have been at prices equal to or greater than market price on the date of grant. Generally, options outstanding under this plan vested over a four year service period and expired ten years subsequent to the award.

      On May 7, 2001, our plan administration committee approved the grant of options to our employees under our incentive equity plan. These options vested over a three-year period, with 50% vesting on the first anniversary of the grant date, 25% vesting on the second anniversary of the grant date and 25% vesting on the third anniversary of the grant date.

      A summary of the activity under our stock option plans is as follows:

		Weighted Average
Predecessor Company	Options	Exercise Price

Outstanding, December 31, 1999	11,890,014	$3.39
Granted	11,952,750	10.85
Exercised	(1,014,198)	1.70
Canceled	(144,939)	6.78

Outstanding, December 31, 2000	22,683,627	7.35
Granted	9,129,875	5.00
Exercised	—	—
Canceled	(2,826,876)	5.97

Outstanding, December 31, 2001	28,986,626	6.75
Granted	—	—
Exercised	—	—
Terminated	(28,986,626)	6.75

Outstanding, October 31, 2002	—	—

Exercisable, December 31, 2000	8,065,443	3.06

Exercisable, December 31, 2001	9,294,575	3.30

		Weighted Average
Successor Company	Options	Exercise Price

Outstanding, October 31, 2002	—	$—
Granted	2,219,100	2.50
Exercised	—	—
Canceled	—	—

Outstanding, December 31, 2002	2,219,100	2.50

Exercisable, December 31, 2002	665,730	2.50

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.  Employee Stock and Benefit Plans — (Continued)

      As of December 31, 2002, the weighted average life remaining of outstanding stock options was 9.9 years.

      We did not grant any options during the ten months ended October 31, 2002. All options that we granted during the two months ended December 31, 2002 and the year ended December 31, 2001 had an exercise price equal to the fair value at the date of grant. The weighted average exercise price and weighted average fair value of options granted during the two months ended December 31, 2002, and the years ended December 31, 2001 and December 31, 2000 are as follows:

	Weighted Average	Weighted Average
	Exercise Price of	Fair Value of
	Options Granted	Options Granted

Options granted during the two months ended December 31, 2002	$2.50	$1.67
Options granted during the year ended December 31, 2001	5.00	2.98
Options granted during the year ended December 31, 2000 with exercise price equal to fair value	11.83	6.45
Options granted during the year ended December 31, 2000 with exercise price less than fair value	4.01	4.32

      Nextel Communications Employee Stock Option Plan. Some of our employees participate in the Nextel Communications, Inc. Incentive Equity Plan. Generally, non-qualified stock options outstanding under this Plan:

•	are granted at prices equal to the market value of Nextel Communications’ stock on the grant date;

•	vest ratably over a four year service period; and

•	expire ten years subsequent to the award date.

      If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel Communications, then that holder’s unvested options will immediately vest or otherwise become payable, subject to certain limits.

      In connection with our emergence from Chapter 11 reorganization on November 12, 2002, we are no longer a wholly-owned subsidiary of Nextel Communications and our employees are no longer considered employees of Nextel Communications. As a result, vesting of all options granted by Nextel Communications to our employees ceased upon our emergence and all unvested options were cancelled. In addition, all options granted by Nextel Communications to our employees after November 12, 1998 that were vested on November 12, 2002 are exercisable only until November 12, 2003.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.  Employee Stock and Benefit Plans — (Continued)

      A summary of the activity under the Nextel Communications, Inc. Incentive Equity Plan related to our employees is as follows:

		Weighted Average
Predecessor Company	Options	Exercise Price

Outstanding, December 31, 1999	2,196,742	$15.04
Granted	2,117,499	61.53
Transferred	1,190,217	32.14
Exercised	(1,201,564)	12.06
Canceled	(382,720)	21.35

Outstanding, December 31, 2000	3,920,174	38.13
Granted	—	—
Transferred	139,209	28.71
Exercised	(62,884)	12.23
Canceled	(255,661)	50.37

Outstanding, December 31, 2001	3,740,838	37.34
Granted	—	—
Transferred	(126,463)	29.78
Exercised	(30,000)	7.56
Canceled	(1,309,822)	49.84

Outstanding, October 31, 2002	2,274,553	30.93

Exercisable, December 31, 2000	623,089	15.04

Exercisable, December 31, 2001	1,619,594	27.40

		Weighted Average
Successor Company	Options	Exercise Price

Outstanding, October 31, 2002	2,274,553	$30.93
Granted	—	—
Transferred	—	—
Exercised	(95,000)	11.80
Canceled	(155,000)	22.10

Outstanding, December 31, 2002	2,024,553	32.51

Exercisable, December 31, 2002	2,024,553	32.51

      Following is a summary of the status of employee stock options outstanding and exercisable as of December 31, 2002:

	Options Outstanding and Exercisable

Exercise Price		Weighted Average	Weighted Average
Range	Shares	Life Remaining	Exercise Price

$ 6.75 – 11.41	265,799	6.15 years	$8.63
13.64 – 35.13	1,009,482	5.94 years	17.19
42.69 – 61.94	749,272	7.13 years	61.61

	2,024,553

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.  Employee Stock and Benefit Plans — (Continued)

      Fair Value Disclosures. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following assumptions:

	2002	2001	2000

Expected stock price volatility	83%	66%	51 – 57%
Risk-free interest rate	2.68%	4.85%	6.10 – 6.84%
Expected life in years	5	5	5
Expected dividend yield	0.00%	0.00%	0.00%

      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models such as the Black-Scholes model require the input of highly subjective assumptions, including the expected stock price volatility. Because stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, we believe that the existing models do not necessarily provide a reliable single measure of the fair value of the stock options. The weighted average estimated fair value of the stock options granted during the two months ended December 31, 2002 was $1.67, during the year ended December 31, 2001 was $2.98 and during the year ended December 31, 2000 was $10.11.

      Generally, our stock options are non-transferable, except to family members or by will, as provided for in the Management Incentive Plan, and the actual value of the stock options that a recipient may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. Since our new common stock did not begin trading publicly until November 21, 2002, we based our assumptions for stock price volatility on the historical variance of weekly closing prices of Nextel Communications’ class A common stock.

      Employee Benefit Plan. Until October 31, 2002, some of our officers and employees were eligible to participate in Nextel Communications’ defined contribution plan established pursuant to section 401(k) of the Internal Revenue Code. Participants were allowed to contribute up to 15% of their compensation and be fully vested over four years of employment. We provided a matching contribution of 100% of the first 4% of salary contributed by the employee. Effective with our emergence from Chapter 11 reorganization, our officers and employees are no longer eligible to participate in Nextel Communications’ defined contribution plan.

      Our contributions were about $251,000 during the ten months ended October 31, 2002, $304,000 during 2001 and $70,000 during 2000.

      Effective January 1, 2003, we implemented a defined contribution plan established pursuant to section 401(k) of the Internal Revenue Code under which some of our officers and employees are eligible to participate. Participants may contribute up to 15% of their compensation and be fully vested over four years of employment. We provide a matching contribution of 100% of the first 4% of salary contributed by the employee.

15.  Related Party Transactions

Transactions with Nextel Communications, Inc.

      In connection with our emergence from Chapter 11 reorganization, on November 12, 2002 Nextel Communications purchased, through a rights offering, $50.9 million new notes of NII Holdings (Cayman) and 5,696,521 shares of the common stock that we issued, together with 1,422,167 shares of common stock that we issued to Nextel Communications in connection with the cancellation of NII Holdings’ senior redeemable notes and in satisfaction of claims by Nextel Communications under our 1997 tax sharing

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Related Party Transactions — (Continued)

agreement. As a result, Nextel Communications owned about 35.6% of our issued and outstanding shares of new common stock as of December 31, 2002.

      The following are descriptions of other significant transactions consummated with Nextel Communications on November 12, 2002 under our confirmed plan of reorganization.

          New Spectrum Use and Build-Out Agreement

      On November 12, 2002, we and Nextel Communications entered into a new spectrum use and build-out agreement. Under this agreement, certain of our subsidiaries committed to complete the construction of our network in the Baja region of Mexico, in exchange for proceeds from Nextel Communications of $25.0 million and $25.0 million that Nextel Communications placed in escrow to be disbursed as costs are incurred in connection with the build-out. The balance of the escrowed funds will be disbursed at the earlier of 18 months or completion of the build-out.

          Tax Cooperation Agreement with Nextel Communications

      We had a tax sharing agreement with Nextel Communications, dated January 1, 1997, which was in effect through November 11, 2002. On November 12, 2002, we terminated the tax sharing agreement and entered into a tax cooperation agreement with Nextel Communications under which we and Nextel Communications agreed to retain, for 20 years following the effective date of our plan of reorganization, books, records, accounting data and other information related to the preparation and filing of consolidated tax returns filed for Nextel Communications’ consolidated group.

          Amended and Restated Overhead Services Agreement with Nextel Communications

      We had an overhead services agreement with Nextel Communications in effect through November 11, 2002. On November 12, 2002, we entered into an amended and restated overhead services agreement, under which Nextel Communications will provide us, for agreed upon service fees, certain (i) information technology services, (ii) payroll and employee benefit services, (iii) procurement services, (iv) engineering and technical services, (v) marketing and sales services, and (vi) accounts payable services. Either we or Nextel Communication can terminate one or more of the other services at any time with 30 days advance notice. Effective January 1, 2003, we no longer use Nextel Communications’ payroll and employee benefit services, procurement services or accounts payable services.

      We periodically reimburse Nextel Communications for costs incurred under the overhead services agreements, which totaled $0.1 million during the two months ended December 31, 2002, $2.0 million during the ten months ended October 31, 2002, $4.0 million during 2001, and $1.4 million during 2000. We also reimburse Nextel Communications for some vendor payments made on our behalf. As of December 31, 2002, our total liability due to Nextel Communications was $0.9 million, while as of December 31, 2001, it was $31.8 million, which consisted primarily of amounts due under the tax sharing agreement we had with Nextel Communications and reimbursements for vendor payments made on our behalf.

          Third Amended and Restated Trademark License Agreement with Nextel Communications, Inc.

      On November 12, 2002, we entered into a third amended and restated trademark license agreement with Nextel Communications, which superseded a previous trademark license agreement. Under the new agreement, Nextel Communications granted to us an exclusive, royalty-free license to use within Latin America, excluding Puerto Rico, certain trademarks, including but not limited to the mark “Nextel”. The license agreement continues indefinitely unless terminated by Nextel Communications upon 60 days notice if we commit one of several specified defaults and fail to cure the default within a 60 day period.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Related Party Transactions — (Continued)

Standstill Agreement

      As part of our Revised Third Amended Joint Plan of Reorganization, we, Nextel Communications and certain of our noteholders entered into a Standstill Agreement, pursuant to which (i) Nextel Communications and its affiliates agreed not to purchase (or take any other action to acquire) any of our equity securities, or other securities convertible into our equity securities, that would result in Nextel Communications and its affiliates holding, in the aggregate, more than 49.9% of the equity ownership of us on a fully diluted basis without prior approval of a majority of the non-Nextel Communications members of the Board of Directors and (ii) we agreed not to take any action that would cause Nextel Communications to hold more than 49.9% of the common equity of us on a fully diluted basis.

Transactions with Motorola, Inc.

      We have a number of important strategic and commercial relationships with Motorola. We purchase handsets and accessories and a substantial portion of our digital mobile network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of digital mobile network equipment manufactured by Motorola. We have minimum purchase commitments under these agreements that if not met subject us to payments based on a percentage of the commitment shortfall. We also have various equipment agreements with Motorola. Through October 2002, and 2001 and 2000, we also had handset financing agreements with Motorola. We and Motorola have agreed to warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair and training and are reimbursed for costs we incur under various marketing and promotional arrangements.

      Our purchases from Motorola during the two months ended December 31, 2002, the ten months ended October 31, 2002, and the years ended December 31, 2001 and 2000 consisted of the following:

	Successor	Predecessor Company
	Company
	Two Months	Ten Months
	Ended	Ended	Year Ended December 31,
	December 31,	October 31,
	2002	2002	2001	2000

	(in thousands)
Digital infrastructure equipment	$1,228	$16,272	$200,371	$368,141
Handsets	18,708	93,670	186,463	146,796
Software maintenance	2,676	9,550	9,148	1,353
Training	24	174	1,120	635

	$22,636	$119,666	$397,102	$516,925

      Accounts payable due to Motorola as of December 31, 2002 and 2001 are as follows:

	Successor	Predecessor
	Company	Company
	December 31,	December 31,
	2002	2001

	(in thousands)	(in thousands)
Deferred handset financing obligations	$44,812	$93,802
Equipment purchases	4,441	11,573
Other	2,026	2,695

Total due to Motorola	$51,279	$108,070

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Related Party Transactions — (Continued)

      In addition, we had $328.2 million and $417.8 million in debt due to Motorola Credit Corporation as of December 31, 2002 and 2001. As further discussed in Note 4, on November 12, 2002, as part of our plan of reorganization, we entered into a new master equipment financing agreement and a new equipment financing agreement with Motorola Credit Corporation. We also repaid $56.7 million in outstanding principal plus accrued interest to Motorola Credit Corporation under our international Motorola incremental equipment financing facility.

16.     Segment Information

      We operate in four reportable segments: (1) Mexico, (2) Brazil, (3) Peru and (4) Argentina. The operations of all other businesses that fall below the reporting thresholds are included in the “Corporate and other” segment below. The Corporate and other segment includes our Chilean operating companies, which we purchased in May and August of 2000, and the corporate entity that held our equity investment in Japan and our investment in Canada prior to our sale of those investments during the fourth quarter of 2001. We evaluate performance of these segments and allocate resources to them based on earnings before interest, taxes, depreciation and amortization and other charges, such as reorganization items and impairment, restructuring and other charges.

					Corporate	Intercompany
	Mexico	Brazil	Peru	Argentina	and other	Eliminations	Consolidated

	(in thousands)
Successor Company — Two Months Ended December 31, 2002

Operating revenues	$95,682	$21,990	$14,729	$10,727	$239	$(89)	$143,278

Segment earnings (losses)	41,060	4,663	3,195	2,821	(4,442)	—	47,297
Depreciation and amortization	(10,256)	(263)	(323)	(212)	(367)	346	(11,075)

Operating income (loss)	30,804	4,400	2,872	2,609	(4,809)	346	36,222
Interest expense	(1,447)	(5,747)	(252)	(172)	(3,788)	937	(10,469)
Interest income	270	1,178	6	16	1,264	(937)	1,797
Foreign currency transaction (losses) gains, net	(409)	1,422	624	285	34	(599)	1,357
Other (expense) income, net	(1,456)	(950)	6,983	(60)	(6,074)	—	(1,557)

Income (loss) from continuing operations before income tax	$27,762	$303	$10,233	$2,678	$(13,373)	$(253)	$27,350

Capital expenditures from continuing operations	$16,195	$1,547	$4,269	$1,932	$586	$—	$24,529

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Segment Information — (Continued)

					Corporate	Intercompany
	Mexico	Brazil	Peru	Argentina	and other	Eliminations	Consolidated

	(in thousands)
Predecessor Company — Ten Months Ended October 31, 2002

Operating revenues	$351,556	$152,780	$68,011	$63,790	$1,361	$(403)	$637,095

Segment earnings (losses)	101,381	13,650	18,474	12,465	(23,796)	—	122,174
Impairment, restructuring and other charges	—	(695)	(23)	(8,542)	(6,548)	—	(15,808)
Depreciation and amortization	(43,648)	(9,977)	(5,068)	(2,231)	(5,733)	1,680	(64,977)

Operating income (loss)	57,733	2,978	13,383	1,692	(36,077)	1,680	41,389
Interest expense	(2,921)	(32,458)	(2,253)	(9,485)	(128,245)	23,783	(151,579)
Interest income	438	22,579	30	167	8,378	(27,664)	3,928
Foreign currency transaction losses, net	(17,194)	(27,669)	(1,030)	(137,820)	(22)	599	(183,136)
Reorganization items, net	(46,814)	(33,658)	(31,030)	(4,112)	2,281,829	14,008	2,180,223
Gain on extinguishment of debt, net	—	—	—	—	101,598	—	101,598
Other (expense) income, net	(3,071)	(3,703)	(530)	(1,954)	340	—	(8,918)

(Loss) income from continuing operations before income tax	$(11,829)	$(71,931)	$(21,430)	$(151,512)	$2,227,801	$12,406	$1,983,505

Capital expenditures from continuing operations	$100,651	$20,521	$12,883	$12,190	$1,971	$—	$148,216

Predecessor Company — Year Ended December 31, 2001

Operating revenues	$289,335	$171,138	$64,952	$135,320	$2,240	$(539)	$662,446

Segment earnings (losses)	15,933	(67,310)	5,370	2,390	(44,152)	—	(87,769)
Impairment, restructuring and other charges	(433,945)	(679,440)	(171,590)	(262,541)	(33,648)	—	(1,581,164)
Depreciation and amortization	(67,106)	(73,026)	(26,117)	(44,507)	(8,724)	918	(218,562)

Operating loss	(485,118)	(819,776)	(192,337)	(304,658)	(86,524)	918	(1,887,495)
Interest expense	(6,398)	(15,885)	(4,270)	(13,474)	(279,344)	22,143	(297,228)
Interest income	1,153	26,011	129	662	20,161	(34,869)	13,247
Realized losses on investments	—	—	—	—	(151,291)	—	(151,291)
Equity in gains of unconsolidated affiliates	—	—	—	—	9,640	—	9,640
Foreign currency transaction gains (losses), net	1,816	(62,590)	573	(1)	(1,228)	148	(61,282)
Other (expense) income, net	(954)	(5,690)	(765)	(2,601)	5,829	—	(4,181)

Loss from continuing operations before income tax	$(489,501)	$(877,930)	$(196,670)	$(320,072)	$(482,757)	$(11,660)	$(2,378,590)

Capital expenditures from continuing operations	$213,191	$244,310	$75,354	$93,674	$14,918	$(12,726)	$628,721

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16.     Segment Information — (Continued)

					Corporate	Intercompany
	Mexico	Brazil	Peru	Argentina	and other	Eliminations	Consolidated

	(in thousands)
Predecessor Company — Year Ended December 31, 2000

Operating revenues	$112,327	$103,815	$28,469	$79,127	$590	$—	$324,328

Segment losses	(28,860)	(43,106)	(10,004)	(14,633)	(33,073)	—	(129,676)
Depreciation and amortization	(33,090)	(54,266)	(15,099)	(43,317)	(7,632)	362	(153,042)

Operating loss	(61,950)	(97,372)	(25,103)	(57,950)	(40,705)	362	(282,718)
Interest expense	(4,372)	(24,289)	(4,584)	(17,218)	(219,768)	32,488	(237,743)
Interest income	426	19,778	174	1,611	23,381	(23,254)	22,116
Realized gain on investment	—	—	—	—	239,467	—	239,467
Equity in losses of unconsolidated affiliates	—	—	—	—	(33,328)	—	(33,328)
Foreign currency transaction losses, net	(55)	(9,595)	(224)	—	(797)	—	(10,671)
Minority interest in losses of subsidiaries	—	3,721	2,783	—	—	—	6,504
Other (expense) income, net	(2,086)	(349)	191	(379)	8,874	—	6,251

Loss from continuing operations before income tax	$(68,037)	$(108,106)	$(26,763)	$(73,936)	$(22,876)	$9,596	$(290,122)

Capital expenditures from continuing operations	$184,737	$248,257	$52,724	$96,988	$10,379	$(5,800)	$587,285

Successor Company — December 31, 2002

Property, plant and equipment, net	$207,922	$4,433	$12,668	$4,599	$241	$345	$230,208

Identifiable assets	$534,931	$73,353	$63,428	$39,576	$137,284	$345	$848,917

Predecessor Company — October 31, 2002

Property, plant and equipment, net	$195,984	$3,181	$8,486	$2,651	$—	$—	$210,302

Identifiable assets	$514,573	$70,901	$58,698	$32,982	$151,408	$—	$828,562

Predecessor Company — December 31, 2001

Property, plant and equipment, net	$243,424	$40,004	$33,869	$31,392	$17,001	$(15,689)	$350,001

Identifiable assets	$514,198	$157,137	$98,200	$134,662	$633,386	$(293,163)	$1,244,420

Predecessor Company — December 31, 2000

Property, plant and equipment, net	$306,385	$418,439	$96,401	$185,332	$69,008	$(5,438)	$1,070,127

Identifiable assets	$774,580	$878,160	$210,311	$355,042	$1,204,934	$(229,801)	$3,193,226

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Quarterly Financial Data (Unaudited)

				Fourth

				Predecessor	Successor
				Company	Company
	Predecessor Company			One Month	Two Months
				Ended	Ended
	First	Second	Third	October 31	December 31

	(in thousands, except per share amounts)
2002
Total consolidated operating revenues as previously reported	$199,081	$193,930	$191,067
Less: discontinued operating revenues of Nextel Philippines	(4,313)	(3,761)	(3,433)

Total consolidated operating revenues from continuing operations	$194,768	$190,169	$187,634	$64,524	$143,278

Total consolidated operating income as previously reported	$2,405	$6,917	$19,212
Less: discontinued operating loss (income) of Nextel Philippines	953	(101)	557

Total consolidated operating income from continuing operations	$3,358	$6,816	$19,769	$11,446	$36,222

(Loss) income attributable to common stockholders	$(154,549)	$(236,617)	$(36,329)	$2,382,538	$42,566

(Loss) income per share attributable to common stockholders, basic	$(0.57)	$(0.88)	$(0.13)	$8.81	$2.13

(Loss) income per share attributable to common stockholders, diluted	$(0.57)	$(0.88)	$(0.13)	$8.81	$2.01

	Predecessor Company

	First	Second	Third	Fourth

2001
Total consolidated operating revenues as previously reported	$139,156	$160,661	$186,002	$193,776
Less: discontinued operating revenues of Nextel Philippines	(3,851)	(4,180)	(4,198)	(4,920)

Total consolidated operating revenues from continuing operations	$135,305	$156,481	$181,804	$188,856

Total consolidated operating loss as previously reported	$(89,717)	$(91,379)	$(235,318)	$(1,664,900)
Less: discontinued operating loss of Nextel Philippines	7,516	7,053	148,053	31,197

Total consolidated operating loss from continuing operations	$(82,201)	$(84,326)	$(87,265)	$(1,633,703)

Loss attributable to common stockholders	$(167,264)	$(213,879)	$(551,718)	$(1,564,460)

Loss per share attributable to common stockholders, basic and diluted	$(0.62)	$(0.79)	$(2.04)	$(5.79)

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.     Quarterly Financial Data (Unaudited) — (Continued)

      Operating revenues and operating income for the two months ended December 31, 2002 include a $14.3 million non-recurring item related to the favorable partial resolution of a telecommunications tax in Mexico as discussed in Note 12.

      As described in Note 1, during the one month ended October 31, 2002, we recognized about $2.3 billion in reorganization items, net, in connection with our emergence from Chapter 11 on November 12, 2002 and the application of fresh-start accounting, and a $101.6 million gain on the extinguishment of our Argentina credit facilities.

      As described in Note 2, effective November 1, 2002, we changed our method of accounting for revenues and costs recognized from digital handset sales.

      Other significant events that occurred during the one month ended October 31, 2002 and two months ended December 31, 2002, including the sale of Nextel Philippines, are described in Notes 1, 4 and 5.

      The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

18.     Subsequent Events

      Communication Towers Sale-Leaseback. On December 10, 2002, we announced the signing of a definitive agreement with American Tower Corporation for the sale and leaseback by certain of our subsidiaries of at least 535 communication towers in Mexico and Brazil for an aggregate purchase price of $100.0 million. Rental payments on such communication towers will be made in local currency. The transaction will close in stages subject to customary closing conditions. American Tower has also agreed to acquire, build or co-locate up to 250 additional cell sites to our incremental network build-out, of which at least 100 cell sites must be co-locations on American Tower’s existing towers. The remaining 150 cell sites, if not co-located on American Tower’s existing towers, will be part of a build-to-suit program, which is expected to be completed over the next three years. As a result of provisions in the sale-leaseback agreement that provide for some continuing involvement by us, we will account for the sale as a financing arrangement and not recognize a gain or loss from the sale. We will maintain the communication tower assets on our books and continue to depreciate them. We will treat the proceeds received as a financing obligation that will be repaid through monthly rent payments.

      The first closing occurred on December 17, 2002 under which Nextel Mexico sold 140 towers for proceeds of $26.2 million. Since we present the accounts of our foreign operating companies utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries, the proceeds from the sale of towers are not reflected in our year-end cash balance.

      During 2003, additional tower sale-leaseback closings occurred as follows:

•	in January 2003, Nextel Mexico sold an additional 83 towers for $15.5 million in proceeds;

•	in February 2003, Nextel Brazil sold 64 towers for $8.6 million in proceeds; and

•	in March 2003, Nextel Mexico sold an additional 33 towers for $6.2 million in proceeds.

      Interest Rate Swap. In February 2003, we entered into an interest rate swap agreement to hedge the variability of future cash flows associated with our $225.0 million variable interest rate international Motorola equipment financing facility. Under the interest rate swap, we agreed to exchange the difference between the variable LIBOR-based interest rate and a fixed rate, based on a notional amount of $225.0 million. The interest rate swap will fix the amount of interest expense associated with our Motorola facility commencing on

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.     Subsequent Events — (Continued)

June 30, 2003 and continuing over the life of the facility based on a fixed rate of about 7.99% per year. We expect that the interest rate swap will qualify for cash flow hedge accounting under SFAS No. 133.

19.  Parent Company and Condensed Consolidating Financial Information

      In preparing our condensed consolidating financial information, we present our non-guarantor subsidiary of Nextel Mexico using the equity method. Accordingly, our consolidated financial statements do not agree to our condensed consolidating financial information.

SUCCESSOR COMPANY CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2002
(in thousands)

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)(1)	Subsidiaries(2)	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$9,811	$122,499	$81,156	$17,695	$—	$231,161
Accounts receivable, net	56	—	94,168	6,729	—	100,953
Handset and accessory inventory	—	—	15,255	2,699	—	17,954
Prepaid expenses and other	3	—	37,578	5,944	—	43,525

Total current assets	9,870	122,499	228,157	33,067	—	393,593
Property, plant and equipment, net	115	—	225,115	4,633	345	230,208
Investments in and advances to affiliates	93,768	89,463	434,180	—	(488,750)	128,661
Intangible assets, net	154	—	51,585	2,682	—	54,421
Other assets	41,014	2,756	48,311	704	(69,796)	22,989

	$144,921	$214,718	$987,348	$41,086	$(558,201)	$829,872

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$74	$—	$25,011	$2,011	$—	$27,096
Accrued expenses and other	26,919	750	106,513	14,881	—	149,063
Deferred revenues	—	—	20,629	134	—	20,763
Accrued interest	—	—	2,587	—	—	2,587
Due to related parties	16,560	42,581	344,315	122,409	(492,155)	33,710

Total current liabilities	43,553	43,331	499,055	139,435	(492,155)	233,219
Long-term debt	—	173,964	258,193	—	—	432,157
Deferred income taxes	154	—	3,964	269	—	4,387
Deferred revenues and other	9,800	—	58,895	—	—	68,695

Total liabilities	53,507	217,295	820,107	139,704	(492,155)	738,458

Total stockholders’ equity (deficit)	91,414	(2,577)	167,241	(98,618)	(66,046)	91,414

	$144,921	$214,718	$987,348	$41,086	$(558,201)	$829,872

(1)	NII Holdings (Cayman), Ltd. is the issuer of our senior secured discount notes due 2009. See Note 4.

(2)	Represents our subsidiaries that have provided guarantees of the obligations of NII Holdings (Cayman), Ltd. under our senior secured discount notes due 2009. See Note 4.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.  Parent Company and Condensed Consolidating Financial Information — (Continued)

SUCCESSOR CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Two Months Ended December 31, 2002
(in thousands)

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$130,010	$10,966	$(89)	$140,887
Operating expenses
Cost of revenues	—	—	45,866	3,721	(89)	49,498
Selling, general and administrative	4,037	—	35,102	4,676	—	43,815
Depreciation and amortization	13	—	9,938	224	(346)	9,829

	4,050	—	90,906	8,621	(435)	103,142

Operating (loss) income	(4,050)	—	39,104	2,345	346	37,745

Other income (expense)
Interest expense	(105)	(3,655)	(7,230)	(176)	937	(10,229)
Interest income	574	221	1,817	16	(937)	1,691
Foreign currency transaction gains, net	27	—	1,660	293	(599)	1,381
Equity in income (losses) of affiliates	17,764	—	(1,679)	—	(17,764)	(1,679)
Other (expense) income, net	(6,147)	—	4,575	13	—	(1,559)

	12,113	(3,434)	(857)	146	(18,363)	(10,395)

Income (loss) from continuing operations before income tax provision	8,063	(3,434)	38,247	2,491	(18,017)	27,350
Income tax provision	(4,224)	—	(120)	(105)	—	(4,449)

Net income (loss) from continuing operations	3,839	(3,434)	38,127	2,386	(18,017)	22,901
Discontinued operations:
Income (loss) from operations of Nextel Philippines	38,727	—	(847)	(5,071)	(13,144)	19,665
Income tax (provision) benefit	—	—	—	—	—	—

Income (loss) from discontinued operations	38,727	—	(847)	(5,071)	(13,144)	19,665

Net income (loss)	$42,566	$(3,434)	$37,280	$(2,685)	$(31,161)	$42,566

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.  Parent Company and Condensed Consolidating Financial Information — (Continued)

SUCCESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Two Months Ended December 31, 2002
(in thousands)

	NII Holdings,	NII Holdings
	Inc.	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of period	$25,493	$120,655	$69,052	$15,822	$—	$231,022
Cash flows (used in) from operating activities	(14,475)	1,844	34,701	2,769	—	24,839
Cash flows used in investing activities	(1,207)	—	(23,211)	(1,975)	1,379	(25,014)
Cash flows from financing activities	—	—	531	848	(1,379)	—
Effect of exchange rate changes on cash and cash equivalents	—	—	83	231	—	314

Cash and cash equivalents, end of period	$9,811	$122,499	$81,156	$17,695	$—	$231,161

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.  Parent Company and Condensed Consolidating Financial Information — (Continued)

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

For the Ten Months Ended October 31, 2002
(in thousands)

	NII Holdings,	NII Holdings
	Inc.	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$563,926	$65,151	$(403)	$628,674

Operating expenses
Cost of revenues	—	—	231,412	21,568	(403)	252,577
Selling, general and administrative	21,581	—	198,451	32,657	—	252,689
Impairment, restructuring and other charges	6,375	—	779	8,654	—	15,808
Depreciation and amortization	4,596	—	53,539	2,307	(1,680)	58,762

	32,552	—	484,181	65,186	(2,083)	579,836

Operating (loss) income	(32,552)	—	79,745	(35)	1,680	48,838

Other income (expense)
Interest expense	(128,187)	—	(36,957)	(9,512)	23,783	(150,873)
Interest income	7,133	—	23,740	174	(27,664)	3,383
Reorganization items, net	2,282,672	—	(111,502)	(4,955)	14,008	2,180,223
Gain on extinguishment of debt, net	—	—	101,598	—	—	101,598
Foreign currency transaction losses, net	(28)	—	(45,680)	(137,813)	599	(182,922)
Equity in losses of affiliates	(159,226)	—	(7,782)	—	159,226	(7,782)
Other income (expense), net	19	—	(7,408)	(1,571)	—	(8,960)

	2,002,383	—	(83,991)	(153,677)	169,952	1,934,667

Income (loss) from continuing operations before income tax provision	1,969,831	—	(4,246)	(153,712)	171,632	1,983,505
Income tax provision	(14,788)	—	(10,884)	(513)	—	(26,185)

Net income (loss) from continuing operations	1,955,043	—	(15,130)	(154,225)	171,632	1,957,320
Discontinued operations:
Loss from operations of Nextel Philippines	—	—	—	(14,219)	12,194	(2,025)
Income tax provision	—	—	—	(252)	—	(252)

Loss from discontinued operations	—	—	—	(14,471)	12,194	(2,277)

Net income (loss)	$1,955,043	$—	$(15,130)	$(168,696)	$183,826	$1,955,043

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.  Parent Company and Condensed Consolidating Financial Information — (Continued)

PREDECESSOR COMPANY CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

For the Ten Months Ended October 31, 2002
(in thousands)

	NII Holdings,	NII Holdings
	Inc.	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of period	$194,810	$—	$40,359	$15,081	$—	$250,250
Cash flows (used in) from operating activities	(40,958)	(2,685)	125,418	21,712	—	103,487
Cash flows used in investing activities	(97,244)	—	(187,973)	(23,341)	95,101	(213,457)
Cash flows (used in) from financing activities	(31,115)	123,340	93,393	20,793	(95,101)	111,310
Effect of exchange rate changes on cash and cash equivalents	—	—	(2,145)	(18,423)	—	(20,568)

Cash and cash equivalents, end of period	$25,493	$120,655	$69,052	$15,822	$—	$231,022

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.  Parent Company and Condensed Consolidating Financial Information — (Continued)

PREDECESSOR COMPANY CONDENSED CONSOLIDATING BALANCE SHEET

As of December 31, 2001
(in thousands)

	NII Holdings,	NII Holdings
	Inc.	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	(Parent)	(Issuer)(1)	Subsidiaries(2)	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$194,810	$—	$40,359	$15,081	$—	$250,250
Restricted cash	80,867	—	3,174	—	—	84,041
Accounts receivable, net	2,764	—	92,815	21,201	—	116,780
Handset and accessory inventory	—	—	15,908	8,578	—	24,486
Prepaid expenses and other	628	—	52,288	21,540	—	74,456

Total current assets	279,069	—	204,544	66,400	—	550,013
Property, plant and equipment, net	13,815	—	320,483	31,392	(15,689)	350,001
Investments in and advances to affiliates	384,719	—	793,842	—	(1,042,041)	136,520
Intangible assets, net	—	—	45,057	9,085	—	54,142
Other assets	35,538	—	349,418	42,166	(277,474)	149,648

	$713,141	$—	$1,713,344	$149,043	$(1,335,204)	$1,240,324

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$27,820	$—	$84,203	$17,726	$—	$129,749
Accrued expenses and other	27,873	—	98,571	45,613	—	172,057
Deferred revenues	—	—	40,874	9,192	—	50,066
Accrued interest	47,470	—	8,620	2,041	—	58,131
Due to related parties	31,800	—	326,382	188,189	(410,545)	135,826
Current portion of long-term debt	2,456,329	—	100,000	108,815	—	2,665,144

Total current liabilities	2,591,292	—	658,650	371,576	(410,545)	3,210,973
Long-term debt	—	—	—	—	—	—
Deferred income taxes	—	—	14,393	741	—	15,134
Deferred revenues and other	—	—	30,415	5,952	—	36,367

Total liabilities	2,591,292	—	703,458	378,269	(410,545)	3,262,474
Total stockholders’ (deficit) equity	(1,878,151)	—	1,009,886	(229,226)	(924,659)	(2,022,150)

	$713,141	$—	$1,713,344	$149,043	$(1,335,204)	$1,240,324

(1)	NII Holdings (Cayman), Ltd. is the issuer of our senior secured discount notes due 2009. See Note 4.

(2)	Represents our subsidiaries that have provided guarantees of the obligations of NII Holdings (Cayman), Ltd. under our senior secured discount notes due 2009. See Note 4.

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2001
(in thousands)

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$520,563	$137,319	$(539)	$657,343

Operating expenses
Cost of revenues	1,055	—	266,206	56,574	(299)	323,536
Selling, general and administrative	39,365	—	300,138	81,666	(240)	420,929
Impairment, restructuring and other charges	1,695	—	1,284,975	294,494	—	1,581,164
Depreciation and amortization	4,768	—	161,441	46,738	(918)	212,029

	46,883	—	2,012,760	479,472	(1,457)	2,537,658

Operating loss	(46,883)	—	(1,492,197)	(342,153)	918	(1,880,315)

Other income (expense)
Interest expense	(279,342)	—	(24,632)	(13,476)	22,143	(295,307)
Interest income	16,229	—	30,060	705	(34,869)	12,125
Foreign currency transaction losses, net	—	—	(60,392)	(1,229)	148	(61,473)
Realized losses on investments	(137,067)		(14,224)	—	—	(151,291)
Equity in (losses) income of affiliates	(1,884,196)	—	2,064	—	1,884,196	2,064
Other income (expense), net	5,999	—	(7,622)	(2,770)	—	(4,393)

	(2,278,377)	—	(74,746)	(16,770)	1,871,618	(498,275)

Loss from continuing operations before income tax (provision) benefit	(2,325,260)	—	(1,566,943)	(358,923)	1,872,536	(2,378,590)
Income tax (provision) benefit	(28,062)	—	89,903	6,909	—	68,750

Net loss from continuing operations	(2,353,322)	—	(1,477,040)	(352,014)	1,872,536	(2,309,840)
Discontinued operations:
Loss from operations of Nextel Philippines	—	—	—	(177,213)	6,878	(170,335)
Income tax provision	—	—	—	(17,146)	—	(17,146)

Loss from discontinued operations	—	—	—	(194,359)	6,878	(187,481)

Net loss	$(2,353,322)	$—	$(1,477,040)	$(546,373)	$1,879,414	$(2,497,321)

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2001
(in thousands)

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of year	$56,712	$—	$377,763	$39,232	$—	$473,707
Cash flows (used in) from operating activities	(109,788)	—	20,014	(42,227)	—	(132,001)
Cash flows used in investing activities	(255,010)	—	(920,333)	(137,530)	776,683	(536,190)
Cash flows from financing activities	502,896	—	564,406	155,394	(776,683)	446,013
Effect of exchange rate changes on cash and cash equivalents	—	—	(1,491)	212	—	(1,279)

Cash and cash equivalents, end of year	$194,810	$—	$40,359	$15,081	$—	$250,250

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2000
(in thousands)

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$244,108	$79,717	$—	$323,825

Operating expenses
Cost of revenues	81	—	142,016	36,546	—	178,643
Selling, general and administrative	32,488	—	183,603	58,894	—	274,985
Depreciation and amortization	3,297	—	103,484	46,245	(362)	152,664

	35,866	—	429,103	141,685	(362)	606,292

Operating loss	(35,866)	—	(184,995)	(61,968)	362	(282,467)

Other income (expense)
Interest expense	(219,769)	—	(33,245)	(17,217)	32,488	(237,743)
Interest income	3,852	—	39,870	1,626	(23,254)	22,094
Realized gains on investments	239,467	—	—	—	—	239,467
Foreign currency transaction losses, net	—	—	(9,983)	(809)	—	(10,792)
Equity in losses of affiliates	(342,051)	—	(108)	—	308,723	(33,436)
Minority interest in losses of subsidiaries	—	—	6,504	—	—	6,504
Other income (expense), net	9,283	—	(2,254)	(778)	—	6,251

	(309,218)	—	784	(17,178)	317,957	(7,655)

Loss from continuing operations before income tax (provision) benefit	(345,084)	—	(184,211)	(79,146)	318,319	(290,122)
Income tax (provision) benefit	(72,122)	—	5,272	(810)	—	(67,660)

Net loss from continuing operations	(417,206)	—	(178,939)	(79,956)	318,319	(357,782)
Discontinued operations:
Loss from operations of Nextel Philippines	—	—	—	(59,973)	—	(59,973)
Income tax benefit	—	—	—	549	—	549

Loss from discontinued operations	—	—	—	(59,424)	—	(59,424)

Net loss	$(417,206)	$—	$(178,939)	$(139,380)	$318,319	$(417,206)

NII HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

PREDECESSOR COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2000
(in thousands)

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of year	$21,953	$—	$66,087	$11,988	$—	$100,028
Cash flows used in operating activities	(26,996)	—	(129,851)	(54,919)	—	(211,766)
Cash flows used in investing activities	(1,327,401)	—	(685,901)	(82,927)	1,317,547	(778,682)
Cash flows from financing activities	1,389,156	—	1,124,095	165,090	(1,317,547)	1,360,794
Effect of exchange rate changes on cash and cash equivalents	—	—	3,333	—	—	3,333

Cash and cash equivalents, end of year	$56,712	$—	$377,763	$39,232	$—	$473,707

NII HOLDINGS, INC. AND SUBSIDIARIES

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at	Allowance of	Charged to	Deductions	Balance at
	Beginning of	Acquired	Costs and	and Other	End
	Period	Companies(1)	Expenses	Adjustments(2)	of Period

Two Months Ended December 31, 2002
Allowance for doubtful accounts	$10,659	$—	$634	$(4,150)	$7,143

Reserve for inventory obsolescence	$5,669	$—	$149	$(280)	$5,538

Valuation allowance for deferred tax assets	$738,122	$—	$13,753	$(305,033)	$446,842

Ten Months Ended October 31, 2002
Allowance for doubtful accounts	$24,277	$—	$17,484	$(31,102)	$10,659

Reserve for inventory obsolescence	$9,370	$—	$3,884	$(7,585)	$5,669

Valuation allowance for deferred tax assets	$787,556	$—	$(158,191)	$108,757	$738,122

Accrued restructuring charges	$406	$—	$7,933	$(8,339)	$—

Year Ended December 31, 2001
Allowance for doubtful accounts	$22,163	$—	$40,902	$(38,788)	$24,277

Reserve for inventory obsolescence	$8,240	$—	$1,441	$(311)	$9,370

Valuation allowance for deferred tax assets	$395,272	$—	$411,793	$(19,509)	$787,556

Accrued restructuring charges	$—	$—	$5,230	$(4,824)	$406

Year Ended December 31, 2000
Allowance for doubtful accounts	$8,815	$6,221	$16,115	$(8,988)	$22,163

Reserve for inventory obsolescence	$4,368	$507	$3,632	$(267)	$8,240

Valuation allowance for deferred tax assets	$243,228	$—	$154,970	$(2,926)	$395,272

(1)	Represents allowance of majority-owned subsidiaries acquired during the year ended December 31, 2000.

(2)	Includes the impact of foreign currency translation adjustments and, for the two months ended December 31, 2002, the elimination of amounts related to Nextel Philippines.

Report of Independent Accountants

To the Board of Directors and Shareholders

of NII Holdings, Inc.

      We have reviewed the accompanying condensed consolidated balance sheet of NII Holdings, Inc. and its subsidiaries as of June 30, 2003, and the related condensed consolidated statements of operations and comprehensive income and of changes in stockholders’ equity for each of the three-month and six-month periods ended June 30, 2003 and the condensed consolidated statement of cash flows for the six-month period ended June 30, 2003. These interim financial statements are the responsibility of the Company’s management.

      We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

      Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ PRICEWATERHOUSECOOPERS LLP

McLean, Virginia

August 7, 2003

NII HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2003 and December 31, 2002
(in thousands)

	June 30,	December 31,
	2003	2002

	Unaudited
ASSETS
Current assets
Cash and cash equivalents	$306,564	$231,161
Accounts receivable, less allowance for doubtful accounts of $10,293 and $7,143	112,494	100,953
Handset and accessory inventory, net	17,957	17,954
Prepaid expenses and other	74,890	45,535

Total current assets	511,905	395,603
Property, plant and equipment, net of accumulated depreciation of $31,947 and $5,038	327,022	230,208
Intangible assets, net of accumulated amortization of $25,284 and $6,429	179,743	200,098
Other assets	22,443	23,008

Total assets	$1,041,113	$848,917

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other	$211,795	$176,736
Deferred revenues	27,297	20,763
Accrued interest	4,771	2,587
Due to related parties	55,669	52,178

Total current liabilities	299,532	252,264
Long-term debt, including $370,347 and $365,991 due to related parties	513,104	432,157
Deferred income taxes	4,288	4,387
Other long-term liabilities	106,942	68,695

Total liabilities	923,866	757,503
Commitments and contingencies (Note 4)
Stockholders’ equity
Common stock, 20,531 shares issued and outstanding — 2003, 20,000 shares issued and outstanding — 2002	21	20
Paid-in capital	50,505	49,178
Retained earnings	93,622	42,566
Accumulated other comprehensive loss	(26,901)	(350)

Total stockholders’ equity	117,247	91,414

Total liabilities and stockholders’ equity	$1,041,113	$848,917

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)
For the Six and Three Months Ended June 30, 2003 (Successor Company) and 2002 (Predecessor Company)
(in thousands, except per share amounts)
Unaudited

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating revenues
Service and other revenues	$409,431	$369,187	$214,834	$182,164
Digital handset and accessory revenues	19,913	15,750	11,117	8,005

	429,344	384,937	225,951	190,169

Operating expenses
Cost of service (exclusive of depreciation included below)	100,343	103,137	54,458	51,674
Cost of digital handset and accessory sales	58,785	52,089	30,538	25,522
Selling, general and administrative	150,455	166,928	78,444	76,082
Impairment, restructuring and other charges	—	14,721	—	9,499
Depreciation	19,135	31,833	10,489	17,581
Amortization	18,750	6,055	9,283	2,995

	347,468	374,763	183,212	183,353

Operating income	81,876	10,174	42,739	6,816

Other income (expense)
Interest expense	(30,923)	(137,189)	(17,003)	(57,380)
Interest income	5,228	2,623	3,295	1,051
Reorganization items, net	—	(124,861)	—	(124,861)
Foreign currency transaction gains (losses), net	14,966	(139,508)	26,128	(65,258)
Other expense, net	(7,046)	(3,931)	(5,080)	(1,929)

	(17,775)	(402,866)	7,340	(248,377)

Income (loss) from continuing operations before income tax provision	64,101	(392,692)	50,079	(241,561)
Income tax provision	(13,045)	(8,892)	(8,442)	(3,495)

Net income (loss) from continuing operations	51,056	(401,584)	41,637	(245,056)
Discontinued operations
Income from operations of Nextel Philippines	—	11,008	—	9,029
Income tax provision	—	(590)	—	(590)

Income from discontinued operations	—	10,418	—	8,439

Net income (loss)	$51,056	$(391,166)	$41,637	$(236,617)

Net income (loss) from continuing operations per common share, basic	$2.52	$(1.49)	$2.04	$(0.91)
Net income from discontinued operations per common share, basic	—	0.04	—	0.03

Net income (loss) per common share, basic	$2.52	$(1.45)	$2.04	$(0.88)

Net income (loss) from continuing operations per common share, diluted	$2.39	$(1.49)	$1.94	$(0.91)
Net income from discontinued operations per common share, diluted	—	0.04	—	0.03

Net income (loss) per common share, diluted	$2.39	$(1.45)	$1.94	$(0.88)

Weighted average number of common shares outstanding, basic	20,272	270,382	20,391	270,382

Weighted average number of common shares outstanding, diluted	21,406	270,382	21,484	270,382

Comprehensive income (loss), net of income tax
Foreign currency translation adjustment	$(21,240)	$47,740	$(1,957)	$21,608
Unrealized loss on cash flow hedge	(5,311)	—	(3,589)	—

Other comprehensive (loss) income	(26,551)	47,740	(5,546)	21,608
Net income (loss)	51,056	(391,166)	41,637	(236,617)

	$24,505	$(343,426)	$36,091	$(215,009)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Six Months Ended June 30, 2003
(in thousands)
Unaudited

					Accumulated
	Common Stock				Other
			Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total

Balance, January 1, 2003	20,000	$20	$49,178	$42,566	$(350)	$91,414
Net income	—	—	—	51,056	—	51,056
Other comprehensive loss	—	—	—	—	(26,551)	(26,551)
Exercise of stock options	531	1	1,327	—	—	1,328

Balance, June 30, 2003	20,531	$21	$50,505	$93,622	$(26,901)	$117,247

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2003 (Successor Company) and 2002 (Predecessor Company)
(in thousands)
Unaudited

	Successor	Predecessor
	Company	Company

	June 30,	June 30,
	2003	2002

Cash flows from operating activities
Net income (loss)	$51,056	$(391,166)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of debt financing costs and accretion of senior discount notes	12,201	67,475
Depreciation and amortization	37,885	37,986
Provision for losses on accounts receivable	5,101	15,158
Foreign currency transaction (gains) losses, net	(14,966)	130,461
Reorganization items, net	—	124,311
Impairment, restructuring and other charges	—	7,968
Deferred income tax benefit	(99)	(632)
Other, net	1,733	3,452
Change in assets and liabilities:
Accounts receivable	(20,108)	10,865
Handset and accessory inventory	(2,275)	8,689
Prepaid expenses and other assets	(21,584)	13,177
Current liabilities	34,809	(3,758)
Other long-term liabilities	20,045	2,603
Proceeds from spectrum sharing agreement with Nextel Communications	9,315	—

Net cash provided by operating activities	113,113	26,589

Cash flows from investing activities
Capital expenditures	(102,037)	(130,827)
Payments for acquisitions, purchases of licenses and other	(57)	(719)

Net cash used in investing activities	(102,094)	(131,546)

Cash flows from financing activities
Proceeds from stock option exercises	1,328	—
Proceeds from towers financing transactions	66,938	—
Transfers to restricted cash	(7,810)	—
Repayments to Nextel Communications, net	—	(12,130)
Repayments under long-term credit facilities and other	—	(8,044)

Net cash provided by (used in) financing activities	60,456	(20,174)

Effect of exchange rate changes on cash and cash equivalents	3,928	331

Net increase (decrease) in cash and cash equivalents	75,403	(124,800)
Cash and cash equivalents, beginning of period	231,161	250,250

Cash and cash equivalents, end of period	$306,564	$125,450

The accompanying notes are an integral part of these condensed consolidated financial statements.

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

Unaudited

Note 1. Basis of Presentation

      Our unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission. While they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements, they reflect all adjustments that, in the opinion of management, are necessary for a fair presentation of the results for interim periods. All adjustments made were normal recurring accruals.

      You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes contained in our 2002 annual report on Form 10-K and our quarterly report on Form 10-Q for the quarter ended March 31, 2003. You should not expect results of operations of interim periods to be an indication of the results for a full year.

      We refer to our results for 2002 that occurred prior to our emergence from reorganization as those of the “Predecessor Company” and results for 2003 as those of the “Successor Company.” As a result of our emergence from reorganization and the application of fresh-start accounting in accordance with American Institute of Certified Public Accountants Statement of Position, or SOP, 90-7, “Financial Reporting for Entities in Reorganization Under the Bankruptcy Code” on October 31, 2002, our condensed consolidated financial statements for periods ended subsequent to October 31, 2002 have been prepared for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying values not comparable with that of the Predecessor Company.

      Restricted Cash. Other assets include $7.8 million of restricted cash as of June 30, 2003, which primarily represents cash held in escrow as collateral for our interest rate swap (see Note 2). Restricted cash is not available to fund any of the cash needs of NII Holdings or any of our subsidiaries.

      Accumulated Other Comprehensive Loss. The components of our accumulated other comprehensive loss as of June 30, 2003 and December 31, 2002 are as follows:

	June 30,	December 31,
	2003	2002

	(in thousands)
Cumulative foreign currency translation adjustment	$(21,590)	$(350)
Unrealized loss on cash flow hedge	(5,311)	—

	$(26,901)	$(350)

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

          Supplemental Cash Flow Information.

	Successor	Predecessor
	Company	Company

	Six Months Ended
	June 30,

	2003	2002

	(in thousands)
Capital expenditures
Cash paid for capital expenditures, including capitalized interest	$102,037	$130,827
Changes in capital expenditures accrued and unpaid or financed	15,017	(26,804)

	117,054	104,023
Capital expenditures from discontinued operations	—	(1,168)

Capital expenditures from continuing operations	$117,054	$102,855

Interest costs
Interest expense	$30,923	$137,189
Interest capitalized	3,513	5,116

	$34,436	$142,305

Cash paid for interest, net of amounts capitalized
Cash paid for interest expensed, net of amounts capitalized	$11,541	$24,651
Cash paid for prepaid interest	2,550	5,770

	$14,091	$30,421

Cash paid for reorganization items included in operating activities, net of $152 in interest income in 2002	$2,503	$1,423

Cash paid for income taxes	$17,000	$600

      Net Income (Loss) Per Share, Basic and Diluted. Basic net income (loss) per share includes no dilution and is computed by dividing the net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share reflects the potential dilution of securities that could participate in our earnings. As presented for the six and three months ended June 30, 2002, our basic and diluted net income (loss) per share is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares, including shares issuable upon exercise of stock options, since their effect would be antidilutive to our net loss.

      The following table provides a reconciliation of the numerators and denominators used to calculate basic and diluted net income per share as disclosed in our consolidated statements of operations and comprehensive income (loss) for the six and three months ended June 30, 2003:

	Six Months Ended June 30, 2003			Three Months Ended June 30, 2003

	Income	Shares	Per Share	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

	(in thousands, except per share data)
Basic net income per share:
Net income	$51,056	20,272	$2.52	$41,637	20,391	$2.04

Effect of dilutive securities:
Stock options	—	1,134		—	1,093

Diluted net income per share:
Net income	$51,056	21,406	$2.39	$41,637	21,484	$1.94

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

      Stock-Based Compensation. As of June 30, 2003, we had one stock-based employee compensation plan. We account for this plan under the recognition and measurement principles of Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and net income (loss) per share if we had applied the fair value recognition provisions of Statement of Financial Accounting Standards, or SFAS, No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Standard No. 123,” to stock-based employee compensation.

	Successor	Predecessor	Successor	Predecessor
	Company	Company	Company	Company

	Six Months Ended		Three Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(in thousands, except per share data)
Net income (loss), as reported	$51,056	$(391,166)	$41,637	$(236,617)
Deduct:
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(361)	(14,346)	(181)	(7,173)

Pro forma net income (loss)	$50,695	$(405,512)	$41,456	$(243,790)

Net income (loss) per share:
Basic — as reported	$2.52	$(1.45)	$2.04	$(0.88)

Basic — pro forma	$2.50	$(1.50)	$2.03	$(0.90)

Diluted — as reported	$2.39	$(1.45)	$1.94	$(0.88)

Diluted — pro forma	$2.37	$(1.50)	$1.93	$(0.90)

      Adoption of SFAS No. 142. In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that we no longer amortize goodwill and intangible assets with indefinite useful lives, but rather test them for impairment at least annually. It also requires that we continue to amortize intangible assets that have finite lives over their estimated useful lives and that we evaluate their estimated remaining useful lives and residual values each reporting period.

      Effective January 1, 2002, we applied the provisions of SFAS No. 142 to all goodwill and intangible assets recognized on our financial statements at that date. We wrote off the entire balance of our goodwill as of December 31, 2001 and have not recorded any additions to goodwill subsequent to that date. We also determined that our licenses and customer lists have finite useful lives. For these reasons, we have not been required to, and have not performed, an impairment test on our intangible assets subsequent to December 31, 2001. Further, we determined that the estimated remaining useful lives and residual values of our intangible assets did not require adjustments. As a result, the adoption of SFAS No. 142 on January 1, 2002 did not have a material impact on our financial position or results of operations.

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

      Our intangible assets as of June 30, 2003 and December 31, 2002 are as follows:

	June 30, 2003			December 31, 2002

	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
	Value	Amortization	Value	Value	Amortization	Value

	(in thousands)
Amortized intangible assets:
Licenses	$102,993	$(3,953)	$99,040	$102,040	$(1,085)	$100,955
Customer base	86,685	(20,658)	66,027	88,930	(5,179)	83,751
Tradename	15,195	(673)	14,522	15,403	(165)	15,238
Other intangible assets	154	—	154	154	—	154

Total intangible assets	$205,027	$(25,284)	$179,743	$206,527	$(6,429)	$200,098

      Based solely on the carrying amount of amortized intangible assets existing as of June 30, 2003 and current exchange rates, we estimate amortization expense for each of the next five years ending December 31 to be as follows (in thousands):

Estimated
Amortization
Years	Expense

2003	$42,426
2004	47,261
2005	33,196
2006	7,455
2007	7,115

      Actual amortization expense to be reported in future periods could differ from these estimates as a result of changes in exchange rates and other relevant factors. During the six and three months ended June 30, 2003, we did not acquire, dispose of or write-down any goodwill or intangible assets with indefinite useful lives.

      New Accounting Pronouncements. In January 2003, the FASB issued FASB Interpretation, or FIN, No. 46, “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51,” which clarifies the application of Accounting Research Bulletin, or ARB, No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 provides guidance related to identifying variable interest entities (previously known generally as special purpose entities or SPEs) and determining whether such entities should be consolidated. FIN No. 46 must be applied immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003. For those variable interest entities created, or interests in variable interest entities obtained, on or before January 31, 2003, the guidance in FIN No. 46 must be applied in the first fiscal year or interim period beginning after June 15, 2003. The adoption of FIN No. 46 on July 1, 2003 did not have a material impact on our financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies the accounting and reporting for derivative instruments, including embedded derivatives, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group, or DIG, and in other FASB projects or deliberations. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. However, certain issues that have been already

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

cleared by the FASB retain their respective effective dates. The adoption of SFAS No. 149 on July 1, 2003 did not have a material impact on our financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures, in its statement of financial position, certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial instrument embodies the characteristics of an obligation of the issuer. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 on July 1, 2003 did not have a material impact on our financial position or results of operations.

      Prior to January 2000, we recognized sales and the related costs of handsets sold when title and risk of loss passed to the customer. In January 2000, we changed our revenue and handset cost recognition policy in accordance with Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements.” From January 1, 2000 through October 31, 2002, we recognized revenue from handset sales on a straight-line basis over the expected customer relationship period of up to four years, starting when the customer took title. We accounted for the adoption of SAB No. 101 as a change in accounting principle effective January 1, 2000.

      Effective November 1, 2002, in connection with our adoption of fresh-start accounting in accordance with SOP 90-7, we implemented Emerging Issues Task Force, or EITF, Issue No. 00-21, “Accounting for Revenue Arrangement with Multiple Deliverables.” In addition, in connection with our application of the purchase method of accounting, we followed the guidance provided by EITF Issue No. 01-03, “Accounting in a Business Combination for Deferred Revenue of an Acquiree.” As a result of our implementation of EITF Issue No. 00-21, we now recognize all revenue from sales and related cost of sales of handsets when title and risk of loss pass to the customer. EITF Issue No. 01-03 requires an acquiring entity to recognize a liability related to deferred revenue of an acquired entity only if that deferred revenue represents a legal obligation assumed by the acquired entity. Handset sales revenue that we previously deferred under SAB No. 101 did not represent a legal performance obligation because delivery of title and risk of loss of the handset had occurred and no right of return existed. As a result, we did not recognize any deferred revenues or deferred cost of revenues related to prior period handset sales when we applied the purchase method of accounting. Therefore, effective November 1, 2002, we no longer recognize revenues from digital handset sales and an equal amount of cost of revenues that are attributable to handset sales reported in prior periods.

Note 2. Debt

	June 30,	December 31,
	2003	2002

	(in thousands)
13.0% senior secured discount notes due 2009, net of unamortized discount of $64,877 and $76,857.	$115,944	$103,964
International equipment facility	225,000	225,000
Brazil equipment facility	103,193	103,193
Tower financing obligations	68,967	—

	$513,104	$432,157

      Tower Financing Obligations. In December 2002, we announced the signing of a definitive agreement with American Tower Corporation for the sale and leaseback by certain of our subsidiaries of at least 535

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

communication towers in Mexico and Brazil for an aggregate purchase price of $100.0 million. Rental payments on such communication towers are made in local currency. American Tower has also agreed to acquire, build or co-locate up to 250 additional cell sites to our incremental network build-out, of which at least 100 cell sites must be co-locations on American Tower’s existing towers. The remaining 150 cell sites, if not co-located on American Tower’s existing towers, will be part of a build-to-suit program, which is expected to be completed over the next two to three years.

      In connection with this transaction, during the first quarter of 2003, our Mexican operating company sold a total of 223 towers for total proceeds of $41.6 million. In addition, our Brazilian operating company sold 64 towers for $8.6 million in proceeds.

      During the second quarter of 2003, our Mexican operating company sold an additional 78 towers for $14.6 million in proceeds and our Brazilian operating company sold an additional 16 towers for $2.2 million in proceeds.
      Subsequent to the end of the second quarter of 2003, our Mexican operating company sold an additional 64 towers for $12.0 million in proceeds.

      As a result of provisions in the sale-leaseback agreement that provide for continuing involvement by us, we accounted for these tower sales as financing arrangements and therefore did not recognize gains from the sales. We have maintained the tower assets on our balance sheet and continue to depreciate them. We recognized the proceeds received as financing obligations that will be repaid through monthly rent payments over 15 years. Both the proceeds received and rent payments due are denominated in Mexican pesos for the Mexican transactions and in Brazilian reais for the Brazilian transactions. Rent payments are subject to local inflation adjustments. To the extent that American Tower leases these communication towers to third party companies, our base rent and ground rent related to the towers leased are reduced.

      Interest Rate Swap. We use derivative instruments to manage our exposure to changes in interest rates. We do not use derivative instruments for trading or other speculative purposes. The use of derivative instruments exposes us to market risk and credit risk. Market risk is the adverse effect that a change in interest rates has on the value of a financial instrument. We manage market risk associated with our derivative instruments by establishing and monitoring limits on the degree of risk that may be undertaken. This risk is also monitored regularly by senior management. While derivative instruments are subject to fluctuations in values, these fluctuations are generally offset by fluctuations in fair values or cash flows of the underlying hedged items. Credit risk is the risk of loss that the counterparty exposes us to in the event of nonperformance. We mitigate credit risk by dealing only with counterparties that have at least an “A” rating from either Moody’s or Standard & Poor’s, and by setting exposure limits for each approved counterparty. We currently do not hedge assets or liabilities denominated in foreign currencies or foreign currency transactions.

      In February 2003, we entered into an interest rate swap to hedge our exposure to changes in interest rates on our $225.0 million variable interest rate international equipment facility. The interest rate swap hedges the variability in future cash flows of the facility caused by movements in six-month LIBOR. Under the interest rate swap, we agreed to exchange the difference between six-month LIBOR and a fixed interest rate, multiplied by a notional principal amount of $225.0 million. The swap effectively converts our variable rate $225.0 million facility to a fixed rate borrowing at 7.99%.

      The interest rate swap qualifies as a cash flow hedge under SFAS No. 133 because the primary terms, including the principal and notional amount and the interest reset dates, of our Motorola facility and interest rate swap match. The unrealized gain or loss upon measuring the change in the swap at its fair value at each balance sheet date is recorded as a component of other comprehensive income (loss) within stockholders’ equity and either a derivative instrument asset or liability is recorded on the balance sheet. The amount recorded as a component of other comprehensive income (loss) will be reclassified into earnings as an

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

adjustment to interest expense as the forecasted transactions (future interest payments) affect earnings. We recorded a cumulative unrealized loss of $5.3 million, representing the current fair value of the interest rate swap, as a component of other comprehensive income (loss) and a corresponding liability on our consolidated balance sheet as of June 30, 2003.

Note 3. Balance Sheet Details

          Prepaid Expenses and Other.

	June 30,	December 31,
	2003	2002

	(in thousands)
Value added tax receivables, current	$23,711	$16,491
Prepaid income taxes	16,500	—
Prepaid expenses	15,898	11,898
Insurance claims	9,498	—
Advances to suppliers	4,309	4,456
Prepaid interest	2,550	1,984
Other	2,424	10,706

	$74,890	$45,535

          Property, Plant and Equipment.

	June 30,	December 31,
	2003	2002

	(in thousands)
Land	$611	$581
Leasehold improvements	16,306	14,325
Digital network equipment	220,889	153,814
Office equipment, furniture and fixtures and other	42,191	22,901
Less: Accumulated depreciation and amortization	(31,947)	(5,038)

	248,050	186,583
Construction in progress	78,972	43,625

	$327,022	$230,208

          Other Long-Term Liabilities.

	June 30,	December 31,
	2003	2002

	(in thousands)
Tax and other contingencies	$53,939	$33,895
Proceeds from spectrum sharing agreement with Nextel Communications	34,315	25,000
Withholding taxes	9,800	9,800
Interest rate swap	5,311	—
Accrued interest	3,577	—

	$106,942	$68,695

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

Note 4. Contingencies

      Brazilian Contingencies. Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes and import duties based on the classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases Nextel Brazil’s petitions have been denied and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing certain non-tax related claims. Additionally, Nextel Brazil has filed a lawsuit against the Brazilian government disputing the legality of an increase in certain social contribution tax rates. Nextel Brazil believes it has appropriately reserved for probable losses related to these tax and non-tax matters in accordance with SFAS No. 5, “Accounting for Contingencies.” Additionally, we estimate the range of possible losses related to these tax and non-tax matters to be between $45.0 million and $50.0 million. From time to time, Nextel Brazil may also receive additional tax assessment or claim notices of a similar nature. Although we cannot currently reasonably estimate a range of possible losses relating to these unasserted assessments or claims, we continue to evaluate the likelihood of possible losses, if any.

      Mexico Telecommunications Tax Contingencies. On December 31, 2002, the Mexican Congress amended the law regarding the tax on the revenues of telecommunications companies. Therefore, our Mexican operating company initiated a legal proceeding to dispute the 2003 telecom tax with respect to our dispatch, paging and value added services. The guidance received from legal counsel in Mexico related to the expected outcome of this dispute had been inconclusive.

      As part of the 2003 legal proceeding to dispute the 2003 telecom tax, the court suspended our obligation to pay the tax until the case is definitively resolved. In response, our Mexican operating company is not paying the tax, but is reserving the amounts corresponding to the tax for revenue derived from our dispatch, paging and value added services, in order to pay such amount if the court ultimately decides in favor of the government. As of June 30, 2003, accounts payable, accrued expenses and other includes $9.5 million of reserves related to this dispute. The final outcome and related timing of the resolution of this dispute is uncertain.

      With respect to our interconnect services, our legal advisors consider that certain Mexican tax authority’s opinion from November 2002, confirming that such services were exempt from payment of the telecommunications tax is still valid and applicable with respect to the 2003 tax. Consequently, our Mexican operating company is no longer accruing taxes specifically related to revenue derived from such services.

      Legal Proceedings. We are subject to claims and legal actions that may arise in the ordinary course of business. We do not believe that any of these pending claims or legal actions will have a material effect on our business or results of operations. In addition, some of our competitors and others are currently challenging in administrative or judicial proceedings the validity of some of our licenses or the scope of services we provide under those licenses, particularly in Mexico and Chile. While we believe that our licenses are valid and that our services are within the scope of our licenses, any revocation of our licenses or limitation of our services would materially adversely affect our business.

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

Note 5. Segment Reporting

      We operate in four reportable segments: (1) Mexico, (2) Brazil, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the segment reporting thresholds are included in the “Corporate and other” segment below. This segment includes our Chilean operating companies, our corporate operations in the U.S. and our Cayman entity that issued our senior secured discount notes. We evaluate the performance of these segments and provide resources to them based on operating income before depreciation and amortization and impairment, restructuring and other charges, which we refer to as segment earnings. We do not allocate any corporate overhead costs to our reportable segments because these expenses are not provided to or used by our chief operating decision maker in evaluating the performance of these segments.

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
Six Months Ended June 30, 2003 (Successor Company)
Operating revenues	$264,610	$68,767	$49,091	$46,376	$767	$(267)	$429,344

Segment earnings (losses)	$106,505	$6,183	$13,459	$10,537	$(16,923)	$—	$119,761
Depreciation and amortization	(33,386)	(1,368)	(1,313)	(1,863)	(236)	281	(37,885)

Operating income (loss)	73,119	4,815	12,146	8,674	(17,159)	281	81,876
Interest expense	(8,218)	(5,688)	(46)	(1,021)	(16,458)	508	(30,923)
Interest income	1,317	2,152	326	511	1,430	(508)	5,228
Foreign currency transaction (losses) gains, net	(6,496)	21,895	(510)	89	(12)	—	14,966
Other (expense) income, net	(568)	(2,939)	8,281	(867)	(7,462)	(3,491)	(7,046)

Income (loss) from continuing operations before income tax	$59,154	$20,235	$20,197	$7,386	$(39,661)	$(3,210)	$64,101

Capital expenditures from continuing operations	$90,153	$8,397	$7,512	$9,189	$1,803	$—	$117,054

Six Months Ended June 30, 2002 (Predecessor Company)
Operating revenues	$201,983	$97,392	$44,862	$40,066	$852	$(218)	$384,937

Segment earnings (losses)	$55,568	$4,562	$7,777	$10,140	$(15,264)	$—	$62,783
Impairment, restructuring and other charges	—	(695)	(8,542)	(23)	(5,461)	—	(14,721)
Depreciation and amortization	(24,844)	(6,477)	(1,169)	(2,941)	(3,445)	988	(37,888)

Operating income (loss)	30,724	(2,610)	(1,934)	7,176	(24,170)	988	10,174
Interest expense	(3,220)	(20,045)	(5,987)	(1,595)	(119,840)	13,498	(137,189)
Interest income	213	13,878	36	18	5,857	(17,379)	2,623
Reorganization items, net	—	—	—	—	(124,861)	—	(124,861)
Foreign currency transaction (losses) gains, net	(6,509)	946	(134,434)	(168)	171	486	(139,508)
Other expense, net	(901)	(1,356)	(1,416)	(246)	(12)	—	(3,931)

Income (loss) from continuing operations before income tax	$20,307	$(9,187)	$(143,735)	$5,185	$(262,855)	$(2,407)	$(392,692)

Capital expenditures from continuing operations	$67,773	$16,574	$8,724	$9,044	$740	$—	$102,855

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

					Corporate	Intercompany
	Mexico	Brazil	Argentina	Peru	and other	Eliminations	Consolidated

	(in thousands)
Three Months Ended June 30, 2003 (Successor Company)
Operating revenues	$138,176	$35,093	$28,756	$23,683	$377	$(134)	$225,951

Segment earnings (losses)	$56,444	$2,698	$6,995	$4,884	$(8,510)	$—	$62,511
Depreciation and amortization	(17,372)	(812)	(722)	(1,020)	(127)	281	(19,772)

Operating income (loss)	39,072	1,886	6,273	3,864	(8,637)	281	42,739
Interest expense	(4,563)	(3,457)	(46)	(486)	(8,670)	219	(17,003)
Interest income	566	1,548	230	504	666	(219)	3,295
Foreign currency transaction gains (losses), net	7,793	19,761	(1,394)	(37)	5	—	26,128
Other (expense) income, net	(744)	(2,868)	1,089	(792)	(384)	(1,381)	(5,080)

Income (loss) from continuing operations before income tax	$42,124	$16,870	$6,152	$3,053	$(17,020)	$(1,100)	$50,079

Capital expenditures from continuing operations	$41,266	$3,713	$3,261	$3,666	$918	$—	$52,824

Three Months Ended June 30, 2002 (Predecessor Company)
Operating revenues	$104,357	$50,112	$15,220	$20,199	$417	$(136)	$190,169

Segment earnings (losses)	$28,699	$5,859	$3,943	$5,177	$(6,787)	$—	$36,891
Impairment, restructuring and other charges	—	(168)	(7,600)	—	(1,731)	—	(9,499)
Depreciation and amortization	(13,641)	(3,457)	(607)	(1,765)	(1,725)	619	(20,576)

Operating income (loss)	15,058	2,234	(4,264)	3,412	(10,243)	619	6,816
Interest expense	(879)	(4,975)	(3,089)	(792)	(50,173)	2,528	(57,380)
Interest income	167	368	32	12	3,000	(2,528)	1,051
Reorganization items, net	—	—	—	—	(124,861)	—	(124,861)
Foreign currency transaction (losses) gains, net	(6,348)	(2,216)	(57,181)	94	104	289	(65,258)
Other expense, net	(280)	(797)	(769)	(59)	(24)	—	(1,929)

Income (loss) from continuing operations before income tax	$7,718	$(5,386)	$(65,271)	$2,667	$(182,197)	$908	$(241,561)

Capital expenditures from continuing operations	$27,139	$3,400	$1,712	$1,856	$507	$—	$34,614

June 30, 2003
Property, plant and equipment, net	$275,145	$18,212	$20,473	$13,203	$1,818	$(1,829)	$327,022

Identifiable assets	$685,836	$103,206	$67,914	$72,927	$113,059	$(1,829)	$1,041,113

December 31, 2002
Property, plant and equipment, net	$207,922	$4,433	$4,599	$12,668	$241	$345	$230,208

Identifiable assets	$534,931	$73,353	$39,576	$63,428	$137,284	$345	$848,917

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

Note 6. Condensed Consolidating Financial Information

      In preparing our condensed consolidating financial information, we present the non-guarantor subsidiary of our Mexican operating company using the equity method. Accordingly, our unaudited consolidated financial statements do not agree to our unaudited condensed consolidating financial information.

CONDENSED CONSOLIDATING BALANCE SHEET

(Successor Company)
As of June 30, 2003
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)(1)	Subsidiaries(2)	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$7,740	$123,125	$143,241	$32,458	$—	$306,564
Accounts receivable, net	48	112	99,316	13,018	—	112,494
Handset and accessory inventory, net	—	—	15,862	2,095	—	17,957
Prepaid expenses and other	3	—	67,943	4,951	—	72,897

Total current assets	7,791	123,237	326,362	52,522	—	509,912
Property, plant and equipment, net	1,907	—	313,542	13,402	(1,829)	327,022
Investments in and advances to affiliates	126,723	42,311	463,337	—	(506,651)	125,720
Intangible assets, net	154	—	33,212	3,043	—	36,409
Other assets	49,016	86,135	54,285	858	(167,903)	22,391

	$185,591	$251,683	$1,190,738	$69,825	$(676,383)	$1,021,454

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other	$26,753	$664	$163,871	$20,203	$—	$211,491
Deferred revenues	—	—	24,755	2,542	—	27,297
Accrued interest	—	—	4,771	—	—	4,771
Due to related parties	26,326	53,353	118,940	6,327	(168,632)	36,314

Total current liabilities	53,079	54,017	312,337	29,072	(168,632)	279,873
Long-term debt	—	185,945	327,159	—	—	513,104
Deferred income taxes	154	—	3,864	270	—	4,288
Other long-term liabilities	15,111	—	88,600	3,231	—	106,942

Total liabilities	68,344	239,962	731,960	32,573	(168,632)	904,207

Total stockholders’ equity	117,247	11,721	458,778	37,252	(507,751)	117,247

	$185,591	$251,683	$1,190,738	$69,825	$(676,383)	$1,021,454

(1)	NII Holdings (Cayman), Ltd. is the issuer of our senior secured discount notes due 2009.

(2)	This category represents our subsidiaries that have provided guarantees of the obligations of NII Holdings (Cayman), Ltd. under our senior secured discount notes due 2009.

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Successor Company)
For the Six Months Ended June 30, 2003
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$373,294	$49,860	$(267)	$422,887

Operating expenses
Cost of revenues (exclusive of depreciation included below)	—	—	139,429	19,966	(267)	159,128
Selling, general and administrative	15,291	—	110,530	17,594	—	143,415
Depreciation	188	—	18,212	1,016	(281)	19,135
Amortization	—	—	16,078	328	—	16,406

	15,479	—	284,249	38,904	(548)	338,084

Operating (loss) income	(15,479)	—	89,045	10,956	281	84,803

Other income (expense)
Interest expense	—	(14,985)	(15,667)	(90)	508	(30,234)
Interest income	128	738	4,304	328	(508)	4,990
Foreign currency transaction gains (losses), net	—	—	15,487	(523)	—	14,964
Equity in income (losses) of affiliates	66,792	18,653	62,902	—	(151,723)	(3,376)
Other (expense) income, net	(363)	—	(11,475)	8,283	(3,491)	(7,046)

	66,557	4,406	55,551	7,998	(155,214)	(20,702)

Income before income tax provision	51,078	4,406	144,596	18,954	(154,933)	64,101
Income tax provision	(22)	—	(12,373)	(650)	—	(13,045)

Net income	$51,056	$4,406	$132,223	$18,304	$(154,933)	$51,056

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Successor Company)
For the Three Months Ended June 30, 2003
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$194,802	$29,135	$(134)	$223,803

Operating expenses
Cost of revenues (exclusive of depreciation included below)	—	—	71,990	13,140	(134)	84,996
Selling, general and administrative	7,636	—	58,130	9,617	—	75,383
Depreciation	113	—	10,079	578	(281)	10,489
Amortization	—	—	8,186	150	—	8,336

	7,749	—	148,385	23,485	(415)	179,204

Operating (loss) income	(7,749)	—	46,417	5,650	281	44,599

Other income (expense)
Interest expense	—	(7,970)	(8,866)	(75)	219	(16,692)
Interest income	92	355	2,721	230	(219)	3,179
Foreign currency transaction gains (losses), net	—	—	27,516	(1,390)	—	26,126
Equity in income (losses) of affiliates	49,657	21,994	51,387	—	(124,989)	(1,951)
Other (expense) income, net	(363)	—	(4,528)	1,090	(1,381)	(5,182)

	49,386	14,379	68,230	(145)	(126,370)	5,480

Income before income tax provision	41,637	14,379	114,647	5,505	(126,089)	50,079
Income tax provision	—	—	(8,261)	(181)	—	(8,442)

Net income	$41,637	$14,379	$106,386	$5,324	$(126,089)	$41,637

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Successor Company)
For the Six Months Ended June 30, 2003
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of period	$9,811	$122,499	$81,156	$17,695	$—	$231,161
Cash flows (used in) from operating activities	(19,179)	626	115,477	16,189	—	113,113
Cash flows from (used in) investing activities	(1,943)	—	(98,251)	(5,912)	4,012	(102,094)
Cash flows from financing activities	19,051	—	43,806	1,611	(4,012)	60,456
Effect of exchange rate changes on cash and cash equivalents	—	—	1,053	2,875	—	3,928

Cash and cash equivalents, end of period	$7,740	$123,125	$143,241	$32,458	$—	$306,564

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING BALANCE SHEET

(Successor Company)
As of December 31, 2002
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)(1)	Subsidiaries(2)	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets
Cash and cash equivalents	$9,811	$122,499	$81,156	$17,695	$—	$231,161
Accounts receivable, net	56	—	94,168	6,729	—	100,953
Handset and accessory inventory, net	—	—	15,255	2,699	—	17,954
Prepaid expenses and other	3	—	37,578	5,944	—	43,525

Total current assets	9,870	122,499	228,157	33,067	—	393,593
Property, plant and equipment, net	115	—	225,115	4,633	345	230,208
Investments in and advances to affiliates	134,280	89,463	459,182	149	(554,413)	128,661
Intangible assets, net	154	—	51,585	2,682	—	54,421
Other assets	502	2,756	19,176	555	—	22,989

	$144,921	$214,718	$983,215	$41,086	$(554,068)	$829,872

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable, accrued expenses and other	$26,993	$750	$131,524	$16,892	$—	$176,159
Deferred revenues	—	—	20,629	134	—	20,763
Accrued interest	—	—	2,587	—	—	2,587
Due to related parties	16,560	42,581	144,504	122,409	(292,344)	33,710

Total current liabilities	43,553	43,331	299,244	139,435	(292,344)	233,219
Long-term debt	—	173,964	258,193	—	—	432,157
Deferred income taxes	154	—	3,964	269	—	4,387
Other long-term liabilities	9,800	—	58,895	—	—	68,695

Total liabilities	53,507	217,295	620,296	139,704	(292,344)	738,458

Total stockholders’ equity (deficit)	91,414	(2,577)	362,919	(98,618)	(261,724)	91,414

	$144,921	$214,718	$983,215	$41,086	$(554,068)	$829,872

(1)	NII Holdings (Cayman), Ltd. is the issuer of our senior secured discount notes due 2009.

(2)	This category represents our subsidiaries that have provided guarantees of the obligations of NII Holdings (Cayman), Ltd. under our senior secured discount notes due 2009.

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Predecessor Company)
For the Six Months Ended June 30, 2002
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$335,071	$45,716	$(218)	$380,569

Operating expenses
Cost of revenues (exclusive of depreciation included below)	—	—	140,542	14,902	(218)	155,226
Selling, general and administrative	13,592	—	124,047	24,150	—	161,789
Impairment, restructuring and other charges	5,349	—	718	8,654	—	14,721
Depreciation	2,766	—	29,064	991	(988)	31,833
Amortization	—	—	3,641	221	—	3,862

	21,707	—	298,012	48,918	(1,206)	367,431

Operating (loss) income	(21,707)	—	37,059	(3,202)	988	13,138

Other income (expense)
Interest expense	(119,798)	—	(24,331)	(5,987)	13,498	(136,618)
Interest income	4,779	—	14,885	42	(17,379)	2,327
Reorganization items, net	(124,861)	—	—	—	—	(124,861)
Foreign currency transaction gains (losses), net	124	—	(5,704)	(134,385)	486	(139,479)
Equity in losses of affiliates	(130,661)	—	(3,249)	—	130,661	(3,249)
Other expense, net	(1)	—	(2,542)	(1,407)	—	(3,950)

	(370,418)	—	(20,941)	(141,737)	127,266	(405,830)

(Loss) income from continuing operations before income tax benefit (provision)	(392,125)	—	16,118	(144,939)	128,254	(392,692)
Income tax benefit (provision)	959	—	(9,831)	(20)	—	(8,892)

(Loss) income from continuing operations	(391,166)	—	6,287	(144,959)	128,254	(401,584)
Discontinued operations
Income from operations of Nextel Philippines	—	—	—	3,812	7,196	11,008
Income tax provision	—	—	—	(590)	—	(590)

Income from discontinued operations	—	—	—	3,222	7,196	10,418

Net (loss) income	$(391,166)	$—	$6,287	$(141,737)	$135,450	$(391,166)

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

(Predecessor Company)
For the Three Months Ended June 30, 2002
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Operating revenues	$—	$—	$172,124	$15,639	$(136)	$187,627

Operating expenses
Cost of revenues (exclusive of depreciation included below)	—	—	72,056	5,276	(136)	77,196
Selling, general and administrative	6,545	—	59,852	6,759	—	73,156
Impairment, restructuring and other charges	1,619	—	168	7,712	—	9,499
Depreciation	1,383	—	16,234	583	(619)	17,581
Amortization	—	—	2,907	47	—	2,954

	9,547	—	151,217	20,377	(755)	180,386

Operating (loss) income	(9,547)	—	20,907	(4,738)	619	7,241

Other income (expense)
Interest expense	(50,132)	—	(13,095)	(3,088)	9,242	(57,073)
Interest income	1,942	—	8,165	35	(9,242)	900
Reorganization items, net	(124,861)	—	—	—	—	(124,861)
Foreign currency transaction gains (losses), net	86	—	(8,440)	(57,161)	289	(65,226)
Equity in losses of affiliates	(57,418)	—	(549)	—	57,418	(549)
Other expense, net	(1)	—	(1,220)	(772)	—	(1,993)

	(230,384)	—	(15,139)	(60,986)	57,707	(248,802)

(Loss) income before income tax benefit (provision)	(239,931)	—	5,768	(65,724)	58,326	(241,561)
Income tax benefit (provision)	3,314	—	(7,299)	490	—	(3,495)

Loss from continuing operations	(236,617)	—	(1,531)	(65,234)	58,326	(245,056)
Discontinued operations
Income from operations of Nextel Philippines	—	—	—	5,314	3,715	9,029
Income tax provision	—	—	—	(590)	—	(590)

Income from discontinued operations	—	—	—	4,724	3,715	8,439

Net loss	$(236,617)	$—	$(1,531)	$(60,510)	$62,041	$(236,617)

NII HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements — (Continued)

Unaudited

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(Predecessor Company)
For the Six Months Ended June 30, 2002
(in thousands)
Unaudited

		NII Holdings
	NII Holdings,	(Cayman), Ltd.	Guarantor	Non-Guarantor	Intercompany
	Inc. (Parent)	(Issuer)	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash and cash equivalents, beginning of period	$194,811	$—	$40,358	$15,081	$—	$250,250
Cash flows (used in) from operating activities	(20,415)	—	41,114	5,890	—	26,589
Cash flows used in investing activities	(77,881)	—	(113,438)	(17,111)	76,884	(131,546)
Cash flows (used in) from financing activities	(68,086)	—	105,595	19,201	(76,884)	(20,174)
Effect of exchange rate changes on cash and cash equivalents	—	—	9,289	(8,958)	—	331

Cash and cash equivalents, end of period	$28,429	$—	$82,918	$14,103	$—	$125,450

Note 7. Subsequent Events

      On July 29, 2003, we entered into an agreement with Motorola Credit Corporation to retire by September 26, 2003 our $103.2 million Brazil equipment facility plus accrued and unpaid interest at a cost of $86.0 million from the net proceeds of a proposed public offering of shares and retire $100.0 million of the $225.0 million international equipment facility by December 31, 2003. The $100.0 million prepayment of the $225.0 million international equipment facility is a condition to our right to retire the Brazil equipment facility at the aforementioned discount. This discount will not be recognized as a gain in our consolidated financial statements until such time as the $100.0 million prepayment occurs.

      On August 7, 2003, we filed a registration statement to sell 2,000,000 shares of common stock. We intend to use all of the net proceeds to retire the Brazil equipment facility plus accrued and unpaid interest and to fund a portion of the cost to retire $100.0 million of the $225.0 million international equipment facility.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee	$13,827	*
National Association of Securities Dealers Inc. Filing Fee	17,591	*
Printing Expenses	300,000
Accounting Fees and Expenses	200,000
Legal Fees and Expenses	500,000
Miscellaneous Expenses	54,000

Total	$1,085,418

*	Represents actual expenses. All other expenses are estimates.

      Pursuant to a registration rights agreement, we have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of our securities owned by MacKay and covered by prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Item 15.	Indemnification of Directors and Officers

      Article Seven of the Amended and Restated Certificate of Incorporation of NII Holdings provides that, to the fullest extent permitted by the Delaware General Corporation Law, referred to as the DGCL, as it now exists or may hereafter be amended, no director shall be personally liable to the corporation or any of its stockholders for monetary damages for breach of any fiduciary or other duty as a director provided that this provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

      Under Article Seven, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section.

      Section 7.1 of NII Holdings’ bylaws (the “Bylaws”) provides that each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the corporation (and any successor to the corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. Persons who are not directors or officers of the corporation and are not so serving at the request of the corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of the corporation. The indemnification conferred in Section 7.1 also includes the right to be paid by the corporation the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, however, that payment of expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking by or on behalf of such person to repay all amounts so paid in advance if it shall ultimately be determined that such person is not entitled to be so indemnified under Section 7.1.

      Section 7.4 of the Bylaws provides that the corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

      Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 16.	Exhibits

      The following exhibits are filed on behalf of the Registrant as part of this registration statement:

1.1	Form of Underwriting Agreement.*
2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
4.1	Indenture governing the 13% Senior Secured Discount Notes Due 2009 issued by NII Holdings (Cayman), Ltd., dated as of November 12, 2002, among NII Holdings (Cayman), Ltd., the Guarantors named therein and Wilmington Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings Form 10-Q, filed on November 14, 2002, File No. 000-32421).
4.2	Form of 13% Senior Secured Discount Notes (incorporated by reference to Exhibit A to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on November 14, 2002, File No. 000-32421).
5.1	Opinion of Williams Mullen.**
23.1	Consent of Williams Mullen (included in Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.**
24.1	Powers of Attorney.***
99.1	Awareness letter of Pricewaterhouse Coopers LLP.**

*	To be filed.

**	Filed herewith.

***	Previously filed.

Item 17.	Undertakings

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on this 2nd day of September, 2003.

NII HOLDINGS, INC.

By:	/s/ ROBERT J. GILKER

Robert J. Gilker
Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven M. Shindler	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2003

* Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial Officer)	September 2, 2003

* Ricardo Israele	Vice President and Controller (Principal Accounting Officer)	September 2, 2003

* Timothy M. Donahue	Director	September 2, 2003

* Steven P. Dussek	Director	September 2, 2003

* Neal P. Goldman	Director	September 2, 2003

* Carolyn Katz	Director	September 2, 2003

* Donald E. Morgan	Director	September 2, 2003

Signature	Title	Date

* John W. Risner	Director	September 2, 2003

* Charles F. Wright	Director	September 2, 2003

*	Robert J. Gilker, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.

/s/ ROBERT J. GILKER

Robert J. Gilker
Vice President and General Counsel

Date: September 2, 2003

EXHIBIT INDEX

Exhibit No.	Document

1.1	Form of Underwriting Agreement.*
2.1	Revised Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code for NII Holdings and NII Holdings (Delaware), Inc. (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Form 8-K, filed on November 12, 2002, File No. 000-32421).
3.1	Restated Certificate of Incorporation of NII Holdings (incorporated by reference to Exhibit 3.1 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
3.2	Amended and Restated Bylaws of NII Holdings (incorporated by reference to Exhibit 3.2 to NII Holdings’ Current Report on Form 8-K, filed on November 12, 2002).
4.1	Indenture governing the 13% Senior Secured Discount Notes Due 2009 issued by NII Holdings (Cayman), Ltd., dated as of November 12, 2002, among NII Holdings (Cayman), Ltd., the Guarantors named therein and Wilmington Trust Company, as Indenture Trustee (incorporated by reference to Exhibit 4.1 to NII Holdings Form 10-Q, filed on November 14, 2002, File No. 000-32421).
4.2	Form of 13% Senior Secured Discount Notes (incorporated by reference to Exhibit A to Exhibit 4.1 to NII Holdings’ Form 10-Q, filed on November 14, 2002, File No. 000-32421).
5.1	Opinion of Williams Mullen.**
23.1	Consent of Williams Mullen (included in Exhibit 5.1).**
23.2	Consent of Deloitte & Touche LLP.**
24.1	Powers of Attorney.***
99.1	Awareness Letter of PricewaterhouseCoopers LLP**

   * To be filed.

**	Filed herewith.

***	Previously filed.